Exhibit 99.1
The Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Form 10-K") of AXA Equitable Life Insurance Company (the "Company") is being retrospectively recast to reflect the impact on previously filed financial statements and other disclosures therein of actions taken by the Company described in Item 8.01 of the Company's Current Report on Form 8-K to which this Exhibit 99.1 is attached (the "Form 8-K"). The 2016 Form 10-K is revised as follows:

•
The information set forth under the heading “Part II, Item 6. Selected Financial Data” in the 2016 Form 10-K is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 6. Selected Financial Data.”

•
The information set forth under the heading of “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2016 Form 10-K is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading of “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•
The information set forth under the heading of “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in the 2016 Form 10-K is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading of “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”

•
The information set forth under the heading “Part II, Item 8. Financial Statements and Supplementary Data” in the 2016 Form 10-K is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 8. Financial Statements and Supplementary Data.”

•
The information set forth under the heading “Part II, Item 9A. Controls and Procedures” in the 2016 Form 10-K is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 9A. Controls and Procedures.”

•
The information set forth under the heading “Part IV, Item 15. Exhibits and Financial Statement Schedules” in the 2016 Form 10-K is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part IV, Item 15. Exhibits and Financial Statement Schedules.”

Other than as set forth herein, the 2016 Form 10-K remains unchanged. Those sections of the 2016 Form 10-K that have not been revised as set forth herein are not materially impacted by the action taken by the Company described in the Current Report on Form 8-K, including the information set forth under the heading of "Part I, Item 1A. Risk Factors" and "Forward Looking Statements" contained in the 2016 Form 10-K, and are not included in the Form 8-K. Accordingly, the revised information set forth in the Form 8-K should be read in conjunction with the 2016 Form 10-K.

Part II, Item 6.

SELECTED FINANCIAL DATA

The Selected Consolidated Financial Data reflects changes described in Item 8.01 of this Current Report on Form 8-K and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and accompanying notes included elsewhere herein.

	Years Ended December 31,
	2016	2015	2014	2013	2012
	(In millions)
Statements of Income (Loss) Data:
REVENUES
Policy charges and fee income	$3,344	$3,291	$3,150	$3,173	$2,966
Premiums	854	828	847	846	867
Net derivative gains (losses)	(1,163)	(1,075)	3,555	(4,107)	(5,023)
Net investment income (loss)	2,318	2,057	2,210	2,237	2,316
Investment gains (losses), net:
Total other-than-temporary impairment losses	(65)	(41)	(72)	(81)	(96)
Portion of loss recognized in other comprehensive income (loss)	—	—	—	15	2
Net impairment losses recognized	(65)	(41)	(72)	(66)	(94)
Other investment gains (losses), net	81	21	14	(33)	(3)
Total investment gains (losses), net	16	(20)	(58)	(99)	(97)
Investment management and service fees	3,755	3,902	3,900	3,741	3,492
Other income	36	40	30	82	82
Total revenues	$9,160	$9,023	$13,634	$5,873	$4,603

	Years Ended December 31,
	2016	2015	2014	2013	2012
	(In millions)
Statements of Income (Loss) Data continued:
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	$2,745	$2,457	$3,708	$1,957	$2,515
Interest credited to policyholders’ account balances	1,079	973	1,029	1,037	1,070
Compensation and benefits	1,723	1,783	1,739	1,743	1,672
Commissions	1,095	1,111	1,147	1,160	1,248
Distribution related payments	372	394	413	423	367
Amortization of deferred sales commissions		—
Interest expense	16	20	53	88	108
Amortization of deferred policy acquisition costs, net	287	(254)	(350)	74	(331)
Other operating costs and expenses	1,458	1,497	1,668	1,711	1,686
Total benefits and other deductions	8,775	7,981	9,407	8,193	8,335
Income (loss) from operations, before income taxes	385	1,042	4,227	(2,320)	(3,732)
Income tax (expense) benefit	168	23	(1,040)	1,024	1,477
Net income (loss)	553	1,065	3,187	(1,296)	(2,255)
Less: net (income) loss attributable to the noncontrolling interest	(496)	(398)	(382)	(335)	(115)
Net income (loss) Attributable to AXA Equitable	$57	$667	$2,805	$(1,631)	$(2,370)

	December 31,
	2016	2015	2014	2013	2012
	(In millions)
Balance Sheet Data:
Total investments	$58,427	$52,527	$51,783	$45,977	$47,962
Separate Accounts assets	111,403	107,497	111,059	108,857	94,139
Total Assets	204,352	195,361	196,790	184,217	177,699
Policyholders’ account balances	38,825	32,895	31,799	30,366	28,221
Future policy benefits and other policyholders’ liabilities	28,939	28,474	26,864	23,054	27,339
Short-term and long-term debt	513	584	689	468	523
Loans from affiliates	—	—	—	825	1,325
Separate Accounts liabilities	111,403	107,497	111,059	108,857	94,139
Total liabilities	189,504	179,753	180,319	171,166	162,198
Total AXA Equitable’s equity	11,349	12,536	13,487	10,117	13,022
Noncontrolling interest	3,096	3,059	2,967	2,934	2,479
Total equity	$14,445	$15,595	$16,454	$13,051	$15,501

	December 31,
	2016	2015	2014	2013	2012
	(In millions)
Assets Under Management :	$582,709	$566,858	$572,672	$548,594	$519,491

Revision of Prior Period Financial Statements

In 2017, management identified errors in its previous financial statements. These errors primarily related to the calculation of policyholders’ benefit reserves for one of the Company’s variable annuity products with indexed-linked features and the calculation of DAC amortization for certain variable and interest sensitive life products. Management evaluated the impact of these errors both individually and in the aggregate and concluded they were not material to any previously reported annual and quarterly financial statements. In order to improve the consistency and comparability of the financial statements, management has voluntarily revised the consolidated balance sheets as of December 31, 2016, 2015, 2014, 2013 and 2012 (the 2016 and 2015 impacts of these changes are shown in Note 2 of Notes to Consolidated Financial Statements) and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and of cash flows for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 (the 2016, 2015 and 2014 impacts of these changes are shown in Note 2 of Notes to Consolidated Financial Statements) to include the revisions discussed above and all previously recorded out-of- period adjustments in each of the applicable periods. The impact of these revisions to the previously reported consolidated balance sheets as of December 31, 2014, 2013 and 2012 and for the related consolidated statements of income (loss) for the years ended December 31, 2013 and 2012 are disclosed below. This information has been corrected from the information previously presented in the Q3 2017 Form 10-Q.

	As Previously Reported		Impact of Revisions (1)		As Revised
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012	2013	2012
	(in millions)
Statements of Income (Loss) Data:
REVENUES
Policy charges and fee income	$3,164	$2,940	$197	$195	$3,361	$3,135
Premiums	878	908	(32)	(41)	846	867
Net derivative gains (losses)	(7,173)	(516)	(34)	(298)	(7,207)	(814)
Total revenues	2,830	9,125	131	(144)	2,961	8,981

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	1,957	3,014	126	14	2,083	3,028
Interest credited to policyholders’ account balances	1,097	1,106	(60)	(36)	1,037	1,070
Amortization of deferred policy acquisition costs, net	(75)	(142)	90	39	15	(103)
Other operating costs and expenses	1,746	1,694	(35)	(8)	1,711	1,686
Total benefits and other deductions	8,139	9,067	121	9	8,260	9,076
Income (loss) from operations, before income taxes	(5,309)	58	10	(153)	(5,299)	(95)
Income tax (expense) benefit	2,073	158	(7)	46	2,066	204
Net income (loss)	(3,236)	216	3	(107)	(3,233)	109
Less: net (income) loss attributable to the noncontrolling interest	(337)	(121)	2	6	(335)	(115)
Net income (loss) Attributable to AXA Equitable	$(3,573)	$95	$5	$(101)	$(3,568)	$(6)

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

	As Previously Reported			Impact of Revisions (1)			As Revised
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2014	2013	2012	2014	2013	2012	2014	2013	2012
	(In millions)
Balance Sheet Data:
Total Assets	196,005	183,401	176,843	198	158	213	196,203	183,559	177,056
Policyholders’ account balances	31,848	30,340	28,263	(49)	26	(42)	31,799	30,366	28,221
Future policy benefits and other policyholders’ liabilities	23,484	21,697	22,687	307	6	204	23,791	21,703	22,891
Total liabilities	177,880	169,960	158,913	236	98	169	178,116	170,058	159,082
Total AXA Equitable’s equity	15,119	10,538	15,436	(16)	29	59	15,103	10,567	15,495
Noncontrolling interest	2,989	2,903	2,494	(22)	31	(15)	2,967	2,934	2,479
Total equity	18,108	13,441	17,930	(38)	60	44	18,070	13,501	17,974

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

Accounting Change
In the quarter ending September 30, 2017, the Company voluntarily changed to fair value accounting for variable annuity products that have a GMIB feature with a no-lapse guarantee ("NLG") rider, which is reflected as a retrospective change in accounting principle.  Changes in the estimated fair value of the embedded derivative is reported in Net derivative gains (losses). The Company believes that the new method of accounting for the GMIB Feature with NLG rider ("GMIBNLG") as an embedded derivative at fair value more accurately reflects the economics of the NLG feature and is more meaningful to users of our financial statements.

All periods presented have been adjusted to apply the new method retrospectively. The impact of this accounting change to the previously reported consolidated balance sheets as of December 31, 2014, 2013 and 2012 and for the related consolidated statements of income (loss) for the years ended December 31, 2013 and 2012 is disclosed below. The impact of this accounting change to the previously reported consolidated balance sheets as of December 31, 2016 and 2015 and for the related consolidated statements of income (loss) for the years ended December 31, 2016, 2015 and 2014 are disclosed in Note 2 of the Notes to Consolidated Financial Statements. This information has been corrected from the information previously presented in the Q3 2017 Form 10-Q.

	As Previously Reported and Adjusted Herein		Impact of Accounting Change (1)		As Revised
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012	2013	2012
	(in millions)
Statements of Income (Loss) Data (1):
REVENUES
Policy charges and fee income	$3,361	$3,135	$(188)	$(169)	$3,173	$2,966
Net derivative gains (losses)	(7,207)	(814)	3,100	(4,209)	$(4,107)	$(5,023)
Total revenues	2,961	8,981	$2,912	$(4,378)	$5,873	$4,603

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	2,083	3,028	$(126)	$(513)	$1,957	$2,515
Amortization of deferred policy acquisition costs, net	15	(103)	59	(228)	74	(331)
Total benefits and other deductions	8,260	9,076	$(67)	$(741)	$8,193	$8,335
Income (loss) from operations, before income taxes	(5,299)	(95)	2,979	(3,637)	(2,320)	(3,732)
Income tax (expense) benefit	2,066	204	(1,042)	1,273	1,024	1,477
Net income (loss)	(3,233)	109	$1,937	$(2,364)	$(1,296)	$(2,255)
Less: net (income) loss attributable to the noncontrolling interest	(335)	(115)	—	—	(335)	(115)
Net income (loss) Attributable to AXA Equitable	$(3,568)	$(6)	$1,937	$(2,364)	(1,631)	(2,370)

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

	As Previously Reported and Adjusted Herein			Impact of Accounting Change (1)			As Revised
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2014	2013	2012	2014	2013	2012	2014	2013	2012
	(In millions)
Balance Sheet Data (1):
Total Assets	196,203	183,559	177,056	587	658	643	196,790	184,217	177,699
Future policy benefits and other policyholders’ liabilities	23,791	21,703	22,891	3,073	1,351	4,448	26,864	23,054	27,339
Total liabilities	178,116	170,058	159,082	2,203	1,108	3,116	180,319	171,166	162,198
Total AXA Equitable’s equity	15,103	10,567	15,495	(1,616)	(450)	(2,473)	13,487	10,117	13,022
Noncontrolling interest	2,967	2,934	2,479	—	—	—	2,967	2,934	2,479
Total equity	18,070	13,501	17,974	(1,616)	(450)	(2,473)	16,454	13,051	15,501

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

Part II, Item 7.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for the Company reflects changes described in Item 8.01 of this Form 8-K and should be read in conjunction with “Forward-looking Statements,” “Risk Factors,” “Selected Financial Data” and the consolidated financial statements and related notes to consolidated financial statements included in this Form 8-K or in the 2016 Form 10-K.
BACKGROUND

Established in 1859, AXA Equitable is among the oldest and largest life insurance companies in the United States. AXA Equitable is part of a diversified financial services organization that offers a broad spectrum of insurance, financial advisory and investment management products and services. Together with its subsidiaries, including AB, AXA Equitable is a leading asset manager, with total assets under management of approximately $582.7 billion at December 31, 2016, of which approximately $480.2 billion were managed by AB. AXA Equitable is an indirect, wholly-owned subsidiary of AXA Financial, which is itself an indirect, wholly-owned subsidiary of AXA.
The Company conducts operations in two business segments, the Insurance segment and the Investment Management segment. The Insurance segment offers a variety of term, variable and universal life insurance products, variable annuity products, employee benefit products, and investment products including mutual funds, principally to individuals, small and medium-size businesses and professional and trade associations. The Investment Management segment is principally comprised of the investment management business of AB. AB provides research, diversified investment management and related services globally to a broad range of clients through three buy-side distribution channels: Institutions, Retail and Private Wealth Management, and its sell-side business, Bernstein Research Services. This segment also includes institutional Separate Accounts principally managed by AB that provide various investment options for large group pension clients, primarily defined benefit and contribution plans, through pooled or single group accounts.
EXECUTIVE OVERVIEW

Income (loss). The Company’s business and consolidated results of operations are significantly affected by conditions in the capital markets and the economy. While financial markets in the U.S. generally performed well in 2016, a wide variety of factors continue to impact economic conditions and consumer confidence. These factors include, among others, concerns over the pace of economic growth in the U.S., continued low interest rates, the U.S. Federal Reserve’s plans to further raise short-term interest rates, the strength of the U.S. Dollar, the uncertainty created by what actions the Trump administration may pursue, global economic factors including quantitative easing or similar programs by the European Central Bank, the United Kingdom’s vote to exit from the European Union, and geopolitical issues. For additional information on how the Company’s business and consolidated results of operations are effected by conditions in the capital markets and the economy, see “Item 1A - Risk Factors - Risks relating to conditions in the capital markets and economy” included in the 2016 Form 10-K.

The accounting of reserves for GMDB and GMIB features do not fully and immediately reflect the impact of equity and interest market fluctuations. If the reserves were calculated on a basis that would fully and immediately reflect the impact of equity and interest market fluctuations, income would be higher than the $57 million consolidated net income of the Company and $53 million consolidated net loss of the Insurance segment in 2016. This lower net income was largely due to the market driven investment losses from derivative instruments used to hedge the variable annuity products with GMDB, GMIB and GWBL features (collectively, the “VA Guarantee Features”) and decreases in the fair values of the GMIB reinsurance contract asset which were not fully offset by the market driven decrease in VA Guarantee Features reserves. For additional information, see “Impact of Hedging and GMIB Reinsurance on Results” below.

Sales. The Company offers a balanced and diversified product portfolio that takes into account the macroeconomic environment and customer preferences and drives profitable growth while appropriately managing risk. In 2016, life insurance and annuities first year premiums and deposits increased by $468 million from the comparable 2015 period. The increase in first year premiums and deposits during 2016 was driven by $488 million higher annuity sales partially offset by $20 million lower life insurance sales. For additional information on sales, see “Premiums and Deposits” below.

In-force management. The Company continues to proactively manage its in-force business. For example:

•
GMDB/GMIB Buyout Programs. Since 2012, the Company has initiated several programs to purchase from certain contractholders the GMDB and GMIB riders contained in their Accumulator® contracts. In March 2016, a program to give contractholders an option to elect a full buyout of their rider or a new partial (50%) buyout of their rider expired. The Company believes that the buyout programs are mutually beneficial to the Company and contractholders who no longer need or want all or part of the GMDB or GMIB rider. To reflect the actual payments and reinsurance credit received from the buyout program that expired in March 2016, the Company recognized a $4 million increase to Net income. For additional information, see “Impact of Hedging and GMIB Reinsurance on Results” below.

Cost of Insurance Rates (“COI”). In 2015 the Company announced it would raise COI rates for certain universal life (“UL”) policies issued between 2004 and 2007 which have both issue ages 70 and above and a current face value amount of $1 million and above, effective in 2016. The Company raised the COI rates for these policies as management expects future mortality and investment experience to be less favorable than what was anticipated when the original schedule of COI rates was established. This COI rate increase was larger than the increase that previously had been anticipated in management’s reserve assumptions. As a result management updated the assumption to reflect the actual COI rate increase, resulting in a $46 million increase to net income in 2015.

Legislative and Regulatory Developments and NYDFS statutory examination. The U.S. life insurance industry is primarily regulated at the state level, with some products and services also subject to federal regulation. From time to time, our regulators may refine capital requirements, introduce new reserving standards and propose other rulemaking and/or legislation that may significantly impact our business. Recent regulatory initiatives that may affect our business include the NAIC’s efforts to revise reserve and capital requirements for variable annuities, the DOL’s issuance of the final fiduciary rule, and New York’s intention to implement a modified version of principles-based reserving.  In addition, the NYDFS is in the process of completing our periodic statutory examination for the years 2011 through 2015.  As part of this examination, we have responded to various information requests including inquiries related to our statutory reserves methodology.  While we cannot predict the final outcomes of these regulatory initiatives or of the statutory examination, it is possible that our business, capital requirements, consolidated results of operations and financial condition may be materially impacted.  For additional information, see “Item 1 - Business - Regulation” and “Item 1A - Risk Factors” included in the 2016 Form 10-K.

AB AUM. AB’s, total assets under management (“AUM”) as of December 31, 2016 were $480.2 billion, an increase of $12.8 billion, or 2.7%, compared to December 31, 2015. The increase was driven by market appreciation of $23.1 billion partially and $2.5 billion from an acquisition offset by net outflows of $9.8 billion (Institutional outflows of $5.4 billion, and Retail outflows of $4.8 billion offset by Private Wealth Management inflows of $400 million) and by a $3.0 billion reduction in AUM due to AB’s shift from providing asset management services to consulting services for a client.

Impact of Hedging and GMIB Reinsurance on Results. The Company has issued and continues to offer certain variable annuity products with guaranteed minimum death benefits (“GMDB”) and/or contain a guaranteed minimum living benefit (“GMLB,” and together with GMDB, the “GMxB features”). These products continue to account for over half of the Company’s Separate Accounts assets and have been a significant driver of its results. Because the future claims exposure on these products is sensitive to movements in the equity markets and interest rates, the Company has in place various hedging and reinsurance programs that are designed to mitigate the economic risks of movements in the equity markets and interest rates. Due to the accounting treatment, certain of these hedging and reinsurance programs contribute to income volatility. These programs generally include, among others, the following:

•
Variable annuity hedging programs. We use a dynamic hedging program (within this strategy, we reevaluate our economic exposure at least daily and rebalance our hedge positions accordingly) supplemented by static hedges (derivative positions intended to be held to maturity with less frequent rebalancing) to mitigate certain risks associated with the GMxB features that are embedded in our liabilities for our variable annuity products. These programs utilize various derivative instruments that are managed in an effort to reduce the economic impact of unfavorable changes in GMxB features’ exposures attributable to movements in the equity markets and interest rates. Although these programs are designed to provide a measure of economic protection against the impact of adverse market conditions, they do not qualify for hedge accounting treatment. Accordingly, changes in value of the derivatives will be recognized in the period in which they occur with offsetting changes in reserves partially recognized in the current period. We use freestanding derivatives to hedge the market risks inherent in these GMxB features. Our derivative positions, which protect economic value and statutory capital, are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.

•
GMIB reinsurance contracts. Historically, GMIB reinsurance contracts were used to cede to affiliated and non-affiliated reinsurers a portion of our exposure to variable annuity products that offer a GMIB feature. We account for the GMIB reinsurance contracts as derivatives and report them at fair value. Gross GMIB reserves are calculated on the basis of assumptions related to projected benefits and related contract charges over the lives of the contracts. Therefore, our gross reserves will not immediately reflect the offsetting impact on future claims exposure resulting from the same capital market or interest rate fluctuations that cause gains or losses on the fair value of the GMIB reinsurance contracts. Because changes in the fair value of the GMIB reinsurance contracts are recorded in the period in which they occur and a majority of the changes in gross reserves for GMIB are recognized over time, net income will be more volatile.

Reinsurance ceded - AXA Arizona. The Company currently reinsures to AXA Arizona a 100% quota share of all liabilities for GMDB/GMIB riders on the Accumulator® products sold on or after January 1, 2006 and in-force at September 30, 2008. AXA Arizona also reinsures a 90% quota share of level premium term insurance issued by AXA Equitable on or after March 1, 2003 through December 31, 2008 and lapse protection riders under universal life insurance policies issued by AXA Equitable on or after June 1, 2003 through June 30, 2007. For AXA Equitable, these reinsurance transactions currently provide statutory capital relief and mitigate the volatility of capital requirements.

The Company receives statutory reserve credits for reinsurance treaties with AXA Arizona to the extent AXA Arizona holds assets in an irrevocable trust ($9.4 billion at December 31, 2016) and/or letters of credit ($3.7 billion at December 31, 2016). AXA Arizona is required to hold a combination of assets in the trust and/or letters of credit so that the Company can take credit for the reinsurance. These letters of credit are guaranteed by AXA.

For further information regarding this transaction, see “Item 1A-Risk Factors” included in the 2016 Form 10-K and Note 11 of Notes to Consolidated Financial Statements included elsewhere in this Form 8-K.

2016 Assumption Updates and Model Changes. In 2016, the Company made several assumption updates and model changes including the following (1) updated the premium funding assumption used in setting variable life policyholder benefit reserves; (2) made changes in the model used in calculating premium loads, which increased interest sensitive life policyholder benefit reserves; (3) updated its mortality assumption for certain VISL products as a result of favorable mortality experience for some of its older products and unfavorable mortality experience on some of its newer products and (4) updated the General Account spread and yield assumptions for certain VISL products to reflect lower expected investment yields.

The net impact of these model changes and assumption updates in 2016 decreased policyholders’ benefits by $13 million, increased the amortization of DAC by $501 million, increased Policy charges and fee income by $35 million, decreased Income from operations before income taxes by $479 million and decreased Net income by approximately $312 million.
2015 Assumption Updates. In 2015, expectations of long-term lapse and partial withdrawal rates for variable annuities with GMDB and GMIB guarantees were lowered based on emerging experience. This update increased expected future claim costs and the fair value of the GMIB reinsurance contract asset. Also in 2015, expectations of GMIB election rates were lowered for certain ages based on emerging experience. This decreased the expected future GMIB claim cost and the fair value of the GMIB reinsurance contract asset, while increasing the expected future GMDB claim cost. The impact of these assumption updates in 2015 were a net decrease in the fair value of the GMIB reinsurance contract asset of $746 million, and increase in the fair value of the liability for products that have a GMIB feature with a NLG rider by $786 million, a decrease in the GMDB/GMIB reserves of $864 million and a decrease in the amortization of DAC of $32 million. In 2015, this assumption update decreased Income (loss) from operations before income taxes and Net income by approximately $636 million and $413 million, respectively.

In 2015, based upon management’s then current expectations of interest rates and future fund growth, the Company updated its reversion to the mean (“RTM”) assumption used to calculate GMDB/GMIB and VISL reserves and amortization DAC from 9.0% to 7.0%. The impact of this assumption update in 2015 was an increase in GMIB/GMDB reserves of $570 million, an increase in VISL reserves of $29 million and decrease in amortization of DAC of $73 million. In 2015, this assumption update decreased Income from operations before income taxes and Net income by approximately $527 million and $342 million, respectively.
In 2015, expectations of long-term lapse rates for certain Accumulator® products at certain durations and moneyness levels were lowered based on emerging experience.  This update increased expected future claim costs and the fair value of the GMIB reinsurance contract asset.  The impact of this assumption update in 2015 was an increase in the fair value of the GMIB reinsurance contract asset of $216 million, an increase in the fair value of the GMIBNLG liability of $101 million, an increase in the GMIB reserves of $53 million and a decrease in the amortization of DAC of $12 million.  In 2015, this assumption update increased Income from operations before income taxes and Net income by approximately $74 million and $48 million, respectively.

2014 Assumption Updates and Model Changes.  In 2014, the Company updated its assumptions of future GMIB costs as a result of lower expected short term lapses for those policyholders who did not accept the GMIB buyout offer that expired in third quarter 2014. The impacts of this refinement in 2014 resulted in an increase in the fair value of the GMIB reinsurance asset of $62 million, an increase in the fair value of the GMIBNLG liability of $33 million and an increase in the GMIB reserves of $15 million. In 2014, this assumption update increased Income from operations before income taxes and Net income by approximately $13 million and $9 million, respectively.

In addition, in 2014, the Company made a change in the fair value calculation of the GMIB reinsurance contract asset and GWBL, GIB and guaranteed minimum accumulation benefit (“GMAB”) liabilities, utilizing scenarios that explicitly reflect risk free bond and equity components separately (previously aggregated and including counterparty risk premium embedded in swap rates) and stochastic interest rates for projecting and discounting cash flows (previously a single yield curve). The net impacts of these changes in 2014 were a $510 million increase to the GMIB reinsurance contract asset and a $37 million increase in the GWBL, GIB and GMAB liability which are reported in the Company’s consolidated statements of income (loss) in Net derivative gains (losses). In 2014, these changes increased Income from operations before income taxes and Net income by approximately $473 million and $307 million, respectively.

CRITICAL ACCOUNTING ESTIMATES
Application of Critical Accounting Estimates
The Company’s MD&A is based upon its consolidated financial statements that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires the application of accounting policies that often involve a significant degree of judgment, requiring management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management, on an ongoing basis, reviews and evaluates the estimates and assumptions used in the preparation of the consolidated financial statements, including those related to investments, recognition of insurance income and related expenses, DAC, future policy benefits, recognition of Investment Management revenues and related expenses and benefit plan costs. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of such factors form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. If management determines that modifications in assumptions and estimates are appropriate given current facts and circumstances, the consolidated results of operations and financial position as reported in the Consolidated Financial Statements could change significantly.
Management believes the critical accounting policies relating to the following areas are most dependent on the application of estimates, assumptions and judgments:

•	Insurance Revenue Recognition

•	Liabilities for Policyholder Benefits

•	DAC

•	Goodwill and Other Intangible Assets

•	Investment Management Revenue Recognition and Related Expenses

•	Pension Plans

•	Share-based Compensation Programs

•	Investments – Impairments, Valuation Allowances and Fair Value Measurements

•	Income Taxes
Insurance Revenue Recognition
Profits on non-participating traditional life policies and annuity contracts with life contingencies emerge from the matching of benefits and other expenses against the related premiums. Profits on participating traditional life, universal life and investment-type contracts emerge from the matching of benefits and other expenses against the related contract margins. This matching is accomplished by means of the provision for liabilities for future policy benefits and the deferral, and subsequent amortization, of policy acquisition costs. Trends in the general population and the Company’s own mortality, morbidity, persistency and claims experience have a direct impact on the benefits and expenses reported in any given period.
Liabilities for Policyholder Benefits
We establish reserves for future policy benefits to, or on behalf of, policyholders in the same period in which the policy is issued or acquired, using methodologies prescribed by U.S. GAAP. The assumptions used in establishing reserves are generally based on the Company’s experience, industry experience or other factors, as applicable. At least annually, we review our actuarial assumptions, such as mortality, morbidity, retirement and policyholder behavior assumptions, and update assumptions when appropriate. Generally, we do not expect trends to change significantly in the short-term and, to the extent these trends may change, we expect such changes to be gradual over the long-term.
The reserving methodologies used include the following:

•
UL and investment-type contract policyholder account balances are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

•
Participating traditional life insurance future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates.

•
Non-participating traditional life insurance future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest.

For most long-duration contracts, we utilize best estimate assumptions as of the date the policy is issued or acquired with provisions for the risk of adverse deviation, as appropriate. After the liabilities are initially established, we perform premium deficiency tests using best estimate assumptions as of the testing date without provisions for adverse deviation. If the liabilities determined based on these best estimate assumptions are greater than the net reserves (i.e., U.S. GAAP reserves net of any DAC, deferred sales inducement asset), the existing net reserves are adjusted by first reducing these assets by the amount of the deficiency or to zero through a charge to current period income. If the deficiency is more than these asset balances for insurance contracts, we then increase the net reserves by the excess, again through a charge to current period income. If a premium deficiency is recognized, the assumptions as of the premium deficiency test date are locked in and used in subsequent valuations and the net reserves continue to be subject to premium deficiency testing.
For certain reserves, such as those related to GMDB and GMIB, we use current best estimate assumptions in establishing reserves. The reserves are subject to adjustments based on periodic reviews of assumptions and quarterly adjustments for experience, including market performance, and the reserves may be adjusted through a benefit or charge to current period income.
For certain GMxB features, the benefits are accounted for as embedded derivatives, with fair values calculated as the present value of expected future benefit payments to contractholders less the present value of assessed rider fees attributable to the embedded derivative feature ("GMxB derivative features' liability"). Under U.S. GAAP, the fair values of these benefit features are based on assumptions a market participant would use in valuing these embedded derivatives. Changes in the fair value of the embedded derivatives are recorded quarterly through a benefit or charge to current period income.

The assumptions used in establishing reserves are generally based on the Company’s experience, industry experience or other factors, as applicable. We typically review our actuarial assumptions, such as mortality, morbidity, retirement and policyholder behavior assumptions, annually, and update assumptions when appropriate, unless a material change is observed in an interim period that we feel is indicative of a long-term trend. Generally, we do not expect trends to change significantly in the short-term and, to the extent these trends may change, we expect such changes to be gradual over the long-term. In a sustained low interest rate environment, there is an increased likelihood that the reserves determined based on best estimate assumptions may be greater than the net liabilities.
See Note 2 of Notes to Consolidated Financial Statements included elsewhere in this Form 8-K for additional information on our accounting policy relating to GMxB features and liability for future policy benefits.
Sensitivity of Future Rate of Return Assumptions on GMDB/GMIB Reserves
The future rate of return assumptions used in establishing reserves for GMDB and GMIB features regarding Separate Account performance used for purposes of this calculation are set using a long-term view of expected average market returns by applying a reversion to the mean approach, consistent with that used for DAC amortization. For additional information regarding the future expected rate of return assumptions and the reversion to the mean approach, see, “—DAC”.
The GMDB/GMIB reserve balance was $5.5 billion at December 31, 2016. The following table provides the sensitivity of the reserves for GMDB and GMIB features related to variable annuity policies relative to the future rate of return assumptions by quantifying the adjustments to these reserves that would be required assuming both a 100 basis point (“BP”) increase and decrease in the future rate of return. This sensitivity considers only the direct effect of changes in the future rate of return on operating results due to the change in the reserve balance before reinsurance ceded and not changes in any other assumptions such as persistency, mortality, or expenses included in the evaluation of the reserves, or any changes on DAC or other balances including hedging derivatives and the GMIB reinsurance asset.
GMDB/GMIB Reserves
Sensitivity - Rate of Return
December 31, 2016

Increase/(Reduction) in GMDB/GMIB Reserves
(In millions)
100 BP decrease in future rate of return	$1,668
100 BP increase in future rate of return	(580)
Traditional Annuities
The reserves for future policy benefits for annuities include group pension and payout annuities, and, during the accumulation period, are equal to accumulated contractholders’ fund balances and, after annuitization, are equal to the present value of expected future payments based on assumptions as to mortality, retirement, maintenance expense, and interest rates. Interest rates used in establishing such liabilities range from 1.6% to 5.5% (weighted average of 4.3%). If reserves determined based on these assumptions are greater than the existing reserves, the existing reserves are adjusted to the greater amount.

Reinsurance

For reinsurance contracts other than those covering GMIB exposure, reinsurance recoverable balances are calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities. GMIB reinsurance contracts are used to cede affiliated and non-affiliated reinsurers a portion of the exposure on variable annuity products that offer the GMIB feature. The GMIB reinsurance contracts are accounted for as derivatives and are reported at fair value. Gross reserves for GMIB, on the other hand, are calculated on the basis of assumptions related to projected benefits and related contract charges over the lives of the contracts, therefore, will not immediately reflect the offsetting impact on future claims exposure resulting from the same capital market and/or interest rate fluctuations that cause gains or losses on the fair value of the GMIB reinsurance contracts.

Health

Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest.
DAC

Acquisition costs that vary with and are primarily related to the acquisition of new and renewal insurance business, reflecting incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation, including payroll fringe benefits and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts including commissions, underwriting, agency and policy issue expenses, are deferred. Depending on the type of contract, DAC is amortized over the expected total life of the contract group, based on the Company’s estimates of the level and timing of gross margins, gross profits or assessments, or anticipated premiums. In calculating DAC amortization, management is required to make assumptions about investment results including hedging costs, Separate Account performance, Separate Account fees, mortality and expense margins, lapse rates and anticipated surrender charges that impact the estimates of the level and timing of estimated gross profits or assessments, margins and anticipated future experience. DAC is subject to loss recognition testing at the end of each accounting period.
Participating Traditional Life Policies
For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield.

At December 31, 2016, the average rate of assumed investment yields, excluding policy loans, was 4.7% grading to 4.3% over 7 years. Estimated gross margins include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the accumulated amortization of DAC of revisions to estimated gross margins is reflected in income (loss) in the period such estimated gross margins are revised. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated other comprehensive income (loss) (“AOCI”) in consolidated equity as of the balance sheet date. Many of the factors that affect gross margins are included in the determination of the Company’s dividends to these policyholders. DAC adjustments related to participating traditional life policies do not create significant volatility in results of operations as the Closed Block recognizes a cumulative policyholder dividend obligation expense in “Policyholders’ dividends,” for the excess of actual cumulative income over expected cumulative income as determined at the time of demutualization.
Non-participating Traditional Life Insurance Policies
DAC associated with non-participating traditional life policies is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in Net income (loss) in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy.
Universal Life and Investment-type Contracts
DAC associated with certain variable annuity products is amortized based on estimated assessments, with the remainder of variable annuities, UL and investment-type products amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, Separate Account fees, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period.When estimated gross profits are expected to be negative for multiple years of a contract life, DAC is amortized using the present value of estimated assessments. The effect on the amortization of DAC of revisions to estimated gross profits or assessments is reflected in Net income (loss) in the period such estimated gross profits or assessments are revised. A decrease in expected gross profits or assessments would accelerate DAC amortization. Conversely, an increase in expected gross profits or assessments would slow DAC amortization. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date.
Quarterly adjustments to the DAC balance are made for current period experience and market performance related adjustments, and the impact of reviews of estimated total gross profits. The quarterly adjustments for current period experience reflect the impact of differences between actual and previously estimated expected gross profits for a given period. Total estimated gross profits include both actual experience and estimates of gross profits for future periods. To the extent each period’s actual experience differs from the previous estimate for that period, the assumed level of total gross profits may change. In these cases, cumulative adjustment to all previous periods’ costs is recognized.

During each accounting period, the DAC balances are evaluated and adjusted with a corresponding charge or credit to current period income (loss) for the effects of the Company’s actual gross profits and changes in the assumptions regarding estimated future gross profits. A decrease in expected gross profits or assessments would accelerate DAC amortization. Conversely, an increase in expected gross profits or assessments would slow DAC amortization. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date.

For the variable and UL policies a significant portion of the gross profits is derived from mortality margins and therefore, are significantly influenced by the mortality assumptions used. Mortality assumptions represent the Company’s expected claims experience over the life of these policies and are based on a long-term average of actual company experience. This assumption is updated quarterly to reflect recent experience as it emerges. Improvement of life mortality in future periods from that currently projected would result in future deceleration of DAC amortization. Conversely, deterioration of life mortality in future periods from that currently projected would result in future acceleration of DAC amortization.
Premium Deficiency Reserves and Loss Recognition Tests
After the initial establishment of reserves, premium deficiency and loss recognition tests are performed using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for the aggregate product group are insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), DAC would first be written off and thereafter, if required, a premium deficiency reserve would be established by a charge to Net income.

In 2016, the Company determined that it had a loss recognition in certain of its variable interest sensitive life insurance products due to low interest rates. In 2016, the Company wrote off $224 million of the DAC balance through accelerated amortization.

In addition, the Company is required to analyze the impacts from net unrealized investment gains and losses on its available-for-sale investment securities backing insurance liabilities, as if those unrealized investment gains and losses were realized. These adjustments result in the recognition of unrealized gains and losses on related insurance assets and liabilities in a manner consistent with the recognition of the unrealized gains and losses on available-for-sale investment securities within the statements of comprehensive income (loss) and changes in equity. Changes in net unrealized investment (gains) losses may increase or decrease the ending DAC balance. Similar to a loss recognition event, when the DAC balance is reduced to zero, additional insurance liabilities are established if necessary. Unlike a loss recognition event, based on changes in net unrealized investment (gains) losses, these adjustments may reverse from period to period. In 2016, due primarily to the decline in interest rates increasing unrealized investments gains, the Company wrote-off $22 million of the DAC balance, and a cumulative decrease in the accumulated effect of net unrealized investment gains of approximately $41 million as of December 31, 2016, with an offsetting amount recorded in other comprehensive income (loss). There was no impact to net income (loss).
Sensitivity of DAC to Changes in Future Mortality Assumptions
The variable and UL policies DAC balance was $1.6 billion at December 31, 2016. The following table demonstrates the sensitivity of the DAC balance relative to future mortality assumptions by quantifying the adjustments that would be required, assuming an increase and decrease in the future mortality rate by 1.0%. This information considers only the direct effect of changes in the mortality assumptions on the DAC balance and not changes in any other assumptions used in the measurement of the DAC balance and does not assume changes in reserves.
DAC Sensitivity - Mortality
December 31, 2016

Increase/(Reduction) in DAC
(In millions)
Decrease in future mortality by 1%	$41
Increase in future mortality by 1%	(35)

Sensitivity of DAC to Changes in Future Rate of Return Assumptions

A significant assumption in the amortization of DAC on variable annuities and, to a lesser extent, on variable and interest-sensitive life insurance relates to projected future Separate Account performance. Management sets estimated future gross profit or assessment assumptions related to Separate Account performance using a long-term view of expected average market returns by applying a reversion to the mean approach, a commonly used industry practice. This future return approach influences the projection of fees earned, as well as other sources of estimated gross profits. Returns that are higher than expectations for a given period produce higher than expected account balances, increase the fees earned resulting in higher expected future gross profits and lower DAC amortization for the period. The opposite occurs when returns are lower than expected.

In applying this approach to develop estimates of future returns, it is assumed that the market will return to an average gross long-term return estimate, developed with reference to historical long-term equity market performance. In second quarter 2015, based upon management’s current expectations of interest rates and future fund growth, the Company updated its RTM assumption from 9.0% to 7.0%. The average gross long-term return measurement start date was also updated to December 31, 2014. Management has set limitations as to maximum and minimum future rate of return assumptions, as well as a limitation on the duration of use of these maximum or minimum rates of return. At December 31, 2016, the average gross short-term and long-term annual return estimate on variable and interest-sensitive life insurance and variable annuities was 7.0% (4.67% net of product weighted average Separate Account fees), and the gross maximum and minimum short-term annual rate of return limitations were 15.0% (12.67% net of product weighted average Separate Account fees) and 0.0% (-2.33% net of product weighted average Separate Account fees), respectively. The maximum duration over which these rate limitations may be applied is 5 years. This approach will continue to be applied in future periods. These assumptions of long-term growth are subject to assessment of the reasonableness of resulting estimates of future return assumptions.

If actual market returns continue at levels that would result in assuming future market returns of 15.0% for more than 5 years in order to reach the average gross long-term return estimate, the application of the 5 year maximum duration limitation would result in an acceleration of DAC amortization. Conversely, actual market returns resulting in assumed future market returns of 0.0% for more than 5 years would result in a required deceleration of DAC amortization. At December 31, 2016, current projections of future average gross market returns assume a 15.0% annualized return for the next two quarters, grading to a reversion to the mean of 7.0% in five quarters.

Other significant assumptions underlying gross profit estimates for UL and investment type products relate to contract persistency and General Account investment spread.

The variable annuity contracts DAC balance was $2.6 billion at December 31, 2016. The following table provides an example of the sensitivity of the DAC balance of variable annuity and variable and interest-sensitive life insurance relative to future return assumptions by quantifying the adjustments to the DAC balance that would be required assuming both an increase and decrease in the future rate of return by 1.0%. This information considers only the effect of changes in the future Separate Account rate of return and not changes in any other assumptions used in the measurement of the DAC balance.
DAC Sensitivity - Rate of Return
December 31, 2016

Increase/(Reduction) in DAC
(In millions)
Decrease in future rate of return by 1%	$(112)
Increase in future rate of return by 1%	130
Goodwill and Other Intangible Assets
Goodwill recognized in the Company’s consolidated balance sheet at December 31, 2016 was $3.7 billion, solely related to the Investment Management segment and arising primarily from AB’s acquisition of SCB Inc. (the "Bernstein Acquisition") and purchases of AB Units. The Company tests goodwill for recoverability on an annual basis as of December 31 each year and at interim periods if events occur or circumstances change that would indicate the potential for impairment. The test requires a comparison of the fair value of the Investment Management segment to its carrying amount, including goodwill. If this comparison results in a shortfall of fair value, the impairment loss would be calculated as the excess of recorded goodwill over its implied fair value, the latter measure requiring application of business combination purchase accounting guidance to determine the fair value of all individual assets and liabilities of the reporting unit. Any impairment loss would reduce the recorded amount of goodwill with a corresponding charge to income.
The remaining useful lives of intangible assets being amortized are evaluated each period to determine whether events and circumstances warrant their revision. All intangible assets are periodically reviewed for impairment if events or circumstances indicate that the carrying value may not be recoverable. If the carrying value exceeds fair value, additional impairment tests are performed to measure the amount of the impairment loss, if any, to be charged to income with a corresponding reduction of the carrying value of the intangible asset.
Investment Management
The Company primarily uses a discounted cash flow valuation technique to measure the fair value of its Investment Management reporting unit for purpose of goodwill impairment testing. Market transactions and metrics, including the market capitalization of AB and implied pricing of comparable companies, are used to corroborate the resulting fair value measure. Cash flow projections used by the Company in the discounted cash flow valuation technique are based on AB’s current four-year business plan, which factors in current market conditions and all material events that have impacted, or that management believes at the time could potentially impact, future expected cash flows, and a declining annual growth rate thereafter. The resulting present value amount, net of noncontrolling interest, is tax-effected to reflect taxes incurred at the Company level.
Key assumptions and judgments applied by management in the context of the Company’s goodwill impairment testing are particularly sensitive to equity market levels, including AB’s assets under management, revenues and profitability. Other risks to which the business of AB is subject, including, but not limited to, retention of investment management contracts, selling and distribution agreements, and existing relationships with clients and various financial intermediaries, could negatively impact future cash flow projections used in the discounted cash flow technique. Significant or prolonged weakness in the financial markets and the economy generally would adversely impact the goodwill impairment testing for the Company’s Investment Management reporting unit. Similarly, significant or prolonged downward pressure on the market capitalization of AB relative to its carrying value likely would increase the frequency of goodwill impairment testing by AXA Equitable for its Investment Management reporting unit.
The Company annually tests goodwill for recoverability at December 31. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of its investment in AB, the reporting unit, to its carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill is not considered to be impaired and the second step of the impairment test is not performed. However, if the carrying value of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed by measuring the amount of impairment loss only if the result indicates a potential impairment. The second step compares the implied fair value of the reporting unit to the aggregated fair values of its individual assets and liabilities to determine the amount of impairment, if any. The Company also assesses this goodwill for recoverability at each interim reporting period in consideration of facts and circumstances that may indicate a shortfall of the fair value of its investment in AB as compared to its carrying value and thereby require re-performance of its annual impairment testing.
Intangible assets related to the Investment Management segment principally relate to the Bernstein Acquisition and purchases of AB Units and include values assigned to investment management contracts acquired based on their estimated fair values at the time of purchase, less accumulated amortization generally recognized on a straight-line basis over their estimated useful life of approximately 20 years. The gross carrying amount and accumulated amortization of these intangible assets were $625 million and $468 million, respectively, at December 31, 2016 and $610 million and $439 million, respectively, at December 31, 2015. Amortization expense related to these intangible assets totaled $29 million, $28 million and $27 million for the years ended December 31, 2016, 2015 and 2014, respectively, and estimated amortization expense for each of the next 5 years is expected to be approximately $29 million.

Investment Management Revenue Recognition and Related Expenses
The Investment Management segment’s revenues are largely dependent on the total value and composition of AUM. The most significant factors that could affect this segment’s results include, but are not limited to, the performance of the financial markets and the investment performance and composition of sponsored investment products and separately managed accounts.
Investment advisory and services fees, generally calculated as a percentage of AUM are recorded as the related services are performed. Certain investment advisory contracts, including those associated with hedge funds, provide for a performance-based fee, in addition to or in lieu of a base fee. Performance fees are calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Performance-based fees are recorded as revenue at the end of the specified period and will generally be higher in favorable markets and lower in unfavorable markets, which may increase the volatility of the segment’s revenues and income.
Commissions paid to financial intermediaries in connection with the sale of shares of open-end mutual funds sold without a front-end sales charge are capitalized as deferred sales commissions and are amortized over periods not exceeding five and one-half years, the periods of time during which the deferred sales commissions are generally recovered from distribution fees received from those funds and from contingent deferred sales commissions received from shareholders of those funds upon redemption of their shares. The recoverability of these commissions is estimated based on management’s assessment of these future revenue flows.
Pension Plans

AXA Equitable sponsors the AXA Equitable 401(k) Plan, a qualified defined contribution plan for eligible employees and financial professionals. The plan provides for both a company contribution and a discretionary profit-sharing contribution.

AXA Equitable also sponsors the AXA Equitable Retirement Plan (the “AXA Equitable QP”), a frozen qualified defined benefit pension plan covering its eligible employees (including certain qualified part-time employees) and financial professionals. This pension plan is non-contributory and its benefits are generally based on a cash balance formula and/or, for certain participants, years of service and average income over a specified period in the plan.

Effective December 31, 2015, primary liability for the obligations of AXA Equitable under the AXA Equitable QP was transferred from AXA Equitable to AXA Financial under the terms of an Assumption Agreement (the “Assumption Transaction”). Immediately preceding the Assumption Transaction, the AXA Equitable QP had plan assets (held in a trust for the exclusive benefit of plan participants) with market value of approximately $2.2 billion and liabilities of approximately $2.4 billion. The assumption by AXA Financial and resulting extinguishment of AXA Equitable’s primary liability for its obligations under the AXA Equitable QP was recognized by AXA Equitable as a capital contribution in the amount of $211 million ($137 million, net of tax), reflecting the non-cash settlement of its net unfunded liability for the AXA Equitable QP at December 31, 2015. In addition, approximately

$1.2 billion ($772 million, net of tax) unrecognized net actuarial losses related to the AXA Equitable QP and accumulated in AOCI were also transferred to AXA Financial due to the Assumption Transaction. AXA Equitable remains secondarily liable for its obligations under the AXA Equitable QP and would recognize such liability in the event AXA Financial does not perform under the terms of the Assumption Agreement.

AXA Financial has also legally assumed primary liability from AXA Equitable for all current and future liabilities of AXA Equitable under certain employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits; AXA Equitable remains secondarily liable. AXA Equitable reimburses AXA Financial, Inc. for costs associated with all of these plans, as described in Note 11 of the Notes to Consolidated Financial Statements, included in this Form 8-K.

AB maintains the Profit Sharing Plan for Employees of AB, a tax-qualified retirement plan for U.S. employees. Employer contributions under this plan are discretionary and generally are limited to the amount deductible for Federal income tax purposes.

AB also maintains a qualified, non-contributory, defined benefit retirement plan covering current and former employees who were employed by AB in the United States prior to October 2, 2000. AB’s benefits are based on years of credited service and average final base salary.

For 2016, 2015 and 2014, respectively, the Company recognized net periodic cost of $2 million, $53 million and $73 million related to its qualified pension plans. Net periodic pension benefits cost is based on the Company’s best estimate of long-term actuarial (including mortality) and investment return assumptions and consider, as appropriate, an assumed discount rate, an expected rate of return on plan assets, inflation costs, expected increases in compensation levels and trends in health care costs. Mortality experience had biggest impact over last couple of years. Actual experience different from that assumed generally is recognized prospectively over future periods; however, significant variances could result in immediate recognition of net periodic cost or benefit if they exceed certain prescribed thresholds or in conjunction with a reconsideration of the related assumptions.

The discount rate assumptions used by AXA Equitable to measure the benefits obligations and related net periodic cost of the AXA Equitable QP reflected the rates at which those benefits could be effectively settled. Projected nominal cash outflows to fund expected annual benefits payments under the AXA Equitable QP were discounted using a published high-quality bond yield curve for which AXA Equitable replaced its reference to the Citigroup-AA curve with the Citigroup Above-Median-AA curve beginning in 2014, thereby reducing the PBO of AXA Equitable’s qualified pension plan and the related charge to equity to adjust the funded status of the plan by $25 million in 2014. At December 31, 2015, AXA Equitable refined its calculation of the discount rate to use the discrete single equivalent discount rate for each plan as compared to its previous use of an aggregate, weighted average practical expedient. Use of the discrete approach at December 31, 2015 produced a discount rate for the AXA Equitable QP of 3.98% as compared to a 4.00% aggregate rate, thereby increasing the net unfunded PBO of the AXA Equitable QP immediately preceding the Assumption Transaction by approximately $4 million in 2015.

In fourth quarter 2015, the Society of Actuaries ("SOA") released MP-2015, an update to the mortality projection scale for pension plans issued last year by the SOA, indicating that while mortality data continued to show longer lives, longevity was increasing at a slower rate and lagging behind that previously suggested. For the year ended December 31, 2015, valuations of its defined benefits plans, AXA Equitable considered this new data as well as observations made from current practice regarding how best to estimate improved trends in life expectancies. As a result, AXA Equitable concluded to change the mortality projection scale used to measure and report its defined benefit obligations from 125% Scale AA to Scale BB, representing a reasonable “fit” to the results of the AXA Equitable QP mortality experience study and more aligned to current thinking in practice with respect to projections of mortality improvements. Adoption of that change increased the net unfunded PBO of the AXA Equitable QP immediately preceding the Assumption Transaction by approximately $83 million. At December 31, 2014, AXA Equitable modified its then-current use of Scale AA by adopting 125% Scale AA and introduced additional refinements to its projection of assumed mortality, including use of a full generational approach, thereby increasing the year-end 2014 valuation of the AXA Equitable QP PBO by approximately $54 million.

The following table discloses assumptions used to measure the Company’s pension benefit obligations and net periodic pension cost at and for the years ended December 31, 2016 and 2015. As described above, AXA Equitable refined its calculation of the discount rate for the year ended December 31, 2015 valuation of its defined benefits plans to use the discrete single equivalent discount rate for each plan as compared to its previous use of an aggregate, weighted average practical expedient.

	December 31,
	2016	2015
Discount rates:
Benefit obligations:
AXA Equitable QP, immediately preceding Transfer to AXA Financial	N/A	3.98%
Other AXA Equitable defined benefit plans	3.48%	3.66%
AB Qualified Retirement Plan	4.75%	4.3%
Periodic cost	3.7%	3.6%
Rates of compensation increase:
Benefit obligation	N/A	6.00%
Periodic cost	N/A	6.46%
Expected long-term rates of return on pension plan assets (periodic cost)	6.5%	6.75%

Note 12 of Notes to Consolidated Financial Statements, included elsewhere in this Form 8-K, describes the respective funding policies of AB to its qualified pension plans, AB currently estimates it will contribute $4 million to the AB retirement plan in 2017 . Contribution estimates, which are subject to change, are based on regulatory requirements, future market conditions, and assumptions used for actuarial computations of the plans’ obligations and assets.

Share-based Compensation Programs

As further described in Note 13 of Notes to Consolidated Financial Statements, included elsewhere herein, AXA and AXA Financial sponsor various share-based compensation plans for eligible employees and financial professionals of AXA Financial and its subsidiaries, including the Company. AB also sponsors its own unit option plans for certain of its employees. For 2016, 2015, and 2014, respectively, the Company recognized compensation costs of $187 million, $211 million and $192 million for share-based payment arrangements. Compensation expense related to these awards is measured based on the estimated fair value of the equity instruments issued or the liabilities incurred. The Company uses the Black-Scholes option valuation model to determine the grant-date fair values of equity share/unit option awards and similar instruments, requiring assumptions with respect to the expected term of the award, expected price volatility of the underlying share/unit, and expected dividends. These assumptions are significant factors in the resulting measure of fair value recognized over the vesting period and require use of management judgment as to likely future conditions, including employee exercise behavior, as well as consideration of historical and market observable data.

Investments – Impairments, Valuation Allowances and Fair Value Measurements
The Company’s investment portfolio principally consists of public and private fixed maturities, mortgage loans, equity securities, and derivative financial instruments, including exchange traded equity, currency and interest rate futures contracts, total return and/or other equity swaps, interest rate swap and floor contracts, swaptions, variance swaps as well as equity options used to manage various risks relating to its business operations. In applying the Company’s accounting policies with respect to these investments, estimates, assumptions, and judgments are required about matters that are inherently uncertain, particularly in the identification and recognition of OTTI, determination of the valuation allowance for losses on mortgage loans, and measurements of fair value.
Impairments and Valuation Allowances
The assessment of whether OTTIs have occurred is performed quarterly by the Company’s Investment Under Surveillance ("IUS") Committee, with the assistance of its investment advisors, on a security-by-security basis for each available-for-sale fixed maturity and equity security that has experienced a decline in fair value for purpose of evaluating the underlying reasons. The analysis begins with a review of gross unrealized losses by the following categories of securities: (i) all investment grade and below investment grade fixed maturities for which fair value has declined and remained below amortized cost by 20% or more; (ii) below-investment-grade fixed maturities for which fair value has declined and remained below amortized cost for a period greater than 12 months; and (iii) equity securities for which fair value has declined and remained below cost by 20% or greater or remained below cost for a period of 6 months or greater. Integral to the analysis is an assessment of various indicators of credit deterioration to determine whether the investment security is expected to recover, including, but not limited to, consideration of the duration and severity of the unrealized loss, failure, if any, of the issuer of the security to make scheduled payments, actions taken by rating agencies, adverse conditions specifically related to the security or sector, the financial strength, liquidity, and continued viability of the issuer and, for equity securities only, the intent and ability to hold the investment until recovery, resulting in identification of specific securities for which OTTI is recognized.
If there is no intent to sell or likely requirement to dispose of the fixed maturity security before its recovery, only the credit loss component of any resulting OTTI is recognized in income and the remainder of the fair value loss is recognized in OCI. The amount of credit loss is the shortfall of the present value of the cash flows expected to be collected as compared to the amortized cost basis of the security. The present value is calculated by discounting management’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. Projections of future cash flows are based on assumptions regarding probability of default and estimates regarding the amount and timing of recoveries. These assumptions and estimates require use of management judgment and consider internal credit analyses as well as market observable data relevant to the collectability of the security. For mortgage- and asset-backed securities, projected future cash flows also include assumptions regarding prepayments and underlying collateral value.
Mortgage loans also are reviewed quarterly by the IUS Committee for impairment on a loan-by-loan basis, including an assessment of related collateral value. Commercial mortgages 60 days or more past due and agricultural mortgages 90 days or more past due, as well as all mortgages in the process of foreclosure, are identified as problem mortgages. Based on its monthly monitoring of mortgages, a class of potential problem mortgages also is identified, consisting of mortgage loans not currently classified as problems but for which management has doubts as to the ability of the borrower to comply with the present loan payment terms and which may result in the loan becoming a problem or being restructured. The decision whether to classify a performing mortgage loan as a potential problem involves significant subjective judgments by management as to likely future industry conditions and developments with respect to the borrower or the individual mortgaged property.
For problem mortgage loans a valuation allowance is established to provide for the risk of credit losses inherent in the lending process. The allowance includes loan specific reserves for loans determined to be non-performing as a result of the loan review process. A non-performing loan is defined as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The loan specific portion of the loss allowance is based on the Company’s assessment as to ultimate collectability of loan principal and interest. Valuation allowances for a non-performing loan are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. The valuation allowance for mortgage loans can increase or decrease from period to period based on such factors.
Fair Value Measurements
Investments reported at fair value in the consolidated balance sheets of the Company include fixed maturity and equity securities classified as available-for-sale, trading securities, and certain other invested assets, such as freestanding derivatives. In addition, reinsurance contracts covering GMIB exposure and the liabilities in the SCS variable annuity, SIO in the EQUI-VEST® variable annuity series, MSO in the variable life insurance products, IUL insurance products and the GMxB derivative features liability in certain variable annuity products issued by the Company are considered embedded derivatives and reported at fair value.
When available, the estimated fair value of securities is based on quoted prices in active markets that are readily and regularly obtainable; these generally are the most liquid holdings and their valuation does not involve management judgment. When quoted prices in active markets are not available, the Company estimates fair value based on market standard valuation methodologies, including discounted cash flow methodologies, matrix pricing, or other similar techniques. For securities with reasonable price transparency, the significant inputs to these valuation methodologies either are observable in the market or can be derived principally from or corroborated by observable market data. When the volume or level of activity results in little or no price transparency, significant inputs no longer can be supported by reference to market observable data but instead must be based on management’s estimation and judgment. Substantially the same approach is used by the Company to measure the fair values of freestanding and embedded derivatives with exception for consideration of the effects of master netting agreements and collateral arrangements as well as incremental value or risk ascribed to changes in own or counterparty credit risk.
As required by the accounting guidance, the Company categorizes its assets and liabilities measured at fair value into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique, giving the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). For additional information regarding the key estimates and assumptions surrounding the determinations of fair value measurements, see Note 7 to the Notes to Consolidated Financial Statements included in this Form 8-K.

Income Taxes
Income taxes represent the net amount of income taxes that the Company expects to pay to or receive from various taxing jurisdictions in connection with its operations. The Company provides for Federal and state income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryforward periods under the tax law in the applicable jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred tax assets will not be realized. Management considers all available evidence including past operating results, the existence of cumulative losses in the most recent years, forecasted income, future taxable income and prudent and feasible tax planning strategies. The Company’s accounting for income taxes represents management’s best estimate of the tax consequences of various events and transactions.
Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities, and in evaluating the Company’s tax positions including evaluating uncertainties under the guidance for Accounting for Uncertainty in Income taxes. Under the guidance, the Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. Tax positions are then measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.
The Company’s tax positions are reviewed quarterly and the balances are adjusted as new information becomes available.

CONSOLIDATED RESULTS OF OPERATIONS

AXA Equitable
Consolidated Results of Operations

	2016	2015	2014
	(In millions)
REVENUES
Policy charges and fee income	$3,344	$3,291	$3,150
Premiums	854	828	847
Net derivative gains (losses)	(1,163)	(1,075)	3,555
Net investment income (loss)	2,318	2,057	2,210
Investment gains (losses), net:
Total other-than-temporary impairment losses	(65)	(41)	(72)
Portion of loss recognized in other comprehensive income	—	—	—
Net impairment losses recognized	(65)	(41)	(72)
Other investment gains (losses), net	81	21	14
Total investment gains (losses), net	16	(20)	(58)
Investment management and service fees	3,755	3,902	3,900
Other income	36	40	30
Total revenues	9,160	9,023	13,634
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	2,745	2,457	3,708
Interest credited to policyholders’ account balances	1,079	973	1,029
Compensation and benefits	1,723	1,783	1,739
Commissions	1,095	1,111	1,147
Distribution related payments	372	394	413
Interest expense	16	20	53
Amortization of deferred policy acquisition costs, net	287	(254)	(350)
Other operating costs and expenses	1,458	1,497	1,668
Total benefits and other deductions	8,775	7,981	9,407
Income (loss) from operations, before income taxes	385	1,042	4,227
Income tax (expense) benefit	168	23	(1,040)
Net income (loss)	553	1,065	3,187
Less: net (income) loss attributable to the noncontrolling interest	(496)	(398)	(382)
Net Income (Loss) Attributable to AXA Equitable	$57	$667	$2,805

The consolidated income narratives that follow discuss the results for 2016 compared to 2015’s results, followed by the results for 2015 compared to 2014’s results. For additional information see, "Impact of Hedging and GMIB Reinsurance Results" above. All periods presented have been revised to reflect the implementation of the accounting change and the revision of errors identified by management in its previous financial statements. For additional information regarding revisions to prior period information, see Note 2 of the Notes to Consolidated Financial Statements included in this form 8-K.

Year ended December 31, 2016 Compared to the Year Ended December 31, 2015

Net income attributable to the Company in 2016 was $57 million, a decrease of $610 million from the $667 million of net income attributable to the Company in 2015. The decrease is primarily attributable to $541 million higher amortization of DAC, $288 million higher policyholders’ benefits, $147 million decrease in investment management and service fees, $106 million higher interest credited to policyholders’ account balances and $88 million higher net derivative losses, partially offset by an increase of $261 million in net investment income, $60 million decrease in compensation and benefit expenses, $60 million increase in other investment gains, $53 million increase in policy charges and fee income, $39 million decrease in other operating costs and expenses and $26 million increase in premiums when compared to 2015. The Company recorded an income tax benefit of $168 million in 2016 compared to an income tax benefit of $23 million in 2015.

Net income attributable to the noncontrolling interest was $496 million in 2016 as compared to $398 million in 2015 primarily reflecting income from AB in both periods.

Net income inclusive of income (losses) attributable to noncontrolling interest was $553 million in 2016, a decrease of $512 million from net income of $1.1 billion reported in 2015.

Income tax benefit in 2016 was $168 million, primarily due to the $320 million pre-tax loss in the Insurance segment, compared to income tax benefit of $23 million in 2015, primarily due to the $425 million pre-tax income in the Insurance segment. Income tax benefits in 2015 was increased by a $77 million benefit related to a settlement with the IRS on the appeal of proposed adjustments to the Company’s 2004 and 2005 Federal corporate income tax returns. Income taxes for 2016 and 2015 were computed using an estimated annual effective tax rate. In 2016 and 2015, Federal income taxes attributable to consolidated operations were different from the amounts determined by multiplying the income before income taxes and noncontrolling interest by the expected Federal income tax rate of 35%. The primary differences were dividend received deductions, nontaxable investment income and noncontrolling interest permanent differences. Additionally, the Company does not provide Federal and state income taxes on the undistributed income of non-U.S. corporate subsidiaries except to the extent that such income are permanently invested outside the United States.

Income from operations before income taxes was $385 million in 2016, a decrease of $657 million from the $1.0 billion in pre-tax income reported in 2015. The Insurance segment’s pre-tax loss from operations totaled $320 million in 2016, $745 million lower than the pre-tax income of $425 million in 2015. The Investment Management segment’s pre-tax income from operations was $706 million in 2016 as compared to $618 million for 2015. The Insurance segment’s pre-tax loss in 2016 as compared to pre-tax income in 2015 was primarily due to $541 million higher amortization of DAC, net, $288 million higher policyholders’ benefits, $106 million higher interest credited to policyholders’ account balances, $47 million higher net derivative losses and $43 million decrease in investment management and service fees, partially offset by an increase of $124 million in net investment income, $58 million increase in other investment gains, $53 million increase in policy charges and fee income, $26 million increase in premiums, $23 million decrease in compensation and benefit expenses and $13 million decrease in other operating costs and expenses, when compared to 2015. The Investment Management segment’s higher pre-tax income in 2016 as compared to 2015 was primarily due to $132 million higher net investment income, $37 million lower compensation and benefit expenses, $27 million lower other operating expenses and $22 million lower distribution related payments partially offset by $100 million lower investment management and service fees.

Total revenues were $9.2 billion in 2016, an increase of $137 million from revenues from $9.0 billion reported in 2015. The Insurance segment reported total revenues of $6.2 billion in 2016, a $132 million increase from the $6.0 billion reported in 2015. The Investment Management segment reported total revenues of $3.0 billion, a $4 million increase from the $3.0 billion of revenues reported in 2015. The increase in Insurance segment revenues was primarily due to $124 million in net investment income, $53 million increase in policy charges and fee income, $34 million investment gains and $26 million increase in premiums partially offset by a $43 million decrease in investment management and service fees and $58 million higher net derivative losses when compared to 2015. The $4 million increase in the Investment Management segment’s revenues in 2016 was primarily due to $132 million higher net investment income and $2 million higher investment gains partially offset by $100 million lower investment management and service fees and $30 million net derivative losses.

Total benefits and expenses were $8.8 billion in 2016, an increase of $794 million from the $8.0 billion reported in 2015. The Insurance segment’s total benefits and expenses were $6.5 billion, an increase of $877 million from 2015 total of $5.6 billion. The Investment Management segment’s total expenses for 2016 were $2.3 billion, $84 million lower than the $2.4 billion in expenses in 2015. The Insurance segment’s increase was principally due to $541 million higher amortization of DAC, net, $288 million higher benefits paid to policyholder, $106 million higher interest credited to policyholders’ account balances, partially offset by $31 million decrease in other operating expenses, $23 million decrease in compensation and benefits expenses and $16 million decrease in commissions. The decrease in expenses for the Investment Management segment was principally due to $37 million lower compensation and benefits expenses, a $27 million decrease in total other operating expenses and $22 million lower distribution related payments.
Year ended December 31, 2015 Compared to the Year Ended December 31, 2014

Net income attributable to the Company in 2015 was $667 million, a decrease of $2.1 billion from the $2.8 billion of net income attributable to the Company in 2014. The decrease is primarily attributable to $1.1 billion net derivative losses in 2015 as compared to $3.6 billion net derivative gains in 2014, partially offset by $1.3 billion decrease in policyholders’ benefits, $171 million lower- total other operating expenses and $141 million increase in policy charges and fee income. The Company recorded an income tax benefit of $23 million in 2015 and $1.0 billion income tax expense in 2014.

Net income attributable to the noncontrolling interest was $398 million in 2015 as compared to $382 million in 2014. The increase was principally due to higher income from AB in 2015 as compared to 2014.

Net income inclusive of income (losses) attributable to noncontrolling interest was $1.1 billion in 2015, a decrease of $2.1 billion from net income of $3.2 billion reported in 2014.

Income tax benefit in 2015 was $23 million, primarily due to the $425 million pre-tax income in the Insurance segment, compared to income tax expense of $1.0 billion in 2014, primarily due to the $3.6 billion pre-tax income in the Insurance segment. Income tax expense in 2015 decreased by a $77 million benefit related to a settlement with the IRS on the appeal of proposed adjustments to the Company’s 2004 and 2005 Federal corporate income tax returns. Income tax expense in 2014 was decreased by a $212 million benefit related to the completion of the 2006 and 2007 IRS audit. In 2015 and 2014, Federal income taxes attributable to consolidated operations were different from the amounts determined by multiplying the income before income taxes and noncontrolling interest by the expected Federal income tax rate of 35%. The primary differences were dividend received deductions, nontaxable investment income and noncontrolling interest permanent differences. The Company does not provide Federal and state income taxes on the undistributed income of non-U.S. corporate subsidiaries as such income are permanently invested outside of the United States.

Income from operations before income taxes was $1.0 billion in 2015, a decrease of $3.2 billion from the $4.2 billion in pre-tax income reported in 2014. The Insurance segment’s pre-tax income from operations totaled $425 million in 2015; $3.2 billion lower than the $3.6 billion pre-tax income in 2014. The Investment Management segment’s pre-tax income was $618 million in 2015, $15 million higher than the $603 million pre-tax income reported in 2014. The Insurance segment’s lower pre-tax income in 2015 as compared to 2014 were primarily due to $1.1 billion net derivative losses in 2015 compared to $3.6 billion net derivative gains in 2014 partially offset by $1.3 billion decrease in policyholders’ benefits. The $15 million higher pre-tax income from operations in the investment management segment in 2015 were primarily due to $34 million increase in net derivative gains, $19 million decrease in distribution related payments partially offset by $18 million decrease in distribution revenue and $16 million decrease in net investment income in 2015 as compared to 2014.

Total revenues were $9.0 billion in 2015, a decrease of $4.6 billion from revenues of $13.6 billion reported in 2014. The Insurance segment reported total revenues of $6.0 billion in 2015, a $4.6 billion decrease from the $10.7 billion reported in 2014. The Investment Management segment reported total revenues of $3.0 billion, a $14 million increase from the $3.0 billion of revenues reported in 2014. The decrease in Insurance segment revenues was principally due to $4.7 billion decrease in net derivative gains (losses). The increase in the Investment Management segment’s revenues in 2015 was primarily due to an increase in income from derivative instruments ($15 million of income in 2015 compared to a $19 million loss in 2014) partially offset by $16 million lower other investment income.

Total benefits and expenses were $8.0 billion in 2015, a decrease of $1.4 billion from the $9.4 billion reported in 2014. The Insurance segment’s total benefits and expenses were $5.6 billion, a decrease of $1.4 billion from 2014 total of $7.0 billion. The Investment Management segment’s total expenses for 2015 were $2.4 billion, $1 million higher than the $2.4 billion in expenses in 2014. The Insurance segment’s decrease was principally due to $1.3 billion lower policyholders’ benefits, $183 million lower total other operating costs and expenses and $56 million lower interest credited to policyholder’s account balances partially offset by $96 million higher amortization of DAC, net. The increase in expenses for the Investment Management segment was principally due $12 million higher other operating expenses and $6 million higher compensation and benefits expenses partially offset by $19 million lower distribution related payments.

RESULTS OF OPERATIONS BY SEGMENT
Insurance.
Insurance - Results of Operations

	2016	2015	2014
	(In millions)
REVENUES
Policy charges and fee income	$3,344	$3,291	$3,150
Premiums	854	828	847
Net derivative gains (losses)	(1,148)	(1,090)	3,574
Net investment income (loss)	2,118	1,994	2,136
Investment gains (losses), net:
Total other-than-temporary impairment losses	(65)	(41)	(72)
Portion of loss recognized in other comprehensive income	—	—	-
Net impairment losses recognized	(65)	(41)	(72)
Other investment gains (losses), net	83	25	13
Total investment gains (losses), net	18	(16)	(59)
Investment management and service fees	936	979	972
Other income	36	40	30
Total revenues	6,158	6,026	10,650
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	2,745	2,457	3,708
Interest credited to policyholders’ account balances	1,079	973	1,029
Compensation and benefits	470	493	455
Commissions	1,095	1,111	1,147
Amortization of deferred policy acquisition costs, net	287	(254)	(350)
Interest expense	13	19	52
All other operating costs and expenses	789	802	985
Total benefits and other deductions	6,478	5,601	7,026
Income (Loss) from Operations, Before Income Taxes	$(320)	$425	$3,624
Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015 – Insurance
Revenues

In 2016, the Insurance segment’s revenues increased $132 million to $6.2 billion from $6.0 billion in 2015. The increase was primarily due to $124 million increase in net investment income, $53 million increase in policy charges and fee income, $34 million increase in total investment gain partially offset by $43 million decrease in investment management and service fees and $58 million higher Net derivative losses when compared to 2015.

Policy charges and fee income increased $53 million to $3.3 billion in 2016 from $3.3 billion in 2015, primarily due to a $32 million decrease in the initial fee liability in 2016 compared to $41 million increase in the initial fee liability in 2015, both periods reflected changes in expected future margins on certain VISL products which decreased the liability by $8 million in 2016 and increased the liability by $21 million in 2015.

Premiums totaled $854 million in 2016, $26 million higher than the $828 million in 2015. This increase primarily resulted from lower reinsurance premiums ceded and higher renewal sales of traditional products.

Net derivative losses increased $58 million to $1.1 billion in 2016 from $1.1 billion 2015, primarily due to $351 million higher investment losses from derivative instruments ($447 million of investment losses from derivative instruments in 2016 compared to $96 million of investment losses from derivative instruments in 2015) partially offset by a $330 million lower increase in the fair value of insurance liabilities net of the impacts of reinsurance contracts in 2016 compared to 2015. The $330 million lower increase in the net fair value of insurance liabilities during 2016 compared to 2015 was primarily driven by the non-repeat of 2015 updates to our long term lapse, withdrawal and GMIB utilization rates for our variable annuity products with GMxB features which increased the fair value of liabilities in 2015 by $1.4 billion; partially offsetting the lower net increase in fair value liabilities were an $832 million higher increase in the net fair value liability resulting from the impacts of equity markets ($911 million and $79 million increases in the net fair value liability in 2016 and 2015 respectively) and the $320 million lower decreases in the net fair value of the insurance liability resulting from the impacts of interest rates ($150 million and $470 million decreases in the net fair value of the liability in 2016 and 2015, respectively). The impacts of volatility, non-performance risk and in-force spreads decreased the fair value of the liability by $122 million more in 2016 compared to 2015.

Net investment income increased $124 million to $2.1 billion in 2016 from $2.0 billion in 2015. The increase is primarily attributable to a $65 million prepayment penalty charged to an affiliate for early prepayment of a loan, $57 million higher investment income from mortgage loans on real estate and $34 million higher realized and unrealized investment gains from trading account securities partially offset by $14 million lower income from equity in limited partnerships and $10 million higher investment expenses.

Investment gains (losses), net was a gain of $18 million in 2016, as compared to a loss of $16 million in 2015. The Insurance segment’s 2016 higher net gains were primarily due to $40 million higher gains on sales of fixed maturities and a $21 million realized gain on sale of artwork in 2016 which were partially offset by $24 million higher writedowns of fixed maturities.

Investment management and service fees decreased $43 million to $936 million in 2016 as compared to $979 million in 2015. The decrease was primarily due to $42 million lower gross investment management and distribution fees. Included in investment management and service fees were fees earned by AXA Equitable FMG of $674 million and $707 million in 2016 and 2015 respectively.
Benefits and Other Deductions

In 2016, total benefits and other deductions increased $877 million to $6.5 billion from $5.6 billion in 2015. The Insurance segment’s increase was principally due to $541 million higher amortization of DAC, net, $288 million higher policyholders' benefits and $106 million higher interest credited to policyholders’ account balances partially offset by a $23 million decrease in compensation and benefits expense,  $16 million decrease in commission expense and $13 million lower other operating expenses.

Policyholders’ benefits increased $288 million to $2.7 billion in 2016 from $2.5 billion in 2015. The increase was primarily due to $247 million higher benefits paid and $58 million higher increase in reserves partially offset by $17 million lower policyholders’ dividend expense. The 2016 higher increase in reserves includes a $145 million increase in payout annuity reserves, $36 million additional loss recognition in Non-par Wind-up annuity reserves and $139 million higher increase in GMxB reserves (an increase of $42 million in 2016 as compared to a decrease of $97 million in 2015). Partially offsetting the increase in reserves was a $229 million lower increase in the VISL no lapse guarantee reserve primarily the result of a $135 million decrease in VISL policyholders’ reserves resulting from mortality assumption updates and changes in the premium funding reserve model. In 2015, reserves for VISL products were decreased by $71 million to reflect an assumption update for the actual COI rate increase.

The 2016 increase in GMxB reserves includes a $56 million decrease in GMxB reserves as a result of the December 2015 buyback that completed in March 2016. The 2016 increase in the GMxB reserves reflects the impacts of changes in capital markets which decreased GMxB reserves by $63 million in 2016 compared to a $451 million decrease in 2015. The 2015 GMxB reserve balance also includes a $570 million increase in reserves resulting from the Company’s update to the RTM assumption and a $26 million increase in reserves to reflect updated assumptions of future GMIB costs as a result of lower expected short-term lapses for those policyholders who do not accept the GMIB buyout offer program initiated in fourth quarter 2015. Partially offsetting these increases was a $837 million decrease in reserves resulting from the Company’s updated expectations of election, partial withdrawal and long-term lapse rates.

In 2016, interest credited to policyholders’ account balances totaled $1.1 billion, an increase of $106 million from the $973 million reported in 2015 primarily due to higher interest credited on certain variable annuity contracts which is based upon performance of market indices subject to guarantees.

Total compensation and benefits totaled $470 million in 2016, a $23 million decrease from $493 million in 2015. The decrease is primarily a result of a $46 million decrease in employee benefit costs and stock plan expenses partially offset by $23 million higher employee salaries.

In 2016, commission expense totaled $1.1 billion, a decrease of $16 million compared to 2015, principally due to a decrease in indexed universal life product sales.

In 2016, interest expense totaled $13 million; a decrease of $6 million from $19 million in 2015. The decrease is due to the repayment at maturity of a $200 million callable 7.7% surplus note during fourth quarter 2015, partially offset by $8 million higher interest expense on repurchase agreement transactions.

Amortization of DAC, net was $287 million in 2016, an increase of $541 million from $(254) million of amortization of DAC, net in 2015. DAC amortization in 2016 included $102 million of unfavorable changes in expected future margins primarily on VISL products (partially offset in the initial fee liability) resulting from updates to the General Account spread assumption to reflect lower expected investment yields. In addition, in 2016 the Company recorded $308 million of accelerated DAC amortization after performing the loss recognition testing of the VISL line of business resulting primarily from unfavorable updates to the General Account spread assumption as well as updates to projected reinsurance recoverables. Partially offsetting the increase in amortization were updates to the mortality assumption and updates to the persistency assumption on certain VISL products which decreased the amortization of DAC by $46 million. DAC amortization in 2015 included $186 million of favorable changes in expected future margins on VISL products (partially offset in the initial fee liability) primarily a result of updates to the RTM, mortality, lapse and pro-rata withdrawal assumptions. Other drivers offsetting the increase in DAC amortization primarily resulted from baseline amortization and DAC reactivity to realized capital gains (losses). The increase in Amortization of DAC also included a $17 million and $4 million decrease in capitalization of first year commissions and deferrable operating expenses, respectively.

Other operating costs and expenses totaled $789 million in 2016, a decrease of $13 million from the $802 million reported in 2015. The decrease is primarily related to $27 million lower legal expenses, $17 million lower consulting expenses and $20 million lower other general and administrative expenses. Partially offsetting the decrease was higher amortization of reinsurance costs related to the deferred asset recorded from the Company’s reinsurance transaction with AXA Arizona and unaffiliated reinsurers and a $21 million donation to the AXA Foundation from the proceeds received from the sale of artwork in 2016.
Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014 – Insurance
Revenues

In 2015, the Insurance segment reported total revenues of $6.0 billion, a $4.6 billion decrease from the $10.7 billion reported in 2014. The decrease in Insurance segment revenues was principally due to $4.7 billion lower net derivative investment gains ($1.1 billion net derivative losses in 2015 compared to $3.6 billion net derivative gains in 2014) and $142 million lower net investment income partially offset by $141 million higher policy charges and fee income and $43 million higher investment gains.

Policy charges and fee income increased $141 million to $3.3 billion in 2015 from $3.2 billion in 2014. The increase was principally due to $128 million higher policy fee income earned on variable annuity and variable and interest sensitive life products. The initial fee liability in increased $41 million in both 2015 and 2014. Favorable changes in expected future margins on VISL products increased the initial fee liability by $21 million and $20 million in 2015 and 2014, respectively.

Premiums totaled $828 million in 2015, $19 million lower than the $847 million in 2014. This decrease primarily resulted from lower traditional life insurance sales.

Net derivative gains (losses) decreased $4.7 billion to $1.1 billion net derivative losses in 2015 compared to $3.6 billion net derivative gains in 2014. The decrease was primarily due to a net increase of $2.8 billion in the fair value of insurance liabilities net of the impacts of reinsurance contracts in 2015 compared to 2014. The increase in the fair value of insurance liabilities during 2015 was primarily driven by the impacts of interest rates which increased the fair value of insurance liabilities by $1.6 billion in 2014 compared to $0.5 billion in 2014 as well as updates to our long term lapse, withdrawal and GMIB utilization rates for our variable annuity products with GMxB features which increased the fair value of insurance liabilities $1.4 billion in 2015. Partially offsetting the increase in the net fair value of the insurance liabilities were the impacts of equity markets which decreased the net liability in 2015 relative to 2014 by $313 million. Investment income from derivative assets decreased $1.7 billion ($81 million of investment losses from derivative instruments in 2015 compared to $1.6 billion of investment income from derivative instruments in 2014).

Net investment income (loss) decreased $142 million to 2.0 billion in 2015 from 2.1 billion in 2014. The decrease resulted from a $123 million decrease in equity income in limited partnerships, a $15 million decrease in interest income on loans to an affiliate and $27 million and $11 million lower investment income from trading account securities and fixed maturities, respectively, partially offset by $32 million higher income from mortgage loans on real estate.

Investment gains (losses), net was a loss of $16 million in 2015, as compared to a loss of $59 million in 2014. The Insurance segment’s investment loss, net in 2015 was primarily due to $31 million lower write-downs of fixed maturities ($41 million in 2015 and $72 million in 2014) and $6 million higher realized gains from fixed maturities.

Investment management and service fees increased $7 million to $979 million in 2015 as compared to $972 million in 2014. This increase was primarily due to $17 million higher fee income for AXA Distributors, including $10 million higher service fee income from MONY Life Insurance Company of America ("MONY America") as a result of AXA Financial’s strategy to sell life insurance product outside of New York through MONY America. Included in commission fees and other income were fees earned by AXA Equitable FMG of $707 million and $711 million in 2015 and 2014, respectively.

Benefits and Other Deductions

In 2015 total benefits and other deductions were $5.6 billion, a decrease of $1.4 billion from the 2014 total of $7.0 billion. The decrease was principally due to $1.3 billion lower policyholders’ benefits, $56 million lower interest credited to policyholder’s account balances and $183 million lower other operating costs and expenses partially offset by $96 million higher amortization of DAC, net.

Policyholders’ benefits decreased $1.3 billion to $2.5 billion in 2015 from $3.7 billion in 2014. The decrease was primarily due to a $1.3 billion lower increase in GMxB reserves (decrease of $97 million and increase of $1.2 billion in 2015 and 2014, respectively). In addition, in 2015 reserves for variable and interest-sensitive life products were decreased by $71 million to reflect an assumption update for the actual COI rate increase.

The $97 million decrease in the GMxB reserves in 2015 reflects the impacts of changes in capital markets which decreased the GMDB/GMIB reserves by $451 million. The 2015 GMxB reserve balance also includes a $570 million increase in reserves resulting from the Company’s update to the RTM assumption and a $26 million increase in reserves to reflect updated assumptions of future GMIB costs as a result of lower expected short-term lapses for those policyholders who do not accept the GMIB buyout offer program initiated in fourth quarter 2015. Partially offsetting these increases was a $837 million decrease in reserves resulting from the Company’s updated expectations of election, partial withdrawal and long-term lapse rates.

The $1.2 billion increase in the GMxB reserves in 2014 reflects the impacts of changes in capital markets which increased the GMxB reserves by $800 million. The increase in the GMxB reserves also includes a $15 million increase due to updated assumptions of future GMIB costs as a result of lower expected short-term lapses for those policyholders who did not accept the GMIB buyout offer that expired in third quarter 2014.

In 2015, interest credited to policyholders’ account balances totaled $973 million, a decrease of $56 million from the $1.0 billion reported in 2014 primarily due to lower interest credited on certain variable annuity contracts which is based upon performance of market indices subject to guarantees.

Total compensation and benefits totaled $493 million in 2015, a $38 million increase from $455 million in 2014, primarily due to higher salary costs, employee benefits and share based compensation.

In 2015, commission expense totaled $1.1 billion, a decrease of $36 million compared to 2014, principally due to a decrease in indexed universal life product sales.

In 2015, interest expense totaled $19 million; a decrease of $33 million from $52 million in 2014. The decrease is due to the repayment of a $500 million callable 7.1% surplus note during the second quarter of 2014 and repayment of a $325 million surplus note with an interest rate of 6.0% in fourth quarter 2014 to AXA Financial.

Amortization of DAC, net was $(254) million in 2015, a decrease of $96 million from $(350) million of amortization of DAC, net in 2014. The decrease in DAC amortization is primarily due to higher baseline amortization partially offset by $103 million favorable changes in expected future margins on variable and interest-sensitive life products (partially offset in the initial fee liability) and updates to the RTM and lapse assumptions in 2015 compared to $56 million favorable changes in expected future margins on variable and interest-sensitive life products (partially offset in the initial fee liability) in 2014.

Other operating costs and expenses totaled $802 million in 2015, a decrease of $183 million from the $1.0 billion reported in 2014. The decrease is primarily related to a $195 million lower amortization of reinsurance costs related to the deferred asset recorded from the Company’s reinsurance transaction with AXA Arizona, a decrease of $68 million in amortization of deferred cost of reinsurance with third parties and $39 million lower restructuring costs partially offset by an increase of $30 million in consulting fees and $26 million higher legal expenses.

Premiums and Deposits

The Company offers a balanced and diversified product portfolio that takes into account the macroeconomic environment and customer preferences and drives profitable growth while appropriately managing risk. Variable annuity products continue to account for the majority of the Company’s sales.

The following table lists sales for major insurance product lines for 2016, 2015 and 2014. Premiums and deposits are presented gross of internal conversions and are presented gross of reinsurance ceded:
Premiums and Deposits

	2016	2015	2014
	(In millions)
Retail:
Annuities
First year	$3,669	$3,702	$3,775
Renewal	2,244	2,195	2,146
	5,913	5,897	5,921
Life(1)
First year	144	156	174
Renewal	1,649	1,682	1,712
	1,793	1,838	1,886
Other(2)
First year	—	—	—
Renewal	233	229	240
	233	229	240
Total retail	7,939	7,964	8,047
Wholesale:
Annuities
First year	4,658	4,137	4,228
Renewal	297	247	187
	4,955	4,384	4,415
Life(1)
First year	25	33	32
Renewal	701	630	627
	726	663	659
Total wholesale	5,681	5,047	5,074
Total Premiums and Deposits(3)	$13,620	$13,011	$13,121

(1)	Includes variable, interest-sensitive and traditional life products.

(2)	Includes reinsurance assumed and health insurance.

(3)	Excludes funding agreement deposits
2016 Compared to 2015.

Total premiums and deposits for insurance and annuity products for 2016 were $13.6 billion, a $609 million increase from $13.0 billion in 2015 while total first year premiums and deposits increased $468 million to $8.5 billion in 2016 from $8.0 billion in the 2015. The annuity line’s first year premiums and deposits increased $488 million to $8.3 billion principally due to the $521 million increase in sales in the wholesale channel. The increase in first year annuity sales in the wholesale channel is primarily due to higher sales of the Company’s SCS and other variable annuity products that do not offer enhanced guaranteed living benefits partially offset by lower sales of Retirement Cornerstone® and Accumulator® products. First year premiums and deposits for the life insurance products decreased $20 million, primarily due to a decrease in sales of Indexed universal life insurance products in both the retail and wholesale channels.

2015 Compared to 2014.
Total premiums and deposits for insurance and annuity products for 2015 were $13.0 billion, a $110 million decrease from $13.1 billion in 2014 while total first year premiums and deposits decreased $181 million to $8.0 billion in 2015 from $8.2 billion in 2014. The annuity line’s first year premiums and deposits decreased $164 million to $7.8 billion principally due to a $91 million and $73 million decrease in sales in the wholesale and retail channels, respectively. First year premiums and deposits for the life insurance products decreased $17 million, primarily due to lower sales of UL and term life products in the retail channel.
The decrease in variable annuity sales for 2015 was primarily due to lower sales of certain variable annuity products with enhanced guarantee benefits, generally consistent with industry wide decreases of annuity sales. The decrease in first year annuity sales were partially offset by higher sales of certain variable annuities that do not include enhanced guarantee benefits.
Surrenders and Withdrawals.

The following table presents surrender and withdrawal amounts and rates for major insurance product lines. Annuity surrenders and withdrawals are presented net of internal replacements.

				Rates(1)
	2016	2015	2014	2016	2015	2014
	(Dollars in millions)
Annuities	$8,051	$7,493	$9,202	6.6%	6.3%	7.8%
Variable and interest-sensitive life	696	737	747	3.4%	3.6%	3.6%
Traditional life	190	189	192	2.6%	2.6%	2.5%
Total (2)	$8,937	$8,419	$10,141

(1)	Surrender rates are based on the average surrenderable future policy benefits and/or policyholders’ account balances for the related policies and contracts in force during each year.

(2)	Excludes funding agreements withdrawals
2016 Compared to 2015.
Surrenders and withdrawals increased $518 million, from $8.4 billion in 2015 to $8.9 billion in 2016. There was an increase of $558 million and $1 million in annuities and traditional life, respectively, and a decrease of $41 million in VISL products surrenders and withdrawals. The increase in annuities surrenders for 2016 is due to the impact of $558 million of surrenders related to the Company’s 2015 buyback program to purchase from certain policyholders the GMDB and GMIB riders contained in their Accumulator® contracts. The buyback program expired in March 2016.
2015 Compared to 2014.
Surrenders and withdrawals decreased $1.7 billion, from $10.1 billion in 2014 to $8.4 billion in 2015. There was a decrease of $1.7 billion in individual annuities surrenders and withdrawals with decreases of $10 million and $3 million, respectively, in variable and interest sensitive and traditional life products. The annuities surrender rate decreased to 6.3% in 2015 from 7.8% in 2014. Annuity surrenders in 2015 and 2014 include $201 million and $1.8 billion of surrenders related to the Company’s buyback programs to purchase from certain policyholders the GMDB and GMIB riders contained in their Accumulator® contracts. As a result of these programs, the Company expects a change in the short-term behavior of policyholders, as those who do not accept the offer are assumed to be less likely to lapse their contract over the short term.

Investment Management.
The table that follows presents the operating results of the Investment Management segment, consisting principally of AB’s operations, for 2016, 2015 and 2014.
Investment Management - Results of Operations

	2016	2015	2014
	(In millions)
Revenues:
Investment advisory and service fees	$1,933	$1,974	$1,958
Distribution revenues	384	427	445
Bernstein research services	480	493	483
Other revenues	99	102	109
Investment management and service fees	2,896	2,996	2,995
Net derivative gains (losses)	(15)	15	(19)
Net investment income (losses)	150	18	34
Investment gains (losses), net	(2)	(4)	1
Total revenues	3,029	3,025	3,011
Expenses:
Compensation and benefits	1,254	1,291	1,285
Distribution related payments	372	394	413
Interest expense	3	1	1
Other operating costs and expenses	694	721	709
Total expenses	2,323	2,407	2,408
Income (losses) from Operations before Income Taxes	$706	$618	$603
Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015 – Investment Management
Revenues
Revenues totaled $3.0 billion in 2016, an increase of $4 million from $3.0 billion in 2015. The increase is primarily due to $132 million higher net investment income partially offset by $43 million lower distribution revenues, $41 million decrease in Investment advisory and services fees, $13 million decrease in Bernstein research revenues and $3 million decrease in other revenues.
Investment advisory and services fees include base fees and performance-based fees. The increase or decrease in base fees is primarily attributable to an increase or decrease in average AUM. In 2016, investment advisory and services fees totaled $1.9 billion, a decrease of $41 million from the $2.0 billion in 2015. The decrease includes a decrease in base fees of $49 million partially offset by an increase of $9 million in performance-based fees. Retail investment advisory and services fees and Institutional investment advisory and services base and performance fees decreased $47 million and $14 million respectively, primarily due to a decrease in average AUM in 2016, as compared to 2015, partially offset by an increase in Private Wealth Management base and performance fees of $20 million.

Bernstein research revenues decreased $13 million in 2016 as compared to 2015. The decrease was the result of declines in client revenues across the U.S., Europe and Asia.

Distribution revenues were $384 million in 2016 as a decrease of $43 million as compared to the $427 million in 2015, while the corresponding average AUM of these mutual funds decreased.

Net derivative gains (losses) decreased by $30 million ($15 million of investment losses from derivative instruments in 2016 as compared to $15 million of investment income from derivative instruments in 2015).

Net investment income (loss) consisted principally of realized and unrealized gains (losses) on trading investments and dividend and interest income, offset by interest expense related to interest accrued on cash balances in customers’ brokerage accounts. The $132 million increase in net investment income to $150 million in 2016 as compared to $18 million in 2015 was principally due to a $75 million investment gain from the sale of an investment holding $27 million higher income from seed capital investments, $15 million higher income from AB private equity investment fund and other consolidated VIE investments.

Expenses

The Investment Management segment’s total expenses were $2.3 billion in 2016, a decrease of $84 million from the $2.4 billion in 2015 attributed to lower compensation and benefits of $37 million, lower distribution related expenses of $22 million, and lower other operating charges of $27 million.

For 2016, employee compensation and benefits expenses for the Investment Management segment were $1.3 billion a decrease of $37 million as compared to $1.3 billion in 2015. The decrease was primarily attributable to lower incentive compensation of $34 million, lower commissions of $6 million, and lower fringes and other costs of $8 million partially offset by an increase in base compensation of $10 million, reflecting higher severance costs.

The distribution related payments decreased $22 million to $372 million in 2016 from $394 million in 2015 primarily as a result of lower distribution revenues.

The $27 million decrease in other operating costs and expenses to $694 million for 2016 as compared to $721 million in 2015 was primarily due to $17 million lower general and administrative expenses and an $8 million decrease in amortization of deferred sales commissions partially offset by an $18 million real estate charge recorded in 2016.
Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014 – Investment Management
Revenues
Revenues totaled $3.0 billion in 2015, an increase of $14 million from $3.0 billion in 2014. The increase is primarily due to $34 million net derivative gains and $16 million higher Investment advisory services fees, $10 million increase in Bernstein research revenues partially offset by $16 million lower net investment income, $18 million lower distribution revenues and $7 million decrease in other revenues.

Investment advisory and services fees include base fees and performance-based fees. The increase or decrease in base fees is primarily attributable to an increase or decrease in average AUM. In 2015, investment advisory and services fees totaled $2.0 billion, an increase of $16 million from the $2.0 billion in 2014. The increase includes an increase of $45 million in base fees offset by decrease of $29 million in performance-based fees. The decrease in performance-based fees primarily resulted from major equity market declines during the year. Institutional investment advisory and services fees increased $1 million primarily due to a $12 million increase in base fees offset by decrease in performance based fees of $11 million. Retail investment advisory and services fees decreased $11 million, primarily due to a $12 million decrease in performance base fees. Private Wealth Management base and performance fees increased $25 million, primarily as a result of a $32 million increase in base fees, which primarily resulted from an increase in average billable AUM, partially offset by decrease of $7 million in performance based fees.

Bernstein research revenues increased $10 million in 2015 as compared to 2014. The increase was the result of growth in the U.S. and Asia, partially offset by a combination of pricing pressure in Europe and weakness in European currencies compared to the U.S. dollar.

Distribution revenues decreased $18 million in 2015 as compared to 2014, while the corresponding average AUM of these mutual funds decreased.

Net derivative gains (losses) increased by $34 million ($15 million of income in 2015 as compared to a loss of $19 million in 2014)

Net investment income (loss) consisted principally of realized and unrealized gains (losses) on trading investments and dividend and interest income, offset by interest expense related to interest accrued on cash balances in customers’ brokerage accounts. The decrease of $16 million in net investment income (loss) in 2015 as compared to  2014 was principally due to a $35 million decrease in unrealized losses from equity trading securities ($15 million unrealized losses in 2015 as compared to $20 million of unrealized gains in 2014) partially offset by $17 million higher investment income from mark-to-market income on investments held by AB’s consolidated private equity fund ($11 million of investment income in 2015 as compared to $6 million of investment loss in 2014).

Investment gains (losses), net were losses of $4 million in 2015 as compared to gains of $1 million in 2014 principally from realized and unrealized gains (losses) on deferred compensation related investments.

Expenses

The Investment Management segment’s total expenses were $2.4 billion in 2015, a decrease of $1 million from the $2.4 billion in 2014 primarily due to $19 million lower distribution related payments partially offset by $12 million higher other costs and expenses and $6 million higher compensation and benefit expenses.

For 2015, employee compensation and benefits expenses for the Investment Management segment were $1.3 billion as compared to $1.3 billion in 2014. The $6 million increase was primarily attributable to higher base compensation of $16 million and higher fringes/other of $6 million partially offset by lower commissions of $14 million and incentive compensation of $6 million.

The distribution related payments decreased $19 million to $394 million in 2015 from $413 million in 2014 primarily as a result of lower distribution revenues.

The $12 million increase in other operating costs and expenses to $721 million for 2015 as compared to $709 million in 2014 was primarily due to higher portfolio services expenses of $8 million, $7 million higher amortization of deferred sales commissions, $4 million higher technology expenses and $4 million higher execution and clearing costs. The increases were partially offset by an $8 million decrease in marketing costs, office related and travel and entertainment expenses.

FEES AND ASSETS UNDER MANAGEMENT
A breakdown of fees and AUM follows:
Fees and Assets Under Management

	At or For the Years Ended December 31,
	2016	2015	2014
	(In millions)
FEES
Third party	$1,858	$1,900	$1,894
General Account and other	49	46	36
AXA Financial Insurance Segment Separate Accounts	26	28	27
Total Fees	$1,933	$1,974	$1,957
ASSETS UNDER MANAGEMENT
Assets by Manager
AB
Third party(1)	$396,828	$387,872	391,946
General Account and other(2)	51,545	48,405	48,802
AXA Financial Insurance Segment Separate Accounts(3)	31,827	31,163	33,252
Total AB	480,200	467,440	474,000
Insurance Segment
General Account and other(4)	21,171	21,367	19,039
AXA Financial Insurance Segment Separate Accounts	81,338	78,051	79,633
Total Insurance Segment	102,509	99,418	98,672
Total by Account:
Third party	396,828	387,872	391,946
General Account and other	72,716	69,788	67,841
AXA Financial Insurance Segment Separate Accounts	113,165	109,198	112,885
Total Assets Under Management	$582,709	$566,858	$572,672

(1)
Includes $43.1 billion and $41.4 billion of assets managed on behalf of AXA affiliates at December 31, 2016 and 2015, respectively. Third party AUM includes 100% of the estimated fair value of real estate owned by joint ventures in which third party clients own an interest.

(2)	Includes all General Account and other invested assets of the Company managed by AB as well as General Account investments of other members of the AXA Financial Insurance Segment.

(3)
Includes $1.8 billion and $1.7 billion of MONY America Separate Accounts’ assets and $31.8 billion and $31.2 billion of AXA Equitable Separate Accounts’ assets managed by AB at December 31, 2016 and 2015, respectively.

(4)
Includes invested assets of the Company not managed by AB, principally cash and short-term investments and policy loans, totaling approximately $11.4 billion and $13.7 billion at December 31, 2016 and 2015, respectively, as well as mortgages and equity real estate totaling $9.8 billion and $7.7 billion at December 31, 2016 and 2015, respectively.

Fees for assets under management decreased 2.1% from 2015 to 2016 and increased 0.9% from 2014 to 2015, in line with the change in average assets under management for the General Account and third parties.

Total assets under management at December 31, 2016 increased $15.9 billion to $582.7 billion.  The $15.9 billion increase at December 31, 2016 as compared to  December 31, 2015 primarily resulted from market appreciation and an acquisition of $2.5 billion of AUM by AB partially offset by net outflows and a $3.0 billion AUM adjustment due to AB’s shift from providing asset management services to consulting services for a client.

Changes in assets under management at AB for 2016 and 2015 were as follows:

	Investment Service
	Equity Actively Managed	Equity Passively Managed(1)	Fixed Income Actively Managed- Taxable	Fixed Income Actively Managed -Tax- Exempt	Fixed Income Passively Managed(1)	Other(2)	Total
	(In billions)
Balance as of December 31, 2015	$110.6	$46.4	$207.4	$33.5	$10.0	$59.5	$467.4
Long-term flows:
Sales/new accounts	14.4	0.5	45.8	8.5	0.2	3.6	73.0
Redemptions/terminations	(19.3)	(1.0)	(31.0)	(5.0)	(0.6)	(8.9)	(65.8)
Cash flow/unreinvested dividends	(2.7)	(2.0)	(9.1)	(0.2)	1.1	(4.1)	(17.0)
Net long-term (outflows) inflows	(7.6)	(2.5)	5.7	3.3	0.7	(9.4)	(9.8)
Acquisitions	—	—	—	—	—	2.5	2.5
AUM adjustment(3)	—	—	—	—	—	(3.0)	(3.0)
Market appreciation (depreciation)	8.9	4.2	7.8	0.1	0.4	1.7	23.1
Net change	1.3	1.7	13.5	3.4	1.1	(8.2)	12.8
Balance as of December 31, 2016	$111.9	$48.1	$220.9	$36.9	$11.1	$51.3	$480.2
Balance as of December 31, 2014	$112.5	$50.4	$219.4	$31.6	$10.1	$50.0	$474.0
Long-term flows:
Sales/new accounts	18.6	0.9	36.2	5.6	0.6	13.5	75.4
Redemptions/terminations	(17.2)	(1.5)	(34.6)	(4.4)	(0.5)	(3.2)	(61.4)
Cash flow/unreinvested dividends	(3.7)	(2.5)	(4.6)	(0.1)	(0.1)	0.2	(10.8)
Net long-term (outflows) inflows	(2.3)	(3.1)	(3.0)	1.1	—	10.5	3.2
Acquisitions	—	—	—	—	—	—	—
AUM adjustment(3)	0.1	—	—	(0.1)	—	—	—
Market appreciation (depreciation)	0.3	(0.9)	(9.0)	0.9	(0.1)	(1.0)	(9.8)
Net change	(1.9)	(4.0)	(12.0)	1.9	(0.1)	9.5	(6.6)
Balance as of December 31, 2015	$110.6	$46.4	$207.4	$33.5	$10.0	$59.5	$467.4

(1)	Includes index and enhanced index services.

(2)	Includes multi-asset solutions and services and certain alternative investments.

(3)
Excludes Institutional assets for which we provide administrative services but not investment management services and Retail funds seed capital for which we do not charge an investment management fee from AUM.

Average assets under management at AB by distribution channel and investment services were as follows:

	Years Ended December 31,			% Change
	2016	2015	2014	2016-15	2015-14
	(In billions)
Distribution Channel:
Institutions	$243.4	$242.9	$234.3	0.2%	3.6%
Retail	157.7	160.6	159.6	(1.8)	0.6
Private Wealth Management	78.9	77.2	73.6	2.2	4.9
Total	$480.0	$480.7	$467.5	(0.1)%	2.8%
Investment Service:
Equity Actively Managed	$109.4	$113.2	$111.2	(3.4)%	1.8%
Equity Passively Managed(1)	46.5	49.3	49.6	(5.7)	(0.6)
Fixed Income Actively
Managed – Taxable	221.5	217.7	219.5	1.7	(0.8)
Fixed Income Actively
Managed – Tax-exempt	36.3	32.6	30.4	11.3	7.2
Fixed Income Passively
Managed(1)	11.0	10.1	9.7	8.9	4.1
Other(2)	55.3	57.8	47.1	(4.3)	22.7
Total	$480.0	$480.7	$467.5	(0.1)%	2.8%

(1)	Includes index and enhanced index services.

(2)	Includes multi-asset solutions and services, and certain alternative investments.

GENERAL ACCOUNT INVESTMENT PORTFOLIO
The General Account investment assets (“GAIA”) portfolio consists of a well-diversified portfolio of public and private fixed maturities, commercial and agricultural mortgages and other loans, equity securities and other invested assets.
The Company has asset/liability management (“ALM”) with separate investment objectives for specific classes of product liabilities. The Company establishes investment strategies to manage each product class’ investment return, duration and liquidity requirements, consistent with management’s overall investment objectives for the GAIA portfolio.
The GAIA portfolio and investment results support the insurance and annuity liabilities of the Insurance segment’s business operations. The following table reconciles the consolidated balance sheet asset and liability amounts to GAIA.
Net General Account Investment Assets
December 31, 2016

Balance Sheet Captions:	GAIA	Other(1)	Balance Sheet Total
	(In millions)
Fixed maturities, available for sale, at fair value(2)	$31,077	$1,493	$32,570
Mortgage loans on real estate	9,712	45	9,757
Policy Loans	3,465	(104)	3,361
Real Estate held for production of income	45	11	56
Other equity investments	1,241	82	1,323
Trading securities	8,629	505	9,134
Other invested assets	40	2,186	2,226
Total investments	54,209	4,218	58,427
Cash and cash equivalents	2,088	862	2,950
Short-term and long-term debt	—	(513)	(513)
Total	$56,297	$4,567	$60,864

(1)
Assets listed in the “Other” category principally consist of the Company’s loans to affiliates and other miscellaneous assets or liabilities related to GAIA that are reclassified from various balance sheet lines held in portfolios other than the General Account which are not managed as part of GAIA, including related accrued income or expense, certain reclassifications and intercompany adjustments, other invested assets related to Derivatives and Alliance investments and, for fixed maturities, the reversal of net unrealized gains (losses). The “Other” category is deducted in arriving at GAIA.

(2)	The liability for repurchase agreements is included with Fixed Maturities at December 31, 2016, 2015 and 2014.

Investment Results of General Account Investment Assets

The following table summarizes investment results by asset category for the periods indicated.

	2016		2015		2014
	Yield	Amount	Yield	Amount	Yield	Amount
	(Dollars in millions)
Fixed Maturities:
Investment grade
Income (loss)	4.53%	$1,367	4.44%	$1,297	4.62%	$1,329
Ending assets		29,487		28,998		28,958
Below investment grade
Income	7.02%	109	6.98%	109	6.57%	121
Ending assets		1,590		1,321		1,847
Mortgages:
Income (loss)	5.54%	462	5.07%	354	5.27%	336
Ending assets		9,712		7,480		6,794
Other Equity Investments:
Income (loss)	4.81%	61	4.47%	64	12.14%	204
Ending assets		1,241		1,245		1,632
Policy Loans:
Income	6.03%	210	6.09%	213	6.13%	216
Ending assets		3,465		3,499		3,515
Cash and Short-term Investments:
Income	—%	11	—%	1	—%	1
Ending assets		2,088		2,530		2,845
Other Invested Assets
Income	5.00%	2	5.00%	2	—%	—
Ending assets		40		40		—
Real Estate Held for Production of Income
Income	(2.94)%	(1)	—%	—	—%	—
Ending assets		45		—		—
Trading Securities:
Income	0.67%	49	0.80%	44	0.91%	38
Ending assets		8,629		6,357		4,513
Total Invested Assets:
Income	4.19%	2,270	4.1%	2,084	4.53%	2,245
Ending Assets		56,297		51,470		50,104
Debt and Other:
Interest expense and other		—		(9)		(15)
Ending assets (liabilities)		—		—		(201)
Total:
Investment income	4.19%	2,270	4.10%	2,075	4.63%	2,230
Less: investment fees	(0.11)%	(60)	(0.11)%	(55)	(0.11)%	(52)
Investment Income, Net	4.08%	$2,210	3.99%	$2,020	4.52%	$2,178
Ending Net Assets		$56,297		$51,470		$49,903

The increase in the book yield in 2016 when compared to 2015 was primarily due to prepayment of fixed maturities and mortgage loans.

Fixed Maturities

The fixed maturity portfolio consists largely of investment grade corporate debt securities and includes significant amounts of U.S. government and agency obligations. At December 31, 2016, 75.0% of the fixed maturity portfolio was publicly traded. At December 31, 2016, GAIA held commercial mortgage backed securities (“CMBS”) with an amortized cost of $415 million. The General Account had a $0.3 million exposure to the sovereign debt of Italy and no exposure to the sovereign debt of Greece, Portugal, Spain and the Republic of Ireland.  The General Account had $2.1 billion or 6.4% of exposure to the oil and gas industry ($1.4 billion in the Energy sector, $630 million in the Utility sector and $88 million in other sectors) at December 31, 2016. Of the total oil and gas industry related securities the General Account held at December 31, 2016 an amortized cost of $1.9 billion or 92.0% was above investment grade. Given recent market conditions the Company expects some of these securities to fall below investment grade in the future. See “Fixed Maturities by Industry” below.

Fixed Maturities by Industry

The General Account’s fixed maturities portfolios include publicly-traded and privately-placed corporate debt securities across an array of industry categories.

The following table sets forth these fixed maturities by industry category as of the dates indicated along with their associated gross unrealized gains and losses.
Fixed Maturities by Industry(1)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In millions)
At December 31, 2016
Corporate Securities:
Finance	$4,764	$150	$20	$4,894
Manufacturing	5,525	249	40	5,734
Utilities	3,395	201	24	3,572
Services	3,095	133	22	3,206
Energy	1,383	70	15	1,438
Retail and wholesale	1,017	34	9	1,042
Transportation	748	50	6	792
Other	74	3	—	77
Total corporate securities	20,001	890	136	20,755
U.S. government	10,724	221	624	10,321
Commercial mortgage-backed	415	28	72	371
Residential mortgage-backed(2)	294	20	—	314
Preferred stock	519	45	10	554
State & municipal	432	63	2	493
Foreign governments	375	29	14	390
Asset-backed securities	51	10	1	60
Total	$32,811	$1,306	$859	$33,258
At December 31, 2015
Corporate Securities:
Finance	$4,680	$188	$18	$4,850
Manufacturing	5,837	270	110	5,997
Utilities	3,235	200	44	3,391
Services	2,942	126	35	3,033
Energy	1,728	46	96	1,678
Retail and wholesale	1,069	38	10	1,097
Transportation	819	49	12	856
Other	74	2	1	75
Total corporate securities	20,384	919	326	20,977
U.S. government	8,783	279	305	8,757
Commercial mortgage-backed	591	29	87	533
Residential mortgage-backed(2)	607	32	—	639
Preferred stock	592	57	2	647
State & municipal	437	68	1	504
Foreign governments	397	36	17	416
Asset-backed securities	68	10	1	77
Total	$31,859	$1,430	$739	$32,550

(1)	Investment data has been classified based on standard industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.

(2)	Includes publicly traded agency pass-through securities and collateralized mortgage obligations.

Fixed Maturities Credit Quality

The Securities Valuation Office (“SVO”) of the National Association of Insurance Commissioners (“NAIC”), evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturity securities to one of six categories (“NAIC Designations”). NAIC designations of “1” or “2” include fixed maturities considered investment grade, which include securities rated Baa3 or higher by Moody’s or BBB- or higher by Standard & Poor’s. NAIC Designations of “3” through “6” are referred to as below investment grade, which include securities rated Ba1 or lower by Moody’s and BB+ or lower by Standard & Poor’s. As a result of time lags between the funding of investments and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

The amortized cost of the General Account’s public and private below investment grade fixed maturities totaled $1.2 billion, or 3.5%, of the total fixed maturities at December 31, 2016 and $895 million, or 2.8%, of the total fixed maturities at December 31, 2015. Gross unrealized losses on public and private fixed maturities increased from $739 million in 2015 to $859 million in 2016. Below investment grade fixed maturities represented 5.2% and 12.4% of the gross unrealized losses at December 31, 2016 and 2015, respectively. For public, private and corporate fixed maturity categories, gross unrealized gains were lower and gross unrealized losses were higher in 2016 than in the prior year.

Public Fixed Maturities Credit Quality. The following table sets forth the General Account’s public fixed maturities portfolios by NAIC rating at the dates indicated.

Public Fixed Maturities

NAIC Designation(1)	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In millions)
At December 31, 2016
1	Aaa, Aa, A	$17,819	$653	$696	$17,776
2	Baa	6,303	367	41	6,629
	Investment grade	24,122	1,020	737	24,405
3	Ba	345	6	—	351
4	B	132	1	1	132
5	C and lower	—	—	—	—
6	In or near default	15	1	1	15
	Below investment grade	492	8	2	498
Total Public Fixed Maturities		$24,614	$1,028	$739	$24,903
At December 31, 2015
1	Aaa, Aa, A	$16,263	$789	$360	$16,692
2	Baa	6,831	332	137	7,026
	Investment grade	23,094	1,121	497	23,718
3	Ba	354	4	29	329
4	B	101	—	7	94
5	C and lower	28	—	2	26
6	In or near default	3	—	—	3
	Below investment grade	486	4	38	452
Total Public Fixed Maturities		$23,580	$1,125	$535	$24,170

(1)	At December 31, 2016 and 2015, no securities had been categorized based on expected NAIC designation pending receipt of SVO ratings.

Private Fixed Maturities Credit Quality.     The following table sets forth the General Account’s private fixed maturities portfolios by NAIC rating at the dates indicated.
Private Fixed Maturities

NAIC Designation(1)	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In millions)
At December 31, 2016
1	Aaa, Aa, A	$3,913	$149	$54	$4,008
2	Baa	3,623	123	23	3,723
	Investment grade	7,536	272	77	7,731
3	Ba	491	3	14	480
4	B	128	1	9	120
5	C and lower	28	1	12	17
6	In or near default	14	1	8	7
	Below investment grade	661	6	43	624
Total Private Fixed Maturities		$8,197	$278	$120	$8,355
At December 31, 2015
1	Aaa, Aa, A	$4,167	$180	$47	$4,300
2	Baa	3,703	120	103	3,720
	Investment grade	7,870	300	150	8,020
3	Ba	243	1	7	237
4	B	46	—	7	39
5	C and lower	76	—	17	59
6	In or near default	44	4	23	25
	Below investment grade	409	5	54	360
Total Private Fixed Maturities		$8,279	$305	$204	$8,380

(1)
Includes, as of December 31, 2016 and 2015, respectively, 12 securities with amortized cost of $190 million (fair value, $180 million) and 19 securities with amortized cost of $313 million (fair value, $307 million) that were categorized based on expected NAIC designation pending receipt of SVO ratings.

Corporate Fixed Maturities Credit Quality.     The following table sets forth the General Account’s holdings of public and private corporate fixed maturities by NAIC rating at the dates indicated.
Corporate Fixed Maturities

NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In millions)
At December 31, 2016
1	Aaa, Aa, A	$9,593	$432	$70	$9,955
2	Baa	9,353	444	50	9,747
	Investment grade	18,946	876	120	19,702
3	Ba	828	9	14	823
4	B	214	2	1	215
5	C and lower	13	1	1	13
6	In or near default	—	2	—	2
	Below investment grade	1,055	14	16	1,053
Total Corporate Fixed Maturities		$20,001	$890	$136	$20,755
At December 31, 2015
1	Aaa, Aa, A	$9,800	$514	$54	$10,260
2	Baa	9,911	396	232	10,075
	Investment grade	19,711	910	286	20,335
3	Ba	568	6	36	538
4	B	75	—	3	72
5	C and lower	29	—	1	28
6	In or near default	1	3	—	4
	Below investment grade	673	9	40	642
Total Corporate Fixed Maturities		$20,384	$919	$326	$20,977

(1)
Includes, as of December 31, 2016 and 2015, respectively, 12 securities with amortized cost of $190 million (fair value, $180 million) and 18 securities with amortized cost of $312 million (fair value, $306 million) that were categorized based on expected NAIC designation pending receipt of SVO ratings.

Asset-backed Securities
At December 31, 2016, the amortized cost and fair value of asset-backed securities held were $51 million and $60 million, respectively; at December 31, 2015, those amounts were $68 million and $77 million, respectively.

Commercial Mortgage-backed Securities
The following table sets forth the amortized cost and fair value of the General Account’s commercial mortgage-backed securities at the dates indicated by credit quality and by year of issuance (vintage).
Commercial Mortgage-Backed Securities
December 31, 2016

Vintage	Moody’s Agency Rating					Total December 31, 2016	Total December 31, 2015
	Aaa	Aa	A	Baa	Ba and Below
	(In millions)
At amortized cost:
2004 and Prior Years	$14	$2	$3	$7	$23	$49	$103
2005	3	—	1	20	112	136	217
2006	—	—	—	15	143	158	196
2007	—	—	—	—	72	72	75
Total CMBS	$17	$2	$4	$42	$350	$415	$591
At fair value:
2004 and Prior Years	$14	$2	$3	$7	$22	$48	$96
2005	3	—	1	20	111	135	212
2006	—	—	—	15	107	122	157
2007	—	—	—	—	65	65	68
Total CMBS	$17	$2	$4	$42	$305	$370	$533
Mortgages
Investment Mix
At December 31, 2016 and 2015, respectively, approximately 16.8% and 14.7%, respectively, of GAIA were in commercial and agricultural mortgage loans. The table below shows the composition of the commercial and agricultural mortgage loan portfolio, before the loss allowance, as of the dates indicated. A portion of the funds used to originate new mortgage loans in 2016 were received from the issuance of approximately $1.7 billion of long term funding agreements to the FHLBNY.

	December 31, 2016	December 31, 2015
	(In millions)
Commercial mortgage loans	$7,264	$5,230
Agricultural mortgage loans	$2,501	$2,330
Total Mortgage Loans	$9,765	$7,560

The investment strategy for the mortgage loan portfolio emphasizes diversification by property type and geographic location with a primary focus on asset quality. The tables below show the breakdown of the amortized cost of the General Account’s investments in mortgage loans by geographic region and property type as of the dates indicated.

Mortgage Loans by Region and Property Type

	December 31, 2016		December 31, 2015
	Amortized Cost	% of Total	Amortized Cost	% of Total
	(Dollars in millions)
By Region:
U.S. Regions:
Pacific	$2,760	28.3%	$2,014	26.6%
Middle Atlantic	2,671	27.4	2,101	27.8
South Atlantic	1,069	10.9	879	11.6
East North Central	818	8.4	535	7.1
Mountain	725	7.4	567	7.5
West North Central	713	7.3	603	8.0
West South Central	448	4.6	413	5.5
New England	371	3.8	272	3.6
East South Central	190	1.9	176	2.3
Total Mortgage Loans	$9,765	100%	$7,560	100%
By Property Type:
Office Buildings	$3,249	33.3%	$2,251	29.8%
Agricultural properties	2,501	25.6	2,330	30.8
Apartment complexes	2,439	25.0	1,622	21.5
Retail Stores	585	6.0	471	6.2
Industrial Buildings	453	4.6	377	5.0
Hospitality	416	4.3	400	5.3
Other	122	1.2	109	1.4
Total Mortgage Loans	$9,765	100%	$7,560	100%

At December 31, 2016, the General Account investments in commercial mortgage loans had a weighted average loan-to-value ratio of 60% while the agricultural mortgage loans weighted average loan-to-value ratio was 46%.

The following table provides information relating to the Loan-to-value and debt service coverage ratios for commercial and agricultural mortgage loans as of December 31, 2016. The values used in these ratio calculations were developed as part of the periodic review of the commercial and agricultural mortgage loan portfolio, which includes an evaluation of the underlying collateral value.
Mortgage Loans by Loan-to-Value and Debt Service Coverage Ratios
December 31, 2016

	Debt Service Coverage Ratio(1)
Loan-to-Value Ratio	Greater than 2.0x	1.8x to 2.0x	1.5x to 1.8x	1.2x to 1.5x	1.0x to 1.2x	Less than 1.0x	Total Mortgage Loans
	(In millions)
0% - 50%	$992	$233	$355	$524	$286	$49	$2,439
50% - 70%	3,358	487	882	1,433	295	45	6,500
70% - 90%	282	65	231	131	28	46	783
90% plus	—	—	28	15	—	—	43
Total Commercial and Agricultural Mortgage Loans	$4,632	$785	$1,496	$2,103	$609	$140	$9,765

(1)	The debt service coverage ratio is calculated using actual results from property operations.

The tables below show the breakdown of the commercial and agricultural mortgage loans by year of origination at December 31, 2016.

Mortgage Loans by Year of Origination

	December 31, 2016
Year of Origination	Amortized Cost	% of Total
	(Dollars in millions)
2016	$3,308	33.9%
2015	1,437	14.7
2014	1,331	13.6
2013	1,642	16.8
2012	945	9.7
2011 and prior	1,102	11.3
Total Mortgage Loans	$9,765	100%

At December 31, 2016 and 2015, respectively, $6 million and $32 million of mortgage loans were classified as problem loans while $60 million and $63 million were classified as potential problem loans and $15 million and $16 million were classified as restructured loans.

The TDR mortgage loan shown in the table below has been modified five times since 2011. The modifications extended the maturity from its original maturity of November 5, 2014 to March 5, 2017 and extended interest only payments through maturity. In November 2015, the recorded investment was reduced by $45 million in conjunction with the sale of the majority of the underlying collateral and $32 million from a charge-off. The remaining $15 million mortgage loan balance reflects the value of the remaining underlying collateral and cash held in escrow supporting the mortgage loan. Since the fair market value of the underlying real estate and cash held in escrow collateral is the primary factor in determining the allowance for credit losses, modifications of loan terms typically have no direct impact on the allowance for credit losses, and therefore, no impact on the financial statements.
Troubled Debt Restructuring - Modifications
December 31, 2016

	Number of Loans	Outstanding Recorded Investment
		Pre-Modification	Post-Modification
		(Dollars in millions)
Commercial mortgage loans	1	$15	$15
There were no default payments on the above loan during 2016.

Valuation allowances for the commercial mortgage loan portfolio were related to loan specific reserves. The following table sets forth the change in valuation allowances for the commercial mortgage loan portfolio as of the dates indicated. There were no valuation allowances for agricultural mortgages at December 31, 2016 and 2015.

	Commercial Mortgage Loans
	2016	2015	2014
	(In millions)
Allowance for credit losses:
Beginning Balance, January 1,	$6	$37	$42
Charge-offs	—	(32)	(14)
Recoveries	(2)	(1)	—
Provision	4	2	9
Ending Balance, December 31,	$8	$6	$37
Ending Balance, December 31,
Individually Evaluated for Impairment	$8	$6	$37
Other Equity Investments

At December 31, 2016, private equity partnerships, hedge funds and real-estate related partnerships were 87.5% of total other equity investments. These interests, which represent 2.1% of GAIA, consist of a diversified portfolio of LBO mezzanine, venture capital and other alternative limited partnerships, diversified by sponsor, fund and vintage year. The portfolio is actively managed to control risk and generate investment returns over the long term. Portfolio returns are sensitive to overall market developments. The General Account had $0.1 million of exposure (less than 0.1% of other equity investments) to private equity partnerships denominated in British currency at December 31, 2016.
Other Equity Investments - Classifications

	December 31, 2016	December 31, 2015
	(In millions)
Common stock	$113	$35
Joint ventures and limited partnerships:
Private equity	783	847
Hedge funds	221	254
Real estate related	124	109
Total Other Equity Investments	$1,241	$1,245

Derivatives
The Company uses derivatives as part of its overall asset/liability risk management primarily to reduce exposures to equity market and interest rate risks. Derivative hedging strategies are designed to reduce these risks from an economic perspective and are all executed within the framework of a “Derivative Use Plan” approved by the NYDFS. Operation of these hedging programs is based on models involving numerous estimates and assumptions, including, among others, mortality, lapse, surrender and withdrawal rates, election rates, fund performance, market volatility and interest rates. A wide range of derivative contracts are used in these hedging programs, including exchange traded equity, currency and interest rate futures contracts, total return and/or other equity swaps, interest rate swap and floor contracts, bond and bond-index total return swaps, swaptions, variance swaps, equity options as well as bond and repo transactions to support the hedging. The derivative contracts are collectively managed in an effort to reduce the economic impact of unfavorable changes in guaranteed benefits’ exposures attributable to movements in capital markets.
Derivatives utilized to hedge exposure to Variable Annuities with Guarantee Features
The Company has issued and continues to offer certain variable annuity products with GMDB, GMIB and GIB features. The Company had previously issued certain variable annuity products with GWBL and other features. The risk associated with the GMDB feature is that under-performance of the financial markets could result in GMDB benefits, in the event of death, being higher than what accumulated policyholders’ account balances would support. The risk associated with the GMIB feature is that under-performance of the financial markets could result in the present value of GMIB benefits, in the event of annuitization, being higher than what accumulated policyholders’ account balances would support, taking into account the relationship between current annuity purchase rates and the GMIB guaranteed annuity purchase rates. The risk associated with the GIB and GWBL and other features is that under-performance of the financial markets could result in the GIB and GWBL and other features’ benefits being higher than what accumulated policyholders’ account balances would support.
For GMxB features, the Company retains certain risks including basis, credit spread and some volatility risk and risk associated with actual versus expected assumptions for mortality, lapse and surrender, withdrawal and contractholder election rates, among other things. The derivative contracts are managed to correlate with changes in the value of the GMDB, GMIB, GIB and GWBL and other features that result from financial markets movements. A portion of exposure to realized equity volatility is hedged using equity options and variance swaps and a portion of exposure to credit risk is hedged using total return swaps on fixed income indices. Additionally, the Company is party to total return swaps for which the reference U.S. Treasury securities are contemporaneously purchased from the market and sold to the swap counterparty. As these transactions result in a transfer of control of the U.S. Treasury securities to the swap counterparty, the Company derecognizes these securities with consequent gain or loss from the sale. The Company has also purchased reinsurance contracts to mitigate the risks associated with GMDB features and the impact of potential market fluctuations on future policyholder elections of GMIB features contained in certain annuity contracts issued by the Company.

The Company has in place a hedge program utilizing interest rate swaps to partially protect the overall profitability of future variable annuity sales against declining interest rates.
Derivatives utilized to hedge crediting rate exposure on SCS, SIO, MSO and IUL products/investment options
The Company hedges crediting rates in the SCS variable annuity, SIO in the EQUI-VEST® variable annuity series, MSO in the variable life insurance products and IUL insurance products. These products permit the contract owner to participate in the performance of an index, ETF or commodity price movement up to a cap for a set period of time. They also contain a protection feature, in which the Company will absorb, up to a certain percentage, the loss of value in an index, ETF or commodity price, which varies by product segment.
In order to support the returns associated with these features, the Company enters into derivative contracts whose payouts, in combination with fixed income investments, emulate those of the index, ETF or commodity price, subject to caps and buffers.
Derivatives utilized to hedge risks associated with interest-rate risk arising from issuance of funding agreements
The Company issues fixed and floating rate funding agreements, to fund originated non-recourse commercial real estate mortgage loans, the terms of which may result in short term economic interest rate risk between mortgage loan commitment and mortgage loan funding. The Company uses forward interest-rate swaps to protect against interest rate fluctuations during this period.  Realized gains and losses from the forward interest rate swaps are amortized over the life of the loan in interest credited to policyholder’s account balances.
Derivatives utilized to hedge equity market risks associated with the General Account’s seed money investments in Separate Accounts, retail mutual funds and Separate Account fee revenue fluctuations

The Company’s General Account seed money investments in Separate Account equity funds and retail mutual funds exposes the Company to market risk, including equity market risk which is partially hedged through equity-index futures contracts to minimize such risk.

Periodically the Company enters into futures on equity indices to mitigate the impact on net income from Separate Account fee revenue fluctuations due to movements in the equity markets. These positions partially cover fees expected to be earned from the Company’s Separate Account products.
Derivatives utilized for General Account Investment Portfolio

Beginning in the second quarter of 2013, the Company implemented a strategy in its General Account investment portfolio to replicate the credit exposure of fixed maturity securities otherwise permissible under its investment guidelines through the sale of credit default swaps CDSs. Under the terms of these swaps, the Company receives quarterly fixed premiums that, together with any initial amount paid or received at trade inception, replicate the credit spread otherwise currently obtainable by purchasing the referenced entity’s bonds of similar maturity. These credit derivatives have remaining terms of five years or less and are recorded at fair value with changes in fair value, including the yield component that emerges from initial amounts paid or received, reported in Net investment income (loss). The Company manages its credit exposure taking into consideration both cash and derivatives based positions and selects the reference entities in its replicated credit exposures in a manner consistent with its selection of fixed maturities. In addition, the Company has transacted the sale of CDSs exclusively in single name reference entities of investment grade credit quality and with counterparties subject to collateral posting requirements. If there is an event of default by the reference entity or other such credit event as defined under the terms of the swap contract, the Company is obligated to perform under the credit derivative and, at the counterparty’s option, either pay the referenced amount of the contract less an auction-determined recovery amount or pay the referenced amount of the contract and receive in return the defaulted or similar security of the reference entity for recovery by sale at the contract settlement auction. To date, there have been no events of default or circumstances indicative of a deterioration in the credit quality of the named referenced entities to require or suggest that the Company will have to perform under these CDSs. The maximum potential amount of future payments the Company could be required to make under these credit derivatives is limited to the par value of the referenced securities which is the dollar-equivalent of the derivative notional amount. The SNAC under which the Company executes these CDS sales transactions does not contain recourse provisions for recovery of amounts paid under the credit derivative.

Periodically, the Company purchases TIPS and other sovereign bonds, both inflation linked and non-inflation linked, as General Account investments and enters into asset or cross-currency basis swaps, to result in payment of the given bond’s coupons and principal at maturity in the bond’s specified currency to the swap counterparty, in return for fixed dollar amounts. These swaps, when considered in combination with the bonds, together result in a net position that is intended to replicate a dollar-denominated fixed-coupon cash bond with a yield higher than a term-equivalent U.S. Treasury bond.

The Company implemented a strategy to hedge a portion of the credit exposure in its General Account investment portfolio by buying protection through a swap. These are swaps on the “super senior tranche” of the investment grade CDX index. Under the terms of these swaps, the Company pays quarterly fixed premiums that, together with any initial amount paid or received at trade inception, serve as premiums paid to hedge the risk arising from multiple defaults of bonds referenced in the CDX index. These credit derivatives have terms of five years or less and are recorded at fair value with changes in fair value, including the yield component that emerges from initial amounts paid or received, reported in Net derivative gains (losses).

The tables below present quantitative disclosures about the Company’s derivative instruments, including those embedded in other contracts required to be accounted for as derivative instruments.
Derivative Instruments by Category
At or For the Year Ended December 31, 2016

				Gains (Losses) Reported in Net income (loss)
		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives
	(In millions)
Freestanding derivatives
Equity contracts:(1)
Futures	$4,983	$—	$—	$(823)
Swaps	3,439	13	66	(281)
Options	11,465	2,114	1,154	727
Interest rate contracts:(1)
Floors	1,500	11	—	4
Swaps	18,892	245	1,162	(224)
Futures	6,926	—		87
Swaptions	—	—		—
Credit contracts:(1)
Credit default swaps	2,712	19	14	16
Other freestanding contracts:(1)
Foreign currency Contracts	549	48	1	47
Margin	—	101	—	—
Collateral	—	712	748	—
Embedded derivatives:
GMIB reinsurance contracts(4)	—	10,316	—	(262)
GMxB derivative features’ liability(2)(4)	—	—	5,348	137
SCS, SIO, MSO and IUL indexed features(3)	—	—	875	(576)
Balance, December 31, 2016	$50,466	$13,579	$9,368	$(1,148)

(1)	Reported in Other invested assets in the consolidated balance sheets.

(2)	Reported in Future policy benefits and other policyholders’ liabilities in the consolidated balance sheets.

(3)
SCS and SIO indexed features are reported in Policyholders’ account balances; MSO and IUL indexed features are reported in Future policyholders’ benefits and other policyholders’ liabilities in the consolidated balance sheets.

(4)	Reported in Net derivative gains (losses) in the consolidated statements of income (loss).

Derivative Instruments by Category
At or For the Year Ended December 31, 2015

				Gains (Losses) Reported in Net income (loss)
		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives
	(In millions)
Freestanding derivatives
Equity contracts:(1)
Futures	$6,929	$—	$—	$(92)
Swaps	1,213	7	20	(45)
Options	7,358	1,042	653	13
Interest rate contracts:(1)
Floors	1,800	61	—	12
Swaps	13,653	348	104	(7)
Futures	8,685	—		(81)
Swaptions	—	—		118
Credit contracts:(1)
Credit default swaps	2,412	14	37	(14)
Embedded derivatives:
GMIB reinsurance contracts(4)	—	10,585	—	(316)
GMxB derivative features’ liability(2)(4)	—	—	5,172	(749)
SCS, SIO, MSO and IUL indexed features(3)	—	—	298	71
Balance, December 31, 2015	$42,050	$12,057	$6,284	$(1,090)

(1)	Reported in Other invested assets in the consolidated balance sheets.

(2)	Reported in Future policy benefits and other policyholders’ liabilities in the consolidated balance sheets.

(3)
SCS and SIO indexed features are reported in Policyholders’ account balances; MSO and IUL indexed features are reported in Future policyholders’ benefits and other policyholders’ liabilities in the consolidated balance sheets.

(4)	Reported in Net derivative gains (losses) in the consolidated statements of income (loss).
Dodd-Frank Wall Street Reform and Consumer Protection Act
Since June 2013, various new derivative regulations under Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act have become effective, requiring financial entities, including U.S. life insurers, to clear certain types of newly executed OTC derivatives with central clearing houses, and to post larger sums of higher quality collateral, among other provisions. Counterparties subject to these regulations are required to post initial margin to the clearing house as well as variation margin to cover any daily negative mark-to-market movements in the value of OTC derivatives covered by these regulations. Centrally cleared OTC derivatives, protected by initial margin requirements and higher quality collateral are expected to reduce the risk of loss in the event of counterparty default. The Company has counterparty exposure to the clearing house and its clearing broker for futures and cleared OTC derivative contracts. Further regulations will increase the amount and quality of collateral required to be posted for non-cleared OTC derivatives by requiring initial margin for uncleared swaps, as well as mandate thresholds, transfer timing, and haircuts for variation margin. Additional regulations are expected to reduce various risks, including the risk of a “run on the bank” scenario in the event of the insolvency of a dealer.
Realized Investment Gains (Losses)
Realized investment gains (losses) are generated from numerous sources, including the sale of fixed maturity securities, equity securities, investments in limited partnerships and other types of investments, as well as adjustments to the cost basis of investments for OTTI. Realized investment gains (losses) are also generated from prepayment premiums received on private fixed maturity securities, recoveries of principal on previously impaired securities, provisions for losses on commercial mortgage and other loans, fair value changes on commercial mortgage loans carried at fair value, and fair value changes on embedded derivatives and free-standing derivatives that do not qualify for hedge accounting treatment.

The following table sets forth “Realized investment gains (losses), net,” for the periods indicated:
Realized Investment Gains (Losses)

	2016	2015	2014
	(In millions)
Fixed maturities	$(2)	$(18)	$(54)
Other equity investments	(9)	3	(3)
Other	(2)	(1)	(3)
Total	$(13)	$(16)	$(60)
The following table further describes realized gains (losses), net for Fixed maturities:
Fixed Maturities
Realized Investment Gains (Losses), Net

	2016	2015	2014
	(In millions)
Gross realized investment gains:
Gross gains on sales and maturities	$141	$43	$47
Total gross realized investment gains	141	43	47
Gross realized investment losses:
Other-than-temporary impairments recognized in income (loss)	(65)	(41)	(72)
Gross losses on sales and maturities	(78)	(20)	(29)
Total gross realized investment losses	(143)	(61)	(101)
Total	$(2)	$(18)	$(54)
The following table sets forth, for the periods indicated, the composition of other-than-temporary impairments recorded in Income (loss) by asset type.
Other-Than-Temporary Impairments Recorded in Income (Loss)

	2016	2015	2014
	(In millions)
Fixed Maturities:
Public fixed maturities	$(22)	$(22)	$(33)
Private fixed maturities	(43)	(19)	(39)
Total fixed maturities securities	(65)	(41)	(72)
Equity securities	—	—	(3)
Total	$(65)	$(41)	$(75)
OTTI on fixed maturities recorded in net income (loss) in 2016, 2015 and 2014 were due to credit events or adverse conditions of the respective issuer. In these situations, management believes such circumstances have caused, or will lead to, a deficiency in the contractual cash flows related to the investment. The amount of the impairment recorded in income (loss) is the difference between the amortized cost of the debt security and the net present value of its projected future cash flows discounted at the effective interest rate implicit in the debt security prior to impairment.

LIQUIDITY AND CAPITAL RESOURCES
Overview

The Company conducts operations in two business segments: the Insurance and Investment Management segments. The liquidity and capital resource needs of each of these segments are managed independently.
Analysis of Consolidated Statement of Cash Flows
Years Ended December 31, 2016 and 2015
Cash and cash equivalents of $3.0 billion at December 31, 2016 decreased $78 million from $3.0 billion at December 31, 2015.
Net cash used in operating activities was $461 million in 2016 as compared to net cash used in operating activities of $324 million in 2015. Cash flows from operating activities include such sources as premiums, investment management and advisory fees and investment income offset by such uses as life insurance benefit payments, policyholder dividends, compensation payments, other cash expenditures and tax payments.
Net cash used in investing activities was $5.4 billion, $2.9 billion higher than the $2.5 billion net cash used by investing activities in 2015. The increase was principally due to $3.0 billion higher net purchase of investments and $427 million lower cash inflows from cash settlement related to derivatives which was partially offset by $384 million decrease of loans to affiliates and $158 million lower purchase of short-term investments.
Cash flows provided by financing activities were $5.8 billion in 2016; $2.6 billion higher than the $3.1 billion net cash provided by financing activities in 2015. The impact of the net deposits to policyholders’ account balances was $8.1 billion (including $1.7 billion from the issuance of funding agreements to the FHLBNY) and $3.9 billion in 2016 and 2015, respectively. Net cash inflows related to repurchase and reverse repurchase agreements were $183 million and $860 million in 2016 and 2015 respectively. Partially offsetting these cash inflows were the impacts of $1.1 billion shareholder cash dividends, $552 million cash outflows from changes in collateralized pledged assets and liabilities, $522 million of cash outflows from cash distributions to noncontrolling interest of the Company and non-controlling interest of consolidated VIE's in 2016 compared to $767 million shareholder cash dividends, $272 million cash outflows from changes in collateralized pledged assets and liabilities and $414 million of cash outflows from cash distributions to noncontrolling interest of the Company in 2015.
Years Ended December 31, 2015 and 2014
Cash and cash equivalents of $3.0 billion at December 31, 2015 increased $312 million from $2.7 billion at December 31, 2014.
Net cash used in operating activities was $324 million in 2015 as compared to net cash used in operating activities of $600 million in 2014. Cash flows from operating activities include such sources as premiums, investment management and advisory fees and investment income offset by such uses as life insurance benefit payments, policyholder dividends, compensation payments, other cash expenditures and tax payments.
Net cash used in investing activities was $2.5 billion, $283 million lower than the $2.8 billion net cash used by investing activities in 2014. The decrease was principally due to $1.8 billion lower net purchase of investments which was partially offset by $818 million higher net purchases of trading account securities, $470 million lower cash inflows from cash settlement related to derivatives and $368 million higher purchase of short-term investments.
Cash flows provided by financing activities decreased $690 million from $3.8 billion in 2014 to $3.1 billion in 2015. The impact of the net deposits to policyholders’ account balances was $3.9 billion and $4.0 billion in 2015 and 2014, respectively. During 2015, the Company entered into $860 million of net repurchase and reverse repurchase agreements. Change in short-term borrowings decreased $95 million in 2015 compared to a decrease of $221 million in 2014, which primarily reflect AB’s commercial paper program activity. Change in collateralized pledged assets and liabilities decreased $272 million in 2015, $690 million less than the $418 million increase in 2014. In 2015, AXA Equitable paid $767 million of shareholder cash dividends to AXA Financial and repaid a $200 million surplus note to a third party at maturity. In 2014, AXA Equitable paid $382 million of shareholder cash dividends and repaid $825 million of surplus notes to AXA Financial.

Insurance Segment

The Insurance segment’s liquidity management uses a centralized funds management process. This centralized process includes the monitoring and control of cash flow associated with policyholder receipts and disbursements and General Account portfolio principal, interest and investment activity including derivative transactions. Funds are managed through a banking system designed to reduce float and maximize funds availability. Information regarding liquidity needs and availability is used to produce forecasts of available funds and cash flow. Significant market volatility can affect daily cash requirements due to the settlement and collateral calls of derivative transactions.
In addition to gathering and analyzing information on funding needs, the Insurance segment has a centralized process for both investing short-term cash and borrowing funds to meet cash needs. In general, the short-term investment positions have a maturity profile of 1-7 days with considerable flexibility as to availability.
In managing the liquidity of the Insurance segment’s business, management also considers the risk of policyholder and contractholder withdrawals of funds earlier than assumed when selecting assets to support these contractual obligations. Surrender charges and other contract provisions are used to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts and deposit liabilities. The following table sets forth withdrawal characteristics of the Insurance segment’s General Account annuity reserves and deposit liabilities (based on statutory liability values) as of the dates indicated.
General Accounts Annuity Reserves and Deposit Liabilities

	December 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
	(Dollars in millions)
Not subject to discretionary withdrawal provisions	$2,773	12.4%	$2,819	14.1%
Subject to discretionary withdrawal, with adjustment:
With market value adjustment	29	0.1	31	0.2
At contract value, less surrender charge of 5% or more	1,174	5.2	1,399	7.0
Subtotal	1,203	5.3	1,430	7.2
Subject to discretionary withdrawal at contract value with no surrender charge or surrender charge of less than 5%	18,427	82.3	15,793	78.7
Total Annuity Reserves And Deposit Liabilities	$22,403	100%	$20,042	100%
Liquidity Requirements. The Insurance segment’s liquidity requirements principally relate to the liabilities associated with its various life insurance, annuity and funding agreements; the active management of various economic hedging programs; shareholder dividends; and operating expenses, including debt service. The Insurance segment’s liabilities include, among other things, the payment of benefits under life insurance, annuity and funding agreements as well as cash payments in connection with policy surrenders, withdrawals and loans.
The Insurance segment’s liquidity needs are affected by: fluctuations in mortality; other benefit payments; policyholder directed transfers from General Account to Separate Account investment options; and the level of surrenders and withdrawals previously discussed in “Results of Continuing Operations by Segment—Insurance,” as well as by cash settlements of its derivative hedging programs, debt service requirements and dividends to its shareholder.
Sources of Liquidity. The principal sources of the Insurance segment’s cash flows are premiums, deposits (including the issuance of funding agreements) and charges on policies and contracts, investment income, investment advisory fees, repayments of principal and sales proceeds from its fixed maturity portfolios, sales of other General Account Investment Assets, borrowings from third parties and affiliates, repurchase agreements and dividends and distributions from subsidiaries.
The Insurance segment’s primary source of short-term liquidity to support its insurance operations is a pool of liquid, high quality short-term instruments structured to provide liquidity in excess of the expected cash requirements. At December 31, 2016, this asset pool included an aggregate of $2.2 billion in highly liquid short-term investments, as compared to $2.5 billion at December 31, 2015. In addition, a substantial portfolio of public bonds including U.S. Treasury and agency securities and other investment grade fixed maturities is available to meet AXA Equitable’s liquidity needs.
Funding and repurchase agreements. As a member of the FHLBNY, AXA Equitable has access to collateralized borrowings.  AXA Equitable may also issue funding agreements to the FHLBNY.  Both the collateralized borrowings and funding agreements would require AXA Equitable to pledge qualified mortgage-backed assets and/or government securities as collateral.  At December 31, 2016 and 2015 AXA Equitable had $2.2 billion and $500 million respectively, of outstanding funding agreements with the FHLBNY.  During 2016, AXA Equitable issued an additional $1.7 billion of funding agreements to the FHLBNY in order to increase investment in commercial mortgage loans. At December 31, 2016 and 2015, the total outstanding balance of repurchase agreements was $2.0 billion and $1.9 billion, respectively.  The Company utilized these funding and repurchase agreements for cash management, asset liability management and spread lending purposes.

Third-party borrowings. In December 1995, AXA Equitable issued a $200 million callable 7.7% surplus note in exchange for cash to third parties. The note paid interest semi-annually and matured on December 1, 2015. The Company repaid the note at maturity.
Affiliated loans. In third quarter 2013, AXA Equitable purchased, at fair value, AXA Arizona’s $50 million note receivable from AXA for $56 million. This note pays interest semi-annually at an interest rate of 5.4% and matures on December 15, 2020.
In June 2009, AXA Equitable sold real estate property valued at $1.1 billion to a non-insurance subsidiary of AXA Financial in exchange for $700 million in cash and $400 million in 8.0% ten year term mortgage notes on the property reported in Loans to affiliates in the consolidated balance sheets. In November 2014, this loan was refinanced and a new $382 million, seven year term loan with an interest rate of 4.0% was issued. In January 2016, the property was sold and a portion of the proceeds was used to repay the $382 million term loan outstanding and a $65 million prepayment penalty.
In September 2007, AXA Equitable purchased a $650 million 5.4% Senior Unsecured Note from AXA. The note pays interest semi-annually and was scheduled to mature on September 30, 2012. In March 2011, the maturity date of the note was extended to December 30, 2020 and the interest rate was increased to 5.7%.
Off Balance Sheet Transactions. At December 31, 2016 and 2015, AXA Equitable was not a party to any off balance sheet transactions other than those guarantees and commitments described in Notes 10 and 16 of Notes to Consolidated Financial Statements included elsewhere in this Form 8-K .
Guarantees and Other Commitments. AXA Equitable had approximately $18 million of undrawn letters of credit issued in favor of third party beneficiaries primarily related to reinsurance as well as $697 million and $883 million of commitments under equity financing arrangements to certain limited partnership and existing mortgage loan agreements, respectively, at December 31, 2016.
Statutory Regulation, Capital and Dividends. AXA Equitable is subject to the regulatory capital requirements of New York law, which are designed to monitor capital adequacy. The level of an insurer’s required capital is impacted by many factors including, but not limited to, business mix, product design, sales volume, invested assets, liabilities, reserves and movements in the capital markets, including interest rates and equity markets. At December 31, 2016, the total adjusted capital was in excess of its regulatory capital requirements and management believes that AXA Equitable has (or has the ability to meet) the necessary capital resources to support its business.
AXA Equitable currently reinsures to AXA Arizona a 100% quota share of all liabilities for GMDB/GMIB riders on the Accumulator® products issued on or after January 1, 2006 and in-force on September 30, 2008. AXA Arizona also reinsures a 90% quota share of level premium term insurance issued by AXA Equitable on or after March 1, 2003 through December 31, 2008 and lapse protection riders under UL insurance policies issued by AXA Equitable on or after June 1, 2003 through June 30, 2007. The reinsurance arrangements with AXA Arizona provide important capital management benefits to AXA Equitable. AXA Equitable receives statutory reserve credits for reinsurance treaties with AXA Arizona to the extent AXA Arizona holds assets in an irrevocable trust ($9.4 billion at December 31, 2016) and/or letters of credit ($3.7 billion at December 31, 2016). These letters of credit are guaranteed by AXA. Under the reinsurance contracts, AXA Arizona is required to transfer assets into and is permitted to transfer assets from the Trust under certain circumstances. The level of statutory reserves held by AXA Arizona fluctuate based on market movements, mortality experience and policyholder behavior. Increasing reserve requirements may necessitate that additional assets be placed in trust and/or securing additional letters of credit, which could adversely impact AXA Arizona’s liquidity. For additional information, see “Item 1A - Risk Factors” in the 2016 Form 10-K.
AXA Equitable monitors its regulatory capital requirements on an ongoing basis taking into account the prevailing conditions in the capital markets. Interest rates and/or equity market performance impact the reserve requirements and capital needed to support the variable annuity guarantee business. While management believes that AXA Equitable currently has the necessary capital to support its business, future capital requirements will depend on future market conditions and regulations and there can be no assurance that sufficient additional required capital could be secured. For additional information, see “Item 1A – Risk Factors” in the 2016 Form 10-K.

Several states, including New York, regulate transactions between an insurer and its affiliates under insurance holding company acts. These acts contain certain reporting requirements and restrictions on provision of services and on transactions, such as intercompany service agreements, asset transfers, reinsurance, loans and shareholder dividend payments by insurers. Depending on their size, such transactions and payments may be subject to prior notice to, or approval by, the insurance department of the applicable state.
AXA Equitable is restricted as to the amounts it may pay as dividends to AXA Financial. Under New York Insurance law, a domestic life insurer may not, without prior approval of the NYDFS, pay a dividend to its shareholders exceeding an amount calculated based on a statutory formula. This formula would permit AXA Equitable to pay shareholder dividends not greater than approximately $1.2 billion during 2017. Payment of dividends exceeding this amount requires the insurer to file a notice of its intent to declare such dividends with the NYDFS, which then has 30 days to disapprove the distribution. In 2016, AXA Equitable paid $1,050 million in shareholder dividends. In 2015, AXA Equitable paid $767 million in shareholder dividends and transferred approximately 10.0 million in Units of AB (fair value of $245 million) in the form of a dividend to AEFS. In 2014, AXA Equitable paid $382 million in shareholder dividends.
For 2016, 2015 and 2014, respectively, AXA Equitable’s statutory net income (loss) totaled $679 million, $2.0 billion and $1.7 billion. Statutory surplus, capital stock and Asset Valuation Reserve (“AVR”) totaled $5.3 billion and $5.9 billion at December 31, 2016 and 2015, respectively.
For additional information, see “Item 1 – Business – Regulation” and “Item 1A – Risk Factors” in the 2016 Form 10-K.
Investment Management Segment

The Investment Management segment’s primary sources of liquidity have been cash flows from AB’s operations, the issuance of commercial paper and proceeds from sales of investments. AB requires financial resources to fund distributions to its General Partner and Unitholders, capital expenditures, repayments of commercial paper and purchases of Holding Units to fund deferred compensation plans.
Debt and Credit Facilities

At December 31, 2016 and 2015, AB had $513 million and $584 million, respectively, in commercial paper outstanding with weighted average interest rates of approximately 0.9% and 0.5% respectively. The commercial paper is short term in nature, and as such, recorded value is estimated to approximate fair value. Average daily borrowings of commercial paper during 2016 and 2015 were $423 million and $338 million, respectively, with weighted average interest rates of approximately 0.6% and 0.3%, respectively.

AB has a $1.0 billion committed, unsecured senior revolving credit facility (the “AB Credit Facility”) with a group of commercial banks and other lenders, which matures on January 17, 2017. The AB Credit Facility provides for possible increases in the principal amount by up to an aggregate incremental amount of $250 million, any such increase being subject to the consent of the affected lenders. The AB Credit Facility is available for AB’s and SCB LLC’s business purposes, including the support of AB’s $1.0 billion commercial paper program. Both AB and SCB LLC can draw directly under the AB Credit Facility and AB management expects to draw on the AB Credit Facility from time to time. AB has agreed to guarantee the obligations of SCB LLC under the AB Credit Facility.
The AB Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, among other things, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. As of December 31, 2016, AB was in compliance with these covenants. The AB Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or lender’s commitments may be terminated. Also, under such provisions, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the AB Credit Facility would automatically become immediately due and payable, and the lender’s commitments would automatically terminate.

As of December 31, 2016 and 2015, AB and SCB LLC had no amounts outstanding under the AB Credit Facility. During 2016 and 2015, AB and SCB LLC did not draw upon the Credit Facility.

On December 1, 2016, AB entered into a $200 million, unsecured 364-day senior revolving credit facility (the “ AB Revolver”) with a leading international bank and the other lending institutions that may be party thereto. The AB Revolver is available for

AB's and SCB LLC's business purposes, including the provision of additional liquidity to meet funding requirements primarily related to SCB LLC's operations. Both AB and SCB LLC can draw directly under the AB Revolver and management expects to draw on the AB Revolver from time to time. AB has agreed to guarantee the obligations of SCB LLC under the AB Revolver. The AB Revolver contains affirmative, negative and financial covenants which are identical to those of the Credit Facility. As of December 31, 2016, we had no amounts outstanding under the AB Revolver and the average daily borrowings for 2016 were $7.3 million, with a weighted average interest rate of 1.6%.

In addition, SCB LLC has three uncommitted lines of credit with four financial institutions. Two of these lines of credit permit us to borrow up to an aggregate of approximately $200 million, with AB named as an additional borrower, while one has no stated limit.

As of December 31, 2016 and 2015, we had no uncommitted bank loans outstanding. Average daily borrowings of uncommitted bank loans during 2016 and 2015 were $4 million and $4 million, respectively, with weighted average interest rates of approximately 1.1% and 1.2% for 2016 and 2015, respectively.
AB’s financial condition and access to public and private debt markets should provide adequate liquidity for AB’s general business needs. AB’s Management believes that cash flow from operations and the issuance of debt and AB Units or Holding Units will provide AB with the resources necessary to meet its financial obligations. For further information, see AB’s Annual Report on Form 10-K for the year ended December 31, 2016.
Other AB Transactions
AB engages in open-market purchases of AB Holding Units (“Holding units”) to help fund anticipated obligations under its incentive compensation award program, for purchases of Holding units from employees and other corporate purposes. During 2016 and 2015, AB purchased 10.5 million and 8.5 million Holding units for $237 million and $218 million respectively. These amounts reflect open-market purchases of 7.9 million and 5.8 million Holding units for $176 million and $151 million, respectively, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax requirements at the time of distribution of long-term incentive compensation awards, offset by Holding units purchased by employees as part of a distribution reinvestment election.
During 2016, AB granted to employees and eligible directors 7.0 million restricted AB Holding unit awards (including 6.1 million granted in December for 2016 year-end awards). During 2015, AB granted to employees and eligible directors 7.4 million restricted AB Holding awards (including 7.0 million granted in December 2015 for year-end awards). Prior to third quarter 2014, AB funded these awards by allocating previously repurchased Holding units that had been held in its consolidated rabbi trust. In 2015, AB Holding used Holding units repurchased during the fourth quarter of 2015 and newly-issued Holding units to fund restricted Holding awards.
Effective July 1, 2013, management of AB and AB Holding retired all unallocated Holding units in AB’s consolidated rabbi trust. To retire such units, AB delivered the unallocated Holding units held in its consolidated rabbi trust to AB Holding in exchange for the same amount of AB units. Each entity then retired its respective units. As a result, on July 1, 2013, each of AB’s and AB Holding’s units outstanding decreased by approximately 13.1 million units. AB and AB Holding intend to retire additional units as AB purchases Holding units on the open market or from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, if such units are not required to fund new employee awards in the near future. If a sufficient number of Holding units is not available in the rabbi trust to fund new awards, AB Holding will issue new Holding units in exchange for newly-issued AB units, as was done in December 2015.
Off-Balance Sheet Arrangements
AB had no off-balance sheet arrangements other than the guarantees that are discussed below.
Guarantees
Under various circumstances, AB guarantees the obligations of its consolidated subsidiaries.

AB maintains a guarantee in connection with the $1.0 billion AB Credit Facility. If SCB LLC is unable to meet its obligations, AB will pay the obligations when due or on demand. In addition, AB maintains guarantees totaling $425 million for four of SCB LLC’s uncommitted lines of credit.

AB maintains a guarantee with a commercial bank, under which it guarantees the obligations in the ordinary course of business of SCB LLC, its U.K.-based broker-dealer and its Cayman subsidiary. AB also maintains three additional guarantees with other commercial banks, under which it guarantees approximately $366 million of obligations for AB’s U.K.-based broker-dealer. In the event any of these entities is unable to meet its obligations, AB will pay the obligations when due or on demand.
AB also has two smaller guarantees with a commercial bank totaling approximately $2 million, under which it guarantees certain obligations in the ordinary course of business of two foreign subsidiaries.
AB has not been required to perform under any of the above agreements and currently has no liability in connection with these agreements.

CONTRACTUAL OBLIGATIONS
The Company is involved in a number of ventures and transactions with AXA and certain of its affiliates: See Notes 10, 11, 12 and 16 of the Notes to Consolidated Financial Statements and “Certain Relationships and Related Party Transactions” contained elsewhere herein and AB’s Report on Form 10-K for the year ended December 31, 2016 for information on related party transactions.
A schedule of future payments under certain of the Company’s consolidated contractual obligations follows:
Contractual Obligations - December 31, 2016

		Payments Due by Period
	Total	Less than 1 year	1 - 3 years	4 -5 years	Over 5 years
	(In millions)
Contractual obligations:
Policyholders liabilities - policyholders’ account balances, future policy benefits and other policyholders liabilities(1)	$91,177	$1,990	$4,599	$5,575	$79,013
FHLBNY Funding Agreements	2,238	500	—	58	1,680
AB commercial paper	513	513	—	—	—
Operating leases	1,392	218	401	327	446
AB Funding commitments	32	11	14	3	4
Employee benefits	65	4	12	11	38
Total Contractual Obligations	$95,417	$3,236	$5,026	$5,974	$81,181

(1)
Policyholders liabilities represent estimated cash flows out of the General Account related to the payment of death and disability claims, policy surrenders and withdrawals, annuity payments, minimum guarantees on Separate Account funded contracts, matured endowments, benefits under accident and health contracts, policyholder dividends and future renewal premium-based and fund-based commissions offset by contractual future premiums and deposits on in-force contracts. These estimated cash flows are based on mortality, morbidity and lapse assumptions comparable with the Company’s experience and assume market growth and interest crediting consistent with assumptions used in amortizing DAC. These amounts are undiscounted and, therefore, exceed the Policyholders’ account balances and Future policy benefits and other policyholder liabilities included in the consolidated balance sheet included elsewhere herein. They do not reflect projected recoveries from reinsurance agreements. Due to the use of assumptions, actual cash flows will differ from these estimates (see “Critical Accounting Estimates – Future Policy Benefits”). Separate Accounts liabilities have been excluded as they are legally insulated from General Account obligations and will be funded by cash flows from Separate Accounts assets.

Unrecognized tax benefits of $394 million, including $13 million related to AB were not included in the above table because it is not possible to make reasonably reliable estimates of the occurrence or timing of cash settlements with the respective taxing authorities.

During 2009, AB entered into a subscription agreement under which it committed to invest up to $35 million, as amended in 2011, in a venture capital fund over a six-year period. As of December 31, 2016, AB had funded $34 million of this commitment.

During 2010, as general partner of the AllianceBernstein U.S. Real Estate L.P. Fund, AB committed to invest $25 million in the Real Estate Fund. As of December 31, 2016, AB had funded $21 million of this commitment.

During 2012, AB entered into an investment agreement under which it committed to invest up to $8 million in an oil and gas fund over a three-year period. As of December 31, 2016, AB had funded $6 million of this commitment.

At year-end 2016, AB had a $226 million accrual for compensation and benefits, of which $137 million is expected to be paid in 2017, $49 million in 2018 and 2019, $13 million in 2020-2021 and the rest thereafter. Further, AB expects to make contributions to its qualified profit sharing plan of approximately $14 million in each of the next four years.

In addition, the Company has obligations under contingent commitments at December 31, 2016, including: AB’s Credit Facility and commercial paper program; AXA Equitable’s $18 million undrawn letters of credit; as well as the Company’s $697 million and $883 million commitments under equity financing arrangements to certain limited partnership and existing mortgage loan agreements, respectively. Information on these contingent commitments can be found in Notes 10, 16 and 17 of Notes to Consolidated Financial Statements included elsewhere in this Form 8-K.

Part II, Item 7A.
QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK
The Company’s businesses are subject to financial, market, political and economic risks, as well as to risks inherent in its business operations. The discussion that follows provides additional information on market risks arising from its insurance asset/liability management and asset management activities. Such risks are evaluated and managed by each business on a decentralized basis. Primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit quality.
Insurance Segment
Insurance Segment results significantly depend on profit margins or “spreads” between investment results from assets held in the GAIA and interest credited on individual insurance and annuity products. Management believes its fixed rate liabilities should be supported by a portfolio principally composed of fixed rate investments that generate predictable, steady rates of return. Although these assets are purchased for long-term investment, the portfolio management strategy considers them available for sale in response to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook and other relevant factors. See the “Investments” section of Note 2 of Notes to Consolidated Financial Statements for the accounting policies for the investment portfolios. The objective of portfolio management is to maximize returns, taking into account interest rate and credit risks. Insurance asset/liability management includes strategies to minimize exposure to loss as interest rates and economic and market conditions change. As a result, the fixed maturity portfolio has modest exposure to call and prepayment risk and the vast majority of mortgage holdings are fixed rate mortgages that carry yield maintenance and prepayment provisions.
Investments with Interest Rate Risk - Fair Value. Insurance Segment assets with interest rate risk include available-for-sale and trading fixed maturities and mortgage loans that make up 87.2% of the carrying value of General Account Investment Assets at December 31, 2016. As part of its asset/liability management, quantitative analyses are used to model the impact various changes in interest rates have on assets with interest rate risk. The table that follows shows the impact an immediate 100 BP increase in interest rates at December 31, 2016 and 2015 would have on the fair value of fixed maturities and mortgage loans:
Interest Rate Risk Exposure

	December 31, 2016		December 31, 2015
	Fair Value	Balance After +100 BP Change	Fair Value	Balance After +100 BP Change
	(In millions)
Fixed Income Investments:
Available-for-sale:
Fixed rate	$31,978	$28,944	$30,677	$28,656
Floating rate	591	590	523	522
Trading securities:
Fixed rate	8,127	7,947	5,690	5,587
Floating rate	546	542	466	463
Mortgage loans	$9,608	$9,062	$7,171	$6,875
A 100 BP increase in interest rates is a hypothetical rate scenario used to demonstrate potential risk; it does not represent management’s view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed maturities and mortgage loans, they are based on various portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management’s assessment of changing market conditions and available investment opportunities.

Investments with Equity Price Risk – Fair Value.    The investment portfolios also have direct holdings of public and private equity securities. The following table shows the potential exposure from those equity security investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing at December 31, 2016 and 2015:
Equity Price Risk Exposure

	December 31, 2016		December 31, 2015
	Fair Value	Balance After -10% Equity Price Change	Fair Value	Balance After -10% Equity Price Change
	(In millions)
Equity Investments
Available-For-Sale	$110	$99	$32	$29
Trading	$160	$133	$108	$98
A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management’s view of future market changes. The fair value measurements shown are based on the equity securities portfolio exposures at a particular point in time and these exposures will change as a result of ongoing portfolio activities in response to management’s assessment of changing market conditions and available investment opportunities.
Liabilities with Interest Rate Risk - Fair Value. At December 31, 2016 and 2015, the aggregate carrying values of insurance contracts with interest rate risk were $4.5 billion and $2.7 billion, respectively. The aggregate fair value of such liabilities at December 31, 2016 and 2015 were $4.5 billion and $2.8 billion, respectively. The impact of a relative 1% decrease in interest rates would be an increase in the fair value of those liabilities of $236 million and $109 million, respectively. While these fair value measurements provide a representation of the interest rate sensitivity of insurance liabilities, they are based on the composition of such liabilities at a particular point in time and may not be representative of future results.
Asset/liability management is integrated into many aspects of the Insurance Segment’s operations, including investment decisions, product development and determination of crediting rates. As part of its risk management process, numerous economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine if existing assets would be sufficient to meet projected liability cash flows. Key variables include policyholder behavior, such as persistency, under differing crediting rate strategies.
Derivatives and Interest Rate and Equity Risks – Fair Value.    The Company primarily uses derivative contracts for asset/liability risk management, to mitigate the Company’s exposure to equity market decline and interest rate risks and for hedging individual securities. In addition, the Company periodically enters into forward, exchange-traded futures and interest rate swap, swaptions, floor contracts and credit default swaps to reduce the economic impact of movements in the equity and fixed income markets, including the program to hedge certain risks associated with the GMDB and GMIB features of the Accumulator® series of annuity products. As more fully described in Notes 2 and 3 of Notes to Consolidated Financial Statements, various traditional derivative financial instruments are used to achieve these objectives, including interest rate floors to hedge crediting rates on interest-sensitive individual annuity contracts, interest rate futures to protect against declines in interest rates between receipt of funds and purchase of appropriate assets, interest rate swaps to modify the duration and cash flows of fixed maturity investments and long-term debt and open exchange-traded options to mitigate the adverse effects of equity market declines on the Company’s statutory reserves. To minimize credit risk exposure associated with its derivative transactions, each counterparty’s credit is appraised and approved and risk control limits and monitoring procedures are applied. Credit limits are established and monitored on the basis of potential exposures that take into consideration current market values and estimates of potential future movements in market values given potential fluctuations in market interest rates. To reduce credit exposures in over-the-counter (“OTC”) derivative transactions the Company generally enters into master agreements that provide for a netting of financial exposures with the counterparty and allow for collateral arrangements. The Company further controls and minimizes its counterparty exposure through a credit appraisal and approval process. Under the ISDA Master Agreement, the Company generally has executed a Credit Support Annex (“CSA”) with each of its OTC derivative counterparties that require both posting and accepting collateral either in the form of cash or high-quality securities, such as U.S. Treasury securities or those issued by government agencies.
Mark to market exposure is a point-in-time measure of the value of a derivative contract in the open market. A positive value indicates existence of credit risk for the Company because the counterparty would owe money to the Company if the contract were closed. Alternatively, a negative value indicates the Company would owe money to the counterparty if the contract were closed. If there is more than one derivative transaction outstanding with a counterparty, a master netting arrangement exists with the counterparty. In that case, the market risk represents the net of the positive and negative exposures with the single counterparty. In management’s view, the net potential exposure is the better measure of credit risk.
At December 31, 2016 and 2015, the net fair values of the Company’s derivatives were $54 million and $658 million, respectively. The table that follows shows the interest rate or equity sensitivities of those derivatives, measured in terms of fair value. These exposures will change as a result of ongoing portfolio and risk management activities.
Insurance Segment - Derivative Financial Instruments

			Interest Rate Sensitivity
	Notional Amount	Weighted Average Term (Years)	Balance After -100 BP Change	Fair Value	Balance After +100 BP Change
	(In millions, except for weighted average term)
December 31, 2016
Floors	$1,500	0	$11	$11	$11
Swaps	19,441	5	960	(870)	(2,396)
Futures	6,926		(159)	—	168
Credit Default Swaps	2,712	4	5	5	5
Total	$30,579		$817	$(854)	$(2,212)
December 31, 2015
Floors	$1,800	2	$75	$61	$42
Swaps	13,653	5	2,096	244	(1,294)
Futures	8,685		(75)	—	100
Credit Default Swaps	2,412	4	(23)	(23)	(23)
Total	$26,550		$2,073	$282	$(1,175)

			Equity Sensitivity
	Notional Amount	Weighted Average Term (Years)	Fair Value	Balance after -10% Equity Price Shift
December 31, 2016
Futures	$4,983	0	$—	$479
Swaps	3,439	1	(53)	277
Options	11,465	2	961	494
Total	$19,887		$908	$1,250
December 31, 2015
Futures	$6,929	0	$—	$621
Swaps	1,213	1	(13)	127
Options	7,358	2	389	68
Total	$15,500		$376	$816
In addition to the freestanding derivatives discussed above, the Company has entered into reinsurance contracts to mitigate the risk associated with the impact of potential market fluctuations on future policyholder elections of GMIB features contained in certain annuity contracts. These reinsurance contracts are considered derivatives under the guidance on derivatives and hedging and were reported at their fair values of $10.3 billion and $10.6 billion at December 31, 2016 and 2015, respectively. The potential fair value exposure to an immediate 10% drop in equity prices from those prevailing at December 31, 2016 and 2015, respectively, would increase the balances of the reinsurance contract asset to $11.0 billion and $11.5 billion. Also, the GMxB derivative features' liability and the SCS, SIO, MSO and IUL indexed features' liability associated with certain annuity contracts is similarly considered to be a derivative for accounting purposes and was reported at its fair value. The GMxB derivative features' liability, SCS, SIO, MSO, IUL indexed features' liability was $6.2 billion and $5.5 billion at December 31, 2016 and 2015, respectively. The potential fair value exposure to an immediate 10% drop in equity prices from those prevailing at December 31, 2016 and 2015, respectively, would be to decrease the liability balance to $6.4 billion and $5.9 billion.

Investment Management
AB’s investments consist of trading and available-for-sale investments and other investments. AB’s trading and available-for-sale investments include U.S. Treasury bills and equity and fixed income mutual funds investments. Trading investments are purchased for short-term investment, principally to fund liabilities related to deferred compensation plans and to seed new investment services. Although available-for-sale investments are purchased for long-term investment, the portfolio strategy considers them available-for-sale from time to time due to changes in market interest rates, equity prices and other relevant factors. Other investments include investments in hedge funds sponsored by AB and other private investment vehicles.
Investments with Interest Rate Risk – Fair Value.    The table below provides AB’s potential exposure with respect to its fixed income investments, measured in terms of fair value, to an immediate 100 BP increase in interest rates at all maturities from the levels prevailing at December 31, 2016 and 2015:
Interest Rate Risk Exposure

	December 31, 2016		December 31, 2015
	Fair Value	Balance After +100 BP Point	Fair Value	Balance After +100 BP Change
	(In millions)
Fixed Income Investments:
Trading	$121	$113	$208	$196
Such a fluctuation in interest rates is a hypothetical rate scenario used to calibrate potential risk and does not represent AB management’s view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of its investments in fixed income mutual funds and fixed income hedge funds, they are based on AB’s exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing changes in investments in response to AB management’s assessment of changing market conditions and available investment opportunities.
Investments with Equity Price Risk – Fair Value.    AB’s investments include investments in equity mutual funds and equity hedge funds. The following table presents AB’s potential exposure from its equity investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing at December 31, 2016 and 2015:
Equity Price Risk Exposure

	December 31, 2016		December 31, 2015
	Fair Value	Balance After -10% Equity Price Change	Fair Value	Balance After -10% Equity Price Change
	(In millions)
Equity Investments:
Trading	$180	$162	$332	$299
Available-for-sale and other investments	163	147	130	117
A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent AB management’s view of future market changes. While these fair value measurements provide a representation of equity price sensitivity of AB’s investments in equity mutual funds and equity hedge funds, they are based on AB’s exposure at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to AB management’s assessment of changing market conditions and available investment opportunities.
For further information on AB’s market risk, see AB L.P. and AB Holding’s Annual Reports on Form 10-K for the year ended December 31, 2016.

Part II, Item 8.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
AXA EQUITABLE LIFE INSURANCE COMPANY

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
AXA Equitable Life Insurance Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), equity, and cash flows present fairly, in all material respects, the financial position of AXA Equitable Life Insurance Company and its subsidiaries as of December 31, 2016 and 2015 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for no lapse guarantee features related to guaranteed minimum income benefit riders in 2017.

/s/ PricewaterhouseCoopers LLP
New York, New York

March 24, 2017, except for the change in the manner in which the Company accounts for no lapse guarantee features related to guaranteed minimum income benefit riders discussed in Note 2 to the consolidated financial statements and the revision discussed in Note 2 to the consolidated financial statements, as to which the date is December 21, 2017.

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS	(In millions)
Investments:
Fixed maturities available for sale, at fair value (amortized cost of $32,123 and $31,201)	$32,570	$31,893
Mortgage loans on real estate (net of valuation allowances of $8 and $6)	9,757	7,171
Policy loans	3,361	3,393
Real estate held for production of income	56	—
Other equity investments	1,323	1,396
Trading securities, at fair value	9,134	6,886
Other invested assets	2,226	1,788
Total investments	58,427	52,527
Cash and cash equivalents	2,950	3,028
Cash and securities segregated, at fair value	946	565
Broker-dealer related receivables	2,100	1,971
Securities purchased under agreements to resell	—	79
Deferred policy acquisition costs	4,852	5,139
Goodwill and other intangible assets, net	3,741	3,733
Amounts due from reinsurers	4,654	4,503
Loans to affiliates	703	1,087
Guaranteed minimum income benefit reinsurance asset, at fair value	10,316	10,585
Other assets	4,260	4,647
Separate Accounts’ assets	111,403	107,497
Total Assets	$204,352	$195,361
LIABILITIES
Policyholders' account balances	$38,825	$32,895
Future policy benefits and other policyholders liabilities	28,939	28,474
Broker-dealer related payables	484	404
Securities sold under agreements to repurchase	1,996	1,890
Customers related payables	2,360	1,715
Amounts due to reinsurers	125	131
Short-term debt	513	584
Current and deferred income taxes	2,751	3,629
Other liabilities	2,108	2,534
Separate Accounts’ liabilities	111,403	107,497
Total liabilities	189,504	179,753
Redeemable Noncontrolling Interest	$403	$13

Commitments and contingent liabilities (Notes 2, 7, 10, 11, 12, 13, 16 and 17)

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 AND 2015
(CONTINUED)

	2016	2015
EQUITY	(In millions)
AXA Equitable’s equity:
Common stock, $1.25 par value, 2 million shares authorized, issued and outstanding	$2	$2
Capital in excess of par value	5,339	5,321
Retained earnings	6,005	6,998
Accumulated other comprehensive income (loss)	3	215
Total AXA Equitable’s equity	11,349	12,536
Noncontrolling interest	3,096	3,059
Total equity	14,445	15,595
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$204,352	$195,361

See Notes to Consolidated Financial Statements.

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
	(In millions)
REVENUES
Policy charges and fee income	$3,344	$3,291	$3,150
Premiums	854	828	847
Net derivative gains (losses)	(1,163)	(1,075)	3,555
Net investment income (loss)	2,318	2,057	2,210
Investment gains (losses), net:
Total other-than-temporary impairment losses	(65)	(41)	(72)
Portion of loss recognized in other comprehensive income (loss)	—	—	—
Net impairment losses recognized	(65)	(41)	(72)
Other investment gains (losses), net	81	21	14
Total investment gains (losses), net	16	(20)	(58)
Investment management and service fees	3,755	3,902	3,900
Other income	36	40	30
Total revenues	9,160	9,023	13,634
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	2,745	2,457	3,708
Interest credited to policyholders’ account balances	1,079	973	1,029
Compensation and benefits	1,723	1,783	1,739
Commissions	1,095	1,111	1,147
Distribution related payments	372	394	413
Interest expense	16	20	53
Amortization of deferred policy acquisition costs, net	287	(254)	(350)
Other operating costs and expenses	1,458	1,497	1,668
Total benefits and other deductions	8,775	7,981	9,407
Income (loss) from operations, before income taxes	385	1,042	$4,227
Income tax (expense) benefit	168	23	(1,040)
Net income (loss)	553	1,065	3,187
Less: net (income) loss attributable to the noncontrolling interest	(496)	(398)	(382)
Net Income (Loss) Attributable to AXA Equitable	$57	$667	$2,805
See Notes to Consolidated Financial Statements.

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
	(In millions)
COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$553	$1,065	$3,187
Other comprehensive income (loss) net of income taxes:
Foreign currency translation adjustment	(18)	(25)	(21)
Change in unrealized gains (losses), net of reclassification adjustment	(208)	(828)	912
Changes in defined benefit plan related items not yet recognized in periodic benefit cost, net of reclassification adjustment	(3)	(4)	(23)
Total other comprehensive income (loss), net of income taxes	(229)	(857)	868
Comprehensive income (loss)	324	208	4,055
Less: Comprehensive (income) loss attributable to noncontrolling interest	(479)	(383)	(353)
Comprehensive Income (Loss) Attributable to AXA Equitable	$(155)	$(175)	$3,702
See Notes to Consolidated Financial Statements.

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF EQUITY
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
	(In millions)
EQUITY
AXA Equitable’s Equity:
Common stock, at par value, beginning and end of year	$2	$2	$2

Capital in excess of par value, beginning of year	5,321	5,957	5,908
Deferred tax on dividend of AB Units	—	(35)	—
Non cash capital contribution from AXA Financial (See Note 12)	—	137	—
Transfer of unrecognized net actuarial loss of the AXA Equitable Qualified Pension Plan to AXA Financial (see Note 15)	—	(772)	—
Changes in capital in excess of par value	18	34	49
Capital in excess of par value, end of year	5,339	5,321	5,957

Retained earnings, beginning of year	6,998	7,243	5,260
Cumulative impact of implementing accounting change	—	—	(441)
Retained earnings, beginning of year after accounting change	6,998	7,243	4,819
Net income (loss)	57	667	2,805
Shareholder dividends	(1,050)	(912)	(381)
Retained earnings, end of year	6,005	6,998	7,243

Accumulated other comprehensive income (loss), beginning of year	215	285	(603)
Cumulative impact of implementing accounting change	—	—	(9)
Accumulated other comprehensive income, beginning of year after accounting change	215	285	(612)
Transfer of unrecognized net actuarial loss of the AXA Equitable Qualified Pension Plan to AXA Financial (see Note 15)	—	772	—
Other comprehensive income (loss)	(212)	(842)	897
Accumulated other comprehensive income (loss), end of year	3	215	285
Total AXA Equitable’s equity, end of year	11,349	12,536	13,487

Noncontrolling interest, beginning of year	3,059	2,967	2,934
Repurchase of AB Holding units	(168)	(154)	(62)
Net income (loss) attributable to noncontrolling interest	491	398	382
Dividends paid to noncontrolling interest	(384)	(414)	(401)
Dividend of AB Units by AXA Equitable to AXA Financial	—	145	—
Other comprehensive income (loss) attributable to noncontrolling interest	(17)	(15)	(29)
Other changes in noncontrolling interest	115	132	143
Noncontrolling interest, end of year	3,096	3,059	2,967
Total Equity, End of Year	$14,445	$15,595	$16,454
See Notes to Consolidated Financial Statements.

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
	(In millions)
Net income (loss)	$553	$1,065	$3,187
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Interest credited to policyholders’ account balances	1,079	973	1,029
Policy charges and fee income	(3,344)	(3,291)	(3,150)
Net derivative (gains) losses	1,163	1,075	(3,555)
Investment (gains) losses, net	(16)	20	58
Realized and unrealized (gains) losses on trading securities	41	43	(22)
Non-cash long term incentive compensation expense	152	172	171
Amortization of deferred sales commission	41	49	42
Other depreciation and amortization	(98)	(18)	44
Amortization of deferred cost of reinsurance asset	159	121	292
Amortization of other intangibles	29	28	27
Changes in:
Net broker-dealer and customer related receivables/payables	608	(38)	(525)
Reinsurance recoverable	(304)	(929)	(314)
Segregated cash and securities, net	(381)	(89)	505
Deferred policy acquisition costs	287	(254)	(350)
Future policy benefits	431	631	1,486
Current and deferred income taxes	(826)	49	793
Accounts payable and accrued expenses	(66)	38	(259)
Other, net	31	31	(59)
Net cash provided by (used in) operating activities	$(461)	$(324)	$(600)

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(CONTINUED)

	2016	2015	2014
	(In millions)
Cash flows from investing activities:
Proceeds from the sale/maturity/prepayment of:
Fixed maturities, available for sale	$7,154	$4,368	$3,157
Mortgage loans on real estate	676	609	652
Trading account securities	6,271	10,768	6,099
Other	32	134	99
Payment for the purchase/origination of:
Fixed maturities, available for sale	(7,873)	(4,701)	(5,184)
Mortgage loans on real estate	(3,261)	(1,311)	(1,432)
Trading account securities	(8,691)	(12,501)	(7,014)
Other	(250)	(132)	(135)
Cash settlements related to derivative instruments	102	529	999
Decrease in loans to affiliates	384	—	—
Change in short-term investments	(205)	(363)	(5)
Investment in capitalized software, leasehold improvements and EDP equipment	(85)	(71)	(83)
Purchase of business, net of cash acquired	(21)	—	(61)
Other, net	409	203	157
Net cash provided by (used in) investing activities	$(5,358)	$(2,468)	$(2,751)

AXA EQUITABLE LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(CONTINUED)

	2016	2015	2014
	(In millions)
Cash flows from financing activities:
Policyholders’ account balances:
Deposits	$9,746	$5,757	$6,011
Withdrawals	(2,874)	(2,861)	(2,867)
Transfer (to) from Separate Accounts	1,202	1,045	815
Change in short-term financings	(69)	95	221
Change in collateralized pledged assets	(677)	(2)	(12)
Change in collateralized pledged liabilities	125	(270)	430
(Decrease) increase in overdrafts payable	(85)	80	(39)
Repayment of Loans from Affiliates	—	—	(825)
Repayment of long term debt	—	(200)	—
Shareholder dividends paid	(1,050)	(767)	(382)
Repurchase of AB Holding units	(236)	(214)	(90)
Redemptions of non-controlling interests of consolidated VIEs, net	(137)	—	—
Distribution to noncontrolling interest in consolidated subsidiaries	(385)	(414)	(401)
Increase (decrease) in Securities sold under agreement to repurchase	104	939	950
(Increase) decrease in securities purchased under agreement to resell	79	(79)	—
Other, net	8	5	(7)
Net cash provided by (used in) financing activities	5,751	3,114	3,804
Effect of exchange rate changes on cash and cash equivalents	(10)	(10)	(20)
Change in cash and cash equivalents	(78)	312	433
Cash and cash equivalents, beginning of year	3,028	2,716	2,283
Cash and Cash Equivalents, End of Year	$2,950	$3,028	$2,716
Supplemental cash flow information:
Interest Paid	$11	$19	$72
Income Taxes (Refunded) Paid	$613	$(80)	$272

See Notes to Consolidated Financial Statements.

AXA EQUITABLE LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)	ORGANIZATION
AXA Equitable Life Insurance Company (“AXA Equitable,” and collectively with its consolidated subsidiaries the “Company”) is a direct, wholly-owned subsidiary of AXA Equitable Financial Services, LLC (“AEFS”). AEFS is a direct, wholly-owned subsidiary of AXA Financial, Inc. (“AXA Financial,” and collectively with its consolidated subsidiaries, “AXA Financial Group”). AXA Financial is an indirect wholly-owned subsidiary of AXA S.A. (“AXA”), a French holding company for the AXA Group, a worldwide leader in financial protection.
The Company conducts operations in two business segments: the Insurance and Investment Management segments. The Company’s management evaluates the performance of each of these segments independently.
Insurance
The Insurance segment offers a variety of term, variable and universal life insurance products, variable annuity products, employee benefit products and investment products including mutual funds principally to individuals and small and medium size businesses and professional and trade associations. This segment also includes Separate Accounts for individual insurance and annuity products.
The Company’s insurance business is conducted principally by AXA Equitable and its indirect, wholly-owned insurance subsidiaries and AXA Equitable Funds Management Group (“AXA Equitable FMG”).
Investment Management
The Investment Management segment is principally comprised of the investment management business of AllianceBernstein L.P., a Delaware limited partnership (together with its consolidated subsidiaries “AB”). AB provides research, diversified investment management and related services globally to a broad range of clients. This segment also includes institutional Separate Accounts principally managed by AB that provide various investment options for large group pension clients, primarily defined benefit and contribution plans, through pooled or single group accounts.
At December 31, 2016 and 2015, the Company’s economic interest in AB was 29.0% and 28.6%, respectively. At December 31, 2016 and 2015, respectively, AXA and its subsidiaries’ economic interest in AB (including AXA Financial Group) was approximately 63.7% and 62.8%. AXA Equitable is the parent of AllianceBernstein Corporation, the general partner (“General Partner”) of the limited partnership, as a result it consolidates AB in the Company’s consolidated financial statements.

2)	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. The accompanying consolidated financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of the consolidated financial position of the Company and its consolidated results of operations and cash flows for the periods presented.
The accompanying consolidated financial statements include the accounts of AXA Equitable and its subsidiaries engaged in insurance related businesses (collectively, the “Insurance Group”); other subsidiaries, principally AB; and those investment companies, partnerships and joint ventures in which AXA Equitable or its subsidiaries has control and a majority economic interest as well as those variable interest entities (“VIEs”) that meet the requirements for consolidation.
All significant intercompany transactions and balances have been eliminated in consolidation. The years “2016”, “2015” and “2014” refer to the years ended December 31, 2016, 2015 and 2014, respectively. Certain reclassifications have been made in the amounts presented for prior periods to conform those periods to the current presentation.
Accounting Change
In third quarter 2017, the Company voluntarily changed to fair value accounting for variable annuity products with the Guaranteed Minimum Income Benefits feature with a no-lapse guarantee ("GMIBNLG") as a retrospective change in accounting principle.  Changes in the estimated fair value of the embedded derivative is reported in Net derivative gains (losses). The Company believes that the new method of accounting for the GMIBNLG as an embedded derivative at fair value more accurately reflects the economics of the NLG feature and is more meaningful to users of our financial statements.

All periods presented, have been adjusted to apply the new method retrospectively. The impact of the change in accounting principle to net income (loss) during the twelve months ended 2016, 2015 and 2014 was an increase of $75 million, and a decrease of $399 million and $1,109 million, respectively. The Company’s opening retained earnings decreased $441 million as of January 1, 2014 for the effect of retroactive application of the accounting change.

Adoption of New Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued new guidance that amends the definition of a business to provide a more robust framework for determining when a set of assets and activities is a business. The definition primarily adds clarity for evaluating whether certain transactions should be accounted for as acquisitions/dispositions of assets or businesses, the latter subject to guidance on business combinations, but also may interact with other areas of accounting where the defined term is used, such as in the application of guidance on consolidation and goodwill impairment. The new guidance is effective for fiscal years ending December 31, 2018. The Company elected to early adopt the new guidance for the year ending December 31, 2016 and implementation of this guidance the adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2015, the FASB issued a new consolidation standard that makes targeted amendments to the VIE assessment, including guidance specific to the analysis of fee arrangements and related party relationships, modifies the guidance for the evaluation of limited partnerships and similar entities for consolidation to eliminate the presumption of general partner control, and ends the deferral that had been granted to certain investment companies for applying previous VIE guidance. The Company adopted this new standard beginning January 1, 2016, having elected not to early-adopt in previous interim periods, and applied the guidance using a modified retrospective approach, thereby not requiring the restatement of prior year periods. The Company’s reevaluation of all legal entities under the new standard resulted in identification of additional VIEs and consolidation of certain investment products of the Investment Management segment that were not consolidated in accordance with previous guidance. See Consolidation of VIEs below.
In May 2015, the FASB issued new guidance related to disclosures for investments in certain entities that calculate net asset value (“NAV”) per share (or its equivalent). Under the new guidance, investments measured at NAV, as a practical expedient for fair value, are excluded from the fair value hierarchy. Removing investments measured using the practical expedient from the fair value hierarchy was intended to eliminate the diversity in practice with respect to the categorization of these investments. The only criterion for categorizing investments in the fair value hierarchy is now the observability of the inputs. The amendment was effective retrospectively for interim and annual periods beginning after December 15, 2015. Implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued new guidance, simplifying the presentation of debt issuance costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The new guidance was effective retrospectively for interim and annual periods beginning after December 15, 2015. Implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued new guidance for accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The new guidance was effective for interim and annual periods beginning after December 15, 2015. Implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued new guidance which requires management to evaluate whether there is “substantial doubt” about the reporting entity’s ability to continue as a going concern and provide related footnote disclosures about those uncertainties, if they exist. The new guidance was effective for annual periods, ending after December 15, 2016 and interim periods thereafter. Implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued new guidance that allows investors to elect to use the proportional amortization method to account for investments in qualified affordable housing projects if certain conditions are met. Under this method, which replaces the effective yield method, an investor amortizes the cost of its investment, in proportion to the tax credits and other tax benefits it receives, to income tax expense. The guidance also introduces disclosure requirements for all investments in qualified affordable housing projects, regardless of the accounting method used for those investments. The guidance was effective for annual periods beginning after December 15, 2014. Implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

Future Adoption of New Accounting Pronouncements

In January 2017, the FASB issued updated guidance to simplify the accounting for goodwill impairment. The revised guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The revised guidance will be applied prospectively, and is effective for fiscal year ending December 31, 2020. Early adoption is permitted for fiscal periods beginning after January 1, 2017. Management is currently evaluating the impact that adoption of this guidance will have on the Company’s consolidated financial statements.

In October 2016, the FASB issued updated guidance on consolidation of interests held through related parties that are under common control, which alters how a decision maker needs to consider indirect interests in a VIE held through an entity under common control. The new guidance amends the recently adopted consolidation guidance analysis. Under the new guidance, if a decision maker is required to evaluate whether it is the primary beneficiary of a VIE, it will need to consider only its proportionate indirect interest in the VIE held through a common control party. The revised guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued new guidance to simplify elements of cash flow classification. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The new guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied using a retrospective transition method. Management is currently evaluating the impact that adoption of this guidance will have on the Company’s consolidated financial statements.

In June 2016, the FASB issued new guidance related to the accounting for credit losses on financial instruments. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The new guidance is effective for interim and annual periods beginning after December 15, 2019 with early adoption permitted for annual periods beginning after December 15, 2018. Management is currently evaluating the impact that adoption of this guidance will have on the Company’s consolidated financial statements.

In March 2016, the FASB issued new guidance simplifying the transition to the equity method of accounting. The amendment eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investments had been held. The amendment is effective for interim and annual periods beginning after December 15, 2016 and should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. The amendment is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued new guidance on improvements to employee share-based payment accounting. The amendment includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements including: income tax effects of share-based payments, minimum statutory tax withholding requirements and forfeitures. The amendment is effective for interim and annual periods beginning after December 15, 2016. The provisions will be applied using various transition approaches (prospective, retrospective and modified retrospective). Management is currently evaluating the impact that the adoption of this standard will have on the Company’s consolidated financial statements.

In February 2016, the FASB issued revised guidance to lease accounting.  The revised guidance will require lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases.  Lessor accounting will continue to be similar to the current model, but updated to align with certain changes to the lessee model.  Extensive quantitative and qualitative disclosures, including significant judgments made by management, will be required to provide greater insight into the extent of revenue and expense recognized and expected to be recognized from existing contracts.  The revised guidance is effective for interim and annual periods, beginning after December 15, 2018, with early adoption permitted.  Management is currently evaluating the impact that adoption of this guidance will have on the Company’s consolidated financial statements.
In May 2014, the FASB issued new revenue recognition guidance that is intended to improve and converge the financial reporting requirements for revenue from contracts with customers with International Financial Reporting Standards (“IFRS”). The new guidance applies to contracts that deliver goods or services to a customer, except when those contracts are for: insurance, leases, rights and obligations that are in the scope of certain financial instruments (i.e., derivative contracts) and guarantees other than product or service warranties. The new guidance is effective for interim and annual periods, beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. Management is currently evaluating the impact that adoption of this guidance will have on the Company’s consolidated financial statements.
Closed Block
As a result of demutualization, the Closed Block was established in 1992 for the benefit of certain individual participating policies that were in force on that date. Assets, liabilities and income of the Closed Block are specifically identified to support its participating policyholders.
Assets allocated to the Closed Block inure solely to the benefit of the Closed Block policyholders and will not revert to the benefit of AXA Equitable. No reallocation, transfer, borrowing or lending of assets can be made between the Closed Block and other portions of AXA Equitable’s General Account, any of its Separate Accounts or any affiliate of AXA Equitable without the approval of the New York State Department of Financial Services, (the “NYDFS”). Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account.
The excess of Closed Block liabilities over Closed Block assets (adjusted to exclude the impact of related amounts in AOCI) represents the expected maximum future post-tax income from the Closed Block that would be recognized in income from continuing operations over the period the policies and contracts in the Closed Block remain in force. As of January 1, 2001, the Company has developed an actuarial calculation of the expected timing of the Closed Block’s income.
If the actual cumulative income from the Closed Block are greater than the expected cumulative income, only the expected income will be recognized in net income. Actual cumulative income in excess of expected cumulative income at any point in time are recorded as a policyholder dividend obligation because they will ultimately be paid to Closed Block policyholders as an additional policyholder dividend unless offset by future performance that is less favorable than originally expected. If a policyholder dividend obligation has been previously established and the actual Closed Block income in a subsequent period are less than the expected income for that period, the policyholder dividend obligation would be reduced (but not below zero). If, over the period the policies and contracts in the Closed Block remain in force, the actual cumulative income of the Closed Block are less than the expected cumulative income, only actual income would be recognized in income from continuing operations. If the Closed Block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside the Closed Block.
Many expenses related to Closed Block operations, including amortization of deferred policy acquisition costs (“DAC”), are charged to operations outside of the Closed Block; accordingly, net revenues of the Closed Block do not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.
Investments
The carrying values of fixed maturities classified as available-for-sale (“AFS”) are reported at fair value. Changes in fair value are reported in OCI. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary which are recognized in Investment gains (losses), net. The redeemable preferred stock investments that are reported in fixed maturities include real estate investment trusts (“REIT”), perpetual preferred stock, and redeemable preferred stock. These securities may not have a stated maturity, may not be cumulative and do not provide for mandatory redemption by the issuer.
The Company determines the fair values of fixed maturities and equity securities based upon quoted prices in active markets, when available, or through the use of alternative approaches when market quotes are not readily accessible or available. These alternative approaches include matrix or model pricing and use of independent pricing services, each supported by reference to principal market trades or other observable market assumptions for similar securities. More specifically, the matrix pricing approach to fair value is a discounted cash flow methodology that incorporates market interest rates commensurate with the credit quality and duration of the investment.
The Company’s management, with the assistance of its investment advisors, monitors the investment performance of its portfolio and reviews AFS securities with unrealized losses for other-than-temporary impairments (“OTTI”). Integral to this review is an assessment made each quarter, on a security-by-security basis, by the Company’s Investments Under Surveillance (“IUS”) Committee, of various indicators of credit deterioration to determine whether the investment security is expected to recover. This assessment includes, but is not limited to, consideration of the duration and severity of the unrealized loss, failure, if any, of the issuer of the security to make scheduled payments, actions taken by rating agencies, adverse conditions specifically related to the security or sector, the financial strength, liquidity, and continued viability of the issuer and, for equity securities only, the intent and ability to hold the investment until recovery, and results in identification of specific securities for which OTTI is recognized.
If there is no intent to sell or likely requirement to dispose of the fixed maturity security before its recovery, only the credit loss component of any resulting OTTI is recognized in income (loss) and the remainder of the fair value loss is recognized in OCI. The amount of credit loss is the shortfall of the present value of the cash flows expected to be collected as compared to the amortized cost basis of the security. The present value is calculated by discounting management’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. Projections of future cash flows are based on assumptions regarding probability of default and estimates regarding the amount and timing of recoveries. These assumptions and estimates require use of management judgment and consider internal credit analyses as well as market observable data relevant to the collectability of the security. For mortgage- and asset-backed securities, projected future cash flows also include assumptions regarding prepayments and underlying collateral value.
Policy loans are stated at unpaid principal balances.
Partnerships, investment companies and joint venture interests that the Company has control of and has an economic interest in or those that meet the requirements for consolidation under accounting guidance for consolidation of VIEs are consolidated. Those that the Company does not have control of and does not have a majority economic interest in and those that do not meet the VIE requirements for consolidation are reported on the equity method of accounting and are reported in other equity investments. The Company records its interests in certain of these partnerships on a month or one quarter lag.

Equity securities, which include common stock, and non-redeemable preferred stock classified as AFS securities, are carried at fair value and are included in other equity investments with changes in fair value reported in OCI.
Trading securities, which include equity securities and fixed maturities, are carried at fair value based on quoted market prices, with unrealized gains (losses) reported in other investment income (loss) in the statements of Net income (loss).
Corporate owned life insurance (“COLI”) has been purchased by AXA Equitable and certain subsidiaries on the lives of certain key employees (including former employees) and AXA Equitable and these subsidiaries are named as beneficiaries under these policies. COLI is carried at the cash surrender value of the policies. At December 31, 2016 and 2015, the carrying value of COLI was $892 million and $864 million, respectively, and is reported in Other invested assets in the consolidated balance sheets.
Short-term investments are reported at amortized cost that approximates fair value and are included in Other invested assets.
Cash and cash equivalents includes cash on hand, demand deposits, money market accounts, overnight commercial paper and highly liquid debt instruments purchased with an original maturity of three months or less. Due to the short-term nature of these investments, the recorded value is deemed to approximate fair value.
All securities owned, including United States government and agency securities, mortgage-backed securities, futures and forwards transactions, are reported in the consolidated financial statements on a trade date basis.
Derivatives
Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns, and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior and non-performance risk used in valuation models. Derivative financial instruments generally used by the Company include exchange traded equity, currency and interest rate futures contracts, total return and/or other equity swaps, interest rate swap and floor contracts, swaptions, variance swaps as well as equity options and may be exchange-traded or contracted in the over-the-counter market. All derivative positions are carried in the consolidated balance sheets at fair value, generally by obtaining quoted market prices or through the use of valuation models.
Freestanding derivative contracts are reported in the consolidated balance sheets either as assets within “Other invested assets” or as liabilities within “Other liabilities.” The Company nets the fair value of all derivative financial instruments with counterparties for which an ISDA Master Agreement and related Credit Support Annex ("CSA") have been executed. The Company uses derivatives to manage asset/liability risk and has designated some of those economic relationships under the criteria to qualify for hedge accounting treatment. All changes in the fair value of the Company’s freestanding derivative positions not designated to hedge accounting relationships, including net receipts and payments, are included in “Net derivative gains (losses)” without considering changes in the fair value of the economically associated assets or liabilities.
The Company is a party to financial instruments and other contracts that contain “embedded” derivative instruments. At inception, the Company assesses whether the economic characteristics of the embedded instrument are “clearly and closely related” to the economic characteristics of the remaining component of the “host contract” and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When those criteria are satisfied, the resulting embedded derivative is bifurcated from the host contract, carried in the consolidated balance sheets at fair value, and changes in its fair value are recognized immediately and captioned in the consolidated statements of income (loss) according to the nature of the related host contract. For certain financial instruments that contain an embedded derivative that otherwise would need to be bifurcated and reported at fair value, the Company instead may elect to carry the entire instrument at fair value.
Mortgage Loans on Real Estate (“mortgage loans”):
Mortgage loans are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Valuation allowances are based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or on its collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the collateral value measurement method is used.

For commercial and agricultural mortgage loans, an allowance for credit loss is typically recommended when management believes it is probable that principal and interest will not be collected according to the contractual terms. Factors that influence management’s judgment in determining allowance for credit losses include the following:

•
Loan-to-value ratio – Derived from current loan balance divided by the fair market value of the property. An allowance for credit loss is typically recommended when the loan-to-value ratio is in excess of 100%. In the case where the loan-to-value is in excess of 100%, the allowance for credit loss is derived by taking the difference between the fair market value (less cost of sale) and the current loan balance.

•	Debt service coverage ratio – Derived from actual net operating income divided by annual debt service. If the ratio is below 1.0x, then the income from the property does not support the debt.

•	Occupancy – Criteria varies by property type but low or below market occupancy is an indicator of sub-par property performance.

•
Lease expirations – The percentage of leases expiring in the upcoming 12 to 36 months are monitored as a decline in rent and/or occupancy may negatively impact the debt service coverage ratio. In the case of single-tenant properties or properties with large tenant exposure, the lease expiration is a material risk factor.

•
Maturity – Mortgage loans that are not fully amortizing and have upcoming maturities within the next 12 to 24 months are monitored in conjunction with the capital markets to determine the borrower’s ability to refinance the debt and/or pay off the balloon balance.

•	Borrower/tenant related issues – Financial concerns, potential bankruptcy, or words or actions that indicate imminent default or abandonment of property.

•	Payment status – current vs. delinquent – A history of delinquent payments may be a cause for concern.

•	Property condition – Significant deferred maintenance observed during the lenders annual site inspections.

•	Other – Any other factors such as current economic conditions may call into question the performance of the loan.
Mortgage loans also are individually evaluated quarterly by the Company’s Investments Under Surveillance ("IUS") Committee for impairment, including an assessment of related collateral value. Commercial mortgages 60 days or more past due and agricultural mortgages 90 days or more past due, as well as all mortgages in the process of foreclosure, are identified as problem mortgages. Based on its monthly monitoring of mortgages, a class of potential problem mortgages are also identified, consisting of mortgage loans not currently classified as problems but for which management has doubts as to the ability of the borrower to comply with the present loan payment terms and which may result in the loan becoming a problem or being restructured. The decision whether to classify a performing mortgage loan as a potential problem involves significant subjective judgments by management as to likely future industry conditions and developments with respect to the borrower or the individual mortgaged property.
For problem mortgage loans a valuation allowance is established to provide for the risk of credit losses inherent in the lending process. The allowance includes loan specific reserves for mortgage loans determined to be non-performing as a result of the loan review process. A non-performing loan is defined as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The loan specific portion of the loss allowance is based on the Company’s assessment as to ultimate collectability of loan principal and interest. Valuation allowances for a non-performing loan are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. The valuation allowance for mortgage loans can increase or decrease from period to period based on such factors.
Impaired mortgage loans without provision for losses are mortgage loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on mortgage loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on mortgage loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.
Mortgage loans are placed on nonaccrual status once management believes the collection of accrued interest is doubtful. Once mortgage loans are classified as nonaccrual mortgage loans, interest income is recognized under the cash basis of accounting and the resumption of the interest accrual would commence only after all past due interest has been collected or the mortgage loan on real estate has been restructured to where the collection of interest is considered likely. At

December 31, 2016 and 2015, the carrying values of commercial mortgage loans that had been classified as nonaccrual mortgage loans were $34 million and $72 million, respectively.
Troubled Debt Restructuring
When a loan modification is determined to be a troubled debt restructuring (“TDR”), the impairment of the loan is re-measured by discounting the expected cash flows to be received based on the modified terms using the loan’s original effective yield, and the allowance for loss is adjusted accordingly. Subsequent to the modification, income is recognized prospectively based on the modified terms of the mortgage loans. Additionally, the loan continues to be subject to the credit review process noted above.
Net Investment Income (Loss), Investment Gains (Losses), Net and Unrealized Investment Gains (Losses)
Realized investment gains (losses) are determined by identification with the specific asset and are presented as a component of revenue. Changes in the valuation allowances are included in Investment gains (losses), net.
Realized and unrealized holding gains (losses) on trading securities are reflected in Net investment income (loss).
Unrealized investment gains (losses) on fixed maturities and equity securities designated as AFS held by the Company are accounted for as a separate component of Accumulated Other Comprehensive Income ("AOCI"), net of related deferred income taxes, amounts attributable to certain pension operations, Closed Blocks’ policyholders dividend obligation, insurance liability loss recognition and DAC related to universal life (“UL”) policies, investment-type products and participating traditional life policies.
Changes in unrealized gains (losses) reflect changes in fair value of only those fixed maturities and equity securities classified as AFS and do not reflect any change in fair value of policyholders’ account balances and future policy benefits.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The accounting guidance established a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value, and identifies three levels of inputs that may be used to measure fair value:

Level 1
Unadjusted quoted prices for identical instruments in active markets. Level 1 fair values generally are supported by market transactions that occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar instruments, quoted prices in markets that are not active, and inputs to model-derived valuations that are directly observable or can be corroborated by observable market data.

Level 3
Unobservable inputs supported by little or no market activity and often requiring significant management judgment or estimation, such as an entity’s own assumptions about the cash flows or other significant components of value that market participants would use in pricing the asset or liability.

The Company uses unadjusted quoted market prices to measure fair value for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are measured using present value or other valuation techniques. The fair value determinations are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such adjustments do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value cannot be substantiated by direct comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
Management is responsible for the determination of the value of investments carried at fair value and the supporting methodologies and assumptions. Under the terms of various service agreements, the Company often utilizes independent valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual securities. These independent valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested. As further described below with respect to specific asset classes, these inputs include, but are not limited to, market prices for recent trades and transactions in comparable securities, benchmark yields, interest rate yield curves, credit spreads, quoted prices for similar securities, and other market-observable information, as applicable. Specific attributes of the security being valued also are considered, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security- or issuer-specific information. When insufficient market observable information is available upon which to measure fair value, the Company either will request brokers knowledgeable about these securities to provide a non-binding quote or will employ internal valuation models. Fair values received from independent valuation service providers and brokers and those internally modeled or otherwise estimated are assessed for reasonableness. To validate reasonableness, prices also are internally reviewed by those with relevant expertise through comparison with directly observed recent market trades.
Recognition of Insurance Income and Related Expenses
Deposits related to UL and investment-type contracts are reported as deposits to policyholders’ account balances. Revenues from these contracts consist of fees assessed during the period against policyholders’ account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders’ account balances.
Premiums from participating and non-participating traditional life and annuity policies with life contingencies generally are recognized in income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of DAC.
For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as revenue when due with any excess profit deferred and recognized in income in a constant relationship to insurance in-force or, for annuities, the amount of expected future benefit payments.
Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.
DAC
Acquisition costs that vary with and are primarily related to the acquisition of new and renewal insurance business, reflecting incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation, including payroll fringe benefits and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts including commissions, underwriting, agency and policy issue expenses, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.
After the initial establishment of reserves, premium deficiency and loss recognition tests are performed each period end using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for the aggregate product group are insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), DAC would first be written off and thereafter, if required, a premium deficiency reserve would be established by a charge to income.
In accordance with the guidance for the accounting and reporting by insurance enterprises for certain long-duration contracts and participating contracts and for realized gains and losses from the sale of investments, current and expected future profit margins for products covered by this guidance are examined regularly in determining the amortization of DAC.
DAC associated with certain variable annuity products is amortized based on estimated assessments, with DAC on the remainder of variable annuities, UL and investment-type products amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, Separate Account fees, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. When estimated gross profits are expected to be negative for multiple years of a contract life, DAC is amortized using the present value of estimated assessments. The effect on the amortization of DAC of revisions to estimated gross profits or assessments is reflected in net income (loss) in the period such estimated gross profits or assessments are revised. A decrease in expected gross profits or assessments would accelerate DAC amortization. Conversely, an increase in expected gross profits or assessments would slow DAC amortization. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date.
A significant assumption in the amortization of DAC on variable annuities and, to a lesser extent, on variable and interest-sensitive life insurance relates to projected future Separate Account performance. Management sets estimated future gross profit or assessment assumptions related to Separate Account performance using a long-term view of expected average market returns by applying a reversion to the mean approach, a commonly used industry practice. This future return approach influences the projection of fees earned, as well as other sources of estimated gross profits. Returns that are higher than expectations for a given period produce higher than expected account balances, increase the fees earned resulting in higher expected future gross profits and lower DAC amortization for the period. The opposite occurs when returns are lower than expected.
In applying this approach to develop estimates of future returns, it is assumed that the market will return to an average gross long-term return estimate, developed with reference to historical long-term equity market performance. In second quarter 2015, based upon management’s current expectations of interest rates and future fund growth, the Company updated its Reversion to the Mean (“RTM”) assumption from 9.0% to 7.0%. The average gross long-term return measurement start date was also updated to December 31, 2014. Management has set limitations as to maximum and minimum future rate of return assumptions, as well as a limitation on the duration of use of these maximum or minimum rates of return. At December 31, 2016, the average gross short-term and long-term annual return estimate on variable and interest-sensitive life insurance and variable annuities was 7.0% (4.67% net of product weighted average Separate Account fees), and the gross maximum and minimum short-term annual rate of return limitations were 15.0% (12.67% net of product weighted average Separate Account fees) and 0.0% (-2.33% net of product weighted average Separate Account fees), respectively. The maximum duration over which these rate limitations may be applied is 5 years. This approach will continue to be applied in future periods. These assumptions of long-term growth are subject to assessment of the reasonableness of resulting estimates of future return assumptions.
If actual market returns continue at levels that would result in assuming future market returns of 15.0% for more than 5 years in order to reach the average gross long-term return estimate, the application of the 5 year maximum duration limitation would result in an acceleration of DAC amortization. Conversely, actual market returns resulting in assumed future market returns of 0.0% for more than 5 years would result in a required deceleration of DAC amortization.
In addition, projections of future mortality assumptions related to variable and interest-sensitive life products are based on a long-term average of actual experience. This assumption is updated quarterly to reflect recent experience as it emerges. Improvement of life mortality in future periods from that currently projected would result in future deceleration of DAC amortization. Conversely, deterioration of life mortality in future periods from that currently projected would result in future acceleration of DAC amortization.
Other significant assumptions underlying gross profit estimates for UL and investment type products relate to contract persistency and General Account investment spread.
For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield. At December 31, 2016, the average rate of assumed investment yields, excluding policy loans, was 5.1% grading to 4.5% over 10 years. Estimated gross margins include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the accumulated amortization of DAC of revisions to estimated gross margins is reflected in net income in the period such estimated gross margins are revised. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date. Many of the factors that affect gross margins are included in the determination of the Company’s dividends to these policyholders. DAC adjustments related to participating traditional life policies do not create significant volatility in results of operations as the Closed Block recognizes a cumulative policyholder dividend obligation expense in “Policyholders’ dividends,” for the excess of actual cumulative income over expected cumulative income as determined at the time of demutualization.

DAC associated with non-participating traditional life policies is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in net income (loss) in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy. DAC related to these policies is subject to recoverability testing as part of the Company’s premium deficiency testing. If a premium deficiency exists, DAC is reduced by the amount of the deficiency or to zero through a charge to current period net income (loss). If the deficiency exceeds the DAC balance, the reserve for future policy benefits is increased by the excess, reflected in net income (loss) in the period such deficiency occurs.
Contractholder Bonus Interest Credits
Contractholder bonus interest credits are offered on certain deferred annuity products in the form of either immediate bonus interest credited or enhanced interest crediting rates for a period of time. The interest crediting expense associated with these contractholder bonus interest credits is deferred and amortized over the lives of the underlying contracts in a manner consistent with the amortization of DAC. Unamortized balances are included in Other assets.
Policyholders’ Account Balances and Future Policy Benefits
Policyholders’ account balances for UL and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium, investment performance and interest credited, net of surrenders, withdrawals, benefits and charges.
For participating traditional life policies, future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Terminal dividends are accrued in proportion to gross margins over the life of the contract.
For non-participating traditional life insurance policies, future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Company’s experience that, together with interest and expense assumptions, includes a margin for adverse deviation. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders’ fund balances and, after annuitization, are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 5.0% to 6.3% (weighted average of 5.1%) for approximately 99.0% of life insurance liabilities and from 1.6% to 5.5% (weighted average of 4.3%) for annuity liabilities.
Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. While management believes its disability income (“DI”) reserves have been calculated on a reasonable basis and are adequate, there can be no assurance reserves will be sufficient to provide for future liabilities.
When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, DAC is written off and thereafter, if required, a premium deficiency reserve is established by a charge to income.
Funding agreements are reported in Policyholders’ account balances in the consolidated balance sheets. As a member of the Federal Home Loan Bank of New York (“FHLBNY”), the Company has access to collateralized borrowings. The Company may also issue funding agreements to the FHLBNY. Both the collateralized borrowings and funding agreements would require the Company to pledge qualified mortgage-backed assets and/or government securities as collateral.
For reinsurance contracts other than those accounted for as derivatives, reinsurance recoverable balances are calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities.
The Company has issued and continues to offer certain variable annuity products with guaranteed minimum death benefits (“GMDB”) and/or a guaranteed minimum living benefit (“GMLB,” and together with GMDB, the “GMxB features”) which, if elected by the policyholder after a stipulated waiting period from contract issuance, guarantees a minimum lifetime annuity based on predetermined annuity purchase rates that may be in excess of what the contract account value can purchase at then-current annuity purchase rates. This minimum lifetime annuity is based on predetermined annuity purchase rates applied to a guaranteed minimum income benefit (“GMIB”) base. The Company previously issued certain variable annuity products with guaranteed income benefit (“GIB”) features, guaranteed withdrawal benefit for life (“GWBL”), guaranteed minimum withdrawal benefit (“GMWB”) and guaranteed minimum accumulation benefit (“GMAB”) features. The Company has also assumed reinsurance for products with GMxB features.
Reserves for products that have GMIB features, but do not have no-lapse guarantee features, and products with GMDB features are calculated on the basis of actuarial assumptions related to projected benefits and related contract charges generally over the lives of the contracts. The determination of this estimated liability is based on models that involve numerous estimates and subjective judgments, including those regarding expected market rates of return and volatility, contract surrender and withdrawal rates, mortality experience, and, for contracts with the GMIB feature, GMIB election rates. Assumptions regarding separate account performance used for purposes of this calculation are set using a long-term view of expected average market returns by applying a RTM approach, consistent with that used for DAC amortization. There can be no assurance that actual experience will be consistent with management’s estimates.
Products that have a GMIB feature with a no-lapse guarantee rider (“NLG”), GIB, GWBL, GMWB and GMAB features and the assumed products with GMAB features (collectively “GMxB derivative features liability”) are considered either freestanding or embedded derivatives and discussed below under (“Embedded Derivatives”).
After the initial establishment of reserves, premium deficiency and loss recognition tests are performed each period end using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for the aggregate product group are insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), DAC would first be written off and thereafter, if required, a premium deficiency reserve would be established by a charge to income. Premium deficiency reserves have been recorded for the group single premium annuity business, certain interest-sensitive life contracts, structured settlements, individual disability income and major medical. Additionally, in certain instances the policyholder liability for a particular line of business may not be deficient in the aggregate to trigger loss recognition, but the pattern of income may be such that profits are expected to be recognized in earlier years followed by losses in later years. In these situations, accounting standards require that an additional profits followed by loss liability be recognized by an amount necessary to sufficiently offset the losses that would be recognized in later years. A profits followed by loss liability is included in “Future policy benefits” and is predominately associated with certain interest-sensitive life contracts.

Embedded Derivatives

Reserves for products considered either embedded or freestanding derivatives are measured at estimated fair value separately from the host variable annuity product, with changes in estimated fair value reported in Net derivative gains (losses). The estimated fair values of these derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees attributable to the guarantee. The projections of future benefits and future fees require capital markets and actuarial assumptions, including expectations concerning policyholder behavior. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk-free rates.

Additionally, the Company cedes and assumes reinsurance for products with GMxB features, which are considered an embedded derivative when part of a reinsurance contract covers risks not treated as derivative or a freestanding derivative otherwise. The GMxB reinsurance contract asset and liabilities’ fair value reflects the present value of reinsurance premiums and recoveries and risk margins over a range of market consistent economic scenarios.

Changes in the fair value of embedded and freestanding derivatives are reported on the consolidated statements of income (loss) in Net derivative gains (losses). Reserves for embedded derivatives liabilities and assumed reinsurance contracts are reported in Future policyholders’ benefits and other policyholders’ liabilities and the GMIB reinsurance contract asset, at fair value is reported in a stand-alone line in the consolidated balance sheets.

Embedded and freestanding insurance derivatives fair values are determined based on the present value of projected future benefits minus the present value of projected future fees. At policy inception, a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits is attributed to the embedded derivative. The percentage of fees included in the fair value measurement is locked-in at inception. Fees above those amounts represent “excess” fees and are reported in Policy charges and fee income.

Policyholders’ Dividends

The amount of policyholders’ dividends to be paid (including dividends on policies included in the Closed Block) is determined annually by AXA Equitable’s board of directors. The aggregate amount of policyholders’ dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by AXA Equitable.

At December 31, 2016, participating policies, including those in the Closed Block, represent approximately 5.0% ($17,491 million) of directly written life insurance in-force, net of amounts ceded.
Separate Accounts
Generally, Separate Accounts established under New York State Insurance Law are not chargeable with liabilities that arise from any other business of AXA Equitable. Separate Accounts assets are subject to General Account claims only to the extent Separate Accounts assets exceed Separate Accounts liabilities. Assets and liabilities of the Separate Accounts represent the net deposits and accumulated net investment income (loss) less fees, held primarily for the benefit of contractholders, and for which the Company does not bear the investment risk. Separate Accounts’ assets and liabilities are shown on separate lines in the consolidated balance sheets. Assets held in Separate Accounts are reported at quoted market values or, where quoted values are not readily available or accessible for these securities, their fair value measures most often are determined through the use of model pricing that effectively discounts prospective cash flows to present value using appropriate sector-adjusted credit spreads commensurate with the security’s duration, also taking into consideration issuer-specific credit quality and liquidity. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such Separate Accounts are offset within the same line in the consolidated statements of income (loss). For 2016, 2015 and 2014, investment results of such Separate Accounts were gains (losses) of $8,222 million, $1,148 million and $5,959 million, respectively.

Deposits to Separate Accounts are reported as increases in Separate Accounts assets and liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all policies including those funded by Separate Accounts are included in revenues.
The Company reports the General Account’s interests in Separate Accounts as Other equity investments in the consolidated balance sheets.
Recognition of Investment Advisory and Administrative Services Revenues and Related Expenses
AXA Equitable FMG performs investment advisory and administrative services to investment companies, currently AXA Premier VIP Trust (“VIP Trust”), EQ Advisors Trust (“EQAT”), 1290 Funds, AXA Allocation Funds Trusts and AXA Offshore Multimanager Funds Trust (“Other AXA Trusts”). AXA Equitable FMG has entered into sub-advisory agreements with affiliated and unaffiliated registered investment advisers to provide sub-advisory services to AXA Equitable FMG with respect to certain portfolios of EQAT and the Other AXA Trusts. AXA Equitable FMG’s administrative services include, among others, fund accounting and compliance services. AXA Equitable FMG has entered into a sub-administration agreement with JPMorgan Chase Bank, N.A. to provide certain sub-administration services to AXA Equitable FMG as instructed by AXA Equitable FMG. AXA Equitable FMG earns fees related to these services; the fees are calculated as a percentage of assets under management and are recorded in Investment management and service fees in the Consolidated statements of income (loss) as the related services are performed.  Sub-advisory and sub-administrative expenses associated with the services are calculated and recorded as the related services are performed in Other operating costs and expenses in the Consolidated statements of income (loss).
Recognition of Investment Management Revenues and Related Expenses
Investment management and service fees principally include the Investment Management segment’s investment advisory and service fees, distribution revenues and institutional research services revenue. Investment advisory and service base fees, generally calculated as a percentage, referred to as basis points (“BPs”), of assets under management, are recorded as revenue as the related services are performed; they include brokerage transactions charges received by Sanford C. Bernstein & Co. LLC (“SCB LLC”) for certain retail, private client and institutional investment client transactions. Certain investment advisory contracts, including those associated with hedge funds, provide for a performance-based fee, in addition to or in lieu of a base fee which is calculated as either a percentage of absolute investment results or a percentage of the investment results in excess of a stated benchmark over a specified period of time. Performance-based fees are recorded as a component of revenue at the end of each contract’s measurement period. Institutional research services revenue consists of brokerage transaction charges received by SCB LLC and Sanford C. Bernstein Limited (“SCBL”) for independent research and brokerage-related services provided to institutional investors. Brokerage transaction charges earned and related expenses are recorded on a trade date basis. Distribution revenues and shareholder servicing fees are accrued as earned.
Commissions paid to financial intermediaries in connection with the sale of shares of open-end AB sponsored mutual funds sold without a front-end sales charge (“back-end load shares”) are capitalized as deferred sales commissions and amortized over periods not exceeding five and one-half years for U.S. fund shares and four years for non-U.S. fund shares, the periods of time during which the deferred sales commissions are generally recovered. These commissions are recovered from distribution services fees received from those funds and from contingent deferred sales commissions (“CDSC”) received from shareholders of those funds upon the redemption of their shares. CDSC cash recoveries are recorded as reductions of unamortized deferred sales commissions when received. Effective January 31, 2009, back-end load shares are no longer offered to new investors by AB’s U.S. funds. Management tests the deferred sales commission asset for recoverability quarterly and determined that the balance as of December 31, 2016 was not impaired.
AB’s management determines recoverability by estimating undiscounted future cash flows to be realized from this asset, as compared to its recorded amount, as well as the estimated remaining life of the deferred sales commission asset over which undiscounted future cash flows are expected to be received. Undiscounted future cash flows consist of ongoing distribution services fees and CDSC. Distribution services fees are calculated as a percentage of average assets under management related to back-end load shares. CDSC are based on the lower of cost or current value, at the time of redemption, of back-end load shares redeemed and the point at which redeemed during the applicable minimum holding period under the mutual fund distribution system.

Significant assumptions utilized to estimate future average assets under management and undiscounted future cash flows from back-end load shares include expected future market levels and redemption rates. Market assumptions are selected using a long-term view of expected average market returns based on historical returns of broad market indices. Future redemption rate assumptions are determined by reference to actual redemption experience over the five-year, three-year and one-year periods and current quarterly periods ended December 31, 2016. These assumptions are updated periodically. Estimates of undiscounted future cash flows and the remaining life of the deferred sales commission asset are made from these assumptions and the aggregate undiscounted cash flows are compared to the recorded value of the deferred sales commission asset. If AB’s management determines in the future that the deferred sales commission asset is not recoverable, an impairment condition would exist and a loss would be measured as the amount by which the recorded amount of the asset exceeds its estimated fair value. Estimated fair value is determined using AB’s management’s best estimate of future cash flows discounted to a present value amount.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies, and relates principally to the acquisition of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. (“Bernstein Acquisition”) and the purchase of units of the limited partnership interest in AB (“AB Units”). In accordance with the guidance for Goodwill and Other Intangible Assets, goodwill is tested annually for impairment and at interim periods if events or circumstances indicate an impairment could have occurred.

Intangible assets related to the Bernstein Acquisition and purchases of AB Units include values assigned to contracts of businesses acquired based on their estimated fair value at the time of acquisition, less accumulated amortization. These intangible assets are generally amortized on a straight-line basis over their estimated useful life of approximately 20 years. All intangible assets are periodically reviewed for impairment as events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying value exceeds fair value, additional impairment tests are performed to measure the amount of the impairment loss, if any.

Internal-use Software

Capitalized internal-use software, included in Other assets in the consolidated balance sheets, is amortized on a straight-line basis over the estimated useful life of the software that ranges between three and five years. If an impairment is determined to have occurred, software capitalization is accelerated for the remaining balance deemed to be impaired.

Income Taxes

AXA Financial and certain of its consolidated subsidiaries and affiliates, including the Company, file a consolidated Federal income tax return. The Company provides for Federal and state income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred tax assets will not be realized.

Under accounting for uncertainty in income taxes guidance, the Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the consolidated financial statements. Tax positions are then measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement.

AB is a private partnership for Federal income tax purposes and, accordingly, is not subject to Federal and state corporate income taxes. However, AB is subject to a 4.0% New York City unincorporated business tax (“UBT”). Domestic corporate subsidiaries of AB are subject to Federal, state and local income taxes. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. The Company provides Federal and state income taxes on the undistributed income of non-U.S. corporate subsidiaries except to the extent that such income are permanently invested outside the United States.

Accounting and Consolidation of VIE’s

For all new investment products and entities developed by the Company (other than Collateralized Debt Obligations (“CDOs”)), the Company first determines whether the entity is a VIE, which involves determining an entity’s variability and variable interests, identifying the holders of the equity investment at risk and assessing the five characteristics of a VIE. Once an entity has been determined to be a VIE, the Company then identifies the primary beneficiary of the VIE. If the Company is deemed to be the primary beneficiary of the VIE, then the Company consolidates the entity.

The Company provides seed capital to its investment teams to develop new products and services for their clients. The Company’s original seed investment typically represents all or a majority of the equity investment in the new product is temporary in nature. The Company evaluates its seed investments on a quarterly basis and consolidates such investments as required pursuant to U.S. GAAP.

Management of the Company reviews quarterly its investment management agreements and its investments in, and other financial arrangements with, certain entities that hold client assets under management (“AUM”) to determine the entities that the Company is required to consolidate under this guidance. These entities include certain mutual fund products, hedge funds, structured products, group trusts, collective investment trusts and limited partnerships.

A VIE must be consolidated by its primary beneficiary, which generally is defined as the party that has a controlling financial interest in the VIE. The Company is deemed to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (ii) the obligation to absorb losses of the VIE or the right to receive income from the VIE that potentially could be significant to the VIE. For purposes of evaluating (ii) above, fees paid to the Company as a decision maker or service provider are excluded if the fees are compensation for services provided commensurate with the level of effort required to be performed and the arrangement includes only customary terms, conditions or amounts present in arrangements for similar services negotiated at arm’s length.

If the Company has a variable interest in an entity that is determined not to be a VIE, the entity then is evaluated for consolidation under the voting interest entity (“VOE”) model. For limited partnerships and similar entities, the Company is deemed to have a controlling financial interest in a VOE, and would be required to consolidate the entity, if the Company owns a majority of the entity’s kick-out rights through voting limited partnership interests and other limited partners do not hold substantive participating rights (or other rights that would indicate that the Company does not control the entity). For entities other than limited partnerships, the Company is deemed to have a controlling financial interest in a VOE if it owns a majority voting interest in the entity.

The analysis performed to identify variable interests held, determine whether entities are VIEs or VOEs, and evaluate whether the Company has a controlling financial interest in such entities requires the exercise of judgment and is updated on a continuous basis as circumstances change or new entities are developed. The primary beneficiary evaluation generally is performed qualitatively based on all facts and circumstances, including consideration of economic interests in the VIE held directly and indirectly through related parties and entities under common control, as well as quantitatively, as appropriate.

At December 31, 2016, the Insurance segment’s General Account held approximately $1,209 million of investment assets in the form of equity interests issued by non-corporate legal entities determined under the new guidance to be VIEs, such as limited partnerships and limited liability companies, including hedge funds, private equity funds, and real estate-related funds. As an equity investor, the Insurance segment is considered to have a variable interest in each of these VIEs as a result of its participation in the risks and/or rewards these funds were designed to create by their defined portfolio objectives and strategies. Primarily through qualitative assessment, including consideration of related party interests and/or other financial arrangements, if any, the Insurance segment was not identified as primary beneficiary of any of these VIEs, largely due to its inability to direct the activities that most significantly impact their economic performance. Consequently, the Company continues to reflect these equity interests in the consolidated balance sheet as Other equity investments and to apply the equity method of accounting for these positions. The net assets of these non-consolidated VIEs are approximately $157,986 million. The Company’s maximum exposure to loss from its direct involvement with these VIEs is the carrying value of its investment of $1,209 million and approximately $697 million of unfunded commitments at December 31, 2016. The Company has no further economic interest in these VIEs in the form of guarantees, derivatives, credit enhancements or similar instruments and obligations.

As a result of adopting the new guidance, the Company identified for consolidation under the VIE model three investment funds sponsored by AB. In addition, the Company identified as a VIE an AB private equity fund previously consolidated at December 31, 2015 under the VOE model. The assets of these consolidated VIEs are presented within other invested assets and cash and cash equivalents and liabilities of these consolidated VIEs are presented within other liabilities on the face of the Company’s consolidated balance sheet at December 31, 2016; ownership interests not held by the Company relating to these consolidated VIEs are presented either as redeemable or non-redeemable non-controlling interest, as appropriate.

In 2016, subsequent to the initial adoption of the VIEs guidance, AB consolidated six additional investment funds that were classified as VIEs in which AB obtained a controlling financial interest due to its investment in those funds and deconsolidated a VIE of which AB no longer was the primary beneficiary due to the redemption of its seed money from the fund. At the time of adoption of the new consolidation guidance, AXA financial consolidated total assets of $265 million, total liabilities of $14 million and redeemable non-controlling interest of $251 million in the consolidated balance sheet. As of December 31, 2016 AXA financial consolidated $933 million of assets, liabilities of $293 million and redeemable non-controlling interest of $392 million associated with the consolidation of VIEs.

As of December 31, 2016, the net assets of investment products sponsored by AB that are non-consolidated VIEs are approximately $43,700 million and the Company’s maximum exposure to loss from its direct involvement with these VIEs is its investment of $13 million at December 31, 2016. The Company has no further commitments to or economic interest in these VIEs.

Assumption Updates and Model Changes

In 2016, the Company made several assumption updates and model changes including the following (1) updated the premium funding assumption used in setting variable life policyholder benefit reserves; (2) made changes in the model used in calculating premium loads, which increased interest sensitive life policyholder benefit reserves; (3) updated its mortality assumption for certain VISL products as a result of favorable mortality experience for some of its older products and unfavorable mortality experience on some of its newer products and (4) updated the General Account spread and yield assumptions for certain VISL products to reflect lower expected investment yields.

The net impact of these model changes and assumption updates in 2016 decreased policyholders’ benefits by $135 million, increased the amortization of DAC by $417 million, increased Policy charges and fee income by $35 million, decreased Income from operations before income taxes by $247 million and decreased Net income by approximately $161 million.

In 2015 the Company announced it would raise cost of insurance (“COI”) rates for certain UL policies issued between 2004 and 2007, which have both issue ages 70 and above and a current face value amount of $1 million and above, effective in 2016. The Company raised the COI rates for these policies as management expects future mortality and investment experience to be less favorable than what was anticipated when the original schedule of COI rates was established. This COI rate increase was larger than the increase that previously had been anticipated in management’s reserve assumptions. As a result, management updated the assumption to reflect the actual COI rate increase, resulting in a $71 million and $46 million increase in Income from operations before income taxes and Net income, respectively, in 2015.

In 2015, expectations of long-term lapse and partial withdrawal rates for variable annuities with GMDB and GMIB guarantees were lowered based on emerging experience. This update increased expected future claim costs and the fair value of the GMIB reinsurance contract asset. Also in 2015, expectations of GMIB election rates were lowered for certain ages based on emerging experience. This decreased the expected future GMIB claim cost and the fair value of the GMIB reinsurance contract asset, while increasing the expected future GMDB claim cost. The impact of these assumption updates in 2015 were a net decrease in the fair value of the GMIB reinsurance contract asset of $746 million, and increase in the fair value of the GMIBNLG liability of $786 million, a decrease in the GMDB/GMIB reserves of $864 million and a decrease in the amortization of DAC of $32 million. In 2015, this assumption update decreased Income from operations before income taxes and Net income by approximately $636 million and $413 million, respectively.

In 2015, based upon management’s then current expectations of interest rates and future fund growth, the Company updated its reversion to the mean (“RTM”) assumption used to calculate GMDB/GMIB and VISL reserves and amortization DAC from 9.0% to 7.0%. The impact of this assumption update in 2015 was an increase in GMIB/GMDB reserves of $570 million, an increase in VISL reserves of $29 million and decrease in amortization of DAC of $73 million. In 2015, this assumption update decreased Income from operations before income taxes and Net income by approximately $527 million and $342 million, respectively.

In 2015, expectations of long-term lapse rates for certain Accumulator® products at certain durations and moneyness levels were lowered based on emerging experience.  This update increased expected future claim costs and the fair value of the GMIB reinsurance contract asset.  The impact of this assumption update in 2015 was an increase in the fair value of the GMIB reinsurance contract asset of $216 million, an increase in the fair value of the GMIBNLG liability of $101 million, an increase in the GMIB reserves of $53 million and a decrease in the amortization of DAC of $12 million.  In 2015, this assumption update increased Income from operations before income taxes and Net income by approximately $74 million and $48 million, respectively.

In 2015, the Company launched a lump sum payment option to certain contract holders with GMIB and GWBL benefits at the time their AAV falls to zero. As a result, the Company updated its future reserve assumptions to incorporate the expectation that some policyholders will utilize this option. The impact of this assumption update in 2015 resulted in a decrease in the fair value of the GMIB reinsurance contract asset of $263 million, a decrease in the fair value of the GMIBNLG liability of $320 million and a decrease in the GMIB reserves of $47 million. In 2015, this assumption update increased Income from operations before income taxes and Net income by approximately $103 million and $67 million, respectively.

In 2014, the Company updated its assumptions of future GMIB costs as a result of lower expected short term lapses for those policyholders who did not accept the GMIB buyout offer that expired in third quarter 2014. The impacts of this refinement in 2014 resulted in an increase in the fair value of the GMIB reinsurance asset of $62 million, an increase in the fair value of the GMIBNLG liability of $33 million and an increase in the GMIB reserves of $15 million. In 2014, this assumption update increased Income from operations before income taxes and Net income by approximately $13 million and $9 million, respectively.

In addition, in 2014, the Company made a change in the fair value calculation of the GMIB reinsurance contract asset and GWBL, GIB and guaranteed minimum accumulation benefit (“GMAB”) liabilities, utilizing scenarios that explicitly reflect risk free bond and equity components separately (previously aggregated and including counterparty risk premium embedded in swap rates) and stochastic interest rates for projecting and discounting cash flows (previously a single yield curve). The net impacts of these changes in 2014 were a $510 million increase to the GMIB reinsurance contract asset and a $37 million increase in the GWBL, GIB and GMAB liability which are reported in the Company’s consolidated statements of Income (Loss) in Net derivative gains (losses). In 2014, these changes increased Income from operations before income taxes and Net income by approximately $473 million and $307 million, respectively.

Revision of Prior Period Financial Statements

In 2017, management identified errors in its previous financial statements. These errors primarily related to errors in the calculation of policyholders’ benefit reserves for one of the Company’s variable annuity products with indexed-linked features and the calculation of DAC amortization for certain variable and interest sensitive life products. Management evaluated the impact of these errors both individually and in the aggregate and concluded they were not material to any previously reported annual and quarterly financial statements. In order to improve the consistency and comparability of the financial statements, management has voluntarily revised the consolidated balance sheet as of December 31, 2016 and 2015 and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and of cash flows for the years ended December 31, 2016, 2015 and 2014 to include the revisions discussed above and all previously recorded out-of-period adjustments in each of the applicable periods for comparability purposes. The impacts of these revisions to each of the previously reported consolidated statements are disclosed below. This information has been corrected from the information previously presented in the third quarter 2017 Form 10-Q (the “Q3 2017 Form 10-Q”).

	As Previously Reported		Impact of Revisions (1)		As Revised
	December 31,		December 31,		December 31,
	2016	2015	2016	2015	2016	2015
	(In millions)
Assets:
Real estate held for production of income	$45	$—	$11	$—	$56	$—
Other equity investments	1,363	1,477	(40)	(81)	1,323	1,396
Trading securities, at fair value	9,134	6,805	—	81	9,134	6,886
Other invested assets	2,186	1,788	40	—	2,226	1,788
Total investments	58,416	52,527	11	—	58,427	52,527
DAC	4,301	4,469	6	105	4,307	4,574
Amounts due from reinsurers	4,635	4,466	19	37	4,654	4,503
Guaranteed minimum income benefit reinsurance asset, at fair value	10,309	10,570	7	15	10,316	10,585
Other assets	4,260	4,634	—	13	4,260	4,647
Total Assets	$203,764	$194,626	$43	$170	$203,807	$194,796

Liabilities:
Policyholders' account balances	$38,782	$33,033	$43	$(138)	$38,825	$32,895
Future policyholders' benefits and other policyholders' liabilities	25,358	24,531	145	355	25,503	24,886
Current and deferred taxes	3,816	4,647	(52)	40	3,764	4,687
Other liabilities	2,108	2,586	—	(52)	2,108	2,534
Total Liabilities	186,945	177,018	136	205	187,081	177,223

Equity:
Retained Earnings	7,983	8,958	(104)	(11)	7,879	8,947
Accumulated other comprehensive income (loss)	7	228	—	3	7	231
AXA Equitable Equity	13,331	14,509	(104)	(8)	13,227	14,501
Noncontrolling interest	3,085	3,086	11	(27)	3,096	3,059
Equity	16,416	17,595	(93)	(35)	16,323	17,560

Total Liabilities and Equity	$203,764	$194,626	$43	$170	$203,807	$194,796

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

	As Previously Reported			Impact of Revisions (1)			As Revised
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(In millions)
Statements of Income (Loss):
Revenues:
Policy charges and fee income	$3,423	$3,208	$3,115	$194	$323	$242	$3,617	$3,531	$3,357
Premiums	880	854	874	(26)	(26)	(27)	854	828	847
Net derivative gains (losses)	(1,280)	(208)	5,409	43	(140)	(65)	(1,237)	(348)	5,344
Total revenues	9,148	9,833	15,480	211	157	150	9,359	9,990	15,630
Benefits and other deductions:
Policyholders' benefits	2,913	2,743	3,579	174	126	453	3,087	2,869	4,032
Interest credited to Policyholder's Account Balances	978	1,048	1,155	101	(75)	(126)	1,079	973	1,029
Amortization of deferred policy acquisition costs, net	162	(331)	(413)	97	17	29	259	(314)	(384)
Other operating costs and expenses	1,458	1,415	1,692	—	82	(24)	1,458	1,497	1,668
Total benefits and other deductions	8,717	8,183	9,365	372	150	332	9,089	8,333	9,697

Income (loss) from operations, before income taxes	431	1,650	6,115	(161)	7	(182)	270	1,657	5,933
Income tax (expense) benefit	113	(186)	(1,695)	95	(7)	58	208	(193)	(1,637)

Net income (loss)	544	1,464	4,420	(66)	—	(124)	478	1,464	4,296

Less: net (income) loss attributable to the noncontrolling interest	(469)	(403)	(387)	(27)	5	5	(496)	(398)	(382)

Net income (loss) attributable to AXA Equitable	$75	$1,061	$4,033	$(93)	$5	$(119)	$(18)	$1,066	$3,914

Statements of Comprehensive Income (Loss):

Net income (loss)	$544	$1,464	$4,420	$(66)	$—	$(124)	$478	$1,464	$4,296
Change in unrealized gains (losses), net of reclassification adjustment	(217)	(881)	969	(3)	3	—	(220)	(878)	969
Total other comprehensive income (loss), net of income taxes	(238)	(910)	925	(3)	3	—	(241)	(907)	925
Comprehensive income (loss)	306	554	5,345	(69)	3	(124)	237	557	5,221
Less: Comprehensive (income) loss attributable to noncontrolling interest	(452)	(388)	(358)	(27)	5	5	(479)	(383)	(353)
Comprehensive income (loss) attributable to AXA Equitable	$(146)	$166	$4,987	$(96)	$8	$(119)	$(242)	$174	$4,868

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

	As Previously Reported			Impact of Revisions (1)			As Revised
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(In millions)
Statements of Equity:
Capital in excess of par value, beginning of year	$5,321	$5,957	$5,934	$—	$—	$(26)	$5,321	$5,957	$5,908
Deferred tax on dividend of AB Units	—	(35)	(26)	—	—	26	—	(35)	—
Capital in excess of par value, end of year	5,339	5,321	5,957	—	—	—	5,339	5,321	5,957

Retained earnings, beginning of year	$8,958	$8,809	$5,205	$(11)	$(16)	$55	$8,947	$8,793	$5,260
Stockholder dividends	(1,050)	(912)	(429)	—	—	48	(1,050)	(912)	(381)
Net income (loss)	75	1,061	4,033	(93)	5	(119)	(18)	1,066	3,914
Retained earnings, end of period	7,983	8,958	8,809	(104)	(11)	(16)	7,879	8,947	8,793
Accumulated other comprehensive income (loss), beginning of year	228	351	(603)	3	—	—	231	351	(603)
Other comprehensive income (loss)	(221)	(895)	954	(3)	3	—	(224)	(892)	954
Accumulated other comprehensive income (loss), end of year	7	228	351	—	3	—	7	231	351
Total AXA Equitable’s equity, end of period	13,331	14,509	15,119	(104)	(8)	(16)	13,227	14,501	15,103

Noncontrolling interest, beginning of year	3,086	2,989	2,903	(27)	(22)	31	3,059	2,967	2,934
Net income (loss) attributable to noncontrolling interest	464	403	387	27	(5)	(5)	491	398	382
Dividend of AB Units by AXA Equitable to AXA Financial	—	145	48	—	—	(48)	—	145	—
Other changes in noncontrolling interest	104	132	143	11	—	—	115	132	143
Noncontrolling interest, end of year	3,085	3,086	2,989	11	(27)	(22)	3,096	3,059	2,967

Total Equity, End of Period	$16,416	$17,595	$18,108	$(93)	$(35)	$(38)	$16,323	$17,560	$18,070

Statements of Cash flows:
Cash flow from operating activities:
Net income (loss)	$544	$1,464	$4,420	$(66)	$—	$(124)	$478	$1,464	$4,296
Policy charges and fee income	(3,423)	(3,208)	(3,115)	(194)	(323)	(242)	(3,617)	(3,531)	(3,357)
Interest credited to policyholders’ account balances	978	1,048	1,155	101	(75)	(126)	1,079	973	1,029
Net derivative (gains) loss	1,280	208	(5,409)	(43)	140	65	1,237	348	(5,344)
Amortization of deferred cost of reinsurance asset	159	39	302	—	82	(10)	159	121	292
Changes in:
Future policy benefits	803	878	1,518	(30)	165	292	773	1,043	1,810
Deferred Policy Acquisition costs	162	(331)	(413)	97	17	29	259	(314)	(384)
Reinsurance recoverable	(534)	(916)	(488)	230	(13)	174	(304)	(929)	(314)
Current and deferred income taxes	(771)	258	1,448	(95)	7	(58)	(866)	265	1,390
Other	31	111	(98)	—	(80)	39	31	31	(59)
Net cash provided by (used in) operating activities	$(461)	$(244)	$(639)	$—	$(80)	$39	$(461)	$(324)	$(600)

Cash flows from financing activities:
Policyholders' accounts balance deposits	$9,342	$5,757	$6,011	$404	$—	$—	$9,746	$5,757	$6,011

Policyholders' accounts balance transfer (to) from Separate Accounts	1,606	1,045	815	(404)	—	—	1,202	1,045	815
(Decrease) increase in overdrafts payable	(85)	—	—	—	80	(39)	(85)	80	(39)
Net cash provided by (used in) financing activities	$5,751	$3,034	$3,843	$—	$80	$(39)	$5,751	$3,114	$3,804

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

The following table presents the effects of the accounting change to the Company's previously reported consolidated balance sheet as of December 31, 2016 and 2015 and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and of cash flows for the years ended December 31, 2016, 2015 and 2014. This information has been corrected from the information previously presented in the Q3 2017 Form 10-Q:

	As Previously Reported and Adjusted Herein		Impact of Accounting Change (1)		As Revised
	December 31,		December 31,		December 31,
	2016	2015	2016	2015	2016	2015
	(In millions)
Assets:
DAC	4,307	4,574	545	565	4,852	5,139
Total Assets	$203,807	$194,796	$545	$565	$204,352	$195,361

Liabilities:
Future policyholders' benefits and other policyholders' liabilities	25,503	24,886	3,436	3,588	28,939	28,474
Current and deferred taxes	3,764	4,687	(1,013)	(1,058)	2,751	3,629
Total Liabilities	187,081	177,223	2,423	2,530	189,504	179,753

Equity:
Retained Earnings	7,879	8,947	(1,874)	(1,949)	6,005	6,998
Accumulated other comprehensive income (loss)	7	231	(4)	(16)	3	215
AXA Equitable Equity	13,227	14,501	(1,878)	(1,965)	11,349	12,536
Equity	16,323	17,560	(1,878)	(1,965)	14,445	15,595

Total Liabilities and Equity	$203,807	$194,796	$545	$565	$204,352	$195,361

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

	As Previously Reported and Adjusted Herein			Impact of Accounting Change (1)			As Revised
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(In millions)
Statements of Income (Loss):
Revenues:
Policy charges and fee income	$3,617	$3,531	$3,357	$(273)	$(240)	$(207)	$3,344	$3,291	$3,150
Net derivative gains (losses)	(1,237)	(348)	5,344	74	(727)	(1,789)	(1,163)	(1,075)	3,555
Total revenues	9,359	9,990	15,630	(199)	(967)	(1,996)	9,160	9,023	13,634
Benefits and other deductions:
Policyholders' benefits	3,087	2,869	4,032	(342)	(412)	(324)	2,745	2,457	3,708
Amortization of deferred policy acquisition costs	259	(314)	(384)	28	60	34	287	(254)	(350)
Total benefits and other deductions	9,089	8,333	9,697	(314)	(352)	(290)	8,775	7,981	9,407

Income (loss) from operations, before income taxes	270	1,657	5,933	115	(615)	(1,706)	385	1,042	4,227
Income tax (expense) benefit	208	(193)	(1,637)	(40)	216	597	168	23	(1,040)

Net income (loss)	478	1,464	4,296	75	(399)	(1,109)	553	1,065	3,187

Net income (loss) attributable to AXA Equitable	$(18)	$1,066	$3,914	$75	$(399)	$(1,109)	$57	$667	$2,805

Statements of Comprehensive Income (Loss):

Net income (loss)	$478	$1,464	$4,296	$75	$(399)	$(1,109)	$553	$1,065	$3,187
Change in unrealized gains (losses), net of reclassification adjustment	(220)	(878)	969	12	50	(57)	(208)	(828)	912
Total other comprehensive income (loss), net of income taxes	(241)	(907)	925	12	50	(57)	(229)	(857)	868
Comprehensive income (loss)	237	557	5,221	87	(349)	(1,166)	324	208	4,055
Comprehensive income (loss) attributable to AXA Equitable	$(242)	$174	$4,868	$87	$(349)	$(1,166)	$(155)	$(175)	$3,702

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

	As Previously Reported and Adjusted Herein			Impact of Accounting Change (1)			As Revised
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(In millions)
Statements of Equity:
Retained earnings, beginning of year	$8,947	$8,793	$5,260	$(1,949)	$(1,550)	$(441)	$6,998	$7,243	$4,819
Stockholder dividends	(1,050)	(912)	(381)	—	—	—	(1,050)	(912)	(381)
Net income (loss)	(18)	1,066	3,914	75	(399)	(1,109)	57	667	2,805
Retained earnings, end of period	7,879	8,947	8,793	(1,874)	(1,949)	(1,550)	6,005	6,998	7,243

Accumulated other comprehensive income (loss), beginning of year	231	351	(603)	(16)	(66)	(9)	215	285	(612)
Other comprehensive income (loss)	(224)	(892)	954	12	50	(57)	(212)	(842)	897
Accumulated other comprehensive income (loss), end of year	7	231	351	(4)	(16)	(66)	3	215	285

Total AXA Equitable’s equity, end of period	13,227	14,501	15,103	(1,878)	(1,965)	(1,616)	11,349	12,536	13,487

Total Equity, End of Period	$16,323	$17,560	$18,070	$(1,878)	$(1,965)	$(1,616)	$14,445	$15,595	$16,454

Statements of Cash flows:
Cash flow from operating activities:
Net income (loss)	$478	$1,464	$4,296	$75	$(399)	$(1,109)	$553	$1,065	$3,187
Policy charges and fee income	(3,617)	(3,531)	(3,357)	273	240	207	(3,344)	(3,291)	(3,150)
Net derivative (gains) loss	1,237	348	(5,344)	(74)	727	1,789	1,163	1,075	(3,555)
Changes in:
Future policy benefits	773	1,043	1,810	(342)	(412)	(324)	431	631	1,486
Deferred Policy Acquisition costs	259	(314)	(384)	28	60	34	287	(254)	(350)
Current and deferred income taxes	(866)	265	1,390	40	(216)	(597)	(826)	49	793
Net cash provided by (used in) operating activities	$(461)	$(324)	$(600)	$—	$—	$—	$(461)	$(324)	$(600)

(1)
In the Q3 2017 Form 10-Q the Company reported revisions to errors which were determined to be immaterial and presented information reflecting the impact of a change in accounting principle. This was presented in Note 2 to the financial statements of the Q3 2017 Form 10-Q.  The Company is now filing the Form 8-K to which this Exhibit 99.1 is attached to reflect the change in accounting principle as well as to correct errors in the previously issued financial statements. Subsequent to the filing of the Q3 2017 Form 10-Q, the Company identified certain additional errors that were not material to the previously disclosed financial information that impact the pre-change in accounting principle financial information that is being revised, as well as errors related to the impact of the change in accounting principle, and thus these figures differ from what was reported in the Q3 2017 Form 10-Q.

3)	INVESTMENTS
Fixed Maturities and Equity Securities
The following table provides information relating to fixed maturities and equity securities classified as AFS:

Available-for-Sale Securities by Classification
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	OTTI in AOCI(3)
			(In millions)
December 31, 2016
Fixed Maturity Securities:
Public corporate	$12,418	$675	$81	$13,012	$—
Private corporate	6,880	215	55	7,040	—
U.S. Treasury, government and agency	10,739	221	624	10,336	—
States and political subdivisions	432	63	2	493	—
Foreign governments	375	29	14	390	—
Commercial mortgage-backed	415	28	72	371	7
Residential mortgage-backed(1)	294	20	—	314	—
Asset-backed(2)	51	10	1	60	3
Redeemable preferred stock	519	45	10	554	—
Total Fixed Maturities	32,123	1,306	859	32,570	10
Equity securities	113	—	—	113	—
Total at December 31, 2016	$32,236	$1,306	$859	$32,683	$10
December 31, 2015:
Fixed Maturity Securities:
Public corporate	$12,890	$688	$202	$13,376	$—
Private corporate	6,818	232	124	6,926	—
U.S. Treasury, government and agency	8,800	280	305	8,775	—
States and political subdivisions	437	68	1	504	—
Foreign governments	397	36	18	415	—
Commercial mortgage-backed	591	29	87	533	9
Residential mortgage-backed(1)	608	32	—	640	—
Asset-backed(2)	68	10	1	77	3
Redeemable preferred stock	592	57	2	647	—
Total Fixed Maturities	31,201	1,432	740	31,893	12
Equity securities	34	—	2	32	—
Total at December 31, 2015	$31,235	$1,432	$742	$31,925	$12

(1)	Includes publicly traded agency pass-through securities and collateralized mortgage obligations.

(2)	Includes credit-tranched securities collateralized by sub-prime mortgages and other asset types and credit tenant loans.

(3)	Amounts represent OTTI losses in AOCI, which were not included in net income (loss) in accordance with current accounting guidance.

The contractual maturities of AFS fixed maturities at December 31, 2016 are shown in the table below. Bonds not due at a single maturity date have been included in the table in the final year of maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available-for-Sale Fixed Maturities
Contractual Maturities at December 31, 2016
	Amortized Cost	Fair Value
	(In millions)
Due in one year or less	$1,537	$1,549
Due in years two through five	7,736	8,128
Due in years six through ten	8,898	9,005
Due after ten years	12,673	12,589
Subtotal	30,844	31,271
Commercial mortgage-backed securities	415	371
Residential mortgage-backed securities	294	314
Asset-backed securities	51	60
Redeemable preferred stocks	519	554
Total	$32,123	$32,570
The following table shows proceeds from sales, gross gains (losses) from sales and OTTI for AFS fixed maturities during 2016, 2015 and 2014:

	December 31,
	2016	2015	2014
	(In millions)
Proceeds from sales	$4,324	$979	$716
Gross gains on sales	$111	$33	$21
Gross losses on sales	$(58)	$(8)	$(9)
Total OTTI	$(65)	$(41)	$(72)
Non-credit losses recognized in OCI	—	—	—
Credit losses recognized in net income (loss)	$(65)	$(41)	$(72)

The following table sets forth the amount of credit loss impairments on fixed maturity securities held by the Company at the dates indicated and the corresponding changes in such amounts.
Fixed Maturities - Credit Loss Impairments

	2016	2015
	(In millions)
Balances at January 1,	$(198)	$(254)
Previously recognized impairments on securities that matured, paid, prepaid or sold	73	97
Recognized impairments on securities impaired to fair value this period(1)	(17)	(11)
Impairments recognized this period on securities not previously impaired	(46)	(22)
Additional impairments this period on securities previously impaired	(2)	(8)
Increases due to passage of time on previously recorded credit losses	—	—
Accretion of previously recognized impairments due to increases in expected cash flows	—	—
Balances at December 31,	$(190)	$(198)

(1)
Represents circumstances where the Company determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.

Net unrealized investment gains (losses) on fixed maturities and equity securities classified as AFS are included in the consolidated balance sheets as a component of AOCI. The table below presents these amounts as of the dates indicated:

	December 31,
	2016	2015
	(In millions)
AFS Securities:
Fixed maturities:
With OTTI loss	$19	$16
All other	428	676
Equity securities	—	(2)
Net Unrealized Gains (Losses)	$447	$690

Changes in net unrealized investment gains (losses) recognized in AOCI include reclassification adjustments to reflect amounts realized in Net income (loss) for the current period that had been part of OCI in earlier periods. The tables that follow below present a rollforward of net unrealized investment gains (losses) recognized in AOCI, split between amounts related to fixed maturity securities on which an OTTI loss has been recognized, and all other:
Net Unrealized Gains (Losses) on Fixed Maturities with OTTI Losses

	Net Unrealized Gain (Losses) on Investments	DAC	Policyholders Liabilities	Deferred Income Tax Asset (Liability)	AOCI Gain (Loss) Related to Net Unrealized Investment Gains (Losses)
	(In millions)
Balance, January 1, 2016	$16	$—	$(4)	$(5)	$7
Net investment gains (losses) arising during the period	(6)	—	—	—	(6)
Reclassification adjustment for OTTI losses:
Included in Net income (loss)	9	—	—	—	9
Excluded from Net income (loss)(1)	—	—	—	—	—
Impact of net unrealized investment gains (losses) on:
DAC	—	(1)	—	—	(1)
Deferred income taxes	—	—	—	2	2
Policyholders liabilities	—	—	(6)	—	(6)
Balance, December 31, 2016	$19	$(1)	$(10)	$(3)	$5
Balance, January 1, 2015	$10	$—	$—	$(4)	$6
Net investment gains (losses) arising during the period	(7)	—	—	—	(7)
Reclassification adjustment for OTTI losses:
Included in Net income (loss)	13	—	—	—	13
Excluded from Net income (loss)(1)	—	—	—	—	—
Impact of net unrealized investment gains (losses) on:
DAC	—	—	—	—	—
Deferred income taxes	—	—	—	(1)	(1)
Policyholders liabilities	—	—	(4)	—	(4)
Balance, December 31, 2015	$16	$—	$(4)	$(5)	$7

(1)	Represents “transfers in” related to the portion of OTTI losses recognized during the period that were not recognized in net income (loss) for securities with no prior OTTI loss.

All Other Net Unrealized Investment Gains (Losses) in AOCI

	Net Unrealized Gains (Losses) on Investments	DAC	Policyholders Liabilities	Deferred Income Tax Asset (Liability)	AOCI Gain (Loss) Related to Net Unrealized Investment Gains (Losses)
	(In millions)
Balance, January 1, 2016	$674	$(88)	$(226)	$(126)	$234
Net investment gains (losses) arising during the period	(240)	—	—	—	(240)
Reclassification adjustment for OTTI losses:
Included in Net income (loss)	(6)	—	—	—	(6)
Excluded from Net income (loss)(1)	—	—	—	—	—
Impact of net unrealized investment gains (losses) on:
DAC	—	—	—	—	—
Deferred income taxes	—	—	—	74	74
Policyholders liabilities	—	—	35	—	35
Balance, December 31, 2016	$428	$(88)	$(191)	$(52)	$97
Balance, January 1, 2015	$2,231	$(172)	$(420)	$(574)	$1,065
Net investment gains (losses) arising during the period	(1,562)	—	—	—	(1,562)
Reclassification adjustment for OTTI losses:
Included in Net income (loss)	5	—	—	—	5
Excluded from Net income (loss)(1)	—	—	—	—	—
Impact of net unrealized investment gains (losses) on:
DAC	—	84	—	—	84
Deferred income taxes	—	—	—	448	448
Policyholders liabilities	—	—	194	—	194
Balance, December 31, 2015	$674	$(88)	$(226)	$(126)	$234

(1)	Represents “transfers out” related to the portion of OTTI losses during the period that were not recognized in net income (loss) for securities with no prior OTTI loss.

The following tables disclose the fair values and gross unrealized losses of the 794 issues at December 31, 2016 and the 810 issues at December 31, 2015 of fixed maturities that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position for the specified periods at the dates indicated:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In millions)
December 31, 2016:
Fixed Maturity Securities:
Public corporate	$2,455	$75	$113	$6	$2,568	$81
Private corporate	1,483	38	277	17	1,760	55
U.S. Treasury, government and agency	5,356	624	—	—	5,356	624
States and political subdivisions	—	—	18	2	18	2
Foreign governments	73	3	49	11	122	14
Commercial mortgage-backed	66	5	171	67	237	72
Residential mortgage-backed	47	—	4	—	51	—
Asset-backed	4	—	8	1	12	1
Redeemable preferred stock	218	9	12	1	230	10
Total	$9,702	$754	$652	$105	$10,354	$859
December 31, 2015:
Fixed Maturity Securities:
Public corporate	$3,091	$129	$359	$73	$3,450	$202
Private corporate	1,926	102	184	22	2,110	124
U.S. Treasury, government and agency	3,538	305	—	—	3,538	305
States and political subdivisions	19	1	—	—	19	1
Foreign governments	73	7	39	11	112	18
Commercial mortgage-backed	67	2	261	85	328	87
Residential mortgage-backed	11	—	29	—	40	—
Asset-backed	11	—	17	1	28	1
Redeemable preferred stock	43	—	40	2	83	2
Total	$8,779	$546	$929	$194	$9,708	$740
The Company’s investments in fixed maturity securities do not include concentrations of credit risk of any single issuer greater than 10% of the consolidated equity of AXA Equitable, other than securities of the U.S. government, U.S. government agencies, and certain securities guaranteed by the U.S. government. The Company maintains a diversified portfolio of corporate securities across industries and issuers and does not have exposure to any single issuer in excess of 0.3% of total investments. The largest exposures to a single issuer of corporate securities held at December 31, 2016 and 2015 were $169 million and $157 million, respectively. Corporate high yield securities, consisting primarily of public high yield bonds, are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa3/BBB- or the National Association of Insurance Commissioners (“NAIC”) designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 2016 and 2015, respectively, approximately $1,574 million and $1,310 million, or 4.9% and 4.2%, of the $32,123 million and $31,201 million aggregate amortized cost of fixed maturities held by the Company were considered to be other than investment grade. These securities had net unrealized losses of $28 million and $97 million at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, respectively, the $105 million and $194 million of gross unrealized losses of twelve months or more were concentrated in corporate and commercial mortgage-backed securities. In accordance with the policy described in Note 2, the Company concluded that an adjustment to income for OTTI for these securities was not warranted at either December 31, 2016 or 2015. As of December 31, 2016, the Company did not intend to sell the securities nor will it likely be required to dispose of the securities before the anticipated recovery of their remaining amortized cost basis.

The Company does not originate, purchase or warehouse residential mortgages and is not in the mortgage servicing business. The Company’s fixed maturity investment portfolio includes residential mortgage backed securities (“RMBS”) backed by subprime and Alt-A residential mortgages, comprised of loans made by banks or mortgage lenders to residential borrowers with lower credit ratings. The criteria used to categorize such subprime borrowers include Fair Isaac Credit Organization (“FICO”) scores, interest rates charged, debt-to-income ratios and loan-to-value ratios. Alt-A residential mortgages are mortgage loans where the risk profile falls between prime and subprime; borrowers typically have clean credit histories but the mortgage loan has an increased risk profile due to higher loan-to-value and debt-to-income ratios and/or inadequate documentation of the borrowers’ income. At December 31, 2016 and 2015, respectively, the Company owned $6 million and $7 million in RMBS backed by subprime residential mortgage loans, and $5 million and $6 million in RMBS backed by Alt-A residential mortgage loans. RMBS backed by subprime and Alt-A residential mortgages are fixed income investments supporting General Account liabilities.
At December 31, 2016, the carrying value of fixed maturities that were non-income producing for the twelve months preceding that date was $5 million.
At December 31, 2016 and 2015, respectively, the amortized cost of the Company’s trading account securities was $9,177 million and $6,866 million with respective fair values of $9,134 million and $6,886 million. Also at December 31, 2016 and 2015, respectively, Trading securities included the General Account’s investment in Separate Accounts which had carrying values of $63 million and $82 million and costs of $46 million and $72 million.
Mortgage Loans
The payment terms of mortgage loans may from time to time be restructured or modified.
Troubled Debt Restructurings
The investment in troubled debt restructured mortgage loans, based on amortized cost, amounted to $15 million and $16 million at December 31, 2016 and 2015, respectively. Gross interest income on these loans included in net investment income (loss) totaled $0 million, $1 million and $1 million in 2016, 2015 and 2014, respectively. Gross interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $0 million, $0 million and $4 million in 2016, 2015 and 2014, respectively. The TDR mortgage loan shown in the table below has been modified five times since 2011. The modifications extended the maturity from its original maturity of November 5, 2014 to March 5, 2017 and extended interest only payments through maturity. In November 2015, the recorded investment was reduced by $45 million in conjunction with the sale of majority of the underlying collateral and $32 million from a charge-off. The remaining $15 million mortgage loan balance reflects the value of the remaining underlying collateral and cash held in escrow, supporting the mortgage loan. Since the fair market value of the underlying real estate and cash held in escrow collateral is the primary factor in determining the allowance for credit losses, modifications of loan terms typically have no direct impact on the allowance for credit losses, and therefore, no impact on the financial statements.
Troubled Debt Restructuring - Modifications
December 31, 2016

	Number	Outstanding Recorded Investment
	of Loans	Pre-Modification	Post - Modification
		(Dollars In millions)
Commercial mortgage loans	1	$15	$15
There were no default payments on the above loan during 2016. There were no agricultural troubled debt restructuring mortgage loans in 2016.

Valuation Allowances for Mortgage Loans:
Allowance for credit losses for mortgage loans for 2016, 2015 and 2014 are as follows:

	Commercial Mortgage Loans
	2016	2015	2014
Allowance for credit losses:	(In millions)
Beginning Balance, January 1,	$6	$37	$42
Charge-offs	—	(32)	(14)
Recoveries	(2)	(1)	—
Provision	4	2	9
Ending Balance, December 31,	$8	$6	$37
Ending Balance, December 31,:
Individually Evaluated for Impairment	$8	$6	$37
There were no allowances for credit losses for agricultural mortgage loans in 2016, 2015 and 2014.

The following tables provide information relating to the loan-to-value and debt service coverage ratios for commercial and agricultural mortgage loans at December 31, 2016 and 2015, respectively. The values used in these ratio calculations were developed as part of the periodic review of the commercial and agricultural mortgage loan portfolio, which includes an evaluation of the underlying collateral value.
Mortgage Loans by Loan-to-Value and Debt Service Coverage Ratios
December 31, 2016

	Debt Service Coverage Ratio
Loan-to-Value Ratio:(2)	Greater than 2.0x	1.8x to 2.0x	1.5x to 1.8x	1.2x to 1.5x	1.0x to 1.2x	Less than 1.0x	Total Mortgage Loans
	(In millions)
Commercial Mortgage Loans(1)
0% - 50%	$738	$95	$59	$56	$—	$—	$948
50% - 70%	3,217	430	673	1,100	76	—	5,496
70% - 90%	282	65	229	127	28	46	777
90% plus	—	—	28	15	—	—	43
Total Commercial Mortgage Loans	$4,237	$590	$989	$1,298	$104	$46	$7,264
Agricultural Mortgage Loans(1)
0% - 50%	$254	$138	$296	$468	$286	$49	$1,491
50% - 70%	141	57	209	333	219	45	1,004
70% - 90%	—	—	2	4	—	—	6
90% plus	—	—	—	—	—	—	—
Total Agricultural Mortgage Loans	$395	$195	$507	$805	$505	$94	$2,501
Total Mortgage Loans(1)
0% - 50%	$992	$233	$355	$524	$286	$49	$2,439
50% - 70%	3,358	487	882	1,433	295	45	6,500
70% - 90%	282	65	231	131	28	46	783
90% plus	—	—	28	15	—	—	43
Total Mortgage Loans	$4,632	$785	$1,496	$2,103	$609	$140	$9,765

(1)	The debt service coverage ratio is calculated using the most recently reported net operating income results from property operations divided by annual debt service.

(2)	The loan-to-value ratio is derived from current loan balance divided by the fair market value of the property. The fair market value of the underlying commercial properties is updated annually.

Mortgage Loans by Loan-to-Value and Debt Service Coverage Ratios
December 31, 2015

	Debt Service Coverage Ratio
Loan-to-Value Ratio:(2)	Greater than 2.0x	1.8x to 2.0x	1.5x to 1.8x	1.2x to 1.5x	1.0x to 1.2x	Less than 1.0x	Total Mortgage Loans
	(In millions)
Commercial Mortgage Loans(1)
0% - 50%	$533	$—	$102	$12	$24	$—	$671
50% - 70%	1,392	353	741	853	77	—	3,416
70% - 90%	141	—	206	134	124	46	651
90% plus	63	—	—	46	—	—	109
Total Commercial Mortgage Loans	$2,129	$353	$1,049	$1,045	$225	$46	$4,847
Agricultural Mortgage Loans(1)
0% - 50%	$204	$116	$277	$432	$256	$51	$1,336
50% - 70%	146	80	192	298	225	47	988
70% - 90%	—	—	2	4	—	—	6
90% plus	—	—	—	—	—	—	—
Total Agricultural Mortgage Loans	$350	$196	$471	$734	$481	$98	$2,330
Total Mortgage Loans(1)
0% - 50%	$737	$116	$379	$444	$280	$51	$2,007
50% - 70%	1,538	433	933	1,151	302	47	4,404
70% - 90%	141	—	208	138	124	46	657
90% plus	63	—	—	46	—	—	109
Total Mortgage Loans	$2,479	$549	$1,520	$1,779	$706	$144	$7,177

(1)	The debt service coverage ratio is calculated using the most recently reported net operating income results from property operations divided by annual debt service.

(2)	The loan-to-value ratio is derived from current loan balance divided by the fair market value of the property. The fair market value of the underlying commercial properties is updated annually.
The following table provides information relating to the aging analysis of past due mortgage loans at December 31, 2016 and 2015, respectively.
Age Analysis of Past Due Mortgage Loan

	30-59 Days	60-89 Days	90 Days Or >	Total	Current	Total Financing Receivables	Recorded Investment Or > 90 Days and Accruing
	(In millions)
December 31, 2016:
Commercial	$—	$—	$—	$—	$7,264	$7,264	$—
Agricultural	9	2	6	17	2,484	2,501	6
Total Mortgage Loans	$9	$2	$6	$17	$9,748	$9,765	$6
December 31, 2015:
Commercial	$—	$—	$30	$30	$4,817	$4,847	$—
Agricultural	12	7	4	23	2,307	2,330	4
Total Mortgage Loans	$12	$7	$34	$53	$7,124	$7,177	$4

The following table provides information relating to impaired mortgage loans at December 31, 2016 and 2015, respectively.

		Impaired Mortgage Loans
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment(1)	Interest Income Recognized
	(In millions)
December 31, 2016:
With no related allowance recorded:
Commercial mortgage loans - other	$15	$15	$—	$22	$—
Agricultural mortgage loans	—	—	—	—	—
Total	$15	$15	$—	$22	$—
With related allowance recorded:
Commercial mortgage loans - other	$27	$27	$(8)	$48	$2
Agricultural mortgage loans	—	—	—	—	—
Total	$27	$27	$(8)	$48	$2
December 31, 2015:
With no related allowance recorded:
Commercial mortgage loans - other	$46	$46	$—	$15	$—
Agricultural mortgage loans	—	—	—	—	—
Total	$46	$46	$—	$15	$—
With related allowance recorded:
Commercial mortgage loans - other	$63	$63	$(6)	$137	$4
Agricultural mortgage loans	—	—	—	—	—
Total	$63	$63	$(6)	$137	$4

(1)	Represents a five-quarter average of recorded amortized cost.
Equity Method Investments
Included in other equity investments are limited partnership interests, real estate joint ventures and investment companies accounted for under the equity method with a total carrying value of $1,295 million and $1,363 million, respectively, at December 31, 2016 and 2015. The Company’s total equity in net income (losses) for these limited partnership interests was $60 million, $71 million and $206 million, respectively, for 2016, 2015 and 2014.
Derivatives and Offsetting Assets and Liabilities

The Company uses derivatives as part of its overall asset/liability risk management primarily to reduce exposures to equity market and interest rate risks. Derivative hedging strategies are designed to reduce these risks from an economic perspective and are all executed within the framework of a Derivative Use Plan approved by the NYDFS. Operation of these hedging programs is based on models involving numerous estimates and assumptions, including, among others, mortality, lapse, surrender and withdrawal rates, election rates, fund performance, market volatility and interest rates. A wide range of derivative contracts are used in these hedging programs, including exchange traded equity, currency and interest rate futures contracts, total return and/or other equity swaps, interest rate swap and floor contracts, bond and bond-index total return swaps, swaptions, variance swaps and equity options as well as bond and repo transactions to support the hedging. The derivative contracts are collectively managed in an effort to reduce the economic impact of unfavorable changes in guaranteed benefits’ exposures attributable to movements in capital markets.

Derivatives utilized to hedge exposure to Variable Annuities with Guarantee Features

The Company has issued and continues to offer certain variable annuity products with GMDB, GMIB and GIB features. The Company had previously issued certain variable annuity products with GWBL, guaranteed minimum withdrawal benefit (“GMWB”) and GMAB features (collectively, “GWBL and Other Features”). The risk associated with the GMDB feature is that under-performance of the financial markets could result in GMDB benefits, in the event of death, being higher than what accumulated policyholders’ account balances would support. The risk associated with the GMIB feature is that under-performance of the financial markets could result in the present value of GMIB benefits, in the event of annuitization, being higher than what accumulated policyholders’ account balances would support, taking into account the relationship between current annuity purchase rates and the GMIB guaranteed annuity purchase rates. The risk associated with the GIB and GWBL and Other Features is that under-performance of the financial markets could result in the GIB and GWBL and Other Features’ benefits being higher than what accumulated policyholders’ account balances would support.

For GMDB, GMIB, GIB and GWBL and Other Features, the Company retains certain risks including basis, credit spread and some volatility risk and risk associated with actual versus expected assumptions for mortality, lapse and surrender, withdrawal and contractholder election rates, among other things. The derivative contracts are managed to correlate with changes in the value of the GMDB, GMIB, GIB and GWBL and Other Features that result from financial markets movements. A portion of exposure to realized equity volatility is hedged using equity options and variance swaps and a portion of exposure to credit risk is hedged using total return swaps on fixed income indices. Additionally, the Company is party to total return swaps for which the reference U.S. Treasury securities are contemporaneously purchased from the market and sold to the swap counterparty. As these transactions result in a transfer of control of the U.S. Treasury securities to the swap counterparty, the Company derecognizes these securities with consequent gain or loss from the sale. The Company has also purchased reinsurance contracts to mitigate the risks associated with GMDB features and the impact of potential market fluctuations on future policyholder elections of GMIB features contained in certain annuity contracts issued by the Company.

The Company has in place a hedge program utilizing interest rate swaps to partially protect the overall profitability of future variable annuity sales against declining interest rates.
Derivatives utilized to hedge crediting rate exposure on SCS, SIO, MSO and IUL products/investment options

The Company hedges crediting rates in the Structured Capital Strategies® (“SCS”) variable annuity, Structured Investment Option in the EQUI-VEST® variable annuity series (“SIO”), Market Stabilizer Option® (“MSO”) in the variable life insurance products and Indexed Universal Life (“IUL”) insurance products. These products permit the contract owner to participate in the performance of an index, ETF or commodity price movement up to a cap for a set period of time. They also contain a protection feature, in which the Company will absorb, up to a certain percentage, the loss of value in an index, ETF or commodity price, which varies by product segment.

In order to support the returns associated with these features, the Company enters into derivative contracts whose payouts, in combination with fixed income investments, emulate those of the index, ETF or commodity price, subject to caps and buffers.
Derivatives utilized to hedge risks associated with interest-rate risk arising from issuance of funding agreements
The Company issues fixed and floating rate funding agreements, to fund originated non-recourse commercial real estate mortgage loans, the terms of which may result in short term economic interest rate risk between mortgage loan commitment and mortgage loan funding. The company uses forward interest-rate swaps to protect against interest rate fluctuations during this period.  Realized gains and losses from the forward interest rate swaps are amortized over the life of the loan in interest credited to policyholder’s account balances.
Derivatives utilized to hedge equity market risks associated with the General Account’s seed money investments in Separate Accounts, retail mutual funds and Separate Account fee revenue fluctuations

The Company’s General Account seed money investments in Separate Account equity funds and retail mutual funds exposes the Company to market risk, including equity market risk, which is partially hedged through equity-index futures contracts to minimize such risk.

Periodically, the Company enters into futures on equity indices to mitigate the impact on net income from Separate Account fee revenue fluctuations due to movements in the equity markets. These positions partially cover fees expected to be earned from the Company’s Separate Account products.

Derivatives utilized for General Account Investment Portfolio
Beginning in the second quarter of 2013, the Company implemented a strategy in its General Account investment portfolio to replicate the credit exposure of fixed maturity securities otherwise permissible for investment under its investment guidelines through the sale of credit default swaps (“CDSs”). Under the terms of these swaps, the Company receives quarterly fixed premiums that, together with any initial amount paid or received at trade inception, replicate the credit spread otherwise currently obtainable by purchasing the referenced entity’s bonds of similar maturity. These credit derivatives generally have remaining terms of five years or less and are recorded at fair value with changes in fair value, including the yield component that emerges from initial amounts paid or received, reported in Net investment income (loss). The Company manages its credit exposure taking into consideration both cash and derivatives based positions and selects the reference entities in its replicated credit exposures in a manner consistent with its selection of fixed maturities. In addition, the Company has transacted the sale of CDSs exclusively in single name reference entities of investment grade credit quality and with counterparties subject to collateral posting requirements. If there is an event of default by the reference entity or other such credit event as defined under the terms of the swap contract, the Company is obligated to perform under the credit derivative and, at the counterparty’s option, either pay the referenced amount of the contract less an auction-determined recovery amount or pay the referenced amount of the contract and receive in return the defaulted or similar security of the reference entity for recovery by sale at the contract settlement auction. To date, there have been no events of default or circumstances indicative of a deterioration in the credit quality of the named referenced entities to require or suggest that the Company will have to perform under these CDSs. The maximum potential amount of future payments the Company could be required to make under these credit derivatives is limited to the par value of the referenced securities which is the dollar-equivalent of the derivative notional amount. The Standard North American CDS Contract (“SNAC”) under which the Company executes these CDS sales transactions does not contain recourse provisions for recovery of amounts paid under the credit derivative.

Periodically, the Company purchases 30-year, Treasury Inflation Protected Securities (“TIPS”) and other sovereign bonds, both inflation linked and non-inflation linked, as General Account investments and enters into asset or cross-currency basis swaps, to result in payment of the given bond’s coupons and principal at maturity in the bond’s specified currency to the swap counterparty, in return for fixed dollar amounts. These swaps, when considered in combination with the bonds, together result in a net position that is intended to replicate a dollar-denominated fixed-coupon cash bond with a yield higher than a term-equivalent U.S. Treasury bond. At December 31, 2016  and 2015, respectively, the Company’s unrealized gains (losses) related to this program were $(97) million and $(4) million and reported in AOCI.

The Company implemented a strategy to hedge a portion of the credit exposure in its General Account investment portfolio by buying protection through a swap. These are swaps on the super senior tranche of the investment grade credit default swap index (“CDX index”). Under the terms of these swaps, the Company pays quarterly fixed premiums that, together with any initial amount paid or received at trade inception, serve as premiums paid to hedge the risk arising from multiple defaults of bonds referenced in the CDX index. These credit derivatives have terms of five years or less and are recorded at fair value with changes in fair value, including the yield component that emerges from initial amounts paid or received, reported in Net derivative gains (losses).

During third quarter 2016, the Company implemented a program to mitigate its duration gap using total return swaps for which the reference U.S. Treasury securities are sold to the swap counterparty under arrangements economically similar to repurchase agreements. As these transactions result in a transfer of control of the U.S. Treasury securities to the swap counterparty, the Company derecognizes these securities with consequent gain or loss from the sale. In 2016, the Company derecognized approximately $995 million U.S. Treasury securities for which the Company received proceeds of approximately $1,007 million at inception of the total return swap contract. Under the terms of these swaps, the Company retains ongoing exposure to the total returns of the underlying U.S. Treasury securities in exchange for a financing cost. At December 31, 2016, the aggregate fair value of  U.S. Treasury securities derecognized under this program was approximately $888 million. Reported in Other invested assets in the Company's balance sheet at December 31, 2016 is approximately $(154) million, representing the fair value of the total return swap contracts.

The tables below present quantitative disclosures about the Company’s derivative instruments, including those embedded in other contracts required to be accounted for as derivative instruments.
Derivative Instruments by Category
At or For the Year Ended December 31, 2016

		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives	Gains (Losses) Reported In Income (Loss)
	(In millions)
Freestanding derivatives:
Equity contracts:(1)
Futures	$5,086	$1	$1	$(826)
Swaps	3,529	13	67	(290)
Options	11,465	2,114	1,154	727
Interest rate contracts:(1)
Floors	1,500	11	—	4
Swaps	18,933	246	1,163	(224)
Futures	6,926	—	—	—
Swaptions	—	—	—	87
Credit contracts:(1)
Credit default swaps	2,757	20	15	15
Other freestanding contracts:(1)
Foreign currency contracts	730	52	6	45
Margin	—	113	6	—
Collateral	—	713	748	—
Embedded derivatives:
GMIB reinsurance contracts(4)	—	10,316	—	(262)
GMxB derivative features’ liability(2)(4)	—	—	5,348	137
SCS, SIO, MSO and IUL indexed features(3)(4)	—	—	875	(576)
Balances, December 31, 2016	$50,926	$13,599	$9,383	$(1,163)

(1)	Reported in Other invested assets in the consolidated balance sheets.

(2)	Reported in Future policy benefits and other policyholders’ liabilities in the consolidated balance sheets.

(3)
SCS and SIO indexed features are reported in Policyholders’ account balances; MSO and IUL indexed features are reported in Future policyholders’ benefits and other policyholders’ liabilities in the consolidated balance sheets.

(4)	Reported in Net derivative gains (losses) in the consolidated statements of income (loss).

Derivative Instruments by Category
At or For the Year Ended December 31, 2015

		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives	Gains (Losses) Reported In Income (Loss)
	(In millions)
Freestanding derivatives:
Equity contracts:(1)
Futures	$7,089	$2	$3	$(84)
Swaps	1,359	8	21	(45)
Options	7,358	1,042	652	14
Interest rate contracts:(1)
Floors	1,800	61	—	12
Swaps	13,718	351	108	(8)
Futures	8,685	—	—	(81)
Swaptions	—	—	—	118
Credit contracts:(1)
Credit default swaps	2,442	16	38	(14)
Other freestanding contracts:(1)
Foreign currency contracts	263	5	4	7
Embedded derivatives:
GMIB reinsurance contracts(4)	—	10,585	—	(316)
GMxB derivative features’ liability(2)(4)	—	—	5,172	(749)
SCS, SIO, MSO and IUL indexed features(3)(4)	—	—	298	71
Balances, December 31, 2015	$42,714	$12,070	$6,296	$(1,075)

(1)	Reported in Other invested assets in the consolidated balance sheets.

(2)	Reported in Future policy benefits and other policyholders’ liabilities in the consolidated balance sheets.

(3)
SCS and SIO indexed features are reported in Policyholders’ account balances; MSO and IUL indexed features are reported in Future policyholders’ benefits and other policyholders’ liabilities in the consolidated balance sheets.

(4)	Reported in Net derivative gains (losses) in the consolidated statements of income (loss).
Equity-Based and Treasury Futures Contracts
All outstanding equity-based and treasury futures contracts at December 31, 2016 are exchange-traded and net settled daily in cash. At December 31, 2016, the Company had open exchange-traded futures positions on: (i) the S&P 500, Russell 2000 and Emerging Market indices, having initial margin requirements of $209 million, (ii) the 2-year, 5-year and 10-year U.S. Treasury Notes on U.S. Treasury bonds and ultra-long bonds, having initial margin requirements of $28 million and (iii) the Euro Stoxx, FTSE 100, Topix, ASX 200 and European, Australasia, and Far East (“EAFE”) indices as well as corresponding currency futures on the Euro/U.S. dollar, Pound/U.S. dollar, Australian dollar/U.S. dollar, and Yen/U.S. dollar, having initial margin requirements of $15 million.
Credit Risk
Although notional amount is the most commonly used measure of volume in the derivatives market, it is not used as a measure of credit risk. A derivative with positive fair value (a derivative asset) indicates existence of credit risk because the counterparty would owe money to the Company if the contract were closed at the reporting date. Alternatively, a derivative contract with negative fair value (a derivative liability) indicates the Company would owe money to the counterparty if the contract were closed at the reporting date. To reduce credit exposures in OTC derivative transactions the Company generally enters into master agreements that provide for a netting of financial exposures with the counterparty and allow for collateral arrangements as further described below under “ISDA Master Agreements.” The Company further controls and minimizes its counterparty exposure through a credit appraisal and approval process.

ISDA Master Agreements
Netting Provisions. The standardized “ISDA Master Agreement” under which the Company conducts its OTC derivative transactions includes provisions for payment netting. In the normal course of business activities, if there is more than one derivative transaction with a single counterparty, the Company will set-off the cash flows of those derivatives into a single amount to be exchanged in settlement of the resulting net payable or receivable with that counterparty. In the event of default, insolvency, or other similar event pre-defined under the ISDA Master Agreement that would result in termination of OTC derivatives transactions before their maturity, netting procedures would be applied to calculate a single net payable or receivable with the counterparty.
Collateral Arrangements. The Company generally has executed a CSA under the ISDA Master Agreement it maintains with each of its OTC derivative counterparties that requires both posting and accepting collateral either in the form of cash or high-quality securities, such as U.S. Treasury securities, U.S. government and government agency securities and investment grade corporate bonds. These CSAs are bilateral agreements that require collateral postings by the party “out-of-the-money” or in a net derivative liability position. Various thresholds for the amount and timing of collateralization of net liability positions are applicable. Consequently, the credit exposure of the Company’s OTC derivative contracts is limited to the net positive estimated fair value of those contracts at the reporting date after taking into consideration the existence of netting agreements and any collateral received pursuant to CSAs. Derivatives are recognized at fair value in the consolidated balance sheets and are reported either as assets in Other invested assets or as liabilities in Other liabilities, except for embedded insurance-related derivatives as described above and derivatives transacted with a related counterparty. The Company nets the fair value of all derivative financial instruments with counterparties for which an ISDA Master Agreement and related CSA have been executed.
At December 31, 2016 and 2015, respectively, the Company held $755 million and $655 million in cash and securities collateral delivered by trade counterparties, representing the fair value of the related derivative agreements. This unrestricted cash collateral is reported in Cash and cash equivalents. The aggregate fair value of all collateralized derivative transactions that were in a liability position with trade counterparties December 31, 2016 and 2015, respectively, were $700 million and $5 million, for which the Company posted collateral of $820 million and $5 million at December 31, 2016 and 2015, respectively, in the normal operation of its collateral arrangements. Certain of the Company’s ISDA Master Agreements contain contingent provisions that permit the counterparty to terminate the ISDA Master Agreement if the Company’s credit rating falls below a specified threshold, however, the occurrence of such credit event would not impose additional collateral requirements.
Securities Repurchase and Reverse Repurchase Transactions
Securities repurchase and reverse repurchase transactions are conducted by the Company under a standardized securities industry master agreement, amended to suit the specificities of each respective counterparty. These agreements generally provide detail as to the nature of the transaction, including provisions for payment netting, establish parameters concerning the ownership and custody of the collateral securities, including the right to substitute collateral during the term of the agreement, and provide for remedies in the event of default by either party. Amounts due to/from the same counterparty under these arrangements generally would be netted in the event of default and subject to rights of set-off in bankruptcy. The Company’s securities repurchase and reverse repurchase agreements are accounted for as secured borrowing or lending arrangements respectively, and are reported in the consolidated balance sheets on a gross basis. The Company obtains or posts collateral generally in the form of cash, U.S. Treasury, corporate and government agency securities. The fair value of the securities to be repurchased or resold are monitored on a daily basis with additional collateral posted or obtained as necessary. Securities to be repurchased or resold are the same, or substantially the same, as those initially transacted under the arrangement. At December 31, 2016 and 2015, the balance outstanding under reverse repurchase transactions was $0 million and $79 million, respectively. At December 31, 2016 and 2015, the balance outstanding under securities repurchase transactions was $1,996 million and $1,890 million, respectively. The Company utilized these repurchase and reverse repurchase agreements for asset liability and cash management purposes. For other instruments used for asset liability management purposes, see “Policyholders’ Account Balances and Future Policy Benefits” included in Note 2.

The following table presents information about the Insurance Segment’s offsetting of financial assets and liabilities and derivative instruments at December 31, 2016.
Offsetting of Financial Assets and Liabilities and Derivative Instruments
At December 31, 2016

	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheets	Net Amounts Presented in the Balance Sheets
	(In millions)
ASSETS(1)
Description
Derivatives:
Equity contracts	$2,128	$1,219	$909
Interest rate contracts	253	1,162	(909)
Credit contracts	20	14	6
Currency	48	1	47
Margin	107	6	101
Collateral	712	747	(35)
Total Derivatives, subject to an ISDA Master Agreement	3,268	3,149	119
Total Derivatives, not subject to an ISDA Master Agreement	4	—	4
Total Derivatives	3,272	3,149	123
Other financial instruments	2,103	—	2,103
Other invested assets	$5,375	$3,149	$2,226

Securities purchased under agreement to resell	$—	—	$—

	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheets	Net Amounts Presented in the Balance Sheets
	(In millions)
LIABILITIES(2)
Description
Derivatives:
Equity contracts	$1,219	$1,219	$—
Interest rate contracts	1,162	1,162	—
Credit contracts	14	14	—
Currency	1	1	—
Margin	6	6	—
Collateral	747	747	—
Total Derivatives, subject to an ISDA Master Agreement	3,149	3,149	—
Total Derivatives, not subject to an ISDA Master Agreement	—	—	—
Total Derivatives	3,149	3,149	—
Other non-financial liabilities	2,108	—	2,108
Other liabilities	$5,257	$3,149	$2,108

Securities sold under agreement to repurchase(3)	$1,992	$—	$1,992

(1)
Excludes Investment Management segment’s $13 million net derivative assets (including derivative assets of consolidated VIEs), $3 million long exchange traded options and $83 million of securities borrowed.

(2)	Excludes Investment Management segment’s $11 million net derivative liabilities (including derivative liabilities of consolidated VIEs), $1 million short exchange traded options.

(3)	Excludes expense of $4 million in securities sold under agreement to repurchase.

The following table presents information about the Insurance segment’s gross collateral amounts that are not offset in the consolidated balance sheets at December 31, 2016.
Collateral Amounts Offset in the Consolidated Balance Sheets
At December 31, 2016

	Fair Value of Assets	Collateral (Received)/Held
		Financial Instruments	Cash	Net Amounts
	(In millions)
ASSETS(1)
Counterparty A	$46	$—	$(48)	$(2)
Counterparty B	(128)	—	132	4
Counterparty C	(116)	—	138	22
Counterparty D	182	—	(176)	6
Counterparty E	(65)	—	83	18
Counterparty F	(3)	—	16	13
Counterparty G	219	—	(214)	5
Counterparty H	104	—	(110)	(6)
Counterparty I	(188)	—	203	15
Counterparty J	(93)	—	115	22
Counterparty K	92	—	(96)	(4)
Counterparty L	(3)	—	3	—
Counterparty M	(105)	—	120	15
Counterparty N	4	—	—	4
Counterparty Q	10	—	(11)	(1)
Counterparty T	—	—	2	2
Counterparty U	1	—	10	11
Counterparty V	96	—	(101)	(5)
Total Derivatives	$53	$—	$66	$119
Other financial instruments	2,103	—	—	2,103
Other invested assets	$2,156	$—	$66	$2,222

	Net Amounts Presented in the Balance Sheets	Collateral (Received)/Held
		Financial Instruments	Cash	Net Amounts
	(In millions)
LIABILITIES(2)
Counterparty D	$767	$(767)	$—	$—
Counterparty M	410	(410)	—	—
Counterparty C	302	(296)	(2)	4
Counterparty W	513	(513)	—	—
Securities sold under agreement to repurchase(3)	$1,992	$(1,986)	$(2)	$4

(1)
Excludes Investment Management segment’s cash collateral received of $1 million related to derivative assets (including those related to derivative assets of consolidated VIEs) and $83 million related to securities borrowed.

(2)	Excludes Investment Management segment’s cash collateral pledged of $8 million related to derivative liabilities (including those related to derivative liabilities of consolidated VIEs).

(3)	Excludes expense of $4 million in securities sold under agreement to repurchase.

The following table presents information about repurchase agreements accounted for as secured borrowings in the consolidated balance sheets at December 31, 2016.

Repurchase Agreement Accounted for as Secured Borrowings(1)

	At December 31, 2016
	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30-90 days	Greater Than 90 days	Total
		(In millions)
Securities sold under agreement to repurchase(2)
U.S. Treasury and agency securities	$—	$1,992	$—	$—	$1,992
Total	$—	$1,992	$—	$—	$1,992

(1)	Excludes Investment Management segment’s $83 million of securities borrowed.

(2)	Excludes expense of $4 million in securities sold under agreement to repurchase.
The following table presents information about the Insurance segment’s offsetting of financial assets and liabilities and derivative instruments at December 31, 2015.
Offsetting of Financial Assets and Liabilities and Derivative Instruments
At December 31, 2015

	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheets	Net Amounts Presented in the Balance Sheets
	(In millions)
ASSETS(1)
Description
Derivatives:
Equity contracts	$1,049	$673	$376
Interest rate contracts	389	104	285
Credit contracts	14	37	(23)
Total Derivatives, subject to an ISDA Master Agreement	1,452	814	638
Total Derivatives, not subject to an ISDA Master Agreement	20	—	20
Total Derivatives	1,472	814	658
Other financial instruments(2) (4)	1,130	—	1,130
Other invested assets(2)	$2,602	$814	$1,788

Securities purchased under agreement to resell	$79	$—	$79

	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheets	Net Amounts Presented in the Balance Sheets
	(In millions)
LIABILITIES(3)
Description
Derivatives:
Equity contracts	$673	$673	$—
Interest rate contracts	104	104	—
Credit contracts	37	37	—
Total Derivatives, subject to an ISDA Master Agreement	814	814	—
Total Derivatives, not subject to an ISDA Master Agreement	—	—	—
Total Derivatives	814	814	—
Other non-financial liabilities	2,534	—	2,534
Other liabilities	$3,348	$814	$2,534

Securities sold under agreement to repurchase	$1,890	$—	$1,890

(1)	Excludes Investment Management segment’s $13 million net derivative assets, $6 million long exchange traded options and $75 million of securities borrowed.

(2)	Includes $141 million related to accrued interest related to derivative instruments reported in other assets on the consolidated balance sheets.

(3)	Excludes Investment Management segment’s $12 million net derivative liabilities, $1 million short exchange traded options and $10 million of securities loaned.

(4)	Includes margin of $(2) million related to derivative instruments.

The following table presents information about the Insurance segment’s gross collateral amounts that are not offset in the consolidated balance sheets at December 31, 2015.
Gross Collateral Amounts Not Offset in the Consolidated Balance Sheets
At December 31, 2015

	Fair Value of Assets	Collateral (Received)/Held
		Financial Instruments	Cash	Net Amounts
	(In millions)
ASSETS(1)
Counterparty A	$52	$—	$(52)	$—
Counterparty B	9	—	(7)	2
Counterparty C	61	—	(58)	3
Counterparty D	222	—	(218)	4
Counterparty E	53	—	(53)	—
Counterparty F	(2)	—	2	—
Counterparty G	129	—	(129)	—
Counterparty H	16	(11)	(5)	—
Counterparty I	44	—	(39)	5
Counterparty J	19	—	(13)	6
Counterparty K	17	—	(17)	—
Counterparty L	7	—	(7)	—
Counterparty M	11	—	(10)	1
Counterparty N	20	—	—	20
Counterparty Q	—	—	—	—
Counterparty T	(3)	—	3	—
Counterparty U	—	—	1	1
Counterparty V	3	—	(3)	—
Total Derivatives	$658	$(11)	$(605)	$42
Other financial instruments(2) (4)	1,130	—	—	1,130
Other invested assets(2)	$1,788	$(11)	$(605)	$1,172

Counterparty M	$28	$(28)	$—	$—
Counterparty V	$51	$(51)	$—	$—
Securities purchased under agreement to resell	$79	$(79)	$—	$—
LIABILITIES(3)

Counterparty D	$234	$(234)	$—	—
Counterparty C	1,033	(1,016)	(17)	—
Counterparty M	623	(611)	(12)	—
Securities sold under agreement to repurchase	$1,890	$(1,861)	$(29)	$—

(1)	Excludes Investment Management segment’s cash collateral received of $2 million related to derivative assets and $75 million related to securities borrowed.

(2)	Includes $141 million of accrued interest related to derivative instruments reported in other assets on the consolidated balance sheets.

(3)	Excludes Investment Management segment’s cash collateral pledged of $12 million related to derivative liabilities and $10 million related to securities loaned.

(4)	Includes margin of $(2) million related to derivative instruments.

The following table presents information about repurchase agreements accounted for as secured borrowings in the consolidated balance sheets at December 31, 2015.

Repurchase Agreement Accounted for as Secured Borrowings(1)

	At December 31, 2015
	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30-90 days	Greater Than 90 days	Total
		(In millions)
Securities sold under agreement to repurchase
U.S. Treasury and agency securities	$—	$1,865	$25	$—	$1,890
Total	$—	$1,865	$25	$—	$1,890
Securities purchased under agreement to resell
Corporate securities	$—	$79	$—	$—	$79
Total	$—	$79	$—	$—	$79

(1)	Excludes Investment Management segment’s $75 million of securities borrowed and $10 million of securities loaned.
Net Investment Income (Loss)
The following table breaks out Net investment income (loss) by asset category:

	Twelve Months Ended December 31
	2016	2015	2014
	(In millions)
Fixed maturities	$1,418	$1,420	$1,431
Mortgage loans on real estate	461	338	306
Repurchase agreement	1	1	—
Other equity investments	170	84	200
Policy loans	210	213	216
Trading securities	80	17	63
Other investment income	44	40	49
Gross investment income (loss)	2,384	2,113	2,265
Investment expenses	(66)	(56)	(55)
Net Investment Income (Loss)	$2,318	$2,057	$2,210
For 2016, 2015 and 2014, respectively, Net investment income (loss) from derivatives included $(4) million, $474 million and $899 million of realized gains (losses) on contracts closed during those periods and $(458) million, $(555) million and $706 million of unrealized gains (losses) on derivative positions at each respective year end.

Net unrealized and realized gains (losses) on trading account equity securities are included in Net investment income (loss) in the consolidated statements of income (loss). The table below shows a breakdown of Net investment income from trading account securities during the years ended 2016, 2015 and 2014:

Net Investment Income (Loss) from Trading Securities

	Twelve Months Ended December 31,
	2016	2015	2014
	(In millions)
Net investment gains (losses) recognized during the period on securities held at the end of the period	$(19)	$(63)	$—
Net investment gains (losses) recognized on securities sold during the period	(22)	20	22
Unrealized and realized gains (losses) on trading securities	(41)	(43)	22
Interest and dividend income from trading securities	121	60	41
Net investment income (loss) from trading securities	$80	$17	$63
Investment Gains (Losses), Net
Investment gains (losses), net including changes in the valuation allowances and OTTI are as follows:

	Twelve Months Ended December 31,
	2016	2015	2014
	(In millions)
Fixed maturities	$(3)	$(17)	$(54)
Mortgage loans on real estate	(2)	(1)	(3)
Other equity investments	(2)	(5)	(2)
Other	23	3	1
Investment Gains (Losses), Net	$16	$(20)	$(58)
For 2016, 2015 and 2014, respectively, investment results passed through to certain participating group annuity contracts as interest credited to policyholders’ account balances totaled $4 million, $4 million and $5 million.

4)	GOODWILL AND OTHER INTANGIBLE ASSETS
The carrying value of goodwill related to AB totaled $3,584 million and $3,562 million at December 31, 2016 and 2015, respectively. The Company annually tests goodwill for recoverability at December 31. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of its investment in AB, the reporting unit, to its carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill is not considered to be impaired and the second step of the impairment test is not performed. However, if the carrying value of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed by measuring the amount of impairment loss only if the result indicates a potential impairment. The second step compares the implied fair value of the reporting unit to the aggregated fair values of its individual assets and liabilities to determine the amount of impairment, if any. The Company also assesses this goodwill for recoverability at each interim reporting period in consideration of facts and circumstances that may indicate a shortfall of the fair value of its investment in AB as compared to its carrying value and thereby require re-performance of its annual impairment testing.
The Company primarily uses a discounted cash flow valuation technique to measure the fair value of its investment in AB for purpose of goodwill impairment testing. The cash flows used in this technique are sourced from AB’s current business plan and projected thereafter over the estimated life of the goodwill asset by applying an annual growth rate assumption. The present value amount that results from discounting these expected cash flows is then adjusted to reflect the noncontrolling interest in AB as well as taxes incurred at the Company level in order to determine the fair value of its investment in AB. At December 31, 2016 and 2015, the Company determined that goodwill was not impaired as the fair value of its investment in AB exceeded its carrying value at each respective date. Similarly, no impairments resulted from the Company’s interim assessments of goodwill recoverability during the periods then ended.
The gross carrying amount of AB related intangible assets was $625 million and $610 million at December 31, 2016 and 2015, respectively and the accumulated amortization of these intangible assets was $468 million and $439 million at December 31, 2016 and 2015, respectively. Amortization expense related to the AB intangible assets totaled $29 million, $28 million and $27 million for 2016, 2015 and 2014, respectively, and estimated amortization expense for each of the next five years is expected to be approximately $29 million.
At December 31, 2016 and 2015, respectively, net deferred sales commissions totaled $64 million and $99 million and are included within Other assets. The estimated amortization expense of deferred sales commissions, based on the December 31, 2016 net asset balance for each of the next five years is $32 million, $21 million, $8 million, $3 million and $0 million. The Company tests the deferred sales commission asset for impairment quarterly by comparing undiscounted future cash flows to the recorded value, net of accumulated amortization. Each quarter, significant assumptions used to estimate the future cash flows are updated to reflect management’s consideration of current market conditions on expectations made with respect to future market levels and redemption rates. As of December 31, 2016, the Company determined that the deferred sales commission asset was not impaired.

On September 23, 2016, AB acquired a 100% ownership interest in Ramius Alternative Solutions LLC (“RASL”), a global alternative investment management business that, as of the acquisition date, had approximately $2.5 billion in AUM. RASL offers a range of customized alternative investment and advisory solutions to a global institutional client base. On the acquisition date, AB made a cash payment of $21 million and recorded a contingent consideration payable of $12 million based on projected fee revenues over a five-year measurement period. The excess of the purchase price over the current fair value of identifiable net assets acquired resulted in the recognition of $22 million of goodwill. AB recorded $10 million of definite-lived intangible assets relating to investment management contracts.
On June 20, 2014, AB acquired an approximate 82.0% ownership interest in CPH Capital Fondsmaeglerselskab A/S (“CPH”), a Danish asset management firm that managed approximately $3,000 million in global core equity assets for institutional investors, for a cash payment of $64 million and a contingent consideration payable of $9 million based on projected assets under management levels over a three-year measurement period. The excess of the purchase price over the fair value of identifiable assets acquired resulted in the recognition of $58 million of goodwill. AB recorded $24 million of finite-lived intangible assets relating to separately-managed account relationships and $4 million of indefinite-lived intangible assets relating to an acquired fund’s investment contract. AB also recorded redeemable non-controlling interest of $17 million relating to the fair value of the portion of CPH AB does not own. During 2015 and 2016, AB purchased additional shares of CPH, bringing AB’s ownership interest to 90.0% as of December 31, 2016.

Capitalized Software

Capitalized software, net of accumulated amortization, amounted to $170 million and $157 million at December 31, 2016 and 2015, respectively. Amortization of capitalized software in 2016, 2015 and 2014 were $52 million, $55 million and $50 million, respectively.

5)	CLOSED BLOCK
Summarized financial information for the AXA Equitable Closed Block is as follows:

	December 31,
	2016	2015
	(In millions)
CLOSED BLOCK LIABILITIES:
Future policy benefits, policyholders’ account balances and other	$7,179	$7,363
Policyholder dividend obligation	52	81
Other liabilities	43	100
Total Closed Block liabilities	7,274	7,544
ASSETS DESIGNATED TO THE CLOSED BLOCK:
Fixed maturities, available for sale, at fair value (amortized cost of $3,884 and $4,426)	4,025	4,599
Mortgage loans on real estate	1,623	1,575
Policy loans	839	881
Cash and other invested assets	444	49
Other assets	181	258
Total assets designated to the Closed Block	7,112	7,362
Excess of Closed Block liabilities over assets designated to the Closed Block	162	182
Amounts included in accumulated other comprehensive income (loss):
Net unrealized investment gains (losses), net of policyholder dividend obligation of $(52) and $(81)	100	103
Maximum Future Income To Be Recognized From Closed Block Assets and Liabilities	$262	$285
AXA Equitable’s Closed Block revenues and expenses follow:

	2016	2015	2014
	(In millions)
REVENUES:
Premiums and other income	$212	$236	$246
Investment income (loss)	349	368	378
Net investment gains (losses)	(1)	2	(4)
Total revenues	560	606	620
BENEFITS AND OTHER DEDUCTIONS:
Policyholders’ benefits and dividends	522	550	570
Other operating costs and expenses	4	4	4
Total benefits and other deductions	526	554	574
Net revenues, before income taxes	34	52	46
Income tax (expense) benefit	(12)	(18)	(16)
Net Revenues (Losses)	$22	$34	$30
A reconciliation of AXA Equitable’s policyholder dividend obligation follows:

	December 31,
	2016	2015
	(In millions)
Balances, beginning of year	$81	$201
Unrealized investment gains (losses)	(29)	(120)
Balances, End of year	$52	$81

6)	CONTRACTHOLDER BONUS INTEREST CREDITS AND DEFERRED ACQUISITION COST
Changes in the deferred asset for contractholder bonus interest credits are as follows:

	December 31,
	2016	2015
	(In millions)
Balance, beginning of year	$534	$557
Contractholder bonus interest credits deferred	13	17
Amortization charged to income	(43)	(40)
Balance, End of Year	$504	$534

Changes in deferred acquisition costs were as follows:

	December 31,
	2016	2015
	(In millions)
Balance, beginning of year	$5,139	$4,801
Capitalization of commissions, sales and issue expenses	594	615
Amortization	(881)	(361)
Change in unrealized investment gains and losses	—	84
Balance, End of Year	$4,852	$5,139

7)	FAIR VALUE DISCLOSURES
Assets and liabilities measured at fair value on a recurring basis are summarized below. At December 31, 2016 and 2015, no assets were required to be measured at fair value on a non-recurring basis. Fair value measurements are required on a non-recurring basis for certain assets, including goodwill and mortgage loans on real estate, only when an OTTI or other event occurs. When such fair value measurements are recorded, they must be classified and disclosed within the fair value hierarchy.

Fair Value Measurements at December 31, 2016

	Level 1	Level 2	Level 3	Total
	(In millions)
Assets
Investments:
Fixed maturities, available-for-sale:
Public Corporate	$—	$12,984	$28	$13,012
Private Corporate	—	6,223	817	7,040
U.S. Treasury, government and agency	—	10,336	—	10,336
States and political subdivisions	—	451	42	493
Foreign governments	—	390	—	390
Commercial mortgage-backed	—	22	349	371
Residential mortgage-backed(1)	—	314	—	314
Asset-backed(2)	—	36	24	60
Redeemable preferred stock	218	335	1	554
Subtotal	218	31,091	1,261	32,570
Other equity investments	3	—	5	8
Trading securities	478	8,656	—	9,134
Other invested assets:
Short-term investments	—	574	—	574
Assets of consolidated VIEs	342	205	6	553
Swaps	—	(925)	—	(925)
Credit Default Swaps	—	5	—	5
Futures	—	—	—	—
Options	—	960	—	960
Floors	—	11	—	11
Subtotal	342	830	6	1,178
Cash equivalents	1,529	—	—	1,529
Segregated securities	—	946	—	946
GMIB reinsurance contracts asset	—	—	10,316	10,316
Separate Accounts’ assets	108,085	2,818	313	111,216
Total Assets	$110,655	$44,341	$11,901	$166,897
Liabilities
GMxB derivative features’ liability	$—	$—	$5,348	$5,348
SCS, SIO, MSO and IUL indexed features’ liability	—	875	—	875
Liabilities of consolidated VIEs	248	2	—	250
Contingent payment arrangements	—	—	18	18
Total Liabilities	$248	$877	$5,366	$6,491

(1)	Includes publicly traded agency pass-through securities and collateralized obligations.

(2)	Includes credit-tranched securities collateralized by sub-prime mortgages and other asset types and credit tenant loans.

Fair Value Measurements at December 31, 2015

	Level 1	Level 2	Level 3	Total
	(In millions)
Assets
Investments:
Fixed maturities, available-for-sale:
Public Corporate	$—	$13,345	$31	$13,376
Private Corporate	—	6,537	389	6,926
U.S. Treasury, government and agency	—	8,775	—	8,775
States and political subdivisions	—	459	45	504
Foreign governments	—	414	1	415
Commercial mortgage-backed	—	30	503	533
Residential mortgage-backed(1)	—	640	—	640
Asset-backed(2)	—	37	40	77
Redeemable preferred stock	258	389	—	647
Subtotal	258	30,626	1,009	31,893
Other equity investments	16	—	49	65
Trading securities	735	6,151	—	6,886
Other invested assets:
Short-term investments	—	369	—	369
Swaps	—	230	—	230
Credit Default Swaps	—	(22)	—	(22)
Futures	(1)	—	—	(1)
Options	—	390	—	390
Floors	—	61	—	61
Currency Contracts	—	1	—	1
Subtotal	(1)	1,029	—	1,028
Cash equivalents	2,150	—	—	2,150
Segregated securities	—	565	—	565
GMIB reinsurance contracts asset	—	—	10,585	10,585
Separate Accounts’ assets	104,058	2,964	313	107,335
Total Assets	$107,216	$41,335	$11,956	$160,507
Liabilities
GMxB derivative features’ liability	$—	$—	$5,172	$5,172
SCS, SIO, MSO and IUL indexed features’ liability	—	298	—	298
Contingent payment arrangements	—	—	31	31
Total Liabilities	$—	$298	$5,203	$5,501

(1)	Includes publicly traded agency pass-through securities and collateralized obligations.

(2)	Includes credit-tranched securities collateralized by sub-prime mortgages and other asset types and credit tenant loans.
At December 31, 2016 and 2015, respectively, the fair value of public fixed maturities was approximately $24,918 million and $24,216 million or approximately 16.0% and 16.2% of the Company’s total assets measured at fair value on a recurring basis (excluding GMIB reinsurance contracts and segregated securities measured at fair value on a recurring basis). The fair values of the Company’s public fixed maturity securities are generally based on prices obtained from independent valuation service providers and for which the Company maintains a vendor hierarchy by asset type based on historical pricing experience and vendor expertise. Although each security generally is priced by multiple independent valuation service providers, the Company ultimately uses the price received from the independent valuation service provider highest in the vendor hierarchy based on the respective asset type, with limited exception. To validate reasonableness, prices also are internally reviewed by those with relevant expertise through comparison with directly observed recent market trades. Consistent with the fair value hierarchy, public fixed maturity securities validated in this manner generally are reflected within Level 2, as they are primarily based on observable pricing for similar assets and/or other market observable inputs. If the pricing information received from independent valuation service providers is not reflective of market activity or other inputs observable in the market, the Company may challenge the price through a formal process in accordance with the terms of the respective independent valuation service provider agreement. If as a result it is determined that the independent valuation service provider is able to reprice the security in a manner agreed as more consistent with current market observations, the security remains within Level 2. Alternatively, a Level 3 classification may result if the pricing information then is sourced from another vendor, non-binding broker quotes, or internally-developed valuations for which the Company’s own assumptions about market-participant inputs would be used in pricing the security.
At December 31, 2016 and 2015, respectively, the fair value of private fixed maturities was approximately $7,652 million and $7,677 million or approximately 4.9% and 5.1% of the Company’s total assets measured at fair value on a recurring basis. The fair values of some of the Company’s private fixed maturities are determined from prices obtained from independent valuation service providers. Prices not obtained from an independent valuation service provider are determined by using a discounted cash flow model or a market comparable company valuation technique. In certain cases, these models use observable inputs with a discount rate based upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions, taking into account, among other factors, the credit quality and industry sector of the issuer and the reduced liquidity associated with private placements. Generally, these securities have been reflected within Level 2. For certain private fixed maturities, the discounted cash flow model or a market comparable company valuation technique may also incorporate unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the asset. To the extent management determines that such unobservable inputs are significant to the fair value measurement of a security, a Level 3 classification generally is made.
As disclosed in Note 3, at December 31, 2016 and 2015, respectively, the net fair value of freestanding derivative positions was approximately $51 million and $659 million or approximately 8.2% and 64.1% of Other invested assets measured at fair value on a recurring basis. The fair values of the Company’s derivative positions are generally based on prices obtained either from independent valuation service providers or derived by applying market inputs from recognized vendors into industry standard pricing models. The majority of these derivative contracts are traded in the Over-The-Counter (“OTC”) derivative market and are classified in Level 2. The fair values of derivative assets and liabilities traded in the OTC market are determined using quantitative models that require use of the contractual terms of the derivative instruments and multiple market inputs, including interest rates, prices, and indices to generate continuous yield or pricing curves, including overnight index swap (“OIS”) curves, and volatility factors, which then are applied to value the positions. The predominance of market inputs is actively quoted and can be validated through external sources or reliably interpolated if less observable. If the pricing information received from independent valuation service providers is not reflective of market activity or other inputs observable in the market, the Company may challenge the price through a formal process in accordance with the terms of the respective independent valuation service provider agreement. If as a result it is determined that the independent valuation service provider is able to reprice the derivative instrument in a manner agreed as more consistent with current market observations, the position remains within Level 2. Alternatively, a Level 3 classification may result if the pricing information then is sourced from another vendor, non-binding broker quotes, or internally-developed valuations for which the Company’s own assumptions about market-participant inputs would be used in pricing the security.
At December 31, 2016 and 2015 respectively, investments classified as Level 1 comprise approximately 71.1% and 71.8% of assets measured at fair value on a recurring basis and primarily include redeemable preferred stock, trading securities, cash equivalents and Separate Accounts assets. Fair value measurements classified as Level 1 include exchange-traded prices of fixed maturities, equity securities and derivative contracts, and net asset values for transacting subscriptions and redemptions of mutual fund shares held by Separate Accounts. Cash equivalents classified as Level 1 include money market accounts, overnight commercial paper and highly liquid debt instruments purchased with an original maturity of three months or less, and are carried at cost as a proxy for fair value measurement due to their short-term nature.
At December 31, 2016 and 2015 respectively, investments classified as Level 2 comprise approximately 27.9% and 27.3% of assets measured at fair value on a recurring basis and primarily include U.S. government and agency securities and certain corporate debt securities, such as public and private fixed maturities. As market quotes generally are not readily available or accessible for these securities, their fair value measures are determined utilizing relevant information generated by market transactions involving comparable securities and often are based on model pricing techniques that effectively discount prospective cash flows to present value using appropriate sector-adjusted credit spreads commensurate with the security’s duration, also taking into consideration issuer-specific credit quality and liquidity. Segregated securities classified as Level 2 are U.S. Treasury Bills segregated by AB in a special reserve bank custody account for the exclusive benefit of brokerage customers, as required by Rule 15c3-3 of the Exchange Act and for which fair values are based on quoted yields in secondary markets.
Observable inputs generally used to measure the fair value of securities classified as Level 2 include benchmark yields, reported secondary trades, issuer spreads, benchmark securities and other reference data. Additional observable inputs are used when available, and as may be appropriate, for certain security types, such as prepayment, default, and collateral information for the purpose of measuring the fair value of mortgage- and asset-backed securities. At December 31, 2016 and 2015, respectively, approximately $340 million and $673 million of AAA-rated mortgage- and asset-backed securities are classified as Level 2 for which the observability of market inputs to their pricing models is supported by sufficient, albeit more recently contracted, market activity in these sectors.
The Company’s SCS and EQUI-VEST variable annuity products, the IUL product, and in the MSO fund available in some life contracts offer investment options which permit the contract owner to participate in the performance of an index, ETF or commodity price. These investment options, which depending on the product and on the index selected can currently have 1, 3, or 5 year terms, provide for participation in the performance of specified indices, ETF or commodity price movement up to a segment-specific declared maximum rate. Under certain conditions that vary by product, e.g. holding these segments for the full term, these segments also shield policyholders from some or all negative investment performance associated with these indices, ETF or commodity prices. These investment options have defined formulaic liability amounts, and the current values of the option component of these segment reserves are accounted for as Level 2 embedded derivatives. The fair values of these embedded derivatives are based on prices obtained from independent valuation service providers.
At December 31, 2016 and 2015, respectively, investments classified as Level 3 comprised approximately 1.0% and 0.9% of assets measured at fair value on a recurring basis and primarily include commercial mortgage-backed securities (“CMBS”) and corporate debt securities, such as private fixed maturities. Determinations to classify fair value measures within Level 3 of the valuation hierarchy generally are based upon the significance of the unobservable factors to the overall fair value measurement. Included in the Level 3 classification at December 31, 2016 and 2015, respectively, were approximately $111 million and $119 million of fixed maturities with indicative pricing obtained from brokers that otherwise could not be corroborated to market observable data. The Company applies various due-diligence procedures, as considered appropriate, to validate these non-binding broker quotes for reasonableness, based on its understanding of the markets, including use of internally-developed assumptions about inputs a market participant would use to price the security. In addition, approximately $373 million and $543 million of mortgage- and asset-backed securities, including CMBS, are classified as Level 3 at December 31, 2016 and 2015, respectively. The Company utilizes prices obtained from an independent valuation service vendor to measure fair value of CMBS securities.
The Company also issues certain benefits on its variable annuity products that are accounted for as derivatives and are also considered Level 3. The GMIBNLG feature allows the policyholder to receive guaranteed minimum lifetime annuity payments based on predetermined annuity purchase rates applied to the contract’s benefit base if and when the contract account value is depleted and the NLG feature is activated. The GMWB feature allows the policyholder to withdraw at minimum, over the life of the contract, an amount based on the contract’s benefit base. The GWBL feature allows the policyholder to withdraw, each year for the life of the contract, a specified annual percentage of an amount based on the contract’s benefit base. The GMAB feature increases the contract account value at the end of a specified period to a GMAB base. The GIB feature provides a lifetime annuity based on predetermined annuity purchase rates if and when the contract account value is depleted. This lifetime annuity is based on predetermined annuity purchase rates applied to a GIB base.
Level 3 also includes the GMIB reinsurance contract asset and liabilities which are accounted for as derivative contracts.  The GMIB reinsurance contract asset and liabilities’ fair value reflects the present value of reinsurance premiums and recoveries and risk margins over a range of market consistent economic scenarios while GMxB derivative features' liability reflects the present value of expected future payments (benefits) less fees, adjusted for risk margins and nonperformance risk, attributable to guarantee embedded derivative features over a range of market-consistent economic scenarios.
The valuations of the GMIB reinsurance contract asset and GMxB derivative features' liability incorporate significant non-observable assumptions related to policyholder behavior, risk margins and projections of equity separate account funds.  The credit risks of the counterparty and of the Company are considered in determining the fair values of its GMIB reinsurance contract asset and GMxB derivative features' liability positions, respectively, after taking into account the effects of collateral arrangements.  Incremental adjustment to the swap curve, adjusted for non-performance risk, is made to the resulting fair values of the GMIB reinsurance contract asset and liabilities to reflect change in the claims-paying ratings of counterparties. Equity and fixed income volatilities were modeled to reflect current market volatilities.  Due to the unique, long duration of the GMIBNLG feature, adjustments were made to the equity volatilities to remove the illiquidity bias associated with the longer tenors and risk margins were applied to the non-capital markets inputs to the GMIBNLG valuations.
After giving consideration to collateral arrangements, the Company reduced the fair value of its GMIB reinsurance contract asset by $139 million and $123 million at December 31, 2016 and 2015, respectively, to recognize incremental counterparty nonperformance risk.
In second quarter 2014, the Company refined the fair value calculation of the GMIB reinsurance contract asset and GWBL, GIB and GMAB liabilities, utilizing scenarios that explicitly reflect risk free bond and equity components separately (previously aggregated and including counterparty risk premium embedded in swap rates) and stochastic interest rates for projecting and discounting cash flows (previously a single yield curve). The net impacts of these refinements were a $510 million increase to the GMIB reinsurance contract asset and a $37 million increase in the GWBL, GIB and GMAB liability which are reported in the Company’s consolidated statements of Income (Loss) as Increase (decrease) in the fair value of the reinsurance contract asset and Policyholders’ benefits, respectively.
The Company’s Level 3 liabilities include contingent payment arrangements associated with acquisitions in 2010, 2013 and 2014 by AB. At each reporting date, AB estimates the fair values of the contingent consideration expected to be paid based upon probability-weighted AUM and revenue projections, using unobservable market data inputs, which are included in Level 3 of the valuation hierarchy.
As of December 31, 2016, five of the Company’s consolidated VIEs that are open-end Luxembourg funds hold $6 million of investments that are classified as Level 3. They primarily consist of corporate bonds that are vendor priced with no ratings available, bank loans, non-agency collateralized mortgage obligations and asset-backed securities.
In 2016, AFS fixed maturities with fair values of $62 million were transferred out of Level 3 and into Level 2 principally due to the availability of trading activity or market observable inputs to measure and validate their fair values. In addition, AFS fixed maturities with fair value of $25 million were transferred from Level 2 into the Level 3 classification. During the third quarter of 2016, one of AB’s private securities went public and, due to a trading restriction period, $56 million was transferred from a Level 3 to a Level 2 classification. These transfers in the aggregate represent approximately 0.9% of total equity at December 31, 2016.
In 2015, AFS fixed maturities with fair values of $125 million were transferred out of Level 3 and into Level 2 principally due to the availability of trading activity and/or market observable inputs to measure and validate their fair values. In addition, AFS fixed maturities with fair value of $99 million were transferred from Level 2 into the Level 3 classification. These transfers in the aggregate represent approximately 1.3% of total equity at December 31, 2015.

The table below presents a reconciliation for all Level 3 assets and liabilities at December 31, 2016, 2015 and 2014 respectively.
Level 3 Instruments
Fair Value Measurements

	Corporate	State and Political Sub-divisions	Foreign Govts	Commercial Mortgage- backed	Residential Mortgage- backed	Asset- backed
	(In millions)
Balance, January 1, 2016	$420	$45	$1	$503	$—	$40
Total gains (losses), realized and unrealized, included in:
Income (loss) as:
Net investment income (loss)	—	—	—	—	—	—
Investment gains (losses), net	1	—	—	(67)	—	—
Subtotal	1	—	—	(67)	—	—
Other comprehensive income (loss)	7	(2)	—	14	—	1
Purchases	572	—	—	—	—	—
Sales	(142)	(1)	—	(87)	—	(8)
Transfers into Level 3(1)	25	—	—	—	—	—
Transfers out of Level 3(1)	(38)	—	(1)	(14)	—	(9)
Balance, December 31, 2016	$845	$42	$—	$349	$—	$24
Balance, January 1, 2015	$380	$47	$—	$715	$2	$53
Total gains (losses), realized and unrealized, included in:
Income (loss) as:
Net investment income (loss)	3	—	—	1	—	—
Investment gains (losses), net	2	—	—	(38)	—	—
Subtotal	5	—	—	(37)	—	—
Other comprehensive income (loss)	(25)	(1)	—	64	—	(4)
Purchases	60	—	1	—	—	—
Sales	(38)	(1)	—	(175)	(2)	(9)
Transfers into Level 3(1)	99	—	—	—	—	—
Transfers out of Level 3(1)	(61)	—	—	(64)	—	—
Balance, December 31, 2015	$420	$45	$1	$503	$—	$40

Level 3 Instruments
Fair Value Measurements

	Corporate	State and Political Sub-divisions	Foreign Govts	Commercial Mortgage- backed	Residential Mortgage- backed	Asset- backed
	(In millions)
Balance, January 1, 2014	$291	$46	$—	$700	$4	$83
Total gains (losses), realized and unrealized, included in:
Income (loss) as:
Net investment income (loss)	2	—	—	2	—	—
Investment gains (losses), net	3	—	—	(89)	—	—
Subtotal	5	—	—	(87)	—	—
Other comprehensive income (loss)	6	2	—	135	—	7
Purchases	162	—	—	—	—	—
Sales	(30)	(1)	—	(20)	(2)	(37)
Transfers into Level 3(1)	15	—	—	—	—	—
Transfers out of Level 3(1)	(69)	—	—	(13)	—	—
Balance, December 31, 2014	$380	$47	$—	$715	$2	$53

	Redeem able Preferred Stock	Other Equity Investments(2)	GMIB Reinsurance Asset	Separate Accounts Assets	GMxB derivative features' liability	Contingent Payment Arrangement
	(In millions)
Balance, January 1, 2016	$—	$49	$10,585	$313	$(5,172)	31
Total gains (losses), realized and unrealized, included in:
Income (loss) as:
Net investment income (loss)	—	—	—	—	—	—
Investment gains (losses), net	—	—	—	19	—	—
Net derivative gains (losses)	—	—	(262)	—	137	—
Subtotal	—	—	(262)	19	137	—
Other comprehensive income (loss)	—	(2)	—	—	—	—
Purchases (3)	1	—	223	10	(317)	11
Sales (4)	—	—	(230)	—	4	—
Settlements (5)	—	—	—	(7)	—	(24)
Activities related to VIEs	—	20	—	—	—	—
Transfers into Level 3(1)	—	—	—	1	—	—
Transfers out of Level 3(1)	—	(56)	—	(23)	—	—
Balance, December 31, 2016	$1	$11	$10,316	$313	$(5,348)	$18
Balance, January 1, 2015	$—	$61	$10,725	$260	$(4,150)	42
Total gains (losses), realized and unrealized, included in:
Income (loss) as:
Net investment income (loss)	—	—	—	—	—	—
Investment gains (losses), net	—	5	—	36	—	—
Net derivative gains (losses)	—	—	(316)	—	(749)	—
Subtotal	—	5	(316)	36	(749)	—
Purchases (3)	—	1	229	26	(274)	—
Sales (4)	—	(20)	(53)	(2)	1	(11)
Settlements (5)	—	—	—	(5)	—	—
Transfers into Level 3(1)	—	—	—	—	—	—
Transfers out of Level 3(1)	—	—	—	(2)	—	—
Balance, December 31, 2015	$—	$49	$10,585	$313	$(5,172)	$31

	Redeem able Preferred Stock	Other Equity Investments(2)	GMIB Reinsurance Asset	Separate Accounts Assets	GMxB derivative features' liability	Contingent Payment Arrangement
	(In millions)
Balance, January 1, 2014	$15	$52	$6,758	$237	$(2,025)	$38
Total gains (losses), realized and unrealized, included in:
Income (loss) as:
Net investment income (loss)	—	3	—	—	—	—
Investment gains (losses), net	—	1	—	15	—	—
Net derivative gains (losses)	—	—	3,855	—	(1,874)	—
Subtotal	—	4	3,855	15	(1,874)	—
Purchases (3)	—	8	225	16	(251)	9
Sales (4)	(15)	(1)	(113)	(3)	—	(5)
Settlements (5)	—	—	—	(5)	—	—
Transfers into Level 3 (1)	—	—	—	—	—	—
Transfers out of Level 3 (1)	—	(2)	—	—	—	—
Balance, December 31, 2014	$—	$61	$10,725	$260	$(4,150)	$42

(1)	Transfers into/out of Level 3 classification are reflected at beginning-of-period fair values.

(2)	Includes Level 3 amounts for Trading securities and consolidated VIE investments.

(3)	For the GMIB reinsurance contract asset and GWBL and other features reserves, represents premiums.

(4)	For the GMIB reinsurance contract asset, represents recoveries from reinsurers and for GWBL and other features reserves represents benefits paid.

(5)	For contingent payment arrangements, it represents payments under the arrangement.

The table below details changes in unrealized gains (losses) for 2016 and 2015 by category for Level 3 assets and liabilities still held at December 31, 2016 and 2015, respectively:

	Income (Loss)
	Investment Gains (Losses), Net	Net Derivative Gains (losses)	OCI
	(In millions)
Level 3 Instruments
Full Year 2016
Still Held at December 31, 2016
Change in unrealized gains (losses):
Fixed maturities, available-for-sale:
Corporate	$—	$—	$11
State and political subdivisions	—	—	(1)
Commercial mortgage-backed	—	—	9
Asset-backed	—	—	1
Subtotal	$—	$—	$20
GMIB reinsurance contracts	—	(262)	—
Separate Accounts’ assets(1)	20	—	—
GMxB derivative features' liability	—	137	—
Total	$20	$(125)	$20
Level 3 Instruments
Full Year 2015
Still Held at December 31, 2015
Change in unrealized gains (losses):
Fixed maturities, available-for-sale:
Corporate	$—	$—	$(25)
State and political subdivisions	—	—	(2)
Commercial mortgage-backed	—	—	61
Asset-backed	—	—	(4)
Subtotal	$—	$—	$30
GMIB reinsurance contracts	—	(316)	—
Separate Accounts’ assets(1)	36	—	—
GMxB derivative features' liability	—	(749)	—
Total	$36	$(1,065)	$30
(1) There is an investment expense that offsets this investment gain (loss).

The following table discloses quantitative information about Level 3 fair value measurements by category for assets and liabilities as of December 31, 2016 and 2015, respectively.
Quantitative Information about Level 3 Fair Value Measurements
December 31, 2016

	Fair Value	Valuation Technique	Significant Unobservable Input	Range
Assets:	(In millions)
Investments:
Fixed maturities, available-for-sale:
Corporate	$55	Matrix pricing model	Spread over the industry-specific benchmark yield curve	0 bps - 565 bps
	636	Market comparable companies	EBITDA multiples Discount rate Cash flow Multiples	4.3x - 25.6x 7.0% - 17.8% 14.0x - 16.5x
Asset-backed	2	Matrix pricing model	Spread over U.S. Treasury curve	25 bps - 687 bps
Separate Accounts’ assets	295	Third party appraisal	Capitalization rate Exit capitalization rate Discount rate	4.8% 5.7% 6.6%
	3	Discounted cash flow	Spread over U.S. Treasury curve Discount factor	273 bps - 512 bps 1.1% - 7.0%
GMIB reinsurance contract asset	10,316	Discounted cash flow	Lapse Rates Withdrawal rates GMIB Utilization Rates Non-performance risk Volatility rates—Equity	1.5% - 5.7% 0.0% - 8.0% 0.0% - 16.0% 5 bps - 17 bps 11.0% - 38.0%
Liabilities:
GMIBNLG	5,184	Discounted cash flow	Non-performance risk Lapse Rates Withdrawal Rates Annuitization NLG Forfeiture Rates Long-term equity Volatility	1.1% 1.2% - 26.2% 0.0% - 8.0% 0.0% - 16.0% 0.55% - 2.1% 20.0%
GWBL/GMWB	114	Discounted cash flow	Lapse Rates Withdrawal Rates Utilization Rates Volatility rates - Equity	1.0% - 5.7% 0.0% - 7.0% 100% after delay 9.0% - 35.0%
GIB	30	Discounted cash flow	Lapse Rates Withdrawal Rates Utilization Rates Volatility rates - Equity	1.0% - 5.7% 0.0% - 8.0% 100% after delay 9.0% - 35.0%
GMAB	20	Discounted cash flow	Lapse Rates Volatility rates - Equity	1.0% - 11.0% 9.0% - 35.0%

Quantitative Information about Level 3 Fair Value Measurements
December 31, 2015

	Fair Value	Valuation Technique	Significant Unobservable Input	Range
Assets:	(In millions)
Investments:
Fixed maturities, available-for-sale:
Corporate	$61	Matrix pricing model	Spread over the industry-specific benchmark yield curve	50 bps - 565 bps
	154	Market comparable companies	EBITDA multiples Discount rate Cash flow Multiples	7.8x - 19.1x 7.0% - 12.6% 14.0x - 16.5x
Asset-backed	3	Matrix pricing model	Spread over U.S. Treasury curve	30 bps - 687 bps
Other equity investments	10	Market comparable companies	Revenue multiple Marketable Discount	2.5x - 4.8x 30.0%
Separate Accounts’ assets	271	Third party appraisal	Capitalization rate Exit capitalization rate Discount rate	4.9% 5.9% 6.7%
	7	Discounted cash flow	Spread over U.S. Treasury curve Gross domestic product rate Discount factor	280 bps - 411 bps 0.0% - 1.1% 2.3% - 5.9%
GMIB reinsurance contract asset	10,585	Discounted cash flow	Lapse Rates Withdrawal rates GMIB Utilization Rates Non-performance risk Volatility rates - Equity	0.6% - 5.7% 0.2% - 8.0% 0.0% - 15% 5 bps - 18 bps 9% - 35%
Liabilities:
GMIBNLG	4,987	Discounted cash flow	Non-performance risk Lapse Rates Withdrawal Rates Annuitization NLG Forfeiture Rates Long-term equity Volatility	1.5% 1.2% - 26.2% 0.0% - 11.5% 0.0% - 16.0% 0.55% - 2.1% 20.0%
GWBL/GMWB	120	Discounted cash flow	Lapse Rates Withdrawal Rates Utilization Rates Volatility rates - Equity	1.0% -5.7% 0.0% - 7.0% 100% after delay 9.0% - 35.0%
GIB	35	Discounted cash flow	Withdrawal Rates Utilization Rates Volatility rates - Equity	0.0% - 8.0% 100% after delay 9.0% - 35.0%
GMAB	29	Discounted cash flow	Lapse Rates Volatility rates - Equity	1.0% - 11.0% 9.0% - 35.0%

Excluded from the tables above at December 31, 2016 and 2015, respectively, are approximately $594 million and $865 million Level 3 fair value measurements of investments for which the underlying quantitative inputs are not developed by the Company and are not readily available. The fair value measurements of these Level 3 investments comprise approximately 37.5% and 63.1% of total assets classified as Level 3 and represent only 0.4% and 0.6% of total assets measured at fair value on a recurring basis at December 31, 2016 and 2015 respectively. These investments primarily consist of certain privately placed debt securities with limited trading activity, including commercial mortgage-, residential mortgage- and asset-backed instruments, and their fair values generally reflect unadjusted prices obtained from independent valuation service providers and indicative, non-binding quotes obtained from third-party broker-dealers recognized as market participants. Significant increases or decreases in the fair value amounts received from these pricing sources may result in the Company’s reporting significantly higher or lower fair value measurements for these Level 3 investments.
Included in the tables above at December 31, 2016 and 2015, respectively, are approximately $691 million and $215 million fair value of privately placed, available-for-sale corporate debt securities classified as Level 3. The fair value of private placement securities is determined by application of a matrix pricing model or a market comparable company value technique, representing approximately 81.8% and 51.2% of the total fair value of Level 3 securities in the corporate fixed maturities asset class. The significant unobservable input to the matrix pricing model valuation technique is the spread over the industry-specific benchmark yield curve. Generally, an increase or decrease in spreads would lead to directionally inverse movement in the fair value measurements of these securities. The significant unobservable input to the market comparable company valuation technique is the discount rate. Generally, a significant increase (decrease) in the discount rate would result in significantly lower (higher) fair value measurements of these securities.
Residential mortgage-backed securities classified as Level 3 primarily consist of non-agency paper with low trading activity. Included in the tables above at December 31, 2016 and 2015, there were no Level 3 securities that were determined by application of a matrix pricing model and for which the spread over the U.S. Treasury curve is the most significant unobservable input to the pricing result. Generally, a change in spreads would lead to directionally inverse movement in the fair value measurements of these securities.
Asset-backed securities classified as Level 3 primarily consist of non-agency mortgage loan trust certificates, including subprime and Alt-A paper, credit tenant loans, and equipment financings. Included in the tables above at December 31, 2016 and 2015, are approximately 8.3% and 7.5%, respectively, of the total fair value of these Level 3 securities that is determined by application of a matrix pricing model and for which the spread over the U.S. Treasury curve is the most significant unobservable input to the pricing result. Significant increases (decreases) in spreads would result in significantly lower (higher) fair value measurements.
Included in other equity investments classified as Level 3 are reporting entities’ venture capital securities in the Technology, Media and Telecommunications industries. The fair value measurements of these securities include significant unobservable inputs including an enterprise value to revenue multiples and a discount rate to account for liquidity and various risk factors. Significant increases (decreases) in the enterprise value to revenue multiple inputs in isolation would result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in the discount rate would result in a significantly lower (higher) fair value measurement.
Separate Accounts’ assets classified as Level 3 in the table at December 31, 2016 and 2015, primarily consist of a private real estate fund with a fair value of approximately $295 million and $271 million, a private equity investment with a fair value of approximately $1 million and $2 million and mortgage loans with fair value of approximately $2 million and $5 million, respectively. A third party appraisal valuation technique is used to measure the fair value of the private real estate investment fund, including consideration of observable replacement cost and sales comparisons for the underlying commercial properties, as well as the results from applying a discounted cash flow approach. Significant increase (decrease) in isolation in the capitalization rate and exit capitalization rate assumptions used in the discounted cash flow approach to the appraisal value would result in a higher (lower) measure of fair value. A discounted cash flow approach is applied to determine the private equity investment for which the significant unobservable assumptions are the gross domestic product rate formula and a discount factor that takes into account various risks, including the illiquid nature of the investment. A significant increase (decrease) in the gross domestic product rate would have a directionally inverse effect on the fair value of the security. With respect to the fair value measurement of mortgage loans a discounted cash flow approach is applied, a significant increase (decrease) in the assumed spread over U.S. Treasuries would produce a lower (higher) fair value measurement. Changes in the discount rate or factor used in the valuation techniques to determine the fair values of these private equity investments and mortgage loans generally are not correlated to changes in the other significant unobservable inputs. Significant increase (decrease) in isolation in the discount rate or factor would result in significantly lower (higher) fair value measurements. The remaining Separate Accounts’ investments classified as Level 3 excluded from the table consist of mortgage- and asset-backed securities with fair values of approximately $12 million and $3 million at December 31, 2016 and $28 million and $7 million at December 31, 2015, respectively. These fair value measurements are determined using substantially the same valuation techniques as earlier described above for the Company’s General Account investments in these securities.
Significant unobservable inputs with respect to the fair value measurement of the Level 3 GMIB reinsurance contract asset and the Level 3 liabilities identified in the table above are developed using the Company’s data. Validations of unobservable inputs are performed to the extent the Company has experience. When an input is changed the model is updated and the results of each step of the model are analyzed for reasonableness.
The significant unobservable inputs used in the fair value measurement of the Company’s GMIB reinsurance contract asset are lapse rates, withdrawal rates and GMIB utilization rates. Significant increases in GMIB utilization rates or decreases in lapse or withdrawal rates in isolation would tend to increase the GMIB reinsurance contract asset.
Fair value measurement of the GMIB reinsurance contract asset includes dynamic lapse and GMIB utilization assumptions whereby projected contractual lapses and GMIB utilization reflect the projected net amount of risks of the contract. As the net amount of risk of a contract increases, the assumed lapse rate decreases and the GMIB utilization increases. Increases in volatility would increase the asset and liabilities.
The significant unobservable inputs used in the fair value measurement of the Company’s GMIBNLG liability are lapse rates, withdrawal rates, GMIB utilization rates, adjustment for Non-performance risk and NLG forfeiture rates.  NLG forfeiture rates are caused by excess withdrawals above the annual GMIB benefit accrual rate that cause the NLG to expire.   Significant decreases in lapse rates, NLG forfeiture rates, adjustment for non-performance risk and GMIB utilization rates would tend to increase the GMIBNLG liability, while decreases in withdrawal rates and volatility rates would tend to decrease the GMIBNLG liability.
The significant unobservable inputs used in the fair value measurement of the Company’s GMWB and GWBL liability are lapse rates and withdrawal rates. Significant increases in withdrawal rates or decreases in lapse rates in isolation would tend to increase these liabilities. Increases in volatility would increase these liabilities.
The three AB acquisition-related contingent consideration liabilities (with a combined fair value of $18 million and $31 million as of December 31, 2016 and 2015, respectively) were currently valued using projected AUM growth rates with a weighted average of 18.0% and 46.0%, revenue growth rates (with a range of 4.0% to 31.0%) and 43.0%, and a discount rate (with a range of 1.4% to 6.4%) and 3.0% as of December 31, 2016 and December 31, 2015, respectively.
The carrying values and fair values at December 31, 2016 and 2015 for financial instruments not otherwise disclosed in Notes 3 and 12 are presented in the table below. Certain financial instruments are exempt from the requirements for fair value disclosure, such as insurance liabilities other than financial guarantees and investment contracts, limited partnerships accounted for under the equity method and pension and other postretirement obligations.

	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(In millions)
December 31, 2016:
Mortgage loans on real estate	$9,757	$—	$—	$9,608	$9,608
Loans to affiliates	703	—	775	—	775
Policyholders liabilities: Investment contracts	2,226	—	—	2,337	2,337
Funding Agreements	2,255	—	2,202	—	2,202
Policy loans	3,361	—	—	4,257	4,257
Short-term debt	513	—	513	—	513
Separate Account Liabilities	6,194	—	—	6,194	6,194
December 31, 2015:
Mortgage loans on real estate	$7,171	$—	$—	$7,257	$7,257
Loans to affiliates	1,087	—	795	390	1,185
Policyholders liabilities: Investment contracts	7,325	—	—	7,430	7,430
Funding Agreements	500	—	500	—	500
Policy loans	3,393	—	—	4,343	4,343
Short-term debt	584	—	584	—	584
Separate Account Liabilities	5,124	—	—	5,124	5,124
Fair values for commercial and agricultural mortgage loans on real estate are measured by discounting future contractual cash flows to be received on the mortgage loan using interest rates at which loans with similar characteristics and credit quality would be made. The discount rate is derived from taking the appropriate U.S. Treasury rate with a like term to the remaining term of the loan and adding a spread reflective of the risk premium associated with the specific loan. Fair values for mortgage loans anticipated to be foreclosed and problem mortgage loans are limited to the fair value of the underlying collateral, if lower.
The Company’s short-term debt primarily includes commercial paper issued by AB with short-term maturities and book value approximates fair value. The fair values of the Company’s borrowing and lending arrangements with AXA affiliated entities are determined from quotations provided by brokers knowledgeable about these securities and internally assessed for reasonableness, including matrix pricing models for debt securities and discounted cash flow analysis for mortgage loans.
The fair value of policy loans is calculated by discounting expected cash flows based upon the U.S. treasury yield curve and historical loan repayment patterns.
Fair values for FHLBNY funding agreements are determined from a matrix pricing model and are internally assessed for reasonableness. The matrix pricing model for FHLBNY funding agreements utilizes an independently sourced Treasury curve which is separately sourced from the Barclays’ suite of curves.
The fair values for the Company’s association plans contracts, supplementary contracts not involving life contingencies (“SCNILC”), deferred annuities and certain annuities, which are included in Policyholder’s account balances and liabilities for investment contracts with fund investments in Separate Accounts are estimated using projected cash flows discounted at rates reflecting current market rates. Significant unobservable inputs reflected in the cash flows include lapse rates and withdrawal rates. Incremental adjustments may be made to the fair value to reflect non-performance risk. Certain other products such as Access Accounts and Escrow Shield Plus product reserves are held at book value.

8)	INSURANCE LIABILITIES
A)     Variable Annuity Contracts – GMDB, GMIB, GIB and GWBL and Other Features
The Company has certain variable annuity contracts with GMDB, GMIB, GIB and GWBL and other features in-force that guarantee one of the following:

•	Return of Premium: the benefit is the greater of current account value or premiums paid (adjusted for withdrawals);

•
Ratchet: the benefit is the greatest of current account value, premiums paid (adjusted for withdrawals), or the highest account value on any anniversary up to contractually specified ages (adjusted for withdrawals);

•	Roll-Up: the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified interest rates up to specified ages;

•	Combo: the benefit is the greater of the ratchet benefit or the roll-up benefit, which may include either a five year or an annual reset; or

•	Withdrawal: the withdrawal is guaranteed up to a maximum amount per year for life.
The following table summarizes the GMDB and GMIB liabilities without NLG, before reinsurance ceded, reflected in the Consolidated Balance Sheet in Future policy benefits and other policyholders’ liabilities:

	GMDB	GMIB	Total
	(In millions)
Balance at January 1, 2014	$1,612	$4,385	$5,997
Paid guarantee benefits	(231)	(220)	(451)
Other changes in reserve	344	539	883
Balance at December 31, 2014	1,725	4,704	6,429
Paid guarantee benefits	(313)	(89)	(402)
Other changes in reserve	1,579	(728)	851
Balance at December 31, 2015	2,991	3,887	6,878
Paid guarantee benefits	(357)	(281)	(638)
Other changes in reserve	531	264	795
Balance at December 31, 2016	$3,165	$3,870	$7,035
The following table summarizes the ceded GMDB liabilities, reflected in the Consolidated Balance Sheet in amounts due to reinsurers:

GMDB
(In millions)
Balance at January 1, 2014	$791
Paid guarantee benefits	(114)
Other changes in reserve	156
Balance at December 31, 2014	833
Paid guarantee benefits	(148)
Other changes in reserve	745
Balance at December 31, 2015	1,430
Paid guarantee benefits	(174)
Other changes in reserve	302
Balance at December 31, 2016	$1,558

The GMxB derivative features' liability and the liability for SCS, SIO, MSO and IUL indexed features are considered embedded or freestanding insurance derivatives and are reported at fair value. Summarized in the table below are the fair values of these liabilities at December 31, 2016 and 2015:

	December 31,
	2016	2015
	(In millions)

GMIBNLG (1)	$5,184	$4,987
SCS,MSO, IUL features (2)	875	298
GWBL/GMWB(1)	114	120
GIB(1)	30	35
GMAB(1)	20	29
Total Embedded and Freestanding derivative liability	$6,223	$5,469

GMIB reinsurance contract asset (3)	$10,316	$10,585

(1)	Reported in future policyholders' benefits and other policyholders' liabilities in the consolidated balance sheets.

(2)	Reported in policyholders' account balances in the consolidated balance sheets.

(3)	Reported in GMIB reinsurance contract asset in the consolidated balance sheets.

The December 31, 2016 values for variable annuity contracts in force on such date with GMDB and GMIB features are presented in the following table. For contracts with the GMDB feature, the net amount at risk in the event of death is the amount by which the GMDB benefits exceed related account values. For contracts with the GMIB feature, the net amount at risk in the event of annuitization is the amount by which the present value of the GMIB benefits exceeds related account values, taking into account the relationship between current annuity purchase rates and the GMIB guaranteed annuity purchase rates. Since variable annuity contracts with GMDB guarantees may also offer GMIB guarantees in the same contract, the GMDB and GMIB amounts listed are not mutually exclusive:

	Return of Premium	Ratchet	Roll-Up	Combo	Total
	(Dollars In millions)
GMDB:
Account values invested in:
General Account	$13,642	$121	$72	$220	$14,055
Separate Accounts	$40,736	$8,905	$3,392	$33,857	$86,890
Net amount at risk, gross	$237	$154	$2,285	$16,620	$19,296
Net amount at risk, net of amounts reinsured	$237	$108	$1,556	$7,152	$9,053
Average attained age of contractholders	51.2	65.8	72.3	67.1	55.1
Percentage of contractholders over age 70	9.2%	37.1%	60.4%	40.6%	17.1%
Range of contractually specified interest rates	N/A	N/A	3%-6%	3%-6.5%	3%-6.5%
GMIB:
Account values invested in:
General Account	N/A	N/A	$33	$321	$354
Separate Accounts	N/A	N/A	$18,170	$39,678	$57,848
Net amount at risk, gross	N/A	N/A	$1,084	$6,664	$7,748
Net amount at risk, net of amounts reinsured	N/A	N/A	$334	$1,675	$2,009
Weighted average years remaining until annuitization	N/A	N/A	1.6	1.3	1.3
Range of contractually specified interest rates	N/A	N/A	3%-6%	3%-6.5%	3%-6.5%
For more information about the reinsurance programs of the Company’s GMDB and GMIB exposure, see “Reinsurance” in Note 9.

•
Variable Annuity Inforce management. The Company continues to proactively manage its variable annuity in-force business. Since 2012, the Company has initiated several programs to purchase from certain contractholders the GMDB and GMIB riders contained in their Accumulator® contracts. In March 2016, a program to give contractholders an option to elect a full buyout of their rider or a new partial (50%) buyout of their rider expired.  The Company believes that buyout programs are mutually beneficial to both the Company and contractholders who no longer need or want all or part of the GMDB or GMIB rider.  To reflect the actual payments and reinsurance credit received from the buyout program that expired in March 2016 the Company recognized a $4 million increase to Net income in 2016. For additional information, see “Accounting for VA Guarantee Features” in Note 2.

B) Separate Account Investments by Investment Category Underlying GMDB and GMIB Features
The total account values of variable annuity contracts with GMDB and GMIB features include amounts allocated to the guaranteed interest option, which is part of the General Account and variable investment options that invest through Separate Accounts in variable insurance trusts. The following table presents the aggregate fair value of assets, by major investment category, held by Separate Accounts that support variable annuity contracts with GMDB and GMIB benefits and guarantees. The investment performance of the assets impacts the related account values and, consequently, the net amount of risk associated with the GMDB and GMIB benefits and guarantees. Since variable annuity contracts with GMDB benefits and guarantees may also offer GMIB benefits and guarantees in each contract, the GMDB and GMIB amounts listed are not mutually exclusive:
Investment in Variable Insurance Trust Mutual Funds

	December 31,
	2016	2015
	(In millions)
GMDB:
Equity	$69,625	$66,230
Fixed income	2,483	2,686
Balanced	14,434	15,350
Other	348	375
Total	$86,890	$84,641
GMIB:
Equity	$45,931	$43,874
Fixed income	1,671	1,819
Balanced	10,097	10,696
Other	149	170
Total	$57,848	$56,559
C)   Hedging Programs for GMDB, GMIB, GIB and GWBL and Other Features
Beginning in 2003, AXA Equitable established a program intended to hedge certain risks associated first with the GMDB feature and, beginning in 2004, with the GMIB feature of the Accumulator® series of variable annuity products. The program has also been extended to cover other guaranteed benefits as they have been made available. This program utilizes derivative contracts, such as exchange-traded equity, currency and interest rate futures contracts, total return and/or equity swaps, interest rate swap and floor contracts, swaptions, variance swaps as well as equity options, that collectively are managed in an effort to reduce the economic impact of unfavorable changes in guaranteed benefits’ exposures attributable to movements in the capital markets. At the present time, this program hedges certain economic risks on products sold from 2001 forward, to the extent such risks are not reinsured. At December 31, 2016, the total account value and net amount at risk of the hedged variable annuity contracts were $51,961 million and $7,954 million, respectively, with the GMDB feature and $38,559 million and $3,285 million, respectively, with the GMIB and GIB feature.
These programs do not qualify for hedge accounting treatment. Therefore, gains (losses) on the derivatives contracts used in these programs, including current period changes in fair value, are recognized in net investment income (loss) in the period in which they occur, and may contribute to income (loss) volatility.
D)   Variable and Interest-Sensitive Life Insurance Policies - No Lapse Guarantee
The no lapse guarantee feature contained in variable and interest-sensitive life insurance policies keeps them in force in situations where the policy value is not sufficient to cover monthly charges then due. The no lapse guarantee remains in effect so long as the policy meets a contractually specified premium funding test and certain other requirements.

The following table summarizes the no lapse guarantee liabilities reflected in the General Account in Future policy benefits and other policyholders’ liabilities, the related reinsurance reserve ceded, reflected in Amounts due from reinsurers and deferred cost of reinsurance, reflected in Other assets in the Consolidated balance sheets.

	Direct Liability	Reinsurance Ceded	Net
	(In millions)
Balance at January 1, 2014	$789	$(415)	$374
Other changes in reserves	179	(109)	70
Balance at December 31, 2014	968	(524)	444
Other changes in reserves	164	16	180
Balance at December 31, 2015	1,132	(508)	624
Other changes in reserves	50	(98)	(48)
Balance at December 31, 2016	$1,182	$(606)	$576

E) Loss Recognition Testing

After the initial establishment of reserves, loss recognition tests are performed using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for the aggregate product group are insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), DAC is first written off, and thereafter a premium deficiency reserve is established by a charge to income.

In 2016, the Company determined that it had a loss recognition in certain of its variable interest sensitive life insurance products due to low interest rates. In 2016, the Company wrote off $224 million, of the DAC balance through accelerated amortization.

In addition, the Company is required to analyze the impacts from net unrealized investment gains and losses on its available-for-sale investment securities backing insurance liabilities, as if those unrealized investment gains and losses were realized. These adjustments result in the recognition of unrealized gains and losses on related insurance assets and liabilities in a manner consistent with the recognition of the unrealized gains and losses on available-for-sale investment securities within the statements of comprehensive income (loss) and changes in equity. Changes in net unrealized investment (gains) losses may increase or decrease the ending DAC balance. Similar to a loss recognition event, when the DAC balance is reduced to zero, additional insurance liabilities are established if necessary. Unlike a loss recognition event, based on changes in net unrealized investment (gains) losses, these adjustments may reverse from period to period. In 2016, due primarily to the decline in interest rates increasing unrealized investments gains, the Company wrote-off $22 million of the DAC balance, and a cumulative decrease in the accumulated effect of net unrealized investment gains of approximately $41 million as of December 31, 2016, with an offsetting amount recorded in other comprehensive income (loss). There was no impact to net income (loss).

9)	REINSURANCE AGREEMENTS
The Company assumes and cedes reinsurance with other insurance companies. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Ceded reinsurance does not relieve the originating insurer of liability.
The Company reinsures most of its new variable life, UL and term life policies on an excess of retention basis. The Company generally retains up to $25 million on each single-life policy and $30 million on each second-to-die policy, with the excess 100% reinsured. The Company also reinsures the entire risk on certain substandard underwriting risks and in certain other cases.
At December 31, 2016, the Company had reinsured with non-affiliates and affiliates in the aggregate approximately 3.8% and 49.3%, respectively, of its current exposure to the GMDB obligation on annuity contracts in-force and, subject to certain maximum amounts or caps in any one period, approximately 18.0% and 56.0%, respectively, of its current liability exposure resulting from the GMIB feature. For additional information, see Note 8.
Based on management’s estimates of future contract cash flows and experience, the fair values of the GMIB reinsurance contracts, considered derivatives at December 31, 2016 and 2015 were $10,316 million and $10,585 million, respectively. The increases (decreases) in fair value were $(269) million, $(140) million and $3,967 million for 2016, 2015 and 2014, respectively, reported in Net derivative gains (losses) on the consolidated statement of income.
At December 31, 2016 and 2015, respectively, third-party reinsurance recoverables related to insurance contracts amounted to $2,458 million and $2,458 million, of which $2,381 million and $2,005 million related to three specific reinsurers, which were Zurich Insurance Company Ltd. (AA - rating), Chubb Tempest Reinsurance Ltd. (AA rating) and Connecticut General Life Insurance Company (AA- rating). At December 31, 2016 and 2015, affiliated reinsurance recoverables related to insurance contracts amounted to $2,177 million and $2,009 million, respectively. A contingent liability exists with respect to reinsurance should the reinsurers be unable to meet their obligations.
Reinsurance payables related to insurance contracts were $125 million and $131 million, at December 31, 2016 and 2015, respectively.
The Company cedes substantially all of its group life and health business to a third party insurer. Insurance liabilities ceded totaled $82 million and $92 million at December 31, 2016 and 2015, respectively.
The Company also cedes a portion of its extended term insurance and paid-up life insurance and substantially all of its individual disability income business through various coinsurance agreements.
The Company has also assumed accident, health, annuity, aviation and space risks by participating in or reinsuring various reinsurance pools and arrangements. In addition to the sale of insurance products, AXA Equitable currently acts as a professional retrocessionaire by assuming life reinsurance from professional reinsurers. Reinsurance assumed reserves at December 31, 2016 and 2015 were $734 million and $744 million, respectively.
For affiliated reinsurance agreements see “Related Party Transactions” in Note 11.
The following table summarizes the effect of reinsurance:

	2016	2015	2014
		(In millions)
Direct premiums	$824	$794	$817
Reinsurance assumed	206	207	211
Reinsurance ceded	(176)	(173)	(181)
Premiums	$854	$828	$847
Policy charges and fee income ceded	$640	$645	$630
Policyholders’ Benefits Ceded	$942	$527	$726

Individual Disability Income and Major Medical
Claim reserves and associated liabilities for individual DI and major medical policies were $1,918 million and $1,789 million before ceded reserves of $1,849 million and $1,709 million at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, respectively, $1,676 million and $1,652 million of DI reserves and associated liabilities were ceded through indemnity reinsurance agreements with a singular reinsurance group, rated AA-. Net incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual DI and major medical policies are summarized below:

	2016	2015	2014
	(In millions)
Incurred benefits related to current year	$7	$11	$14
Incurred benefits related to prior years	15	22	16
Total Incurred Benefits	$22	$33	$30
Benefits paid related to current year	$17	$18	$20
Benefits paid related to prior years	15	13	11
Total Benefits Paid	$32	$31	$31

10)	SHORT-TERM DEBT

As of December 31, 2016 and 2015, the Company had $513 million and $584 million, respectively, in commercial paper outstanding with weighted average interest rates of approximately 0.9% and 0.5%, respectively, all of which is related to AB.
AB has a $1,000 million committed, unsecured senior revolving credit facility (“AB Credit Facility”) with a group of commercial banks and other lenders. The AB Credit Facility provides for possible increases in the principal amount by up to an aggregate incremental amount of $250 million, any such increase being subject to the consent of the affected lenders. The AB Credit Facility is available for AB and SCB LLC’s business purposes, including the support of AB’s $1,000 million commercial paper program. Both AB and SCB LLC can draw directly under the AB Credit Facility and management may draw on the AB Credit Facility from time to time. AB has agreed to guarantee the obligations of SCB LLC under the AB Credit Facility.
The AB Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, among other things, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. As of December 31, 2016, AB and SCB LLC were in compliance with these covenants. The AB Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or lender’s commitments may be terminated. Also, under such provisions, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the AB Credit Facility automatically would become immediately due and payable, and the lender’s commitments automatically would terminate.
On October 22, 2014, as part of an amendment and restatement, the maturity date of the AB Credit Facility was extended from January 17, 2017 to October 22, 2019. There were no other significant changes included in the amendment.
On December 1, 2016, AB entered into a $200 million, unsecured 364-day senior revolving credit facility (the “AB Revolver”) with a leading international bank and the other lending institutions that may be party thereto. The AB Revolver is available for AB's and SCB LLC's business purposes, including the provision of additional liquidity to meet funding requirements primarily related to SCB LLC's operations. Both AB and SCB LLC can draw directly under the AB Revolver and management expects to draw on the AB Revolver from time to time. AB has agreed to guarantee the obligations of SCB LLC under the AB Revolver. The AB Revolver contains affirmative, negative and financial covenants which are identical to those of the AB Credit Facility. As of December 31, 2016, AB had no amounts outstanding under the AB Revolver.
As of December 31, 2016 and 2015, AB and SCB LLC had no amounts outstanding under the AB Credit Facility. During 2016 and 2015, AB and SCB LLC did not draw upon the AB Credit Facility.
In addition, SCB LLC has four uncommitted lines of credit with three financial institutions. Three of these lines of credit permit SCB LLC to borrow up to an aggregate of approximately $225 million, with AB named as an additional borrower, while one line has no stated limit. As of December 31, 2016 and 2015, SCB LLC had no bank loans outstanding.

11)	RELATED PARTY TRANSACTIONS
Loans to Affiliates. In September 2007, AXA issued a $650 million 5.4% Senior Unsecured Note to AXA Equitable. The note pays interest semi-annually and was scheduled to mature on September 30, 2012. In March 2011, the maturity date of the note was extended to December 30, 2020 and the interest rate was increased to 5.7%.
In June 2009, AXA Equitable sold real estate property valued at $1,100 million to a non-insurance subsidiary of AXA Financial in exchange for $700 million in cash and $400 million in 8.0% ten year term mortgage notes on the property reported in Loans to affiliates in the consolidated balance sheets. In November 2014, this loan was refinanced and a new $382 million, seven year term loan with an interest rate of 4.0% was issued. In January 2016, the property was sold and a portion of the proceeds was used to repay the $382 million term loan outstanding and a $65 million prepayment penalty.
In third quarter 2013, AXA Equitable purchased, at fair value, AXARE Arizona Company’s (“AXA Arizona”) $50 million note receivable from AXA for $54 million. AXA Arizona is a wholly-owned subsidiary of AXA Financial. This note pays interest semi-annually at an interest rate of 5.4% and matures on December 15, 2020.
Loans from Affiliates. In 2005, AXA Equitable issued a surplus note to AXA Financial in the amount of $325 million with an interest rate of 6.0% which was scheduled to mature on December 1, 2035. In December 2014, AXA Equitable repaid this note at par value plus interest accrued of $1 million to AXA Financial.
In December 2008, AXA Equitable issued a $500 million callable 7.1% surplus note to AXA Financial. The note paid interest semi-annually and was scheduled to mature on December 1, 2018. In June 2014, AXA Equitable repaid this note at par value plus interest accrued of $3 million to AXA Financial.

Expense reimbursements and cost sharing agreements. The Company provides personnel services, employee benefits, facilities, supplies and equipment under service agreements with AXA Financial, certain AXA Financial subsidiaries and affiliates to conduct their business. In addition, the Company, along with other AXA affiliates, participates in certain intercompany cost sharing and service agreements including technology and professional development arrangements. The associated costs related to the service and cost sharing agreements are allocated based on methods that management believes are reasonable, including a review of the nature of such costs and activities performed to support each company.

Affiliated distribution expense. AXA Equitable pays commissions and fees to AXA Distribution Holding and its subsidiaries (“AXA Distribution”) for sales of insurance products. The commissions and fees paid to AXA Distribution are based on various selling agreements.

Affiliated distribution revenue. AXA Distributors, a subsidiary of AXA Equitable, receives commissions and fee revenue from MONY America for sales of its insurance products. The commissions and fees earned from MONY America are based on the various selling agreements.

Affiliated investment advisory and administrative fees. FMG, a subsidiary of AXA Equitable, provides investments advisory and administrative services to EQAT, VIP Trust, 1290 Funds and other AXA affiliated trusts. Investment advisory and administrative fees earned are calculated as a percentage of assets under management and are recorded as revenue as the related services are performed.

Affiliated investment advisory and administrative expenses. AXA Investment Managers (“AXA IM”), AXA Real Estate Investment Managers (“AXA REIM”) and AXA Rosenberg provide sub-advisory services to the Company’s retail mutual funds and certain investments of the Company’s General Account. Fees paid to these affiliates are based on investment advisory service agreements with each affiliate.

The table below summarizes the expenses reimbursed to/from the Company and Commission and fees received/paid by the Company for 2016, 2015 and 2014:

	2016	2015	2014
	(In millions)
Expenses paid or accrued for by the Company:
Paid or accrued expenses for services provided by AXA, AXA Financial and Affiliates	$188	$164	$173
Paid or accrued commission and fee expenses for sale of insurance products by AXA Distribution	587	603	616
Paid or accrued expenses for investment management services provided by AXA IM, AXA REIM and AXA Rosenberg	2	1	1
Total affiliated expenses paid or accrued for	777	768	790
Revenue received or accrued for by the Company:
Amounts received or accrued for cost sharing services provided to AXA, AXA Financial and affiliates	531	491	482
Amounts received or accrued for commissions and fees earned for sale of MONY America's insurance products	11	13	2
Amounts received or accrued for investment management and administrative services provided to EQAT, VIP Trust, 1290 Funds and Other AXA Trusts	674	707	711
Total affiliated revenue received or accrued for	$1,216	$1,211	$1,195
Insurance Related Transactions. The Company has implemented capital management actions to mitigate statutory reserve strain for certain level term and UL policies with secondary guarantees and GMDB and GMIB riders on the Accumulator® products through reinsurance transactions with AXA RE Arizona.
The Company currently reinsures to AXA Arizona, a 100% quota share of all liabilities for variable annuities with enhanced GMDB and GMIB riders issued on or after January 1, 2006 and in-force on September 30, 2008. AXA Arizona also reinsures a 90% quota share of level premium term insurance issued by AXA Equitable on or after March 1, 2003 through December 31, 2008 and lapse protection riders under UL insurance policies issued by AXA Equitable on or after June 1, 2003 through June 30, 2007. The reinsurance arrangements with AXA Arizona provide important capital management benefits to AXA Equitable. At December 31, 2016 and 2015, the Company’s GMIB reinsurance asset with AXA Arizona had carrying values of $8,574 million and $8,741 million, respectively, and is reported in Guaranteed minimum income benefit reinsurance asset, at fair value in the consolidated balance sheets. Ceded premiums and universal life and policy fee income in 2016, 2015 and 2014 related to the UL and no lapse guarantee riders totaled approximately $447 million, $453 million and $453 million, respectively. Ceded claims paid in 2016, 2015 and 2014 were $65 million, $54 million and $83 million, respectively.
AXA Equitable receives statutory reserve credits for reinsurance treaties with AXA Arizona to the extent that AXA Arizona holds assets in an irrevocable trust (the “Trust”) ($9,376 million at December 31, 2016) and/or letters of credit ($3,660 million at December 31, 2016). These letters of credit are guaranteed by AXA. Under the reinsurance transactions, AXA Arizona is permitted to transfer assets from the Trust under certain circumstances. The level of statutory reserves held by AXA Arizona fluctuate based on market movements, mortality experience and policyholder behavior. Increasing reserve requirements may necessitate that additional assets be placed in trust and/or securing additional letters of credit, which could adversely impact AXA Arizona’s liquidity.
Various AXA affiliates, including AXA Equitable, cede a portion of their life, health and catastrophe insurance business through reinsurance agreements to AXA Global Life, an affiliate. AXA Global Life, in turn, retrocedes a quota share portion of these risks prior to 2008 to AXA Equitable on a one-year term basis.
AXA Life Insurance Company Ltd (Japan), an AXA subsidiary, cedes a portion of their annuity business to AXA Equitable.
Various AXA Financial affiliates cede a portion of their life business through excess of retention treaties to AXA Equitable on a yearly renewal term basis.

Premiums earned from the above mentioned affiliated reinsurance transactions in 2016, 2015 and 2014 totaled approximately $20 million, $21 million and $22 million, respectively. Claims and expenses paid in 2016, 2015 and 2014 were $6 million, $5 million and $10 million, respectively.
In April 2015, AXA entered into a mortality catastrophe bond based on general population mortality in each of France, Japan and the U.S. The purpose of the bond is to protect AXA against a severe worldwide pandemic. AXA Equitable entered into a stop loss reinsurance agreement with AXA Global Life to protect AXA Equitable with respect to a deterioration in its claim experience following the occurrence of an extreme mortality event. Premiums and expenses associated with the reinsurance agreement were $4 million in both 2016 and 2015.
Investment management and service fees includes certain revenues for services provided to mutual funds managed by AB. These revenues are described below:

	2016	2015	2014
	(In millions)
Investment advisory and services fees	$999	$1,056	$1,062
Distribution revenues	372	415	433
Other revenues - shareholder servicing fees	76	85	91
Other revenues - other	6	5	6

Other Transactions. Effective December 31, 2015, primary liability for the obligations of AXA Equitable under the AXA Equitable Qualified Pension Plan (“AXA Equitable QP”) was transferred from AXA Equitable to AXA Financial under terms of an Assumption Agreement. For additional information regarding this transaction see “Employee Benefit Plans” in Note 12.

In 2016, AXA Equitable sold artwork to AXA Financial and recognized a $20 million gain on the sale. AXA Equitable used the proceeds received from this sale to make a $21 million donation to AXA Foundation, Inc. (the “Foundation”). The Foundation was organized for the purpose of distributing grants to various tax-exempt charitable organizations and administering various matching gift programs for AXA Equitable, its subsidiaries and affiliates.

In 2016, AXA Equitable and Saum Sing LLC (“Saum Sing”), an affiliate, formed Broad Vista Partners LLC (“Broad Vista”), AXA Equitable owns 70% and Saum Sing owns 30% of Broad Vista. On June 30, 2016, Broad Vista entered into a real estate joint venture with a third party and AXA Equitable invested approximately $25 million, reported in Other equity investments in the consolidated balance sheets.

12)	EMPLOYEE BENEFIT PLANS

AXA Equitable Retirement Plans

AXA Equitable sponsors the AXA Equitable 401(k) Plan, a qualified defined contribution plan for eligible employees and financial professionals. The plan provides for both a company contribution and a discretionary profit-sharing contribution. Expenses associated with this 401(k) Plan were $16 million, $18 million and $18 million in 2016, 2015 and 2014, respectively.

AXA Equitable also sponsors the AXA Equitable Retirement Plan (the “AXA Equitable QP”), a frozen qualified defined benefit pension plan covering its eligible employees and financial professionals. This pension plan is non-contributory and its benefits are generally based on a cash balance formula and/or, for certain participants, years of service and average income over a specified period in the plan.

Effective December 31, 2015, primary liability for the obligations of AXA Equitable under the AXA Equitable QP was transferred from AXA Equitable to AXA Financial under the terms of an Assumption Agreement (the “Assumption Transaction”). Immediately preceding the Assumption Transaction, the AXA Equitable QP had plan assets (held in a trust for the exclusive benefit of plan participants) with market value of approximately $2,236 million and liabilities of approximately $2,447 million. The assumption by AXA Financial and resulting extinguishment of AXA Equitable’s primary liability for its obligations under the AXA Equitable QP was recognized by AXA Equitable as a capital contribution in the amount of $211 million ($137 million, net of tax), reflecting the non-cash settlement of its net unfunded liability for the AXA Equitable QP at December 31, 2015. In addition, approximately $1,193 million ($772 million, net of tax) unrecognized net actuarial losses related to the AXA Equitable QP and accumulated in AOCI were also transferred to AXA Financial due to the Assumption Transaction. AXA Equitable remains secondarily liable for its obligations under the AXA Equitable QP and would recognize such liability in the event AXA Financial does not perform under the terms of the Assumption Agreement.

AB Retirement Plans

AB maintains the Profit Sharing Plan for Employees of AB, a tax-qualified retirement plan for U.S. employees. Employer contributions under this plan are discretionary and generally are limited to the amount deductible for Federal income tax purposes.

AB also maintains a qualified, non-contributory, defined benefit retirement plan covering current and former employees who were employed by AB in the United States prior to October 2, 2000. AB’s benefits are based on years of credited service and average final base salary.

AB uses a December 31 measurement date for its pension plans.

The funding policy of AB for its qualified pension plan is to satisfy its funding obligations each year in an amount not less than the minimum required by the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Pension Protection Act of 2006 (the “Pension Act”), and not greater than the maximum it can deduct for Federal income tax purposes. AB did not make a contribution to the AB Retirement Plan during 2016. AB currently estimates that it will contribute $4 million to the AB Retirement Plan during 2017. Contribution estimates, which are subject to change, are based on regulatory requirements, future market conditions and assumptions used for actuarial computations of the AB Retirement Plan’s obligations and assets. AB Management, at the present time, has not determined the amount, if any, of additional future contributions that may be required.

Net Periodic Pension Expense

Components of net periodic pension expense for the Company’s qualified plans were as follows:

	2016	2015	2014
	(In millions)
Service cost	$—	$8	$9
Interest cost	6	93	107
Expected return on assets	(5)	(159)	(155)
Actuarial (gain) loss	1	1	1
Net amortization	—	110	111
Net Periodic Pension Expense	$2	$53	$73

Changes in PBO

Changes in the PBO of the Company’s qualified plans were comprised of:

	December 31,
	2016	2015
	(In millions)
Projected benefit obligation, beginning of year	$129	$2,657
Service cost	—	—
Interest cost	6	93
Actuarial (gains) losses	2	(6)
Benefits paid	(5)	(169)
Plan amendments and curtailments	—	1
Projected Benefit Obligation	132	2,576
Transfer to AXA Financial	—	(2,447)
Projected Benefit Obligation, End of Year	$132	$129

Changes in Plan Assets/Funded Status

The following table discloses the changes in plan assets and the funded status of the Company’s qualified pension plans. The fair value of plan assets supporting the AXA Equitable QP liability was not impacted by the Assumption Transaction and the payment of plan benefits will continue to be made from the plan assets held in trust for the exclusive benefit of plan participants.

	December 31,
	2016	2015
	(In millions)
Pension plan assets at fair value, beginning of year	$86	$2,473
Actual return on plan assets	4	24
Contributions	—	—
Benefits paid and fees	(3)	(175)
Pension plan assets at fair value, end of year	87	2,322
PBO (immediately preceding the Transfer to AXA Financial in 2015)	132	2,576
Excess of PBO Over Pension Plan Assets (immediately preceding the Transfer to AXA Financial in 2015)	(45)	(254)
Transfer to AXA Financial	$—	$211
Excess of PBO Over Pension Plan Assets, end of year	$(45)	$(43)

Amounts recognized in the accompanying consolidated balance sheets to reflect the funded status of these plans were accrued pension costs of $45 million and $43 million at December 31, 2016 and 2015, respectively. The aggregate PBO/accumulated benefit obligation (“ABO”) and fair value of pension plan assets for plans with PBOs/ABOs in excess of those assets were $132 million and $87 million, respectively, at December 31, 2016 and $2,576 million and $2,322 million, respectively, at December 31, 2015.
Unrecognized Net Actuarial (Gain) Loss

The following table discloses the amounts included in AOCI at December 31, 2016 and 2015 that have not yet been recognized by AXA Equitable as components of net periodic pension cost.

	December 31,
	2016	2015
	(In millions)
Unrecognized net actuarial gain (loss)	$(51)	$(49)
Unrecognized prior service (cost) credit	(1)	(1)
Total	$(52)	$(50)
The estimated net actuarial gain (loss) and prior service (cost) credit expected to be reclassified from AOCI and recognized as components of net periodic pension cost over the next year are approximately $(1.4) million and $(23,000), respectively.
Pension Plan Assets
The fair values of qualified pension plan assets are measured and ascribed to levels within the fair value hierarchy in a manner consistent with the invested assets of the Company that are measured at fair value on a recurring basis. See Note 2 for a description of the fair value hierarchy.
At December 31, 2016 and 2015, the total fair value of plan assets for the qualified pension plans was approximately $87 million and $86 million, respectively, all supporting the AB qualified retirement plan.

	December 31,
	2016	2015
Fixed Maturities	18.0%	24.0%
Equity Securities	61.0	56.0
Other	21.0	20.0
Total	100.0%	100.0%

December 31, 2016:	Level 1	Level 2	Level 3	Total
Asset Categories	(In millions)
Common and preferred equity	$21	$—	$—	$21
Mutual funds	47	—	—	47
Total assets in the fair value hierarchy	68	—	—	68
Investments measured at net assets value	—	—	—	19
Investments at fair value	$68	$—	$—	$87

December 31, 2015:
Asset Categories
Common and preferred equity	$22	$—	$—	$22
Mutual funds	45	—	—	45
Total assets in the fair value hierarchy	67	—	—	67
Investments measured at net assets value	—	—	—	19
Investments at fair value	$67	$—	$—	$86

Plan asset guidelines for the AB qualified retirement plan specify an allocation weighting of 30% to 60% for return seeking investments (target of 40%), 10% to 30% for risk mitigating investments (target of 15%), 0% to 25% for diversifying investments (target of 17%) and 18% to 38% for dynamic asset allocation (target of 28%). Investments in mutual funds, hedge funds (and other alternative investments), and other commingled investment vehicles are permitted under the guidelines. Investments are permitted in overlay portfolios (regulated mutual funds) to complement the long-term strategic asset allocation. This portfolio overlay strategy is designed to manage short-term portfolio risk and mitigate the effect of extreme outcomes.

Discount Rate and Other Assumptions
In 2015 and 2014 the discount rate assumptions used by AXA Equitable to measure the benefits obligations and related net periodic cost of the AXA Equitable QP reflect the rates at which those benefits could be effectively settled. Projected nominal cash outflows to fund expected annual benefits payments under the AXA Equitable QP were discounted using a published high-quality bond yield curve for which AXA Equitable replaced its reference to the Citigroup-AA curve with the Citigroup Above-Median-AA curve beginning in 2014, thereby reducing the PBO of AXA Equitable’s qualified pension plan and the related charge to equity to adjust the funded status of the plan by $25 million in 2014. At December 31, 2015, AXA Equitable refined its calculation of the discount rate to use the discrete single equivalent discount rate for each plan as compared to its previous use of an aggregate, weighted average practical expedient. Use of the discrete approach at December 31, 2015 produced a discount rate for the AXA Equitable QP of 3.98% as compared to a 4.00% aggregate rate, thereby increasing the net unfunded PBO of the AXA Equitable QP immediately preceding the Assumption Transaction by approximately $4 million in 2015.
In fourth quarter 2015, the Society of Actuaries (SOA) released MP-2015, an update to the mortality projection scale issued last year by the SOA, indicating that while mortality data continued to show longer lives, longevity was increasing at a slower rate and lagging behind that previously suggested. For the year ended December 31, 2015 valuations of its defined benefits plans, AXA Equitable considered this new data as well as observations made from current practice regarding how best to estimate improved trends in life expectancies. As a result, AXA Equitable concluded to change the mortality projection scale used to measure and report its defined benefit obligations from 125% Scale AA to Scale BB, representing a reasonable “fit” to the results of the AXA Equitable QP mortality experience study and more aligned to current thinking in practice with respect to projections of mortality improvements. Adoption of that change increased the net unfunded PBO of the AXA Equitable QP immediately preceding the Assumption Transaction by approximately $83 million. At December 31, 2014, AXA Equitable modified its then-current use of Scale AA by adopting 125% Scale AA and introduced additional refinements to its projection of assumed mortality, including use of a full generational approach, thereby increasing the year-end 2014 valuation of the AXA Equitable QP PBO by approximately $54 million.

The following table discloses assumptions used to measure the Company’s pension benefit obligations and net periodic pension cost at and for the years ended December 31, 2016 and 2015. As described above, AXA Equitable refined its calculation of the discount rate for the year ended December 31, 2015 valuation of its defined benefits plans to use the discrete single equivalent discount rate for each plan as compared to its previous use of an aggregate, weighted average practical expedient.

	December 31,
	2016	2015
Discount rates:
AXA Equitable QP, immediately preceding Transfer to AXA Financial	N/A	3.98%
Other AXA Equitable defined benefit plans	3.48%	3.66%
AB Qualified Retirement Plan	4.75%	4.3%
Periodic cost	3.7%	3.6%
Rates of compensation increase:
Benefit obligation	N/A	6.00%
Periodic cost	N/A	6.46%
Expected long-term rates of return on pension plan assets (periodic cost)	6.5%	6.75%
The expected long-term rate of return assumption on plan assets is based upon the target asset allocation of the plan portfolio and is determined using forward-looking assumptions in the context of historical returns and volatilities for each asset class.
Prior to 1987, participants’ benefits under the AXA Equitable QP were funded through the purchase of non-participating annuity contracts from AXA Equitable. Benefit payments under these contracts were approximately $6 million and $10 million for 2015 and 2014, respectively.
Future Benefits
The following table provides an estimate of future benefits expected to be paid in each of the next five years, beginning January 1, 2017, and in the aggregate for the five years thereafter, all of which are subsequent to the Assumption Transaction. These estimates are based on the same assumptions used to measure the respective benefit obligations at December 31, 2016 and include benefits attributable to estimated future employee service.

Pension Benefits
(In millions)
2017	$4
2018	6
2019	6
2020	5
2021	6
Years 2022-2026	38
AXA Financial Assumptions
In addition to the Assumption Transaction, since December 31, 1999, AXA Financial has legally assumed primary liability from AXA Equitable for all current and future liabilities of AXA Equitable under certain employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits; AXA Equitable remains secondarily liable. AXA Equitable reimburses AXA Financial, Inc. for costs associated with all of these plans, as described in Note 11.

13)	SHARE-BASED AND OTHER COMPENSATION PROGRAMS
AXA and AXA Financial sponsor various share-based compensation plans for eligible employees, financial professionals and non-officer directors of AXA Financial and its subsidiaries, including the Company. AB also sponsors its own unit option plans for certain of its employees.
Compensations costs for 2016, 2015 and 2014 for share-based payment arrangements as further described herein are as follows:

	2016	2015	2014
	(In millions)
Performance Units/Shares	$17	$18	$10
Stock Options	1	1	1
AXA Shareplan	14	16	10
Restricted Units	154	174	171
Other Compensation plans(1)	1	2	—
Total Compensation Expenses	$187	$211	$192

(1)	Other compensation plans include Stock Appreciation Rights, Restricted Stock and AXA Miles.
U.S. employees are granted AXA ordinary share options under the Stock Option Plan for AXA Financial Employees and Associates (the “Stock Option Plan”) and are granted AXA performance shares under the AXA International Performance Shares Plan (the “Performance Share Plan”). Prior to 2013 they were granted performance units under the AXA Performance Unit Plan.
Non-officer directors of AXA Financial and certain subsidiaries (including AXA Equitable) are granted restricted AXA ordinary shares (prior to 2011, AXA ADRs) and unrestricted AXA ordinary shares (prior to March 15, 2010, AXA ADRs) annually under The Equity Plan for Directors. They also were granted ADR stock options in years prior to 2014.
Performance Units and Performance Shares
2016 Grant. On June 6, 2016, under the terms of the Performance Share Plan, AXA awarded approximately 1.9 million unearned performance shares to employees of AXA Equitable. The extent to which 2016-2018 cumulative performance targets measuring the performance of AXA and the insurance related businesses of AXA Financial Group are achieved will determine the number of performance shares earned, which may vary between 0% and 130% of the number of performance shares at stake. The performance shares earned during this performance period will vest and be settled on the fourth anniversary of the award date. The plan will settle in AXA ordinary shares to all participants. In 2016, the expense associated with the June 6, 2016 grant of performance shares was approximately $10 million.
Settlement of 2013 Grant in 2016. On March 22, 2016, share distributions totaling approximately $55 million were made to active and former AXA Equitable employees in settlement of approximately 2.3 million performance shares earned under the terms of the 2013 Performance Share Plan.
2015 Grant. On June 19, 2015, under the terms of the 2015 Performance Share Plan, AXA awarded approximately 1.7 million unearned performance shares to employees of AXA Equitable. The extent to which 2015-2017 cumulative performance targets measuring the performance of AXA and the insurance related businesses of AXA Financial Group are achieved will determine the number of performance shares earned, which may vary in linear formula between 0% and 130% of the number of performance shares at stake. The performance shares earned during this performance period will vest and be settled on the fourth anniversary of the award date. The plan will settle in shares to all participants. In 2016 and 2015 the expense associated with the June 19, 2015 grant of performance shares were $4 million and $8 million, respectively.
Settlement of 2012 Grant in 2015. On April 2, 2015, cash distributions of approximately $53 million were made to active and former AXA Equitable employees in settlement of approximately 2.3 million performance units earned under the terms of the AXA Performance Unit Plan 2012.
2014 Grant.  On March 24, 2014, under the terms of the 2014 Performance Share Plan, AXA awarded approximately 1.5 million unearned performance shares to employees of AXA Equitable. The extent to which 2014-2016 cumulative performance targets measuring the performance of AXA and the insurance-related businesses of AXA Financial Group are achieved will determine the number of performance shares earned, which may vary in linear formula between 0% and 130% of the number of performance shares at stake. The first tranche of the performance shares will vest and be settled on the third anniversary of the award date; the second tranche of these performance shares will vest and be settled on the fourth anniversary of the award date. The plan will settle in shares to all participants. In 2016, 2015 and 2014 the expense associated with the March 24, 2014 grant of performance shares was approximately $4 million, $4 million, and $9 million respectively.
Settlement of 2011 Grant in 2014.   On April 3, 2014, cash distributions of approximately $26 million were made to active and former AXA Equitable employees in settlement of 1.0 million performance units earned under the terms of the AXA Performance Unit Plan 2011.
The fair values of awards made under these programs are measured at the grant date by reference to the closing price of the AXA ordinary share, and the result, as adjusted for achievement of performance targets and pre-vesting forfeitures, generally is attributed over the shorter of the requisite service period, the performance period, if any, or to the date at which retirement eligibility is achieved and subsequent service no longer is required for continued vesting of the award. Remeasurements of fair value for subsequent price changes until settlement are made only for performance unit awards as they are settled in cash. Approximately 2 million outstanding performance shares are at risk to achievement of 2017 performance criteria, primarily representing all of the performance shares granted June 19, 2015 and the second tranche of performance shares granted March 24, 2014, for which cumulative average 2015-2017 and 2014-2016 performance targets will determine the number of performance shares earned under those awards, respectively.
Stock Options
2016 Grant. On June 6, 2016, 0.6 million options to purchase AXA ordinary shares were granted to employees of AXA Equitable under the terms of the Stock Option Plan at an exercise price of 21.52 euros. All of those options have a five-year graded vesting schedule, with one-third vesting on each of the third, fourth, and fifth anniversaries of the grant date. Of the total options awarded on June 6, 2016, 0.3 million are further subject to conditional vesting terms that require the AXA ordinary share price to outperform the Euro Stoxx Insurance Index over a specified period. All of the options granted on June 6, 2016 have a ten-year term. The weighted average grant date fair value per option award was estimated at 1.85 euros using a Black-Scholes options pricing model with modification to measure the value of the conditional vesting feature. Key assumptions used in the valuation included expected volatility of 26.6%, a weighted average expected term of 8.1 years, an expected dividend yield of 6.49% and a risk-free interest rate of 0.33%. The total fair value of these options (net of expected forfeitures) of approximately $1 million is charged to expense over the shorter of the vesting term or the period up to the date at which the participant becomes retirement eligible. In 2016, the Company recognized expenses associated with the June 6, 2015 grant of options of approximately $0.6 million.
2015 Grant. On June 19, 2015, approximately 0.4 million options to purchase AXA ordinary shares were granted to employees of AXA Equitable under the terms of the Stock Option Plan at an exercise price of 22.90 euros. All of those options have a five-year graded vesting schedule, with one-third vesting on each of the third, fourth, and fifth anniversaries of the grant date. Of the total options awarded on June 19, 2015, 0.2 million are further subject to conditional vesting terms that require the AXA ordinary share price to outperform the Euro Stoxx Insurance Index over a specified period. All of the options granted on June 19, 2015 have a ten-year term. The weighted average grant date fair value per option award was estimated at 1.58 euros using a Black-Scholes options pricing model with modification to measure the value of the conditional vesting feature. Key assumptions used in the valuation included expected volatility of 23.68%, a weighted average expected term of 8.2 years, an expected dividend yield of 6.29% and a risk-free interest rate of 0.92%. The total fair value of these options (net of expected forfeitures) of approximately $1 million is charged to expense over the shorter of the vesting term or the period up to the date at which the participant becomes retirement eligible. In 2016 and 2015, the Company recognized expenses associated with the June 19, 2015 grant of options of approximately $0.1 million and $0.3 million, respectively.
2014 Grant.    On March 24, 2014, 0.4 million options to purchase AXA ordinary shares were granted to employees of AXA Equitable under the terms of the Stock Option Plan at an exercise price of 18.68 euros All of those options have a five-year graded vesting schedule, with one-third vesting on each of the third, fourth, and fifth anniversaries of the grant date. Of the total options awarded on March 24, 2014, 0.2 million are further subject to conditional vesting terms that require the AXA ordinary share price to outperform the Euro Stoxx Insurance Index over a specified period. All of the options granted on March 24, 2014 have a ten-year term. The weighted average grant date fair value per option award was estimated at $2.89 using a Black-Scholes options pricing model with modification to measure the value of the conditional vesting feature. Key assumptions used in the valuation included expected volatility of 29.24%, a weighted average expected term of 8.2 years, an expected dividend yield of 6.38% and a risk-free interest rate of 1.54%. The total fair value of these options (net of expected forfeitures) of approximately $1 million is charged to expense over the shorter of the vesting term or the period up to the date at which the participant becomes retirement eligible. In 2016, 2015 and 2014 the Company recognized expenses associated with the March 24, 2014 grant of options of approximately $0.2 million, $0.2 million and $0.3 million, respectively.
Shares Authorized
There is no limitation in the Stock Option Plan or the Equity Plan for Directors on the number of shares that may be issued pursuant to option or other grants.

A summary of the activity in the AXA, AXA Financial and AB option plans during 2016 follows:

	Options Outstanding
	AXA Ordinary Shares			AXA ADRs(3)		AB Holding Units
	Number Outstanding (In 000’s)	Weighted Average Exercise Price		Number Outstanding (In 000’s)	Weighted Average Exercise Price	Number Outstanding (In 000’s)	Weighted Average Exercise Price
Options Outstanding at January 1, 2016	12,602.1	€21.39		41.0	$27.28	5,398.5	$47.59
Options granted	594.3	€21.52		—	$—	54.5	$22.6
Options exercised	(568.2)	€14.93		—	$—	(358.3)	$17.1
Options forfeited, net		€—		—	$—	—	$—
Options expired/reinstated	(3,092.0)	27.8		3.9	26.06	(9.7)	$65.0
Options Outstanding at December 31, 2016	9,536.2	€21.02		44.9	$24.90	5,085.0	$49.5
Aggregate Intrinsic Value(1)		€30,077.2	(2)		$252.9		—
Weighted Average Remaining Contractual Term (in years)	3.1			1.89		2.00
Options Exercisable at December 31, 2016	7,169.4	€20.43		44.8	$24.90	4,700.9	$47.6
Aggregate Intrinsic Value(1)		€26,793.5			$252.9		—
Weighted Average Remaining Contractual Term (in years)	3.74			1.89		2.00

(1)
Aggregate intrinsic value, presented in millions, is calculated as the excess of the closing market price on December 31, 2016 of the respective underlying shares over the strike prices of the option awards.

(2)	The aggregate intrinsic value on options outstanding, exercisable and expected to vest is negative and is therefore presented as zero.

(3)	AXA ordinary shares will be delivered to participants in lieu of AXA ADRs at exercise or maturity.
No stock options were exercised in 2016. The intrinsic value related to exercises of stock options during 2015 and 2014 were approximately $0.2 million and $3 million respectively, resulting in amounts currently deductible for tax purposes of approximately $0.1 million, and $1 million, respectively, for the periods then ended. In 2015 and 2014, windfall tax benefits of approximately $0.1 million and $1 million, respectively, resulted from exercises of stock option awards.
At December 31, 2016, AXA Financial held 22,974 AXA ordinary shares in treasury at a weighted average cost of $23.95 per share, which were designated to fund future exercises of outstanding stock options.
For the purpose of estimating the fair value of stock option awards, the Company applies the Black-Scholes model and attributes the result over the requisite service period using the graded-vesting method. A Monte-Carlo simulation approach was used to model the fair value of the conditional vesting feature of the awards of options to purchase AXA ordinary shares. Shown below are the relevant input assumptions used to derive the fair values of options awarded in 2016, 2015 and 2014, respectively.

	AXA Ordinary Shares			AB Holding Units
	2016	2015	2014	2016	2015	2014
Dividend yield	6.49%	6.29%	6.38%	7.1%	7.1%	8.4%
Expected volatility	26.6%	23.68%	29.24%	31.0%	32.1%	48.9%
Risk-free interest rates	0.33%	0.92%	1.54%	1.3%	1.5%	1.5%
Expected life in years	8.1	8.2	8.2	6.0	6.0	6.0
Weighted average fair value per option at grant date	$2.06	$1.73	$2.89	$2.75	$4.13	$4.78
As of December 31, 2016, approximately $1 million of unrecognized compensation cost related to unvested stock option awards, net of estimated pre-vesting forfeitures, is expected to be recognized by the Company over a weighted average period of 3.22 years.
Restricted Awards
Under The Equity Plan for Directors, AXA Financial grants non-officer directors of AXA Financial and certain subsidiaries (including AXA Equitable) restricted AXA ordinary shares. Likewise, AB awards restricted AB Holding units to independent members of its General Partner. In addition, under its Century Club Plan, awards of restricted AB Holding units that vest ratably over three years are made to eligible AB employees whose primary responsibilities are to assist in the distribution of company-sponsored mutual funds.
AXA Equitable has also granted restricted AXA ordinary share units (“RSUs”) to certain executives. The RSUs are phantom AXA ordinary shares that, once vested, entitle the recipient to a cash payment based on the average closing price of the AXA ordinary share over the twenty trading days immediately preceding the vesting date.
For 2016, 2015 and 2014, respectively, the Company recognized compensation costs of $154 million, $174 million and $171 million for outstanding restricted stock and RSUs. The fair values of awards made under these programs are measured at the grant date by reference to the closing price of the unrestricted shares, and the result generally is attributed over the shorter of the requisite service period, the performance period, if any, or to the date at which retirement eligibility is achieved and subsequent service no longer is required for continued vesting of the award. Remeasurements of fair value for subsequent price changes until settlement are made only for RSUs. At December 31, 2016, approximately 19.2 million restricted AXA ordinary shares and AB Holding unit awards remain unvested. At December 31, 2016, approximately $39 million of unrecognized compensation cost related to these unvested awards, net of estimated pre-vesting forfeitures, is expected to be recognized over a weighted average period of 2.6 years.
The following table summarizes restricted AXA ordinary share activity for 2016. In addition, approximately 84,611 RSUs were granted during 2016 with graded vesting over a 4-year service period.

	Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Unvested as of January 1, 2016	34,010	$18.43
Granted	13,909	$22.63
Vested	11,613	$23.81
Unvested as of December 31, 2016	36,306	$24.46
Unrestricted Awards
Under the Equity Plan for Directors, AXA Financial provides a stock retainer to non-officer directors of AXA Financial and certain subsidiaries (including AXA Equitable).  Pursuant to the terms of the retainer, the non-officer directors receive AXA ordinary shares valued at $55,000 each year, paid on a semi-annual basis. These shares are not subject to any vesting requirement or other restriction.

AXA Shareplan
2016 AXA Shareplan. In 2016, eligible employees of participating AXA Financial subsidiaries were offered the opportunity to purchase newly issued AXA ordinary shares, subject to plan limits, under the terms of AXA Shareplan 2016. Eligible employees could have reserved a share purchase during the reservation period from August 29, 2016 through September 9, 2016 and could have canceled their reservation or elected to make a purchase for the first time during the retraction/subscription period from October 17, 2016 through October 19, 2016. The U.S. dollar purchase price was determined by applying the U.S. dollar/Euro forward exchange rate on October 13, 2016 to the discounted formula subscription price in Euros. Investment Option A permitted participants to purchase AXA ordinary shares at a 20% formula discounted price of 15.53 euros/per share. Investment Option B permitted participants to purchase AXA ordinary shares at an 8.63% formula discounted price of 17.73 euros/per share on a leveraged basis with a guaranteed return of initial investment plus a portion of any appreciation in the undiscounted value of the total shares purchased. For purposes of determining the amount of any appreciation, the AXA ordinary share price will be measured over a fifty-two week period preceding the scheduled end date of AXA Shareplan 2016, which is July 1, 2021. All subscriptions became binding and irrevocable on October 19, 2016.
The Company recognized compensation expense of $14 million, $16 million and $10 million in 2016, 2015 and 2014 in connection with each respective year’s offering of AXA stock under the AXA Shareplan, representing the aggregate discount provided to AXA Equitable participants for their purchase of AXA stock under each of those plans, as adjusted for the post-vesting, five-year holding period. AXA Equitable participants in AXA Shareplan 2016, 2015 and 2014 primarily invested under Investment Option B for the purchase of approximately $6 million, $5 million and $5 million AXA ordinary shares, respectively.
AXA Miles Program 2012
On March 16, 2012, under the terms of the AXA Miles Program 2012, AXA granted 50 AXA Miles to every employee and eligible financial professional of AXA Group for the purpose of enhancing long-term employee-shareholder engagement. Each AXA Mile represents a phantom share of AXA stock that will convert to an actual AXA ordinary share at the end of a four-year vesting period provided the employee or financial professional remains in the employ of the company or has retired from service. Half of each AXA Miles grant, or 25 AXA Miles, were subject to an additional vesting condition that required improvement in at least one of two AXA performance metrics in 2012 as compared to 2011. This vesting condition has been satisfied. On March 16, 2016, AXA ordinary share distributions totaling approximately $4 million were made to active and former AXA Equitable employees in settlement of approximately 0.2 million AXA Miles earned under the terms of the AXA Miles Program 2012.
AB Long-term Incentive Compensation Plans
AB maintains several unfunded long-term incentive compensation plans for the benefit of certain eligible employees and executives. The AB Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made, however, ACMC, LLC (“ACMC”), an indirect, wholly-owned subsidiary of AXA Equitable, is obligated to make capital contributions to AB in amounts equal to benefits paid under this plan as well as other assumed contractual unfunded deferred compensation arrangements covering certain executives. Prior to changes implemented by AB in fourth quarter 2011, as further described below, compensation expense for the remaining active plans was recognized on a straight-line basis over the applicable vesting period. Prior to 2009, participants in these plans designated the percentages of their awards to be allocated among notional investments in Holding units or certain investment products (primarily mutual funds) sponsored by AB. Beginning in 2009, annual awards granted under the Amended and Restated AB Incentive Compensation Award Program were in the form of restricted Holding units.
In fourth quarter 2011, AB implemented changes to AB’s employee long-term incentive compensation award. AB amended all outstanding year-end deferred incentive compensation awards of active employees (i.e., those employees employed as of December 31, 2011), so that employees who terminate their employment or are terminated without cause may continue to vest, so long as the employees do not violate the agreements and covenants set forth in the applicable award agreement, including restrictions on competition, employee and client solicitation, and a claw-back for failing to follow existing risk management policies. This amendment resulted in the immediate recognition in the fourth quarter of the cost of all unamortized deferred incentive compensation on outstanding awards from prior years that would otherwise have been expensed in future periods.
In addition, awards granted in 2012 contain the same vesting provisions and, accordingly, the Company’s annual incentive compensation expense reflect 100% of the expense associated with the deferred incentive compensation awarded in each year. This approach to expense recognition closely matches the economic cost of awarding deferred incentive compensation to the period in which the related service is performed.
AB engages in open-market purchases of AB Holding L.P. (“AB Holding”) units (“Holding units”) to help fund anticipated obligations under its incentive compensation award program, for purchases of Holding units from employees and other corporate purposes. During 2016 and 2015, AB purchased 10.5 million and 8.5 million Holding units for $237 million and $218 million respectively. These amounts reflect open-market purchases of 7.9 million and 5.8 million Holding units for $176 million and $151 million, respectively, with the remainder relating to purchases of Holding units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding units purchased by employees as part of a distribution reinvestment election.
During 2016, AB granted to employees and eligible directors 7.0 million restricted AB Holding unit awards (including 6.1 million granted in December for 2016 year-end awards). During 2015, AB granted to employees and eligible directors 7.4 million restricted AB Holding awards (including 7.0 million granted in December 2015 for year-end awards).
During 2016 and 2015, AB Holding issued 0.4 million and 0.5 million Holding units, respectively, upon exercise of options to buy AB Holding units. AB Holding used the proceeds of $6 million and $9 million, respectively, received from employees as payment in cash for the exercise price to purchase the equivalent number of newly-issued Holding units.
Effective July 1, 2013, management of AB and AB Holding retired all unallocated Holding units in AB’s consolidated rabbi trust. To retire such units, AB delivered the unallocated Holding units held in its consolidated rabbi trust to AB Holding in exchange for the same amount of AB units. Each entity then retired its respective units. As a result, on July 1, 2013, each of AB’s and AB Holding’s units outstanding decreased by approximately 13.1 million units. AB and AB Holding intend to retire additional units as AB purchases Holding units on the open market or from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, if such units are not required to fund new employee awards in the near future. If a sufficient number of Holding units is not available in the rabbi trust to fund new awards, AB Holding will issue new Holding units in exchange for newly-issued AB units, as was done in December 2013.
The cost of the 2016 awards made in the form of restricted Holding units was measured, recognized, and disclosed as a share-based compensation program.
On July 1, 2010, the AB 2010 Long Term Incentive Plan (“2010 Plan”), as amended, was established, under which various types of Holding unit-based awards have been available for grant to its employees and eligible directors, including restricted or phantom restricted Holding unit awards, Holding unit appreciation rights and performance awards, and options to buy Holding units. The 2010 Plan will expire on June 30, 2020 and no awards under the 2010 Plan will be made after that date. Under the 2010 Plan, the aggregate number of Holding units with respect to which awards may be granted is 60 million, including no more than 30 million newly-issued Holding units. As of December 31, 2016, 0.4 million options to buy Holding units had been granted and 51.9 million Holding units net of forfeitures, were subject to other Holding unit awards made under the 2010 Plan. Holding unit-based awards (including options) in respect of 7.7 million Holding units were available for grant as of December 31, 2016.

14)	INCOME TAXES
A summary of the income tax (expense) benefit in the consolidated statements of income (loss) follows:

	2016	2015	2014
	(In millions)
Income tax (expense) benefit:
Current (expense) benefit	$(274)	$(19)	$(552)
Deferred (expense) benefit	442	42	(488)
Total	$168	$23	$(1,040)
The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the income before income taxes and noncontrolling interest by the expected Federal income tax rate of 35.0%. The sources of the difference and their tax effects are as follows:

	2016	2015	2014
	(In millions)
Expected income tax (expense) benefit	$(135)	$(362)	$(1,478)
Noncontrolling interest	162	119	114
Separate Accounts investment activity	160	181	116
Non-taxable investment income (loss)	15	8	12
Tax audit interest	(22)	1	(6)
State income taxes	(8)	1	(4)
AB Federal and foreign taxes	(4)	—	2
Tax settlement	—	77	212
Other	—	(2)	(8)
Income tax (expense) benefit	$168	$23	$(1,040)

In second quarter 2015, the Company recognized a tax benefit of $77 million related to settlement with the IRS on the appeal of proposed adjustments to the Company’s 2004 and 2005 Federal corporate income tax returns.

In second quarter 2014, the Company recognized a tax benefit of $212 million related to settlement of the IRS audit for tax years 2006 and 2007.

In February 2014, the IRS released Revenue Ruling 2014-7, eliminating the IRS’ previous guidance related to the methodology to be followed in calculating the Separate Account dividends received deduction (“DRD”). However, there remains the possibility that the IRS and the U.S. Treasury will address, through subsequent guidance, the issues previously raised related to the calculation of the DRD. The ultimate timing and substance of any such guidance is unknown. It is also possible that the calculation of the Separate Account DRD will be addressed in future legislation. Any such guidance or legislation could result in the elimination or reduction on either a retroactive or prospective basis of the Separate Account DRD tax benefit that the Company receives.
As of December 31, 2016 and 2015, the Company had a current tax liability of $235 million and $575 million respectively.

The components of the net deferred income taxes are as follows:

	December 31, 2016		December 31, 2015
	Assets	Liabilities	Assets	Liabilities
	(In millions)
Compensation and related benefits	$88	$—	$93	$—
Reserves and reinsurance	—	528	—	449
DAC	—	1,390	—	1,488
Unrealized investment gains or losses	—	23	—	134
Investments	—	1,062	—	1,475
Net operating losses and credits	394	—	424	—
Other	5	—	—	25
Total	$487	$3,003	$517	$3,571
As of December 31, 2016, the Company had $394 million of AMT credits which do not expire.
The Company does not provide income taxes on the undistributed income of non-U.S. corporate subsidiaries except to the extent that such income are not permanently invested outside the United States. As of December 31, 2016, $195 million of accumulated undistributed income of non-U.S. corporate subsidiaries were permanently invested outside the United States. At existing applicable income tax rates, additional taxes of approximately $79 million would need to be provided if such income were remitted.
At December 31, 2016 and 2015, of the total amount of unrecognized tax benefits $394 million and $344 million, respectively, would affect the effective rate.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in tax expense. Interest and penalties included in the amounts of unrecognized tax benefits at December 31, 2016 and 2015 were $67 million and $52 million, respectively. For 2016, 2015 and 2014, respectively, there were $15 million, $(25) million and $(43) million in interest expense related to unrecognized tax benefits.
A reconciliation of unrecognized tax benefits (excluding interest and penalties) follows:

	2016	2015	2014
	(In millions)
Balance at January 1,	$418	$475	$592
Additions for tax positions of prior years	39	44	56
Reductions for tax positions of prior years	—	(101)	(181)
Additions for tax positions of current year	—	—	8
Balance at December 31,	$457	$418	$475
During the second quarter of 2015, the Company reached a settlement with the IRS on the appeal of proposed adjustments to the Company’s 2004 and 2005 Federal corporate income tax returns. In 2015, the IRS commenced their examination of the 2008 and 2009 tax years, with prior years no longer subject to examination. It is reasonably possible that the total amounts of unrecognized tax benefit will change within the next 12 months due to the conclusion of IRS proceedings and the addition of new issues for open tax years. The possible change in the amount of unrecognized tax benefits cannot be estimated at this time.

15)	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
AOCI represents cumulative gains (losses) on items that are not reflected in Net income (loss). The balances for the past three years follow:

	December 31,
	2016	2015	2014
	(In millions)
Unrealized gains (losses) on investments	$40	$248	$1,076
Foreign currency translation adjustments	(77)	(59)	(34)
Defined benefit pension plans	(46)	(43)	(811)
Total accumulated other comprehensive income (loss)	(83)	146	231
Less: Accumulated other comprehensive (income) loss attributable to noncontrolling interest	86	69	54
Accumulated Other Comprehensive Income (Loss) Attributable to AXA Equitable	$3	$215	$285

Immediately preceding the Assumption Transaction, the AXA Equitable QP had approximately $1,193 million unrecognized net actuarial losses in AOCI that were transferred to AXA Financial, resulting in an increase in AOCI and a decrease in additional paid in capital of $1,193 million ($772 million net of tax), the net impact to AXA Equitable’s consolidated Shareholder’s Equity was $0 million.

The components of OCI for the past three years, net of tax, follow:

	2016	2015	2014
	(In millions)
Foreign currency translation adjustments:
Foreign currency translation gains (losses) arising during the period	$(18)	$(25)	$(21)
(Gains) losses reclassified into net income (loss) during the period	—	—	—
Foreign currency translation adjustment	(18)	(25)	(21)
Change in net unrealized gains (losses) on investments:
Net unrealized gains (losses) arising during the year	(160)	(1,020)	1,043
(Gains) losses reclassified into net income (loss) during the year(1)	2	12	37
Net unrealized gains (losses) on investments	(158)	(1,008)	1,080
Adjustments for policyholders liabilities, DAC, insurance liability loss recognition and other	(50)	180	(168)
Change in unrealized gains (losses), net of adjustments and (net of deferred income tax expense (benefit) of $(89), $(454) and $498)	(208)	(828)	912
Change in defined benefit plans:
Net gain (loss) arising during the year	—	—	(95)
Prior service cost arising during the year	—	—	—
Less: reclassification adjustments to net income (loss) for:(2)
Amortization of net (gains) losses included in net periodic cost	(3)	(4)	72
Amortization of net prior service credit included in net periodic cost	—	—	—
Change in defined benefit plans (net of deferred income tax expense (benefit) of $(2), $(2) and $(12))	(3)	(4)	(23)
Total other comprehensive income (loss), net of income taxes	(229)	(857)	868
Less: Other comprehensive (income) loss attributable to noncontrolling interest	17	15	29
Other Comprehensive Income (Loss) Attributable to AXA Equitable	$(212)	$(842)	$897

(1)
See “Reclassification adjustments” in Note 3. Reclassification amounts presented net of income tax expense (benefit) of $(1) million, $(6) million and $(20) million for 2016, 2015 and 2014, respectively.

(2)
These AOCI components are included in the computation of net periodic costs (see “Employee Benefit Plans” in Note 12). Reclassification amounts presented net of income tax expense (benefit) of $2 million, $2 million and $12 million for 2016, 2015 and 2014, respectively.

Investment gains and losses reclassified from AOCI to net income (loss) primarily consist of realized gains (losses) on sales and OTTI of AFS securities and are included in Total investment gains (losses), net on the consolidated statements of income (loss). Amounts reclassified from AOCI to net income (loss) as related to defined benefit plans primarily consist of amortizations of net (gains) losses and net prior service cost (credit) recognized as a component of net periodic cost and reported in Compensation and benefit expenses in the consolidated statements of income (loss). Amounts presented in the table above are net of tax.

16)	COMMITMENTS AND CONTINGENT LIABILITIES
Leases
The Company has entered into operating leases for office space and certain other assets, principally information technology equipment and office furniture and equipment. Future minimum payments under non-cancelable operating leases for 2017 and the four successive years are $218 million, $207 million, $194 million, $168 million, $159 million and $446 million thereafter. Minimum future sublease rental income on these non-cancelable operating leases for 2017 and the four successive years is $32 million, $33 million, $32 million, $16 million, $14 million and $44 million thereafter.

Obligations under Funding Agreements

Entering into FHLBNY membership, borrowings and funding agreements requires the ownership of FHLBNY stock and the pledge of assets as collateral, AXA Equitable has purchased FHLBNY stock of $109 million and pledged collateral with a carrying value of $3,885 million, as of December 31, 2016.  AXA Equitable issues short-term funding agreements to the FHLBNY and uses the funds for asset liability and cash management purposes. AXA Equitable issues long term funding agreements to the FHLBNY and uses the funds for spread lending purposes. Funding agreements are reported in Policyholders' account balances in the consolidated balance sheets. For other instruments used for asset/liability and cash management purposes, see “Derivative and offsetting assets and liabilities” included in Note 3. The table below summarizes AXA Equitable's activity of funding agreements with the FHLBNY.

	Outstanding balance at end of year	Maturity of Outstanding balance	Issued during the Year	Repaid during the year
December 31, 2016:	(In millions)
Short-term FHLBNY funding agreements	$500	less than one month	$6,000	$6,000

Long-term FHLBNY funding agreements	$58	less than 4 years	$58	$—
	$862	Less than 5 years	$862	$—
	$818	great than five years	$818	$—
Total long term funding agreements	$1,738		$1,738	$—
Total FHLBNY funding agreements at December 31, 2016	$2,238		$7,738	$6,000

December 31, 2015:
Short-term FHLBNY funding agreements	$500	less than one month	$6,000	$6,000
Restructuring

As part of the Company’s on-going efforts to reduce costs and operate more efficiently, from time to time, management has approved and initiated plans to reduce headcount and relocate certain operations. In 2016, 2015 and 2014, respectively, AXA Equitable recorded $21 million, $3 million and $42 million pre-tax charges related to severance and lease costs. The amounts recorded in 2014 included pre-tax charges of $25 million, respectively, related to the reduction in office space in the Company’s 1290 Avenue of the Americas, New York, NY headquarters. The restructuring costs and liabilities associated with the Company’s initiatives were as follows:

	December 31,
	2016	2015	2014
	(In millions)
Balance, beginning of year	$89	$113	$122
Additions	35	10	21
Cash payments	(18)	(32)	(24)
Other reductions	—	(2)	(6)
Balance, End of Year	$106	$89	$113

In an effort to further reduce its global real estate footprint, AB completed a comprehensive review of its worldwide office locations and began implementing a global space consolidation plan in 2012. This resulted in the sublease of office space primarily in New York as well as offices in England, Australia and various U.S. locations. In 2016, AB recorded new real estate charges of $18 million, resulting from new charges of $23 million relating to the further consolidation of office space at AB's New York offices, offset by changes in estimates related to previously recorded real estate charges of $5 million, which reflects the shortening of the lease term of AB's corporate headquarters from 2029 to 2024. Real estate charges are recorded in Other operating costs and expenses in the Company’s consolidated statements of income (loss).
Guarantees and Other Commitments
The Company provides certain guarantees or commitments to affiliates and others. At December 31, 2016, these arrangements include commitments by the Company to provide equity financing of $697 million (including $249 million with affiliates) to certain limited partnerships and real estate joint ventures under certain conditions. Management believes the Company will not incur material losses as a result of these commitments.
AXA Equitable is the obligor under certain structured settlement agreements it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, AXA Equitable owns single premium annuities issued by previously wholly owned life insurance subsidiaries. AXA Equitable has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the need for AXA Equitable to satisfy those obligations is remote.
The Company had $18 million of undrawn letters of credit related to reinsurance at December 31, 2016. The Company had $883 million of commitments under existing mortgage loan agreements at December 31, 2016.
AB maintains a guarantee in connection with the AB Credit Facility. If SCB LLC is unable to meet its obligations, AB will pay the obligations when due or on demand. In addition, AB maintains guarantees totaling $425 million for the four of SCB LLC’s four uncommitted lines of credit.
AB maintains a guarantee with a commercial bank, under which it guarantees the obligations in the ordinary course of business of SCB LLC, Sanford C. Bernstein Limited (“SCBL”) and AllianceBernstein Holdings (Cayman) Ltd. (“AB Cayman”). AB also maintains three additional guarantees with other commercial banks under which it guarantees approximately $366 million of obligations for SCBL. In the event that SCB LLC, SCBL or AB Cayman is unable to meet its obligations, AB will pay the obligations when due or on demand.
During 2009, AB entered into a subscription agreement under which it committed to invest up to $35 million, as amended in 2011, in a venture capital fund over a six-year period. As of December 31, 2016 AB had funded $34 million of this commitment.
During 2010, as general partner of the AB U.S. Real Estate L.P. (the “Real Estate Fund”), AB committed to invest $25 million in the Real Estate Fund. As of December 31, 2016, AB had funded $21 million of this commitment.
During 2012, AB entered into an investment agreement under which it committed to invest up to $8 million in an oil and gas fund over a three-year period. As of December 31, 2016, AB had funded $6 million of this commitment.

AB has not been required to perform under any of the above agreements and currently have no liability in connection with these agreements.

17)	LITIGATION
Insurance Litigation

In July 2011, a derivative action was filed in the United States District Court of the District of New Jersey entitled Mary Ann Sivolella v. AXA Equitable Life Insurance Company and AXA Equitable Funds Management Group, LLC (“Sivolella Litigation”) and a substantially similar action was filed in January 2013 entitled Sanford et al. v. AX Equitable FMG (“Sanford Litigation”). These lawsuits were filed on behalf of a total of twelve mutual funds and, among other things, seek recovery under (i) Section 36(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), for alleged excessive fees paid to AXA Equitable and AXA Equitable Funds Management Group, LLC (“AXA Equitable FMG”) for investment management services and administrative services and (ii) a variety of other theories including unjust enrichment. The Sivolella Litigation and the Sanford Litigation were consolidated and a 25-day trial commenced in January 2016 and concluded in February 2016. In August 2016, the Court issued its decision in favor of AXA Equitable and AXA Equitable FMG, finding that the Plaintiffs had failed to meet their burden to demonstrate that AXA Equitable and AXA Equitable FMG breached their fiduciary duty in violation of Section 36(b) of the Investment Company Act or show any actual damages. In September 2016, the Plaintiffs filed a motion to amend the District Court’s trial opinion and to amend or make new findings of fact and/or conclusions of law. In December 2016, the Court issued an order denying the motion to amend and Plaintiffs filed a notice to appeal the District Court’s decision to the U.S. Court of Appeals for the Third Circuit.

In April 2014, a lawsuit was filed in the United States District Court for the Southern District of New York, now entitled Ross v. AXA Equitable Life Insurance Company. The lawsuit is a putative class action on behalf of all persons and entities that, between 2011 and March 11, 2014, directly or indirectly, purchased, renewed or paid premiums on life insurance policies issued by AXA Equitable (the “Policies”). The complaint alleges that AXA Equitable did not disclose in its New York statutory annual statements or elsewhere that the collateral for certain reinsurance transactions with affiliated reinsurance companies was supported by parental guarantees, an omission that allegedly caused AXA Equitable to misrepresent its “financial condition” and “legal reserve system.” The lawsuit seeks recovery under Section 4226 of the New York Insurance Law of all premiums paid by the class for the Policies during the relevant period. In July 2015, the Court granted AXA Equitable’s motion to dismiss for lack of subject matter jurisdiction. In April 2015, a second action in the United States District Court for the Southern District of New York was filed on behalf of a putative class of variable annuity holders with “Guaranteed Benefits Insurance Riders,” entitled Calvin W. Yarbrough, on behalf of himself and all others similarly situated v. AXA Equitable Life Insurance Company. The new action covers the same class period, makes substantially the same allegations, and seeks the same relief as the Ross action. In October 2015, the Court, on its own, dismissed the Yarbrough litigation on similar grounds as the Ross litigation. In December 2015, the Second Circuit denied the plaintiffs motion to consolidate their appeals but ordered that the appeals be heard together before a single panel of judges. In February 2017, the Second Circuit affirmed the decisions of the district court in favor of AXA Equitable.

In November 2014, a lawsuit was filed in the Superior Court of New Jersey, Camden County entitled Arlene Shuster, on behalf of herself and all others similarly situated v. AXA Equitable Life Insurance Company. This lawsuit is a putative class action on behalf of all AXA Equitable variable life insurance policyholders who allocated funds from their policy accounts to investments in AXA Equitable’s separate accounts, which were subsequently subjected to volatility-management strategy, and who suffered injury as a result thereof. The action asserts that AXA Equitable breached its variable life insurance contracts by implementing the volatility management strategy. In February 2016, the Court dismissed the complaint. In March 2016, the Plaintiff filed a notice of appeal. In August 2015, another lawsuit was filed in Connecticut Superior Court, Judicial Division of New Haven entitled Richard T. O’Donnell, on behalf of himself and all other similarly situated v. AXA Equitable Life Insurance Company. This lawsuit is a putative class action on behalf of all persons who purchased variable annuities from AXA Equitable which subsequently became subject to the volatility management strategy and who suffered injury as a result thereof. Plaintiff asserts a claim for breach of contract alleging that AXA Equitable implemented the volatility management strategy in violation of applicable law. In November 2015, the Connecticut Federal District Court transferred this action to the United States District Court for the Southern District of New York.

In February 2016, a lawsuit was filed in the United States District Court for the Southern District of New York entitled Brach Family Foundation, Inc. v. AXA Equitable Life Insurance Company. This lawsuit is a putative class action brought on behalf of all owners of UL policies subject to AXA Equitable’s cost of insurance (“COI”) increase. In early 2016, AXA Equitable raised COI rates for certain UL policies issued between 2004 and 2007, which had both issue ages 70 and above and a current face value amount of $1 million and above. The current complaint alleges a claim for breach of contract and a claim that the AXA Equitable made misrepresentations in violation of Section 4226 of the New York Insurance Law (“Section 4226”). Plaintiff seeks (a) with respect to its breach of contract claim, compensatory damages, costs, and, pre- and post-judgment interest, and (b) with respect to its claim concerning Section 4226, a penalty in the amount of premiums paid by the Plaintiff and the putative class. AXA Equitable’s response to the complaint was filed in February 2017. Additionally, a separate putative class action and five individual actions challenging the COI increase have been filed against AXA Equitable.
AllianceBernstein Litigation
During the first quarter of 2012, AB received a legal letter of claim (the “Letter of Claim”) sent on behalf of Philips Pension Trustees Limited and Philips Electronics UK Limited (“Philips”), a former pension fund client, alleging that AB Limited (one of AB’s subsidiaries organized in the United Kingdom) was negligent and failed to meet certain applicable standards of care with respect to the initial investment in, and management of, a £500 million portfolio of U.S. mortgage-backed securities. Philips has alleged damages ranging between $177 million and $234 million, plus compound interest on an alleged $125 million of realized losses in the portfolio. On January 2, 2014, Philips filed a claim form (“Claim”) in the High Court of Justice in London, England, which formally commenced litigation with respect to the allegations in the Letter of Claim. By agreement dated November 26, 2016, the terms of which are confidential, this matter was settled. AB’s contribution to the settlement amount was paid by AB’s relevant insurance carriers.
_______________________________________________________________________________

Although the outcome of litigation and regulatory matters generally cannot be predicted with certainty, management intends to vigorously defend against the allegations made by the plaintiffs in the actions described above and believes that the ultimate resolution of the matters described therein involving AXA Equitable and/or its subsidiaries should not have a material adverse effect on the consolidated financial position of AXA Equitable. Management cannot make an estimate of loss, if any, or predict whether or not any of the matters described above will have a material adverse effect on AXA Equitable’s consolidated results of operations in any particular period.

In addition to the matters described above, a number of lawsuits, claims, assessments and regulatory inquiries have been filed or commenced against life and health insurers and asset managers in the jurisdictions in which AXA Equitable and its respective subsidiaries do business. These actions and proceedings involve, among other things, insurers’ sales practices, alleged agent misconduct, alleged failure to properly supervise agents, contract administration, product design, features and accompanying disclosure, cost of insurance increases, the use of captive reinsurers, payments of death benefits and the reporting and escheatment of unclaimed property, alleged breach of fiduciary duties, alleged mismanagement of client funds and other matters. In addition, a number of lawsuits, claims, assessments and regulatory inquiries have been filed or commenced against businesses in the jurisdictions in which AXA Equitable and its subsidiaries do business, including actions and proceedings related to alleged discrimination, alleged breaches of fiduciary duties in connection with qualified pension plans and other general business-related matters.  Some of the matters have resulted in the award of substantial fines and judgments, including material amounts of punitive damages, or in substantial settlements. Courts, juries and regulators often have substantial discretion in awarding damage awards and fines, including punitive damages. AXA Equitable and its subsidiaries from time to time are involved in such actions and proceedings. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on AXA Equitable’s consolidated financial position or results of operations. However, it should be noted that the frequency of large damage awards, including large punitive damage awards and regulatory fines that bear little or no relation to actual economic damages incurred, continues to create the potential for an unpredictable judgment in any given matter.

18)	INSURANCE GROUP STATUTORY FINANCIAL INFORMATION
AXA Equitable is restricted as to the amounts it may pay as dividends to AXA Financial. Under New York Insurance law, a domestic life insurer may not, without prior approval of the NYDFS, pay a dividend to its shareholders exceeding an amount calculated based on a statutory formula. This formula would permit AXA Equitable to pay shareholder dividends not greater than approximately $1,185 million during 2017. Payment of dividends exceeding this amount requires the insurer to file a notice of its intent to declare such dividends with the NYDFS who then has 30 days to disapprove the distribution. For 2016, 2015 and 2014, respectively, AXA Equitable’s statutory net income (loss) totaled $679 million, $2,038 million and $1,664 million. Statutory surplus, capital stock and Asset Valuation Reserve (“AVR”) totaled $5,278 million and $5,895 million at December 31, 2016 and 2015, respectively. In 2016, AXA Equitable paid $1,050 million in shareholder dividends. In 2015, AXA Equitable paid $767 million in shareholder dividends and transferred approximately 10.0 million in Units of AB (fair value of $245 million) in the form of a dividend to AEFS. In 2014, AXA Equitable paid $382 million in shareholder dividends.
At December 31, 2016, AXA Equitable, in accordance with various government and state regulations, had $57 million of securities on deposit with such government or state agencies.
In 2015, AXA Equitable repaid $200 million of third party surplus notes at maturity. In 2014, AXA Equitable, with the approval of the NYDFS, repaid at par value plus accrued interest of $825 million of outstanding surplus notes to AXA Financial.
At December 31, 2016 and for the year then ended, there were no differences in net income (loss) and capital and surplus resulting from practices prescribed and permitted by NYDFS and those prescribed by NAIC Accounting Practices and Procedures effective at December 31, 2016. The NYDFS is completing its periodic statutory examinations of the books, records and accounts of AXA Equitable for the years 2011 through 2015, but has not yet issued its final report.
Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from U.S. GAAP. The differences between statutory surplus and capital stock determined in accordance with Statutory Accounting Principles (“SAP”) and total equity under U.S. GAAP are primarily: (a) the inclusion in SAP of an AVR intended to stabilize surplus from fluctuations in the value of the investment portfolio; (b) future policy benefits and policyholders’ account balances under SAP differ from U.S. GAAP due to differences between actuarial assumptions and reserving methodologies; (c) certain policy acquisition costs are expensed under SAP but deferred under U.S. GAAP and amortized over future periods to achieve a matching of revenues and expenses; (d) under SAP, Federal income taxes are provided on the basis of amounts currently payable with limited recognition of deferred tax assets while under U.S. GAAP, deferred taxes are recorded for temporary differences between the financial statements and tax basis of assets and liabilities where the probability of realization is reasonably assured; (e) the valuation of assets under SAP and U.S. GAAP differ due to different investment valuation and depreciation methodologies, as well as the deferral of interest-related realized capital gains and losses on fixed income investments; (f) the valuation of the investment in AB and AB Holding under SAP reflects a portion of the market value appreciation rather than the equity in the underlying net assets as required under U.S. GAAP; (g) reporting the surplus notes as a component of surplus in SAP but as a liability in U.S. GAAP; (h) computer software development costs are capitalized under U.S. GAAP but expensed under SAP; (i) certain assets, primarily prepaid assets, are not admissible under SAP but are admissible under U.S. GAAP, (j) the fair valuing of all acquired assets and liabilities including intangible assets are required for U.S. GAAP purchase accounting and (k) cost of reinsurance which is recognized as expense under SAP and amortized over the life of the underlying reinsured policies under U.S. GAAP.

19)	BUSINESS SEGMENT INFORMATION
The following tables reconcile segment revenues and income (loss) from operations before income taxes to total revenues and income (loss) as reported on the consolidated statements of income (loss) and segment assets to total assets on the consolidated balance sheets, respectively.

	2016	2015	2014
	(In millions)
Segment revenues:
Insurance(1)	$6,158	$6,026	$10,650
Investment Management(2)	3,029	3,025	3,011
Consolidation/elimination	(27)	(28)	(27)
Total Revenues	$9,160	$9,023	$13,634

(1)	Includes investment expenses charged by AB of approximately $50 million, $45 million and $40 million for 2016, 2015 and 2014, respectively, for services provided to the Company.

(2)
Intersegment investment advisory and other fees of approximately $77 million, $73 million and $67 million for 2016, 2015 and 2014, respectively, are included in total revenues of the Investment Management segment.

	2016	2015	2014
	(In millions)
Segment income (loss) from operations, before income taxes:
Insurance	$(320)	$425	$3,624
Investment Management(1)	706	618	603
Consolidation/elimination	(1)	(1)	—
Total Income (Loss) from Operations, before Income Taxes	$385	$1,042	$4,227

(1)	Net of interest expenses incurred on securities borrowed.

	December 31,
	2016	2015
	(In millions)
Segment assets:
Insurance	$191,216	$183,473
Investment Management(1)	13,139	11,895
Consolidation/elimination	(3)	(7)
Total Assets	$204,352	$195,361

(1)
In accordance with SEC regulations, the Investment Management segment includes securities with a fair value of $893 million and $460 million which have been segregated in a special reserve bank custody account at December 31, 2016 and 2015, respectively, for the exclusive benefit of securities broker-dealer or brokerage customers under the Exchange Act. They also include cash held in several special bank accounts for the exclusive benefit of customers. As of December 31, 2016 and December 31, 2015, $53 million and $55 million, respectively, of cash were segregated in these bank accounts.

20)	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The quarterly results of operations for 2016 and 2015 are summarized below:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In millions)
2016
Total Revenues	$3,942	$3,316	$2,172	$(270)
Total benefits and other deductions	$2,473	$2,425	$2,092	$1,785
Net income (loss)	$1,081	$612	$136	$(1,276)
2015
Total Revenues	$3,375	$36	$5,628	$(16)
Total benefits and other deductions	$2,219	$2,032	$2,388	$1,342
Net income (loss)	$872	$(1,184)	$2,211	$(834)

The impacts of the revisions and change in accounting principle to the quarterly results of operations for 2016 and 2015 are summarized below. For more information on the revision and change in accounting principle see Note2. This information has been corrected from the information previously presented in the Q3 2017 Form 10-Q.

	As Previously Reported	Impact of Revisions	As Revised and Adjusted Herein	Impact of Accounting Change	As Revised
	(In millions)
Three Months Ended December 31, 2016
Total Revenues	$(1,942)	$18	$(1,924)	$1,654	$(270)
Total benefits and other deductions	$1,627	$220	$1,847	$(62)	$1,785
Net income (loss)	$(2,259)	$(132)	$(2,391)	$1,115	$(1,276)

Three Months Ended September 30, 2016
Total Revenues	$2,006	$11	$2,017	$155	$2,172
Total benefits and other deductions	$2,036	$57	$2,093	$(1)	$2,092
Net income (loss)	$22	$12	$34	$102	$136

Three Months Ended June 30, 2016
Total Revenues	$4,157	$31	$4,188	$(872)	$3,316
Total benefits and other deductions	$2,581	$(4)	$2,577	$(152)	$2,425
Net income (loss)	$1,061	$19	$1,080	$(468)	$612

Three Months Ended March 31, 2016
Total Revenues	$4,927	$151	$5,078	$(1,136)	$3,942
Total benefits and other deductions	$2,473	$99	$2,572	$(99)	$2,473
Net income (loss)	$1,720	$35	$1,755	$(674)	$1,081

Three Months Ended December 31, 2015
Total Revenues	$208	$125	$333	$(349)	$(16)
Total benefits and other deductions	$1,274	$204	$1,478	$(136)	$1,342
Net income (loss)	$(640)	$(57)	$(697)	$(137)	$(834)

Three Months Ended September 30, 2015
Total Revenues	$5,877	$1	$5,878	$(250)	$5,628
Total benefits and other deductions	$2,538	$(59)	$2,479	$(91)	$2,388
Net income (loss)	$2,275	$40	$2,315	$(104)	$2,211

Three Months Ended June 30, 2015
Total Revenues	$273	$8	$281	$(245)	$36
Total benefits and other deductions	$2,026	$94	$2,120	$(88)	$2,032
Net income (loss)	$(1,025)	$(57)	$(1,082)	$(102)	$(1,184)

Three Months Ended March 31, 2015
Total Revenues	$3,475	$23	$3,498	$(123)	$3,375
Total benefits and other deductions	$2,345	$(89)	$2,256	$(37)	$2,219
Net income (loss)	$854	$74	$928	$(56)	$872

21)	EVENTS SUBSEQUENT TO ORIGINAL ISSUANCE OF FINANCIAL STATEMENTS (UNAUDITED)

At the end of the third quarter of 2017, changes to the Company’s organization structure were internally announced by the Company’s management.  Implementation of these changes commenced in the beginning of the fourth quarter of 2017, and, as a result, we are in the process of reassessing our reportable segments. The reportable segment changes will be based on management’s organization and view of the Company’s business when making operating decisions and assessing performance. The purpose of the internal changes is to flatten the organization structure, reduce our costs and accelerate decision-making processes. These internal reporting changes, including changes to our reportable segments, will occur during the rest of the fourth quarter of 2017. The Company will begin reporting new reportable segments in the 2017 annual financial statements on Form 10-K and all prior periods reported will reflect the reportable segment changes.
On May 10, 2017, AXA announced its intention to pursue the sale of a minority stake in our indirect parent, AXA Equitable Holdings, Inc. ("Equitable Holdings"), through a proposed initial public offering ("IPO") in the first half of 2018.  On November 13, 2017, Equitable Holdings filed a Form S-1 registration statement with the Securities and Exchange Commission (the "SEC"). The completion of the proposed IPO will depend on, among other things, the SEC filing and review process and customary regulatory approvals, as well as market conditions.  There can be no assurance that the proposed IPO will occur on the anticipated timeline or at all.
In 2017, the Company recognized a tax benefit of $221 million related to the conclusion of an IRS audit for tax years 2008 and 2009.

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedules

To the Board of Directors and Shareholder of AXA Equitable Life Insurance Company:

Our audits of the consolidated financial statements referred to in our report dated March 24, 2017, except for the change in the manner in which the Company accounts for no lapse guarantee features related to guaranteed minimum income benefit riders discussed in Note 2 to the consolidated financial statements and the revision discussed in Note 2 to the consolidated financial statements, as to which the date is December 21, 2017, which included a paragraph describing a change in the manner in which the Company accounts for no lapse guarantee features related to guaranteed minimum income benefit riders appearing in this Annual Report on Form 10-K of AXA Equitable Life Insurance Company also included an audit of the financial statement schedules listed in the Index to Consolidated Financial Statements and Schedules of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP
New York, New York

March 24, 2017, except for the change in the manner in which the Company accounts for no lapse guarantee features related to guaranteed minimum income benefit riders discussed in Note 2 to the consolidated financial statements and the revision discussed in Note 2 to the consolidated financial statements, as to which the date is December 21, 2017.

AXA EQUITABLE LIFE INSURANCE COMPANY
SCHEDULE I
SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES
DECEMBER 31, 2016

Type of Investment	Cost(A)	Fair Value	Carrying Value
	(In millions)
Fixed Maturities:
U.S. government, agencies and authorities	$10,739	$10,336	$10,336
State, municipalities and political subdivisions	432	493	493
Foreign governments	365	378	378
Public utilities	3,437	3,617	3,617
All other corporate bonds	16,663	17,224	17,224
Redeemable preferred stocks	487	522	522
Total fixed maturities	32,123	32,570	32,570
Equity securities:
Common stocks:
Industrial, miscellaneous and all other(B)	113	113	113
Mortgage loans on real estate	9,765	9,608	9,757

Policy loans	3,361	4,257	3,361
Other limited partnership interests and equity investments(B)	1,286	1,286	1,286
Trading securities	9,177	9,134	9,134
Other invested assets	2,226	2,226	2,226
Total Investments	$58,051	$59,194	$58,447

(A)
Cost for fixed maturities represents original cost, reduced by repayments and writedowns and adjusted for amortization of premiums or accretion of discount; cost for equity securities represents original cost reduced by writedowns; cost for other limited partnership interests represents original cost adjusted for equity in income and reduced by distributions.

(B)	Included in Other Equity Investments.

AXA EQUITABLE LIFE INSURANCE COMPANY
SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
AT AND FOR THE YEAR ENDED DECEMBER 31, 2016

Segment	Deferred Policy Acquisition Costs	Policyholders’ Account Balances	Future Policy Benefits and other Policyholders’ Funds	Policy Charges And Premium Revenue	Net Investment Income (Loss)(1)	Policyholders’ Benefits and Interest Credited	Amortization of Deferred Policy Acquisition Costs	Other Operating Expense(2)
	(In millions)
Insurance	$4,852	$38,825	$28,939	$4,198	$2,118	$3,824	$287	$2,367
Investment Management	—	—	—	—	150	—	—	2,323
Consolidation/ Elimination	—	—	—	—	50	—	—	(26)
Total	$4,852	$38,825	$28,939	$4,198	$2,318	$3,824	$287	$4,664

(1)	Net investment income (loss) is based upon specific identification of portfolios within segments.

(2)	Operating expenses are principally incurred directly by a segment.

AXA EQUITABLE LIFE INSURANCE COMPANY
SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
AT AND FOR THE YEAR ENDED DECEMBER 31, 2015

Segment	Deferred Policy Acquisition Costs	Policyholders’ Account Balances	Future Policy Benefits and other Policyholders’ Funds	Policy Charges And Premium Revenue	Net Investment Income (Loss)(1)	Policyholders’ Benefits and Interest Credited	Amortization of Deferred Policy Acquisition Costs	Other Operating Expense(2)
	(In millions)
Insurance	$5,139	$32,895	$28,474	$4,119	$1,994	$3,430	$(254)	$2,425
Investment Management	—	—	—	—	18	—	—	2,407
Consolidation/ Elimination	—	—	—	—	45	—	—	(27)
Total	$5,139	$32,895	$28,474	$4,119	$2,057	$3,430	$(254)	$4,805

(1)	Net investment income (loss) is based upon specific identification of portfolios within segments.

(2)	Operating expenses are principally incurred directly by a segment.

AXA EQUITABLE LIFE INSURANCE COMPANY
SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
AT AND FOR THE YEAR ENDED DECEMBER 31, 2014

Segment	Policy Charges And Premium Revenue	Net Investment Income (Loss)(1)	Policyholders’ Benefits and Interest Credited	Amortization of Deferred Policy Acquisition Costs	Other Operating Expense(2)
	(In millions)
Insurance	$3,997	$2,136	$4,737	$(350)	$2,639
Investment Management	—	34	—	—	2,408
Consolidation/ Elimination	—	40	—	—	(27)
Total	$3,997	$2,210	$4,737	$(350)	$5,020

(1)	Net investment income (loss) is based upon specific identification of portfolios within segments.

(2)	Operating expenses are principally incurred directly by a segment.

AXA EQUITABLE LIFE INSURANCE COMPANY
SCHEDULE IV
REINSURANCE(A)
AT OR FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
	(Dollars In millions)
2016
Life Insurance In-Force	$399,230	$78,760	$31,722	$352,192	9.0%
Premiums:
Life insurance and annuities	$764	$135	$197	$826	23.8%
Accident and health	60	41	9	28	32.1%
Total Premiums	$824	$176	$206	$854	24.1%
2015
Life Insurance In-Force	$406,240	$82,927	$31,427	$354,740	8.9%
Premiums:
Life insurance and annuities	$727	$128	$197	$796	24.7%
Accident and health	67	45	10	32	31.3%
Total Premiums	$794	$173	$207	$828	25.0%
2014
Life Insurance In-Force	$412,215	$87,177	$31,767	$356,805	8.9%
Premiums:
Life insurance and annuities	$748	$132	$199	$815	24.4%
Accident and health	69	49	12	32	37.5%
Total Premiums	$817	$181	$211	$847	24.9%

(A)	Includes amounts related to the discontinued group life and health business.

Part II, Item 9A

CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures
An evaluation was performed under the supervision and with the participation of management, including the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of December 31, 2016. Based on that evaluation, our CEO and CFO have concluded that our disclosure controls and procedures were not effective as of December 31, 2016.
At the time the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 was filed on March 24, 2017, the Company’s CEO and CFO concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2016. Subsequent to that evaluation, the Company’s CEO and CFO concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2016 because of the material weakness in the Company’s internal control over financial reporting discussed below.
Management’s annual report on internal control over financial reporting (Restated)
Management, including the CEO and CFO, is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934). Internal controls over financial reporting, no matter how well designed, have inherent limitations. Therefore, even effective internal controls over financial reporting may not prevent or detect misstatements and can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate. The Company’s management, including the Company’s CEO and CFO, assessed the effectiveness of its internal control over financial reporting as of December 31, 2016 in relation to the criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
In Management's Report on Internal Control over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, management previously concluded that the Company maintained effective internal control over financial reporting as of December 31, 2016. Management subsequently concluded that the material weakness described below existed as of December 31, 2016. As a result, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2016, based on the criteria in Internal Control-Integrated Framework (2013) issued by the COSO. Accordingly, management has restated its report on internal control over financial reporting.
The identified material weakness arises from the Company not maintaining effective controls to timely validate that actuarial models are properly configured to capture all relevant product features. As a result of this material weakness, errors were identified in future policy benefits and deferred policy acquisition costs balances. This resulted in misstatements in the Company’s annual financial statements as of and for the years ended December 31, 2016, 2015 and 2014, including quarterly information reported in those periods, that were not considered material. Until remedied, this material weakness could result in a misstatement of the Company’s future policy benefits and deferred policy acquisition costs balances or disclosures that would result in a material misstatement to the Company’s annual or interim financial statements that would not be prevented or detected.

Management’s report regarding internal control over financial reporting was not subject to attestation by the Company’s registered public accounting firm pursuant to the rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in its annual report.

Remediation Steps to Address Material Weakness

The Company is currently in the process of remediating this material weakness by taking steps to validate all existing actuarial models and valuation systems. These steps include verifying inputs and unique algorithms, ensuring alignment with documented accounting standards and verifying that assumptions used in the Company’s models are consistent with documented assumptions. The remediation efforts are being performed by the Company’s internal model risk team (which is separate from the Company’s modeling and valuation teams), as supported by third party firms. The Company will continue to enhance controls to ensure that its models are re-validated on a fixed calendar schedule and that new model changes and product features are tested through the

Company’s internal model risk team prior to adoption within its models and systems. Although management plans to complete this remediation process as quickly as possible, the Company cannot at this time estimate how long it will take.
Changes in internal control over financial reporting

There were no changes in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, for the year ended December 31, 2016 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part IV, Item 15.
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)	The following documents are filed as part of this report:

1.	Financial Statements
The financial statements are listed in the Index to Consolidated Financial Statements and Schedules on page 62.

2.	Consolidated Financial Statement Schedules
The consolidated financial statement schedules are listed in the Index to Consolidated Financial Statements and Schedules on page 62.

3.	Exhibits
For a list of exhibits, refer to the Company's 2016 Form 10-K filed on March 24, 2017.